As filed with the Securities and Exchange Commission on September 18, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL COAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1222	20-2641185
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

(304) 760-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William D. Campbell

Vice President, Treasurer and Assistant Secretary

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

(304) 760-2400

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Randi L. Strudler, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

(212) 326-3939

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
10.25% Senior Notes	$175,000,000	100%	$175,000,000	$18,725
Guarantees of 10.25% Senior Notes (2)	—	—	—	—	(3)
Total Registration Fee	$175,000,000	100%	$175,000,000	$18,725

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(h), no additional fee is required with respect to the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
ICG, Inc.	Delaware	1222	20-1796718	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG, LLC	Delaware	1222	20-1660224	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Natural Resources, LLC	Delaware	1222	20-1619866	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG ADDCAR Systems, LLC	Delaware	1222	20-1619621	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Hazard, LLC	Delaware	1222	20-1619758	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Tygart Valley, LLC	Delaware	1222	20-2977524	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Beckley, LLC	Delaware	1222	20-4048542	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Eastern Land, LLC	Delaware	1222	20-1679711	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Hazard Land, LLC	Delaware	1222	20-1679661	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Knott County, LLC.	Delaware	1222	20-1620070	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG East Kentucky, LLC	Delaware	1222	20-1619961	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Illinois, LLC	Delaware	1222	20-1620272	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

ICG Eastern, LLC	Delaware	1222	20-1620152	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
CoalQuest Development LLC	Delaware	1222	20-0445769	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Anker Coal Group, Inc.	Delaware	1222	52-1990183	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Anker Group, Inc.	Delaware	1222	13-2961732	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Simba Group, Inc.	Delaware	1222	55-0753900	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Hunter Ridge Coal Company	Delaware	1222	51-0217205	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Marine Coal Sales Company	Delaware	1222	13-3307813	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Upshur Property, Inc.	Delaware	1222	95-4484172	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Vantrans, Inc.	Delaware	1222	22-2093700	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Heather Glen Resources, Inc.	West Virginia	1222	55-0746946	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

King Knob Coal Co., Inc.	West Virginia	1222	55-0488823	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Melrose Coal Company, Inc.	West Virginia	1222	55-0746947	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Patriot Mining Company, Inc.	West Virginia	1222	55-0550184	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

New Allegheny Land Holding Company, Inc.	West Virginia	1222	31-1568515	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Wolf Run Mining Company	West Virginia	1222	55-0699931	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
Juliana Mining Company, Inc.	West Virginia	1222	55-0568083	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Hawthorne Coal Company, Inc.	West Virginia	1222	55-0742562	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Vindex Energy Corporation	West Virginia	1222	55-0753903	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Anker Power Services, Inc.	West Virginia	1222	55-0700346	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

Bronco Mining Company, Inc.	West Virginia	1222	22-2094405	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

White Wolf Energy, Inc.	Virginia	1222	54-1867395	300 Corporate Centre Drive Scott Depot, WV 25560 (304) 760-2400

The information in this prospectus is not complete. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2006

PRELIMINARY PROSPECTUS

International Coal Group, Inc.

Offer to Exchange

All Outstanding 10.25% Senior Notes due 2014

for

Newly Issued 10.25% Senior Notes due 2014

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes which are registered under the Securities Act.

•	The exchange offer expires at 5:00 p.m. New York City Time, on , 2006, unless extended.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

•	We do not intend to list the exchange notes on any securities exchange or to seek approval through any automated quotation system and no active market for the exchange notes is anticipated.

The Exchange Notes

•	The terms of the exchange notes to be issued are substantially identical to the outstanding notes that we issued on June 23, 2006, except for transfer restrictions, registration rights and special interest rate provisions relating to the outstanding notes that will not apply to the exchange notes.

•	Our obligations under the exchange notes will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of our current and future wholly-owned domestic subsidiaries that is a material subsidiary or that guarantees indebtedness under our amended and restated credit facility.

•	The exchange notes will be our senior unsecured obligations, will rank pari passu in right of payment with all of our existing and future unsecured senior indebtedness, and senior to any of our future subordinated indebtedness. The exchange notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness.

•	The guarantees will be the guarantors’ senior unsecured obligations and will rank pari passu in right of payment with their respective existing and future unsecured senior indebtedness, and senior to any of their respective future subordinated indebtedness. The guarantees will be effectively subordinated to their respective existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness.

Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

Please consider carefully the “ Risk Factors” beginning on page 12 of this prospectus before deciding to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2006

We have not authorized anyone to provide you with information that is different than that contained in this prospectus. This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

i

MARKET AND OTHER DATA

In this prospectus, we rely on and refer to information regarding the coal industry in the United States from the U.S. Department of Energy, or DOE, the U.S. Energy Information Administration, or EIA, the National Energy Technology Laboratory, or NETL, and Bloomberg L.P. These organizations are not affiliated with us. They are not aware of and have not consented to being named in this prospectus. We believe that this information is reliable. In addition, in many cases we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions. We have made determinations based on publicly available information of production by competitors and our internal estimates of competitors’ production based on discussions with industry participants.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in more detail in this prospectus. This summary does not contain all of the information that you should consider before participating in the exchange offer. You should read this entire prospectus carefully before participating in the exchange offer.

Unless otherwise indicated or the context otherwise requires, as used in this prospectus, the terms “ICG,” “we,” “our” and “us” refer to International Coal Group, Inc. and its consolidated subsidiaries. The term “Horizon” refers to Horizon NR, LLC (the entity holding the operating subsidiaries of Horizon Natural Resources Company) and its consolidated subsidiaries, the term “Anker” refers to Anker Coal Group, Inc. and its consolidated subsidiaries, and the term “CoalQuest” refers to CoalQuest Development LLC. References to the “Anker and CoalQuest acquisitions” refer to our acquisition, respectively, of each of Anker and CoalQuest which occurred on November 18, 2005. For purposes of all financial disclosure contained in this prospectus, Horizon (together with its predecessor AEI Resources Holding, Inc. and its consolidated subsidiaries) is the predecessor to ICG.

The term “coal reserves,” as used in this prospectus, means proven and probable reserves that are the part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination and the term “non-reserve coal deposits,” as used in this prospectus, means a coal bearing body that has been sufficiently sampled and analyzed to assume continuity between sample points but do not qualify as a commercially viable coal reserve as prescribed by Securities and Exchange Commission, or SEC, rules until a final comprehensive SEC prescribed evaluation is performed. The coal reserve and non-reserve coal deposit data in this prospectus is presented as of March 31, 2006.

Our Company

We are a leading producer of coal in Northern and Central Appalachia with a broad range of mid to high Btu, low to medium sulfur steam and metallurgical coal. We also have a complementary mining complex producing high sulfur steam coal strategically located in the Illinois Basin. We currently own and operate eleven active mining complexes, ten of which are dispersed between Central Appalachia and Northern Appalachia, with the one remaining complex in the Illinois Basin. Our strategic locations give us a prominent position in three of the four largest coal producing regions in the United States, including the Appalachian region, which is the largest coal producing region by revenues in the country. As of March 31, 2006, we control approximately 1.1 billion tons of proven and probable coal reserves. Based on 2005 production rates, this reserve base gives us a reserve life of approximately 72 years, which we believe is more than any other public coal producer in the United States. Additionally, we also own and control approximately 563 million tons of non-reserve coal deposits. For the year ended December 31, 2005, we sold 14.8 million tons of coal, of which approximately 14.7 million tons were steam coal and approximately 0.1 million tons were metallurgical coal.

We currently market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic industrial and steel customers. Coupling our primarily high Btu, low sulfur steam and metallurgical quality coal, with the availability of multiple transportation options throughout the Appalachian region, enables us to participate in both the domestic and international coal markets. For the year ended December 31, 2005 and the six months ended June 30, 2006, we generated total revenues of $647.7 million and $435.5 million, respectively. We are committed to maintaining a reliable and stable revenue base. As of June 30, 2006, we had contracted sales commitments in place for approximately 93% of planned shipments for 2006 and 55% to 60% for 2007.

Our Industry

Coal is one of the most abundant, efficient and affordable natural resources, and is primarily used to generate electricity and produce coke for the manufacturing of steel. The United States is the world’s second largest producer of coal and is the largest holder of recoverable coal reserves in the world, with approximately 250 years of supply based on 2005 production rates. In 2005, total U.S. coal production as estimated by the EIA was 1.1 billion tons. We believe that the use of coal to generate electricity will grow as the demand for power increases and that Central Appalachian coal will be instrumental in filling that demand. We also believe that the expected growth in global steel production will contribute to increased demand for U.S. metallurgical coal production.

Steam coal is primarily consumed by large electric utilities and industrial customers as fuel for electricity generation. Demand for low sulfur steam coal has grown significantly since the enactment of certain emission limitations under the Clean Air Act and the decline in coal production in the eastern half of the United States. Metallurgical coal is primarily used to produce coke, a key raw material used in the steel making process. Generally, metallurgical coal sells at a premium to steam coal because of its higher quality and its importance and value in the steel making process.

According to traded coal indices and reference prices, U.S. and international coal demand is relatively strong compared to historical levels, and coal pricing has increased year-over-year in each of our coal production markets. We believe that the current strong fundamentals in the U.S. coal industry result primarily from: stronger industrial demand following a recovery in the U.S. manufacturing sector; relatively low customer stockpiles; declining coal production in Central Appalachia; capacity constraints of U.S. nuclear-powered electricity generators; historically high current and forward prices for natural gas and oil; and increased international demand for U.S. coal for steelmaking. We expect near-term volume growth in U.S. coal consumption to be driven by greater utilization at existing coal-fired electricity generating plants and long-term volume growth to be driven by the construction of new coal-fired plants. Finally, alternative uses for coal gasification and coal to liquids are gaining momentum with the rapid increase in oil prices.

Our History

The Horizon Acquisition

ICG was formed by WL Ross & Co. LLC, or WLR, and other investors in May 2004 to acquire and operate competitive coal mining facilities from Horizon. The Horizon assets were sold through a bankruptcy auction on August 17, 2004 for $285.0 million in cash plus the assumption of up to $5.0 million of certain liabilities. ICG also contributed a credit bid of second lien Horizon bonds, and A.T. Massey agreed to pay $5.0 million in cash to acquire a separate group of assets associated with two Horizon subsidiaries ICG did not acquire. The credit bid included the cancellation of $482.0 million of certain Horizon bonds in return for shares of ICG common stock issued to those creditors who participated in an ICG rights offering. The bankruptcy court confirmed the sale on September 16, 2004 as part of the completion of the Horizon bankruptcy proceedings. At closing, ICG increased the purchase price by $6.25 million, primarily to satisfy increased administrative expenses, and the sale was completed as of September 30, 2004. The acquisition was financed through equity investments and borrowings under a senior secured credit facility which we entered into at the closing of the Horizon acquisition.

The Anker and CoalQuest Acquisitions

On November 18, 2005, we acquired Anker and CoalQuest through stock-for-stock mergers. The stockholders and members of Anker and CoalQuest received 14,840,909 and 9,250,000 shares of our common stock, respectively.

Our Reorganization and Public Offering

On November 18, 2005, we also completed a corporate reorganization. Prior to this reorganization, the top-tier parent holding company for our operations was ICG, Inc. Upon completion of this reorganization, we became the new top-tier parent holding company. In the corporate reorganization, the stockholders of ICG, Inc. received one share of our common stock for each share of ICG, Inc. common stock. On November 21, 2005, our common stock commenced trading on the New York Stock Exchange.

On December 12, 2005, we completed a public offering of 21 million shares of common stock. Net proceeds from the public offering were approximately $210.5 million. We used the proceeds to retire $188.7 million of our term loan debt and repay $21.2 million of borrowings under our current credit facility.

Mine Accidents

On January 2, 2006, an explosion occurred at our Sago mine in Tallmansville, West Virginia, operated by our subsidiary, Wolf Run Mining Company. The explosion tragically resulted in twelve fatalities and the critical injury of another miner. On March 14, 2006, we announced our initial findings from the investigation, including that the explosion was ignited by lightning and fueled by methane that naturally accumulated in an abandoned area of the mine that had been recently sealed. On July 19, 2006, J. Davitt McAteer, special advisor to West Virginia Governor Joe Manchin III, released a preliminary report relating to the accident that came to a similar conclusion. Final results of the regulators’ investigations will not be known until federal and state safety officials conclude their investigations and issue their reports. We are fully cooperating with the state and federal investigations into the cause of the explosion and will continue to review and test to verify our findings. We resumed operations at the Sago mine on March 15, 2006, a week after federal and state safety officials provided approval. In the first quarter of 2006, we incurred increased operating and administrative expenses of approximately $11.7 million as a result of the accident and temporary mine closure. In addition, on May 24, 2006, an underground scoop operator at Wolf Run’s Sycamore No. 2 mine in Harrison County, West Virginia was fatally injured when he was struck by a wooden board that entered the operator’s compartment accidentally as he was operating the equipment. We are also cooperating with safety officials on the investigation into that accident.

Recent developments

We issued a press release on September 12, 2006 announcing that we expect operating performance for full fiscal 2006 will be below our expectations as a result of a combination of operating setbacks that have had a negative impact on our outlook. These setbacks include the idling of Wolf Run’s Sycamore No. 2 mine due to adverse geologic conditions, as well as the implementation of substantial production setbacks in response to cost pressures at certain other operations and the relative softening in recent coal prices. See “Management’s discussion and analysis of financial conditions and results of operations.”

Our Sponsor

WLR together with other investors, formed ICG in May 2004 to acquire key assets of Horizon through a bankruptcy auction. WLR currently owns approximately 16.05% of our common stock. Additionally, Wilbur L. Ross, the principal of WLR, is our Chairman of the Board. We also pay WLR a management fee. See “Certain Relationships and Related Party Transactions.”

WLR was organized on April 1, 2000 by Wilbur L. Ross, Jr. and other members of the Restructuring Group of Rothschild Inc. This team had restructured more than $200 billion of liabilities in North America and other parts of the world. The firm maintains offices in New York City and has become the sponsor of more than $4.0 billion of alternative investment partnerships on behalf of major U.S., European and Japanese institutional investors. Selected current and recent portfolio companies include International Steel Group, the largest integrated steel producer in North America, and International Textile Group, a combination of Burlington Industries and Cone Mills.

Our principal executive office is located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560 and our telephone number is (304) 760-2400. We also maintain a website at www.intlcoal.com. However, the information on our website is not a part of this prospectus and you should rely only on the information contained in this prospectus when making a decision to participate in the exchange offer.

THE EXCHANGE OFFER

Notes

We are offering to exchange up to $175,000,000 aggregate principal amount of our outstanding 10.25% Senior Notes due 2014 for an equal amount of our newly issued 10.25% Senior Notes due 2014. The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for transfer restrictions, registration rights and special interest rate provisions relating to the outstanding notes that will not apply to the exchange notes.

Purpose of the Exchange Offer	The exchange notes are being offered to satisfy our obligations under a registration rights agreement entered into at the time we issued and sold the outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, or on a later date and time to which we extend it.

Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing the notes. In general, the outstanding notes, unless registered under the Securities Act, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act after completion of the exchange offer.

Procedures for Tendering Outstanding Notes

Each holder of outstanding notes wishing to participate in the exchange offer must complete, sign and date the letter of transmittal, or its facsimile, in accordance with its instructions, and mail or otherwise deliver it, or its facsimile, together with the outstanding notes and any other required documentation to the exchange agent at the address in the letter of transmittal. Outstanding notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of the outstanding notes to the exchange agent’s account at Depository Trust Company, or DTC, is delivered in a timely fashion. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. The exchange offer is subject to certain customary conditions, which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Withdrawal of Tender	Any outstanding notes tendered in the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A.

Material United States Federal Income Tax Considerations

A holder’s exchange of an outstanding note for an exchange note will not constitute a taxable exchange for United States federal income tax purposes. As a result, a holder exchanging outstanding notes for exchange notes generally (1) will not recognize taxable income, gain or loss on the exchange, (2) will have a holding period in respect of the exchange notes that includes the holding period of the outstanding notes exchanged therefor and (3) will have an adjusted tax basis in the exchange notes immediately following the exchange equal to such holder’s adjusted tax basis in the outstanding notes exchanged therefor immediately prior to the exchange. The United States federal income tax consequences associated with owning the outstanding notes will continue to apply in respect of the exchange notes. See “Material United States Federal Income Tax Considerations.”

THE EXCHANGE NOTES

The following summary describes material terms of the exchange notes, but it is not intended to be complete. For a more detailed description of the exchange notes, see “Description of Notes.”

The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for transfer restrictions and registration rights provisions relating to the outstanding notes that will not apply to the exchange notes.

Issuer	International Coal Group, Inc.

Exchange Notes	$175.0 million aggregate principal amount of 10.25% Senior Notes due 2014.

Interest

The notes will accrue interest from the date of their issuance at the rate of 10.25% per year. Interest on the notes will be payable semi-annually in arrears on each July 15 and January 15, commencing on January 15, 2007.

Maturity Date	July 15, 2014.

Guarantees

All of our existing and future domestic subsidiaries that are material subsidiaries or that guarantee our amended and restated credit facility will guarantee the notes on a senior basis. See “Description of Notes—Brief Description of the Notes and the Note Guarantees.”

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our existing and future senior unsecured debt. The notes will rank senior to all of our future subordinated debt. Each guarantor’s guarantees with respect to the notes will be the general, unsecured senior obligation of such guarantor and will rank equally in right of payment with all of such guarantor’s existing and future senior debt. However, the notes and the guarantees will be effectively subordinated to our and our guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt. Substantially all of our and our guarantors’ personal property and other material assets will be pledged to secure our obligations to our secured creditors, including our obligations under our amended and restated credit facility. As of June 30, 2006, we and the subsidiary guarantors had $197.7 million of senior debt outstanding with an additional borrowing capacity of $265.1 million (with a letter of credit sublimit of up to $125.0 million) under our amended and restated credit facility.

Optional Redemption	We may redeem some or all of the notes at any time and from time to time on or after July 15, 2010 at the redemption prices listed under “Description of Notes—Optional Redemption.”

At any time prior to July 15, 2009, we may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of notes at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any. We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes issued remains outstanding.

At any time prior to July 15, 2010, we may also redeem all or a part of the notes at the “make-whole” price set forth under “Description of Notes—Optional Redemption.”

For more information, see “Description of Notes—Optional Redemption.”

Change of Control

If we experience certain types of changes of control, we will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.” We might not be able to pay you the required price for notes you present us at the time of a change of control because the terms of our amended and restated credit facility or other indebtedness may prohibit payment or we might not have enough funds at that time.

Certain Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions on our capital stock or repurchase, repay or redeem our capital stock or subordinated indebtedness;

•	make certain investments;

•	sell assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends or other payments to us;

•	enter into certain transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Notes—Certain Covenants” in this offering memorandum.

Registration Rights	Under a registration rights agreement, we and the guarantors agreed to:

•	file a registration statement within 210 days after the issue date of the notes enabling holders to exchange the notes for publicly registered notes with identical terms;

•	use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC on or prior to 270 days after the closing of the offering on June 23, 2006; and

•	file a shelf registration statement for the resale of the notes if we cannot consummate the exchange offer and in certain other circumstances.

We intend for the registration statement of which this prospectus is a part to satisfy these obligations. If we do not comply with these obligations, we will be required to pay additional interest to the holders of the notes. See “Description of Notes.”

Absence of a Public Market

The outstanding notes were a new issue of securities and there is currently no established market for them. Upon issuance, the exchange notes will generally be freely transferable, but will be a new issue of securities for which there will not initially be a market. Accordingly, a market for the outstanding notes or the exchange notes may not develop or, if one does develop, it may not provide adequate liquidity.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 12 for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF ICG

International Coal Group, Inc. was formed in March 2005 as a wholly-owned subsidiary of ICG, Inc. in order to effect a corporate reorganization. On November 18, 2005, we completed the reorganization. Prior to this reorganization, ICG, Inc. was the top-tier holding company. Upon completion of the reorganization, International Coal Group, Inc. became the new top-tier parent holding company. International Coal Group, Inc. is a holding company which does not have any independent external operations other than through its operating subsidiaries. Prior to the acquisition of certain assets of Horizon as of September 30, 2004, ICG, Inc. did not have any material assets, liabilities or results of operations. The summary historical consolidated financial data as of and for the year ended December 31, 2005 and as of and for the period from May 13, 2004 (inception) to December 31, 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical condensed consolidated financial data as of and for the six months ended June 30, 2006 and 2005 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of and for the period ending September 30, 2004 and December 31, 2003 have been derived from the audited consolidated financial statements of Horizon, our predecessor, which are included in this prospectus. In the opinion of management, the financial data reflect all adjustments, consisting of all normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. The financial statements for the predecessor periods have been prepared on a “carve-out” basis to include the assets, liabilities and results of operations of ICG, Inc. that were previously included on the consolidated financial statements of Horizon. The financial statements for the predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to the predecessor based on management’s estimates. The predecessor financial information is not necessarily indicative of our consolidated financial position, results of operations and cash flows if we had operated during the predecessor periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The following summary unaudited pro forma condensed consolidated financial data of International Coal Group, Inc. and its subsidiaries for the year ended December 31, 2005 has been prepared to give pro forma effect to our acquisitions of Anker and CoalQuest, as if they had occurred on January 1, 2005. The pro forma adjustments used in preparing the pro forma financial data reflect our preliminary estimates of the purchase price allocation of Anker and CoalQuest to certain assets and liabilities. The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the acquisitions actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and with the financial information included elsewhere in this prospectus including the consolidated financial statements and related notes of each of International Coal Group, Inc., Horizon (and its predecessor), Anker and CoalQuest.

	Horizon (Predecessor to International Coal Group, Inc.)		International Coal Group, Inc.
	Year ended December 31, 2003(3)	Period January 1, 2004 to September 30, 2004(3)	Period May 13, 2004 to December 31, 2004	Year ended December 31, 2005	Pro forma Year ended December 31, 2005(5)	Six months ended June 30, 2005	Six months ended June 30, 2006
			(in thousands, except per share and per ton data)
Statement of Operations Data:
Revenues:
Coal sales revenues	$441,291	$346,981	$130,463	$619,038	$736,627	$289,763	$415,500
Freight and handling revenues	8,008	3,700	880	8,601	18,745	4,384	9,193
Other revenues	31,771	22,702	4,766	20,074	24,449	13,117	10,815

Total revenues	481,070	373,383	136,109	647,713	779,821	307,264	435,508

Cost and expenses:
Freight and handling costs	8,008	3,700	880	8,601	18,745	4,384	9,193
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization shown separately below)	400,652	306,429	113,707	510,834	641,314	234,261	382,343
Depreciation, depletion and amortization	52,254	27,547	7,943	43,195	44,036	18,307	33,692
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	23,350	8,477	4,194	28,785	34,046	13,941	17,964
(Gain)/loss on sale of assets	(4,320)	(226)	(10)	(502)	(698)	43	(929)
Writedowns and special items	9,100	10,018	—	—	—	—	—

Total costs and expenses	489,044	355,945	126,714	590,913	737,443	270,936	442,263

Income (loss) from operations	(7,974)	17,438	9,395	56,800	42,378	36,328	(6,755)

Other income (expense):
Interest expense	(145,892)	(114,211)	(3,453)	(14,394)	(18,663)	(6,610)	(6,383)
Reorganization items	(23,064)	(12,471)	—	—		—	—
Other, net	187	1,581	898	6,080	11,472	1,451	3,926

Total interest and other income (expense)	(168,769)	(125,101)	(2,555)	(8,314)	(7,191)	(5,159)	(2,457)

Income (loss) before income taxes and minority interest	(176,743)	(107,663)	6,840	48,486	35,187	31,169	(9,212)
Income tax (expense) benefit	—	—	(2,591)	(16,676)	(12,102)	(11,220)	2,509
Minority interest	—	—	—	15	15	—	(87)

Net income (loss)	$(176,743)	$(107,663)	$4,249	$31,825	$23,100	$19,949	$(6,790)

Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$20,030	$28,085	$30,264	$77,319	N/A	$35,070	$18,769
Investing activities	$(3,826)	$3,437	$(329,168)	$(104,713)	N/A	$(42,300)	$(79,256)
Financing activities	$(15,459)	$(32,381)	$322,871	$12,614	N/A	$(4,045)	$117,092
Capital expenditures	$16,937	$6,624	$5,583	$108,231	N/A	$40,266	$85,262

Other financial data:
Net debt (at period end)(1)	$62,154	$30,632	$155,501	$40,388	$40,388	$162,851	$131,888

Operating data(2)
Tons sold	16,655	10,421	3,582	14,755	19,021	7,028	9,564
Tons produced	12,041	8,812	2,959	12,425	14,875	6,078	8,093
Average coal sales realization (per ton)	$26.50 (4)	$33.30 (4)	$36.42 (4)	$41.95 (4)	$38.73 (4)	$41.23 (4)	$43.44 (4)

(1)	Net debt is defined as total debt less cash and cash equivalents as of the date presented. Although net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating us because it provides a comparative analysis of our debt position after application of proceeds from the offering of the outstanding notes. Net debt does not purport to represent actual debt obligations owed to third parties and should not be considered in isolation or as a substitute for measures of obligations in accordance with GAAP. In addition, because all companies do not calculate net debt or calculate it in the same manner, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of total debt to net debt.

	Horizon (Predecessor to International Coal Group, Inc.)		International Coal Group, Inc.
	December 31, 2003(3)	September 30, 2004(3)	December 31, 2004	December 31, 2005	Pro forma December 31, 2005(5)	June 30, 2005	June 30, 2006
			(in thousands)
Long-term debt	$315	$29	$173,446	$43,816	$43,816	$172,376	$177,532
Plus: Short-term debt and current portion of long-term debt	62,698	30,603	6,022	5,759	5,759	3,167	20,148

Total debt	63,013	30,632	179,468	49,575	49,575	175,543	197,680
Less: Cash and cash equivalents	859	—	23,967	9,187	9,187	12,692	65,792

Net debt	$62,154	$30,632	$155,501	$40,388	$40,388	$162,851	$131,888

(2)	Amounts were not derived from the audited financial statements included elsewhere in this prospectus.
(3)	As restated. See Note 12 to the combined financial statements of Horizon included elsewhere in this prospectus.
(4)	Excludes freight and handling revenue.
(5)	The summary unaudited pro forma condensed data for the year ended December 31, 2005 has been prepared to give pro forma effect to the acquisitions of Anker and CoalQuest, as if they had occurred on January 1, 2005.

RISK FACTORS

Our business, operations and financial conditions are subject to various risks. Our material risks that are currently known to management are described below and you should take these risks into account before participating in the exchange offer, in evaluating us or any investment decision involving us. This section may not describe all risks associated with us, our industry or our business, and it is intended only as a summary of the material risk factors.

Risks Relating To Our Business

Because of our limited operating history, historical information regarding our company prior to October 1, 2004 is of little relevance in understanding our business as currently conducted.

We are subject to the risks, uncertainties, expenses and problems encountered by companies in the early stages of operations. We were incorporated in March 2005 as a holding company and ICG, Inc., which was incorporated in May 2004 for the sole purpose of acquiring certain assets of Horizon. Until the completion of the Horizon asset acquisition, we had substantially no operations. As a result, historical information regarding our company prior to October 1, 2004, which does not include the historical financial information for Anker and CoalQuest, is of limited relevance in understanding our business as currently conducted. The financial statements for the Horizon predecessor periods have been prepared from the books and records of Horizon as if we had existed as a separate legal entity under common management for all periods presented (that is, on a “carve-out” basis). The financial statements for the Horizon predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to the predecessor based on management’s estimates. In light of these allocations and estimates, the Horizon predecessor financial information is not necessarily indicative of our consolidated financial position, results of operations and cash flows if we had operated during the Horizon predecessor period presented. See “Selected Historical Condensed Consolidated Financial Information of International Coal Group, Inc.” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

A decline in coal prices could reduce our revenues and the value of our coal reserves.

Our results of operations are dependent upon the prices we charge for our coal as well as our ability to improve productivity and control costs. Any decreased demand would cause spot prices to decline and require us to increase productivity and decrease costs in order to maintain our margins. Declines in the prices we receive for our coal could adversely affect our operating results and our ability to generate the cash flows we require to improve our productivity and invest in our operations. The prices we receive for coal depend upon factors beyond our control, including:

•	the supply of and demand for domestic and foreign coal;

•	the demand for electricity;

•	domestic and foreign demand for steel and the continued financial viability of the domestic and/or foreign steel industry;

•	the proximity to, capacity of and cost of transportation facilities;

•	domestic and foreign governmental regulations and taxes;

•	air emission standards for coal-fired power plants;

•	regulatory, administrative and judicial decisions;

•	the price and availability of alternative fuels, including the effects of technological developments; and

•	the effect of worldwide energy conservation measures.

Our coal mining operations are subject to operating risks that could result in decreased coal production which could reduce our revenues.

Our revenues depend on our level of coal mining production. The level of our production is subject to operating conditions and events beyond our control that could disrupt operations and affect production at particular mines for varying lengths of time. These conditions and events include:

•	the unavailability of qualified labor;

•	our inability to acquire, maintain or renew necessary permits or mining or surface rights in a timely manner, if at all;

•	unfavorable geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposits;

•	failure of reserve estimates to prove correct;

•	changes in governmental regulation of the coal industry, including the imposition of additional taxes, fees or actions to suspend or revoke our permits or changes in the manner of enforcement of existing regulations;

•	mining and processing equipment failures and unexpected maintenance problems;

•	adverse weather and natural disasters, such as heavy rains and flooding;

•	increased water entering mining areas and increased or accidental mine water discharges;

•	increased or unexpected reclamation costs;

•	interruptions due to transportation delays;

•	the unavailability of required equipment of the type and size needed to meet production expectations; and

•	unexpected mine safety accidents, including fires and explosions from methane.

These conditions and events may increase our cost of mining and delay or halt production at particular mines either permanently or for varying lengths of time.

Reduced coal consumption by North American electric power generators could result in lower prices for our coal, which could reduce our revenues and adversely impact our earnings and the value of our coal reserves.

Steam coal accounted for nearly all of our coal sales volume in 2005 and the majority of our sales of steam coal in 2005 were to electric power generators. Domestic electric power generation accounted for approximately 92% of all U.S. coal consumption in 2005, according to the EIA. The amount of coal consumed for U.S. electric power generation is affected primarily by the overall demand for electricity, the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as hydroelectric power, technological developments, and environmental and other governmental regulations.

Although we expect that many new power plants will be built to produce electricity during peak periods of demand, we also expect that many of these new power plants will be fired by natural gas because gas-fired plants are cheaper to construct than coal-fired plants and because natural gas is a cleaner burning fuel. Gas-fired generation from existing and newly constructed gas-fired facilities has the potential to displace coal-fired generation, particularly from older, less efficient coal-powered generators. In addition, the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired plants. Any reduction in the amount of coal consumed by North American electric power generators could reduce the price of steam coal that we mine and sell, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.

Weather patterns also can greatly affect electricity generation. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the lowest-cost sources of power generation when deciding which generation sources to dispatch. Accordingly, significant changes in weather patterns could reduce the demand for our coal.

Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. Robust economic activity can cause much heavier demands for power, particularly if such activity results in increased utilization of industrial assets during evening and nighttime periods. The economic slowdown experienced during the last several years significantly slowed the growth of electrical demand and, in some locations, resulted in contraction of demand. Any downward pressure on coal prices, whether due to increased use of alternative energy sources, changes in weather patterns, decreases in overall demand or otherwise, would likely cause our profitability to decline.

The capability and profitability of our operations may be adversely affected by the status of our long-term coal supply agreements, changes in purchasing patterns in the coal industry and the loss of certain brokered coal contracts set to expire at the end of 2006.

We sell a significant portion of our coal under long-term coal supply agreements, which we define as contracts with a term greater than 12 months. For the period ending June 30, 2006, approximately 78% of our revenues were derived from coal sales that were made under long-term coal supply agreements. As of that date, we had 33 long-term sales agreements with a volume-weighted average term of approximately 4.5 years. The prices for coal shipped under these agreements are typically fixed for at least the initial year of the contract, subject to certain adjustments in later years, and thus may be below the current market price for similar type coal at any given time, depending on the timeframe of contract execution or initiation. As a consequence of the substantial volume of our sales that are subject to these long-term agreements, we have less coal available with which to capitalize on higher coal prices, if and when they arise. In addition, in some cases, our ability to realize the higher prices that may be available in the spot market may be restricted when customers elect to purchase higher volumes allowable under some contracts.

When our current contracts with customers expire or are otherwise renegotiated, our customers may decide not to extend or enter into new long-term contracts or, in the absence of long-term contracts, our customers may decide to purchase fewer tons of coal than in the past or on different terms, including under different pricing terms. In addition, we have brokered coal contracts that will expire at the end of 2006. These contracts were signed during a period of oversupply in the coal industry and contain pricing that, while acceptable to the sellers at that time, is significantly below today’s market levels and, management believes, will not be able to be renegotiated or replaced in today’s market. Assuming today’s market conditions continue, we believe the loss of these contracts will have a significant impact on our earnings after 2006. For the year ended December 31, 2005 and the six months ended June 30, 2006, these contracts provided $33.5 million and $19.3 million, respectively, in pre-tax net income. For additional information relating to these contracts, see “Business—Customers and Coal Contracts—Long-Term Coal Supply Agreements.”

Furthermore, as electric utilities seek to adjust to requirements of the Clean Air Act, particularly the Acid Rain regulations, the Clean Air Mercury Rule and the Clean Air Interstate Rule, although these two rules are subject to judicial challenge and the possible deregulation of their industry, they could become increasingly less willing to enter into long-term coal supply agreements and instead may purchase higher percentages of coal under short-term supply agreements. To the extent the electric utility industry shifts away from long-term supply agreements, it could adversely affect us and the level of our revenues. For example, fewer electric utilities will have a contractual obligation to purchase coal from us, thereby increasing the risk that we will not have a market for our production. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

Certain provisions in our long-term supply agreements may provide limited protection during adverse economic conditions or may result in economic penalties upon a failure to meet specifications.

Price adjustment, “price re-opener” and other similar provisions in long-term supply agreements may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Most of our coal supply agreements contain provisions that allow for the purchase price to be renegotiated at periodic intervals. These price re-opener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to agree on a new price, sometimes between a specified range of prices. In some circumstances, failure of the parties to agree on a price under a price re-opener provision can lead to termination of the contract. Any adjustment or renegotiations leading to a significantly lower contract price would result in decreased revenues. Accordingly, supply contracts with terms of one year or more may provide only limited protection during adverse market conditions.

Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Additionally, most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or, in the extreme, termination of the contracts.

Consequently, due to the risks mentioned above, we may not achieve the revenue or profit we expect to achieve from our long-term supply agreements. In addition, we may not be able to successfully convert these sales commitments into long-term supply agreements.

A decline in demand for metallurgical coal would limit our ability to sell our high quality steam coal as higher-priced metallurgical coal.

Portions of our coal reserves possess quality characteristics that enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on the prevailing conditions in the metallurgical and steam coal markets. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market, thereby reducing our revenues and profitability. However, some of our mines operate profitably only if all or a portion of their production is sold as metallurgical coal to the steel market. If demand for metallurgical coal declined to the point where we could earn a more attractive return marketing the coal as steam coal, these mines may not be economically viable and may be subject to closure. Such closures would lead to accelerated reclamation costs, as well as reduced revenue and profitability.

Inaccuracies in our estimates of economically recoverable coal reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.

We base our reserves information on engineering, economic and geological data assembled and analyzed by our staff, which includes various engineers and geologists, and which is periodically reviewed by outside firms. The reserves estimates as to both quantity and quality are annually updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results such as:

•	geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations;

•	historical production from the area compared with production from other similar producing areas; and

•	the assumed effects of regulation and taxes by governmental agencies and assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs.

For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. These estimates, thus, may not accurately reflect our actual reserves. Any inaccuracy in our estimates related to our reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.

We depend heavily on a small number of large customers, the loss of any of which would adversely affect our operating results.

Our three largest customers for the period ended June 30, 2006 were Georgia Power Company, Carolina Power & Light Company and Duke Energy and we derived approximately 61% of our coal revenues from sales to our five largest customers. At June 30, 2006, we had coal supply agreements with these customers that expire at various times from 2006 to 2010. We typically discuss extension of existing agreements or entering into long-term agreements with our customers, however these negotiations may not be successful and these customers may not continue to purchase coal from us pursuant to long-term coal supply agreements. If a number of these customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially.

Disruptions in transportation services could limit our ability to deliver coal to our customers, which could cause revenues to decline.

We depend primarily upon railroads, trucks and barges to deliver coal to our customers. Disruption of railroad service due to weather-related problems, strikes, lockouts and other events could temporarily impair our ability to supply coal to our customers, resulting in decreased shipments. Decreased performance levels over longer periods of time could cause our customers to look elsewhere for their fuel needs, negatively affecting our revenues and profitability.

During 2005, we experienced brief periods of poor rail service, especially during the first half of the year. The service related issues resulted in missed shipments and adversely affected revenue. During the second half of 2005 and the first half of 2006, rail service steadily improved and did not significantly affect our shipment volumes. However, a return to the service related issues experienced in 2004 and early 2005 would affect our future operating results.

The states of West Virginia and Kentucky have recently increased enforcement of weight limits on coal trucks on its public roads. Additionally, West Virginia legislation, which raised coal truck weight limits in West Virginia, includes provisions supporting enhanced enforcement. The legislation went into effect on October 1, 2003 and implementation began on January 1, 2004. It is possible that other states in which our coal is transported by truck could conduct similar campaigns to increase enforcement of weight limits. Such stricter enforcement actions could result in shipment delays and increased costs. An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production and could adversely affect revenues.

Several of our mines depend on a single transportation carrier or a single mode of transportation. Disruption of any of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks and other events could temporarily impair our ability to supply coal to our customers. Our transportation providers may face difficulties in the future that may impair our ability to supply coal to our customers, resulting in decreased revenues.

If there are disruptions of the transportation services provided by our primary rail carriers that transport our produced coal and we are unable to find alternative transportation providers to ship our coal, our business could be adversely affected.

Fluctuations in transportation costs could impair our ability to supply coal to our customers.

Transportation costs represent a significant portion of the total cost of coal for our customers and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make coal a less competitive source of energy or could make our coal production less competitive than coal produced from other sources.

On the other hand, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country. For instance, coordination of the many eastern loading facilities, the large number of small shipments, the steeper average grades of the terrain and a more unionized workforce are all issues that combine to make shipments originating in the eastern United States inherently more expensive on a per-mile basis than shipments originating in the western United States. The increased competition could have a material adverse effect on our business, financial condition and results of operations.

Disruption in supplies of coal produced by third parties could temporarily impair our ability to fill our customers’ orders or increase our costs.

In addition to marketing coal that is produced from our controlled reserves, we purchase and resell coal produced by third parties from their controlled reserves to meet customer specifications. Disruption in our supply of third-party coal could temporarily impair our ability to fill our customers’ orders or require us to pay higher prices in order to obtain the required coal from other sources. Any increase in the prices we pay for third-party coal could increase our costs and therefore lower our earnings.

The unavailability of an adequate supply of coal reserves that can be mined at competitive costs could cause our profitability to decline.

Our profitability depends substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs and to meet the quality needed by our customers. Because our reserves decline as we mine our coal, our future success and growth depend, in part, upon our ability to acquire additional coal reserves that are economically recoverable. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to obtain other reserves in the future could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal properties on commercially reasonable terms.

Unexpected increases in raw material costs could significantly impair our operating profitability.

Our coal mining operations use significant amounts of steel, rubber, petroleum products and other raw materials in various pieces of mining equipment, supplies and materials, including the roof bolts required by the room-and-pillar method of mining described below. Scrap steel prices have risen significantly in recent months, and historically, the prices of scrap steel and petroleum have fluctuated. Recently we have been adversely impacted by margin compressions due to cost increases for various commodities and services such as diesel fuel, explosives (ANFO) and coal trucking, influenced by the recent price acceleration of crude oil and natural gas—a trend that was greatly exacerbated by the Gulf hurricanes. There may be other acts of nature, terrorist attacks or threats or other conditions that could also increase the costs of raw materials. If the price of steel, rubber, petroleum products or other of these materials increase, our operational expenses will increase, which could have a significant negative impact on our profitability.

The accident at the Sago mine could negatively impact our business.

On January 2, 2006, an explosion occurred at our Sago mine in West Virginia. The explosion tragically resulted in the deaths of twelve miners and the critical injury of another miner. We are conducting our own investigation as well as fully cooperating with the ongoing state and federal investigations into the cause of the explosion. As a result of the accident, the federal and state investigations and related matters, our business may be negatively impacted by various factors including the diversion of management’s attention from our day-to-day business, further negative media attention relating to us, any negative perceptions about our safety record affecting our ability to attract skilled labor, the impact of litigation commenced against us, any increased premiums for insurance, any claims that may be asserted against us that are not covered, in whole or in part, by our insurance policies and the outcome of the investigations into the cause of the explosion. We expect that there will be increased regulation of the mining industry as a whole, which may result in higher operating costs, which would, in turn, adversely affect our operating results. See “Business—Legal Proceedings.”

A shortage of skilled labor in the mining industry could pose a risk to achieving optimal labor productivity and competitive costs, which could adversely affect our profitability.

Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In order to support our planned expansion opportunities, we intend to sponsor both in-house and vocational coal mining programs at the local level in order to train additional skilled laborers. In the event the shortage of experienced labor continues or worsens or we are unable to train the necessary amount of skilled laborers, there could be an adverse impact on our labor productivity and costs and our ability to expand production and therefore have a material adverse effect on our earnings.

We have a new management team, and if they are unable to work effectively together, our business may be harmed.

Most of our management team was hired in 2005, and the group has only been working together for a short period of time. Moreover, several other key employees were hired in 2005 and our chief financial officer was hired in September 2006. Because many of our executive officers and key employees are new, there is a risk that our management team will not be able to work together effectively. If our management team is unable to work together, our operations could be disrupted and our business harmed.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

Our senior management team averages 25 years of experience in the coal industry, which includes developing innovative, low-cost mining operations, maintaining strong customer relationships and making strategic, opportunistic acquisitions. The loss of any of our senior executives could have a material adverse effect on our business. There may be a limited number of persons with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled personnel with coal industry experience. Competition for these persons in the coal industry is intense and we may not be able to successfully recruit, train or retain qualified personnel. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business.

Acquisitions that we may undertake involve a number of inherent risks, any of which could cause us not to realize the anticipated benefits.

We continually seek to expand our operations and coal reserves through selective acquisitions. If we are unable to successfully integrate the companies, businesses or properties we acquire, our profitability may decline and we could experience a material adverse effect on our business, financial condition, or results of operations. Acquisition transactions involve various inherent risks, including:

•	uncertainties in assessing the value, strengths, and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental or mine safety liabilities) of, acquisition candidates;

•	the potential loss of key customers, management and employees of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition;

•	discrepancies between the estimated and actual reserves of the acquired business;

•	problems that could arise from the integration of the acquired business; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from an acquisition. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. In addition, future acquisitions could result in our assuming more long-term liabilities relative to the value of the acquired assets than we have assumed in our previous acquisitions.

We may not be able to continue to effectively integrate Anker and CoalQuest into our operations or realize the expected benefits of those acquisitions.

Our future success will depend largely on our ability to continue to consolidate and effectively integrate Anker’s and CoalQuest’s operations into our operations. We may not be able to do so successfully without substantial costs, delays or other difficulties. We face significant challenges in consolidating functions and integrating procedures, information technology systems, personnel and operating philosophies in a timely and efficient manner. The integration process is complex and time consuming and may pose a number of obstacles, such as:

•	the loss of key employees or customers;

•	the challenge of maintaining the quality of customer service;

•	the need to coordinate geographically diverse operations;

•	retooling and reprogramming of equipment and information technology systems;

•	the resulting diversion of management’s attention from our day-to-day business; and

•	the need to hire and integrate additional management personnel to manage our expanded operations.

If we are not successful in completing the integration of Anker and CoalQuest into our operations, if the integration takes longer or is more complex or expensive than anticipated, if we cannot operate the Anker and CoalQuest businesses as effectively as we anticipate, whether as a result of deficiency of the acquired business or otherwise, or if the integrated businesses fail to achieve market acceptance, our operating performance, margins, sales and reputation could be materially adversely affected.

Furthermore, we may not be able to realize the expected benefits of these acquisitions. For example, as a result of infrastructure weaknesses and geologic issues at some of the existing Anker operations, the transition period for implementation of various operational improvements has taken longer than originally anticipated. In addition, in September 2006, we idled our Sycamore No. 2 mine as a result of some of these geological issues. This extended transition resulted in, decreased coal production and increased production costs in the third and fourth quarters of 2005 and in 2006 to date.

If the value of our goodwill becomes impaired, it could materially reduce the value of our assets and reduce our net income for the year in which the write-off occurs.

When we acquire a business, we record an asset called “goodwill” if the amount we pay for the business, including liabilities assumed, is in excess of the fair value of the assets of the business we acquire. As of June 30, 2006, we have recorded $344.0 million of goodwill on a preliminary basis in connection with the acquisitions of Horizon, Anker and CoalQuest. The Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, requires that goodwill be tested at least annually (absent any impairment indicators). The testing includes comparing the fair value of each reporting unit with its carrying value. Fair value is determined using discounted cash flows, market multiples and market capitalization. Impairment adjustments, if any, are required to be recognized as operating expenses. We may have future impairment adjustments to our recorded goodwill. We will perform an impairment test of the assets acquired from Horizon, Anker and CoalQuest as of October 31, 2006, although in certain circumstances we may need to perform either test sooner. Any finding that the value of our goodwill has been impaired would require us to write-off the impaired portion, which could materially reduce the value of our assets and reduce our net income for the year in which the write-off occurs.

Failure to obtain or renew surety bonds in a timely manner and on acceptable terms could affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal.

Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations, such as mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other obligations. These bonds are typically renewable annually. Surety bond issuers and holders may not continue to renew the bonds or may demand additional collateral or other less favorable terms upon those renewals. The ability of surety bond issuers and holders to demand additional collateral or other less favorable terms has increased as the number of companies willing to issue these bonds has decreased over time. Our failure to maintain, or our inability to acquire, surety bonds that are required by state and federal law would affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal. That failure could result from a variety of factors including, without limitation:

•	lack of availability, higher expense or unfavorable market terms of new bonds;

•	restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of our amended and restated credit facility; and

•	the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

Failure to maintain capacity for required letters of credit could limit our ability to obtain or renew surety bonds.

At June 30, 2006, we had $59.9 million of letters of credit in place, of which $50.0 million serve as collateral for reclamation surety bonds and $9.9 million secure miscellaneous obligations. Our amended and restated credit facility provides for a revolving credit facility of $325.0 million, of which up to $125.0 million may be used for letters of credit. If we do not maintain sufficient borrowing capacity under our amended and restated credit facility for additional letters of credit, we may be unable to obtain or renew surety bonds required for our mining operations.

Our business requires substantial capital investment and maintenance expenditures, which we may be unable to provide.

Our business strategy will require additional substantial capital investment. We require capital for, among other purposes, managing acquired assets, acquiring new equipment, maintaining the condition of our existing equipment and maintaining compliance with environmental laws and regulations. To the extent that cash generated internally and cash available under our credit facilities are not sufficient to fund capital requirements, we will require additional debt and/or equity financing. However, this type of financing may not be available or, if available, may not be on satisfactory terms. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage and decreased income available to fund further acquisitions and expansion. In addition, future debt financings may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns. If we fail to generate sufficient earnings or to obtain sufficient additional capital in the future or fail to manage our capital investments effectively, we could be forced to reduce or delay capital expenditures, sell assets or restructure or refinance our indebtedness.

Increased consolidation and competition in the U.S. coal industry may adversely affect our ability to retain or attract customers and may reduce domestic coal prices.

During the last several years, the U.S. coal industry has experienced increased consolidation, which has contributed to the industry becoming more competitive. According to the EIA, in 1995, the top ten coal producers accounted for approximately 50% of total domestic coal production. By 2004, however, the top ten coal producers’ share had increased to approximately 65% of total domestic coal production. Consequently, many of our competitors in the domestic coal industry are major coal producers who have significantly greater financial resources than us. The intense competition among coal producers may impact our ability to retain or attract customers and may therefore adversely affect our future revenues and profitability.

The demand for U.S. coal exports is dependent upon a number of factors outside of our control, including the overall demand for electricity in foreign markets, currency exchange rates, ocean freight rates, the demand for foreign- produced steel both in foreign markets and in the U.S. market (which is dependent in part on tariff rates on steel), general economic conditions in foreign countries, technological developments and environmental and other governmental regulations. If foreign demand for U.S. coal were to decline, this decline could cause competition among coal producers in the United States to intensify, potentially resulting in additional downward pressure on domestic coal prices.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base is changing with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear on payment default. These new power plant owners may have credit ratings that are below investment grade. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default.

We have contracts to supply coal to energy trading and brokering companies under which those companies sell coal to end users. During 2004 and 2005, the creditworthiness of the energy trading and brokering companies with which we do business declined, increasing the risk that we may not be able to collect payment for all coal sold and delivered to or on behalf of these energy trading and brokering companies.

Defects in title or loss of any leasehold interests in our properties could limit our ability to conduct mining operations on these properties or result in significant unanticipated costs.

We conduct a significant part of our mining operations on properties that we lease. A title defect or the loss of any lease upon expiration of its term, upon a default or otherwise, could adversely affect our ability to mine the associated reserves and/or process the coal that we mine. Title to most of our owned or leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine some of our reserves has in the past been, and may again in the future be, adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title or leasehold interests could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property. Mining operations from time to time may rely on an expired lease that we are unable to renew. From time to time we also may be in default with respect to leases for properties on which we have mining operations. In such events, we may have to close down or significantly alter the sequence of such mining operations which may adversely affect our future coal production and future revenues. If we mine on property that we do not own or lease, we could incur liability for such mining. Also, in any such case, the investigation and resolution of title issues would divert management’s time from our business and our results of operations could be adversely affected. Additionally, if we lose any leasehold interests relating to any of our preparation plants, we may need to find an alternative location to process our coal and load it for delivery to customers, which could result in significant unanticipated costs.

In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease. Some leases have minimum production requirements. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

Our work force could become unionized in the future, which could adversely affect the stability of our production and reduce our profitability.

All of our coal production is from mines operated by union-free employees. However, our subsidiaries’ employees have the right at any time under the National Labor Relations Act to form or affiliate with a union. If the terms of a union collective bargaining agreement are significantly different from our current compensation arrangements with our employees, any unionization of our subsidiaries’ employees could adversely affect the stability of our production and reduce our profitability.

Risks Relating To Government Regulation

Extensive government regulations impose significant costs on our mining operations, and future regulations could increase those costs or limit our ability to produce and sell coal.

The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to matters such as:

•	limitations on land use;

•	employee health and safety;

•	mandated benefits for retired coal miners;

•	mine permitting and licensing requirements;

•	reclamation and restoration of mining properties after mining is completed;

•	air quality standards;

•	water pollution;

•	protection of human health, plantlife and wildlife;

•	the discharge of materials into the environment;

•	surface subsidence from underground mining; and

•	the effects of mining on groundwater quality and availability.

In particular, federal and state statutes require us to restore mine property in accordance with specific standards and an approved reclamation plan, and require that we obtain and periodically renew permits for mining operations. If we do not make adequate provisions for all expected reclamation and other costs associated with mine closures, it could harm our future operating results. In addition, state and federal regulations impose strict standards for particulate matter emissions which may restrict our ability to develop new mines or could require us to modify our existing operations and increase our costs of doing business.

Federal and state safety and health regulation in the coal mining industry may be the most comprehensive and pervasive system for protection of employee safety and health affecting any segment of the U.S. industry. It is costly and time-consuming to comply with these requirements and new regulations or orders may materially adversely affect our mining operations or cost structure, any of which could harm our future results.

Under federal law, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and contribute to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry before July 1973. The trust fund is funded by an excise tax on coal production. If this tax increases, or if we could no longer pass it on to the purchaser of our coal under many of our long-term sales contracts, it could increase our operating costs and harm our results. New regulations that took effect in 2001 could significantly increase our costs related to contesting and paying black lung claims. If new laws or regulations increase the number and award size of claims, it could substantially harm our business.

The costs, liabilities and requirements associated with these and other regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. Failure to comply with these regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. We must compensate employees for work-related injuries. If we do not make adequate provisions for our workers’ compensation liabilities, it could harm our future operating results. If we are pursued for these sanctions, costs and liabilities, our mining operations and, as a result, our profitability could be adversely affected. See “Environmental and Other Regulatory Matters.”

The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. These regulations, if proposed and enacted in the future, could have a material adverse effect on our financial condition and results of operations.

New government regulations are expected as a result of recent mining accidents which could increase our costs.

Both the federal and state governments impose stringent health and safety standards on the mining industry. Regulations are comprehensive and affect nearly every aspect of mining operations, including training of mine personnel, mining procedures, blasting, the equipment used in mining operations and other matters. As a result of recent mining accidents, including at our Sago mine, we expect that new federal and state health and safety regulations will be adopted that would increase operating costs and affect our mining operations. State and federal legislation has already been adopted that, among other things, requires additional oxygen supplies and communication and tracking devices. The legislation also raised the maximum civil penalty for certain violations of federal mine safety regulations to $220,000 from $60,000. We also announced our intention to pursue new technology for worker safety. We expect that new regulations or stricter enforcement of existing regulations will increase our costs related to worker health and safety. Additionally, we could be subject to civil penalties and other penalties if we violate mining regulations.

Mining in Northern and Central Appalachia is more complex and involves more regulatory constraints than mining in the other areas, which could affect the mining operations and cost structures of these areas.

The geological characteristics of Northern and Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in the Powder River Basin in northeastern Wyoming and southeastern Montana, permitting, licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and customers’ ability to use coal produced by, our mines in Northern and Central Appalachia.

Judicial rulings that restrict disposal of mining spoil material could significantly increase our operating costs, discourage customers from purchasing our coal and materially harm our financial condition and operating results.

In our surface mining operations, we use mountaintop removal mining wherever feasible because it allows us to recover more tons of coal per acre and facilitates the permitting of larger projects, which allows mining to continue over a longer period of time than would be the case using other mining methods. To dispose of mining spoil material (including excess rock and overburden) generated by mountaintop removal operations, as well as other mining operations, we obtain permits to construct and operate valley fills and surface impoundments. Some of these permits are “nationwide” permits (as opposed to individual permits) issued by the Army Corps of Engineers, or ACOE, for dredging and filling in streams and wetlands. Lawsuits challenging the ACOE’s authority to issue Nationwide Permit 21 have been instituted by environmental groups. The Fourth Circuit Court of Appeals recently rejected one such suit that was originally filed in West Virginia, concluding that the ACOE complied with the Clean Water Act in promulgating Nationwide Permit 21. A similar lawsuit filed in federal court in Kentucky is still pending. We cannot predict the final outcome of the legal challenges to Nationwide Permit 21 and other mountaintop mining permits. If mining methods at issue are limited or prohibited, it could significantly increase our operational costs, make it more difficult to economically recover a significant portion of our reserves and lead to a material adverse effect on our financial condition and results of operation. We may not be able to increase the price we charge for coal to cover higher production costs without reducing customer demand for our coal.

We may be unable to obtain and renew permits necessary for our operations, which would reduce our production, cash flow and profitability.

Mining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with coal mining. These include permits issued by various federal and state agencies and regulatory bodies. The permitting rules are complex and may change over time, making our ability to comply with the applicable requirements more difficult or even impossible, thereby precluding continuing or future mining operations. Private individuals and the public have certain rights to comment upon and otherwise engage in the permitting process, including through court intervention. Accordingly, the permits we need may not be issued, maintained or renewed, or may not be issued or renewed in a timely fashion, or may involve requirements that restrict our ability to conduct our mining operations. An inability to conduct our mining operations pursuant to applicable permits would reduce our production, cash flow, and profitability.

If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, we could be required to expend greater amounts than anticipated.

The Surface Mining Control and Reclamation Act of 1977, or SMCRA, establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements, independent third party engineering consultants and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by our management and engineers. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly. We adopted SFAS No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. SFAS No. 143 requires that retirement obligations be recorded as a liability based on fair value, which is calculated as the present value of the estimated future cash flows. In estimating future cash flows, we considered the estimated current cost of reclamation and applied inflation rates and a third-party profit, as necessary. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on behalf of us. The resulting estimated reclamation and mine closure obligations could change significantly if actual amounts change significantly from our assumptions.

Our operations may substantially impact the environment or cause exposure to hazardous materials, and our properties may have significant environmental contamination, any of which could result in material liabilities to us.

We use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous wastes. In addition, many of the locations that we own or operate were used for coal mining and/or involved hazardous materials usage either before or after we were involved with those locations. We may be subject to claims under federal and state statutes, and/or common law doctrines, for toxic torts, natural resource damages, and other damages as well as the investigation and clean up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of current or former activities at sites that we own or operate currently, as well as at sites that we or predecessor entities owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the remediation costs or other damages, or even for the entire share. We have from time to time been subject to claims arising out of contamination at our own and other facilities and may incur such liabilities in the future.

Mining operations can also impact flows and water quality in surface water bodies and remedial measures may be required, such as lining of stream beds, to prevent or minimize such impacts. We are currently involved with state environmental authorities concerning impacts or alleged impacts of our mining operations on water flows in several surface streams. We are studying, or addressing, those impacts and we have not finally resolved those matters. Many of our mining operations take place in the vicinity of streams, and similar impacts could be asserted or identified at other streams in the future. The costs of our efforts at the streams we are currently addressing, and at any other streams that may be identified in the future, could be significant.

We maintain extensive coal slurry impoundments at a number of our mines. Such impoundments are subject to regulation. Slurry impoundments maintained by other coal mining operations have been known to fail, releasing large volumes of coal slurry. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as liability for related personal injuries and property damages, and injuries to wildlife. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of damages arising out of failure. We have commenced measures to modify our method of operation at one surface impoundment containing slurry wastes in order to reduce the risk of releases to the environment from it, a process that will take several years to complete. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties.

These and other impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations and environmental conditions at our properties, could result in costs and liabilities that would materially and adversely affect us.

Extensive environmental regulations affect our customers and could reduce the demand for coal as a fuel source and cause our sales to decline.

The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, and other compounds emitted into the air from coke ovens and electric power plants, which are the largest end-users of our coal. Such regulations will require significant emissions control expenditures for many coal-fired power plants to comply with applicable ambient air quality standards. As a result, these generators may switch to other fuels that generate less of these emissions, possibly reducing future demand for coal and the construction of coal-fired power plants.

The Federal Clean Air Act, including the Clean Air Act Amendments of 1990, and corresponding state laws that regulate emissions of materials into the air affect coal mining operations both directly and indirectly. Measures intended to improve air quality that reduce coal’s share of the capacity for power generation could diminish our revenues and harm our business, financial condition and results of operations. The price of higher sulfur coal may decrease as more coal-fired utility power plants install additional pollution control equipment to comply with stricter sulfur dioxide emission limits, which may reduce our revenues and harm our results. In addition, regulatory initiatives including the nitrogen oxide rules, new ozone and particulate matter standards, regional haze regulations, new source review, regulation of mercury emissions, and legislation or regulations that establish restrictions on greenhouse gas emissions or provide for other multiple pollutant reductions could make coal a less attractive fuel to our utility customers and substantially reduce our sales.

Various new and proposed laws and regulations may require further reductions in emissions from coal-fired utilities. For example, under the Clean Air Interstate Rule issued in March 2005, the U.S. Environmental Protection Agency, or EPA, has further regulated sulfur dioxide and nitrogen oxides from coal-fired power plants. Among other things, in affected states, the rule mandates reductions in sulfur dioxide emissions by approximately 45% below 2003 levels by 2010, and by approximately 57% below 2003 levels by 2015. The stringency of this cap may require many coal-fired sources to install additional pollution control equipment, such as wet scrubbers. Installation of additional pollution control equipment required by this proposed rule could result in a decrease in the demand for low sulfur coal (because sulfur would be removed by the new equipment), potentially driving down prices for low sulfur coal. In March 2006, the EPA denied petitions to reconsider the Clean Air Interstate Rule and promulgated federal implementation plans for this rule, which are subject to judicial challenge. In March 2005, the EPA also adopted the Clean Air Mercury Rule to control mercury emissions from power plants, which could require coal-fired power plants to install new pollution controls or comply with a mandatory, declining cap on the total mercury emissions allowed from coal-fired power plants nationwide. The Clean Air Mercury Rule is subject to judicial challenge. Some states, including Georgia and North Carolina, are adopting or proposing to adopt more stringent restrictions on mercury emissions than those contained in the Clean Air Mercury Rule. These and other future standards could have the effect of making the operation of coal-fired plants less profitable, thereby decreasing demand for coal. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.

There have been several recent proposals in Congress, including the Clear Skies Initiative, that are designed to further reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants, and certain ones could regulate additional air pollutants. If such initiatives are enacted into law, power plant operators could choose fuel sources other than coal to meet their requirements, thereby reducing the demand for coal.

A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas, and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.

One major by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of concern with respect to global warming. The Kyoto Protocol to the 1992 Framework Convention on Global Climate Change, which establishes a binding set of emission targets for greenhouse gases, became binding on ratifying countries on February 16, 2005. Four industrialized nations have refused to ratify the Kyoto Protocol—Australia, Liechtenstein, Monaco and the United States. Although the targets vary from country to country, if the United States were to ratify the Kyoto Protocol, our nation would be required to reduce greenhouse gas emissions to 93% of 1990 levels in a series of phased reductions from 2008 to 2012.

Future regulation of greenhouse gases in the United States could occur, for example, pursuant to future U.S. treaty obligations, or statutory or regulatory changes under the Clean Air Act. The Bush Administration has proposed a package of voluntary emission reductions for greenhouse gases which provide for certain incentives if targets are met. Some states, such as Massachusetts, have already issued regulations regulating greenhouse gas emissions from large power plants.

Seven northeastern U.S. states have entered into a Memorandum of Understanding, to create a regional initiative to establish a cap-and-trade greenhouse gas program for electric generators, referred to as Regional Greenhouse Gas Initiative (“RGGI”). The model rule caps carbon dioxide emissions from electric generators on January 1, 2009 at projected 2009 levels until 2015, and then requires a 10 percent reduction in greenhouse gas emissions between 2015 and 2019. There are still a number of uncertainties regarding this initiative. The model rule, which was issued August 15, 2006, requires each state to formally implement the requirements of the model rule either through legislation or through its regulatory process.

Risks Relating To The Notes

Our ability and the ability of some of our subsidiaries to engage in some business transactions or to pursue our business strategy may be limited by the terms of the notes and our other debt.

Our amended and restated credit facility contains a number of financial covenants requiring us to meet financial ratios and financial condition tests. The indenture governing the notes and our amended and restated credit facility also restrict our and our subsidiaries ability to:

•	incur additional debt;

•	pay dividends on, redeem or repurchase capital stock;

•	allow our subsidiaries to issue new stock to any person other than us or any of our other subsidiaries;

•	make investments;

•	make acquisitions;

•	incur, or permit to exist, liens;

•	enter into transactions with affiliates;

•	guarantee the debt of other entities, including joint ventures;

•	merge or consolidate or otherwise combine with another company; and

•	transfer or sell a material amount of our assets outside the ordinary course of business.

These covenants could adversely affect our ability to finance our future operations or capital needs or to execute preferred business strategies.

Our ability to borrow under our amended and restated credit facility depends upon our ability to comply with these covenants. Our ability to meet these covenants may be affected by events beyond our control and we may not meet these obligations. Our failure to comply with these covenants could result in an event of default under the indenture governing the notes that, if not cured or waived, could permit acceleration of the notes and cause an event of default under our amended and restated credit facility and permit foreclosure on any collateral granted as security under our amended and restated credit facility. If our indebtedness is accelerated, we may not be able to repay the notes or borrow sufficient funds to refinance the notes. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, on terms that are acceptable to us, or at all. If our debt is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

We are also subject to limitations on capital expenditures under our amended and restated credit facility. Because of these limitations, we may not be able to pursue our business strategy to replace our aging equipment fleet, develop additional mines or pursue additional acquisitions without additional financing. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources” and Note 8 to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus.

If our business does not generate sufficient cash for operations, we may not be able to repay our indebtedness.

As of June 30, 2006, we had cash of approximately $65.8 million, total consolidated indebtedness, including current maturities and capital lease obligations, of approximately $197.7 million and additional borrowing capacity of $265.1 million under the amended and restated credit facility. Subject to the limits contained in the indenture governing the notes and in our amended and restated credit facility, we may also incur additional debt in the future. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Other Indebtedness.” In addition to the principal repayments on our outstanding debt, we have other demands on our cash resources, including, among others, capital expenditures and operating expenses.

Our ability to pay principal and interest on and to refinance our debt depends upon the operating performance of our subsidiaries, which will be affected by, among other things, general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. In particular, economic conditions could cause the price of coal to fall, our revenue to decline, and hamper our ability to repay our indebtedness, including the notes.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our amended and restated credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness including anticipated interest on the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, on terms acceptable to us or at all.

The notes and the guarantees are unsecured and therefore effectively subordinated to our and the guarantors’ secured debt.

Our obligations under the notes, and the obligations of the guarantors under their respective guarantees, are unsecured. As a result, the notes are effectively subordinated to all of our and the guarantors’ existing and future secured debt to the extent of the assets securing that debt. As of June 30, 2006, we and the guarantors had $22.7 million of secured debt outstanding and $265.1 million (which amount may be increased by $100.0 million), available for future borrowings under our amended and restated credit facility, subject to compliance with the facility’s borrowing base. Our obligations under our amended and restated credit facility are secured by a first priority lien on substantially all of our and the guarantors’ assets. In the event that we are not able to repay amounts due under the notes and our amended and restated credit facility, the lenders under our amended and restated credit facility could proceed against the assets securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under the amended and restated credit facility before any proceeds would be available to make payments on the notes. If there is a default, the value of this collateral may not be sufficient to repay both the lenders under the amended and restated credit facility and the holders of the notes.

We may not be able to repurchase the notes upon a change of control as required by the indenture.

Upon the occurrence of specific types of change of control events, we will be required to make an offer to purchase all of the notes at 101% of their principal amount, plus accrued and unpaid interest up to, but not including, the date of repurchase. The source of funds for any such purchase would be our available cash or third-party financing. However, we may not have enough available funds at the time of any change of control to make required repurchases of tendered notes. In addition, under the amended and restated credit facility, a change of control would be an event of default and we could be prohibited from repurchasing the notes. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. This default would, in turn, constitute an event of default under our amended and restated credit facility and may constitute an event of default under future senior secured indebtedness, any of which could cause repayment of the related debt to be accelerated after any applicable notice or grace periods. If debt repayment were to be accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

In addition, the definition of change of control for purposes of the indenture does not necessarily afford protection for the holders of the notes in the event of some types of highly leveraged transactions, including certain acquisitions, mergers, refinancings, restructurings or other recapitalizations, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings and the holders of the notes. The definition of change of control for purposes of the indenture also includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the notes, and the ability of a holder of these notes to require us to repurchase its notes pursuant to the offer as a result of a highly leveraged transaction or a sale, lease, transfer, conveyance or other disposition of less than all of our assets taken as a whole may be uncertain.

The trading prices for the notes is directly affected by our credit rating.

Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

To the extent a court voids a guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any direct claim against the guarantor which delivered that guarantee. If a court were to take this action, the guarantor’s assets would be applied first to satisfy the guarantor’s liabilities, including trade payables, and preferred stock claims, if any, before any payment in respect of the guarantee could be made. In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The interests of our major stockholders could conflict with your interests as a noteholder.

Funds sponsored by WLR currently own approximately 16.05% of our common stock. Circumstances may occur in which WLR or other major investors may have an interest in pursuing acquisitions, divestitures or other transactions, including among other things, taking advantage of certain corporate opportunities that, in their judgment, could enhance their investment in us or another company in which they invest. These transactions might involve risks to noteholders or adversely affect us or other investors.

We may from time to time engage in transactions with related parties and affiliates that include, among other things, business arrangements, lease arrangements for certain coal reserves and the payment of fees or commissions for the transfer of coal reserves by one operating company to another. These transactions, if any, may adversely affect our sales volumes, margins and earnings.

Risks Relating To The Exchange Offer

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to significant restrictions on transfer, and may be subject to a limited trading market and a significant diminution in value.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the outstanding notes. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or exempt from or not subject to registration. To the extent other outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining outstanding notes would be adversely affected and there could be a significant diminution in the value of the outstanding notes as compared to the value of the exchange notes.

An active public market may not develop for the exchange notes, which could adversely affect the market price and liquidity of the exchange notes.

The exchange notes constitute securities for which there is no established trading market. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the exchange notes is currently anticipated. If a market for the exchange notes should develop, the exchange notes could trade at a discount from their principal amount and they may be difficult to sell. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. As a result, we cannot assure you that you will be able to resell any exchange notes or, if you are able to resell, the price at which you will be able to do so.

If you participate in the exchange offer for the purpose of participating in a distribution of the exchange notes you could be deemed an underwriter under the Securities Act and be required to deliver a prospectus when you resell the exchange notes.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are deemed to be an underwriter and do not comply with these prospectus delivery requirements, you may be subject to civil penalties.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions, and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. You will receive exchange notes in exchange for your outstanding notes only if, before the expiration date, you deliver all of the following to the exchange agent:

•	certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at the Depository Trust Company, or DTC;

•	the letter of transmittal, properly completed and duly executed by you, together with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	the ongoing integration of Anker and CoalQuest into our business;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	the availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	risks in coal mining;

•	unexpected maintenance and equipment failure;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	competition;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•	future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements;

•	the impairment of the value of our goodwill;

•	the ongoing investigations into the Sago mine explosion;

•	our liquidity, results of operations and financial condition;

•	the adequacy and sufficiency of our internal controls; and

•	legal and administrative proceedings, settlements, investigations and claims.

You should keep in mind that any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus might not occur.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are making the exchange offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, exchange notes for an equal principal amount of outstanding notes. The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for transfer restrictions, registration rights and special interest rate provisions relating to the outstanding notes which will not apply to the exchange notes. The exchange notes will be entitled to the benefits of the indenture. See “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered or accepted for exchange. As of the date of this prospectus, $175.0 million aggregate principal amount of the outstanding 10.25% Senior Notes due 2014 were outstanding. Outstanding notes tendered in the exchange offer must be in denominations of a minimum principal amount of $2,000 or any integral multiples of $1,000.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of outstanding notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their outstanding notes for exchange notes pursuant to the exchange offer generally may offer the exchange notes for resale, resell the exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions you request in writing. If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer contained in the legend.

If any holder of the outstanding notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date, which is 5:00 p.m., New York City time, on                     , 2006 unless we, in our sole discretion, extend the period during which the exchange offer is open.

We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York Trust Company, N.A., the exchange agent, and by a press release or other public announcement communicated by no later than 9:00 a.m. on the next business day following the previously scheduled expiration date, unless otherwise required by applicable law or regulation. During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any outstanding notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the outstanding notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the outstanding notes as promptly as practicable.

Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the validly tendered and not withdrawn outstanding notes promptly after the expiration date. We refer to the date on which we issue the exchange notes as the “exchange date” in this prospectus. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the exchange offer. See “—Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes.”

This prospectus and the related letter of transmittal and other relevant materials will be mailed by us to record holders of outstanding notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of outstanding notes.

Procedures for Tendering Outstanding Notes

The tender of outstanding notes by you pursuant to any one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

General Procedures. You may tender outstanding notes by:

•	properly completing and signing the letter of transmittal or a facsimile and delivering the letter of transmittal together with:

•	the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date; or

•	a timely confirmation of a book-entry transfer of the outstanding notes being tendered, if the procedure is available, into the exchange agent’s account at the DTC for that purpose pursuant to the procedure for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

If tendered outstanding notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange for those outstanding notes are to be issued, or if a new note representing any untendered outstanding notes is to be issued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as “STAMP.” If the exchange notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the outstanding notes, the signature on the letter of transmittal must be guaranteed by an eligible institution.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender outstanding notes should contact the holder promptly and instruct the holder to tender outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender the outstanding notes itself, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

A tender will be deemed to have been received as of the date when:

•	the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the outstanding notes is received by the exchange agent;

•	the tendering holder’s properly completed and duly signed letter of transmittal accompanied by a book-entry confirmation is received by the exchange agent; or

•	notice of guaranteed delivery or letter or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery or letter or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal, the tendered outstanding notes, or book-entry confirmation, if applicable, and any other required documents.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of outstanding notes will be determined by us, and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

The method of delivery of outstanding notes and all other documents is at the election and risk of the tendering holders, and delivery will be deemed made only when actually received and confirmed by the exchange agent. If the delivery is by mail, it is recommended that registered mail properly insured with return receipt requested be used and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for the holders.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Guaranteed Delivery Procedures. If you desire to tender outstanding notes pursuant to the exchange offer, but time will not permit a letter of transmittal, the outstanding notes or other required documents to reach the exchange agent on or before the expiration date, or if the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the exchange agent has received at its office a letter or facsimile transmission from an eligible institution setting forth the name and address of the tendering holder, the names in which the outstanding notes are registered, the principal amount of the outstanding notes being tendered and, if possible, the certificate numbers of the outstanding notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three NYSE trading days after the expiration date, the outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal and any other required documents, will be delivered by the eligible institution to the exchange agent in accordance with the procedures outlined above. Unless outstanding notes being tendered by the above-described method are deposited with the exchange agent, including through a book-entry confirmation, within the time period set forth above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. Additional copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The transferring party tendering outstanding notes for exchange will be deemed to have exchanged, assigned and transferred the outstanding notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the tendered outstanding notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances, other than restrictions on transfer, and that the notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes. The transferor will be required to agree that acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange for tendered outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

By tendering outstanding notes and executing the letter of transmittal, the transferor certifies that:

•	it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder;

•	the transferor has not entered into an arrangement or understanding with any other person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

•	the transferor is not a broker-dealer who purchased the outstanding notes for resale pursuant to an exemption under the Securities Act; and

•	the transferor will be able to trade the exchange notes acquired in the exchange offer without restriction under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal Rights

Outstanding notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the letter of transmittal not later than the close of business on the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered outstanding notes to be withdrawn, the certificate number(s) and principal amount of outstanding notes to be withdrawn, that the holder is withdrawing its election to have such outstanding notes exchanged and the name of the registered holder of the outstanding notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding notes being withdrawn. The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of outstanding notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes when, and if, we have given written notice to the exchange agent.

The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving exchange notes from us and causing the outstanding notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted outstanding notes will be made by the exchange agent on the exchange date. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described above, the outstanding notes will be credited to an account maintained by the holder with DTC for the outstanding notes, promptly after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to issue exchange notes in exchange for any properly tendered outstanding notes not previously accepted and may terminate the exchange offer, by oral or written notice to the exchange agent and by means of a press release or other public announcement, unless otherwise required by applicable law or regulation, or, at our option, modify or otherwise amend the exchange offer, if:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer,

•	assessing or seeking any damages as a result thereof, or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the outstanding notes pursuant to the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at such time, any stop order has been issued, or is threatened with respect to the registration statement of which this prospectus is a part, or with respect to the qualification of the indenture under the Trust Indenture Act, as amended.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, the letter of transmittal or a notice of guaranteed delivery, should be directed to the exchange agent addressed as follows:

The Bank of New York Trust Company, N.A., as exchange agent

By registered or certified Mail: The Bank of New York Corporate Trust Department Reorganization Unit 101 Barclay Street - 7 East New York, New York 10286 Attn: Mrs. Carolle Montreuil	By regular or overnight mail: The Bank of New York Corporate Trust Department Reorganization Unit 101 Barclay Street - 7 East New York, New York 10286 Attn: Mrs. Carolle Montreuil	By hand: The Bank of New York Corporate Trust Department Reorganization Unit 101 Barclay Street - 7 East New York, New York 10286 Attn: Mrs. Carolle Montreuil

Facsimile (eligible institutions only): (212) 298-1915 Telephone inquires: (212) 815-5920

Delivery of the letter of transmittal to an address other than as set forth above, or transmission of instructions via facsimile other than as set forth above, will not constitute a valid delivery.

The exchange agent also acts as trustee under the indenture.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $0.7 million. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the exchange offer, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction. In any jurisdiction where its securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the carrying value of the outstanding notes as reflected on our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the exchange of exchange notes for outstanding notes. Expenses incurred in connection with the issuance of the exchange notes will be amortized over the term of the exchange notes.

Transfer Taxes

If you tender your outstanding notes, you will not be obligated to pay any transfer taxes in connection with the exchange offer unless you instruct us to register exchange notes in the name of, or request outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered holder, in which case you will be responsible for the payment of any applicable transfer tax.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject. For a discussion of the material United States federal income tax considerations relating to the exchange offer to persons who exchange their outstanding notes for exchange notes pursuant to the exchange offer and to the ownership and disposition of exchange notes by the holders of such notes, see “Material United States Federal Income Tax Considerations.”

Consequences of Failure to Exchange

As consequence of the offer and sale of the outstanding notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of outstanding notes who do not exchange outstanding notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes. In general, the outstanding notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of similar restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes. The proceeds from sale of the outstanding notes, net of discounts and expenses related to that offering, were $171.5 million. We used the net proceeds to repay all amounts outstanding under our then existing revolving credit facility and retire our then existing term loan facility, and will use the excess to fund future capital expenditures and for general corporate purposes.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization as of June 30, 2006. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” “Selected Historical Condensed Consolidated Financial Information of International Coal Group, Inc.,” and the audited and unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	As of June 30, 2006 Actual
	(in thousands)
Cash and cash equivalents	$65,792

Short-term debt	18,966
Long-term debt, including current portion:
10.25% Senior Notes due 2014	175,000
Amended and restated credit facility	—
Equipment notes	3,714

Total debt	197,680

Stockholders’ equity
Common stock, par value $0.01 per share, 2,000,000,000 shares authorized, 152,706,148 shares issued and outstanding	1,527
Preferred stock, par value $0.01 per share, 200,000,000 shares authorized, no shares issued and outstanding	—
Additional paid-in-capital	631,264
Retained earnings	28,646	(1)

Total stockholders’ equity	661,437

Total capitalization	$859,117

(1)	Includes $1.0 million in finance costs, after tax, relating to the prior credit agreement that were written-off in connection with the negotiation of our new amended and restated credit facility. The remaining finance costs pertaining to our prior credit agreement of $4.5 million will continue to be amortized over the life of the amended and restated credit facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data is based on the information derived from our consolidated financial statements and the financial statements of Anker and CoalQuest, each appearing elsewhere in this prospectus.

The unaudited pro forma condensed statement of operations for the year ended December 31, 2005 gives effect to the Anker and CoalQuest acquisitions, as if they had occurred on January 1, 2005 and carried forward through December 31, 2005.

The unaudited pro forma condensed consolidated statement of operations does not include any adjustments for future cost savings or operating improvements as a result of the Anker and CoalQuest acquisitions or for any other reason. See “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Business” for a discussion of factors that may impact consolidated future operating results.

The unaudited pro forma condensed consolidated financial data should be read in conjunction with our consolidated financial statements, the financial statements of Anker and CoalQuest and the other financial information appearing elsewhere in this prospectus, including “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

The pro forma adjustments reflect our preliminary estimates of the purchase price allocation of certain assets and liabilities in the Anker and CoalQuest acquisitions. An allocation to inventory would impact cost of coal sales subsequent to the acquisition date. An allocation to coal reserves, property, plant and equipment, coal supply agreements or other intangible assets would result in additional depreciation, depletion and amortization expense which may be significant. We have not yet finalized the purchase price allocation associated with the Anker and CoalQuest acquisitions. Therefore, we expect adjustments, which could be material, to our purchase price allocation between tangible and intangible assets, including goodwill.

The unaudited pro forma condensed consolidated financial data is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the transactions been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial position.

Unaudited pro forma statement of operations data for the year ended December 31, 2005:

	International Coal Group, Inc. historical	Anker historical	CoalQuest historical	Anker acquisition adjustments		CoalQuest acquisition adjustments		Pro forma
	(in thousands, except share and per share data)
Revenues:
Coal sales revenues	$619,038	$123,169	$—	$(5,580	)(1)	$—		$736,627
Freight and handling revenues	8,601	10,144	—	—		—		18,745
Other revenues	20,074	4,375	—	—		—		24,449

Total revenues	647,713	137,688	—	(5,580)		—		779,821

Costs and expenses:
Freight and handling costs	8,601	10,144	—	—		—		18,745
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization shown separately below)	510,834	135,756	362	(5,638	)(1)(3)(5)	—		641,314
Depreciation, depletion and amortization	43,195	11,383	45	(11,053	)(2)(4)	466	(2)	44,036
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	28,785	5,261	—	—		—		34,046
Gain on sale of assets	(502)	(196)	—	—		—		(698)

Total costs and expenses	590,913	162,348	407	(16,691)		466		737,443

Income (loss) from operations	56,800	(24,660)	(407)	11,111		(466)		42,378

Interest and other income (expense):
Interest expense	(14,394)	(3,359)	(480)	(430	)(6)	—		(18,663)
Other, net	6,080	5,392	1,032	—		(1,032	)(3)	11,472

Total interest and other income (expense)	(8,314)	2,033	552	(430)		(1,032)		(7,191)

Income (loss) before income taxes and minority interest	48,486	(22,627)	145	10,681		(1,498)		35,187
Income tax (expense) benefit	(16,676)	—	—	4,109	(7)	465	(7)	(12,102)
Minority interest	15	—	—	—		—		15

Net income (loss)	$31,825	$(22,627)	$145	$14,790		$(1,033)		$23,100

Basic earnings per share:
Net income (loss)	$31,825							$23,100
Average shares of common stock outstanding	111,120,211							132,307,011

Basic earnings per share	$0.29							$0.17

Diluted earnings per share:
Net income (loss)	$31,825							$23,100
Average shares of common stock outstanding	111,161,287							132,348,087

Diluted earnings per share	$0.29							$0.17

(1)	To eliminate intercompany coal sales and expense of $5.58 million between International Coal Group, Inc. and Anker Coal Group, Inc.
(2)	To record additional depletion expense of $0.8 million on the purchase price allocation to coal reserves of $8.3 million to Anker and $268.3 million to CoalQuest.
(3)	To eliminate intercompany royalty revenue and expense of $1.0 million between CoalQuest and Anker.
(4)	To record net amortization income on the purchase price allocation to above and below market coal supply agreements of $11.4 million.
(5)	To record additional accretion expense of $1.0 million based on revised mineral reserve studies in conjunction with the Anker and CoalQuest acquisition.
(6)	To record additional interest expense of $0.43 million related to employee benefits based on revised actuarial studies in conjunction with the Anker and CoalQuest acquisition.
(7)	To reflect the federal and state tax effects on the combined historical net income and pro forma adjustments assuming an estimated effective tax rate at December 31, 2005 of 34.4%.

SELECTED HISTORICAL CONDENSED CONSOLIDATED

FINANCIAL INFORMATION OF INTERNATIONAL COAL GROUP, INC.

International Coal Group, Inc. was formed in March 2005 as a wholly-owned subsidiary of ICG, Inc. in order to effect a corporate reorganization that was completed on November 18, 2005. Prior to this reorganization, ICG, Inc. was the top-tier holding company. Upon completion of the reorganization, International Coal Group, Inc. became the new top-tier parent holding company. International Coal Group, Inc. is a holding company which does not have any independent external operations other than through its operating subsidiaries. Prior to the acquisition of certain assets of Horizon as of September 30, 2004, ICG, Inc. did not have any material assets, liabilities or results of operations. The selected historical condensed consolidated financial data is derived from International Coal Group, Inc.’s audited consolidated financial statements as of and for the year ended December 31, 2005 and as of and for the period from May 13, 2004 (inception) to December 31, 2004, which are included elsewhere in this prospectus. The selected historical condensed consolidated financial data as of the six months ended June 30, 2006 and June 30, 2005 is derived from the unaudited condensed consolidated financial data of International Coal Group, Inc., which has been included elsewhere in this prospectus. The selected historical consolidated financial data for the period ended September 30, 2004 and as of and for the year ended December 31, 2003 have been derived from the audited consolidated financial statements of Horizon, our predecessor, which are included in this prospectus. The selected historical financial data as of and for the period ended May 10, 2002 to December 31, 2002 were derived from the audited consolidated financial statements of Horizon and are not included in this prospectus. The selected historical consolidated financial data as of and for the period January 1, 2002 to May 9, 2002 and as of and for the year ended December 31, 2001 were derived from the audited consolidated financial statements of AEI Resources, the predecessor to Horizon and are not included in this prospectus. In the opinion of management, the financial data reflect all adjustments, consisting of all normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. The financial statements for the predecessor periods have been prepared on a “carve-out” basis to include our assets, liabilities and results of operations that were previously included in financial statements of Horizon. The financial statements for the predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to the predecessor based on management’s estimates. The predecessor financial information is not necessarily indicative of our consolidated financial position, results of operations and cash flows if we had operated during the predecessor periods presented.

You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and with the financial information included elsewhere in this prospectus, including the consolidated financial statements of International Coal Group, Inc. and Horizon (and its predecessor) and the related notes thereto.

	AEI Resources (Predecessor to Horizon)		Horizon (Predecessor to International Coal Group, Inc.)			International Coal Group, Inc.
	Year ended December 31, 2001	Period from January 1, 2002 to May 9, 2002	Period from May 10, 2002 to December 31, 2002	Year ended December 31, 2003	Period January 1, 2004 to September 30, 2004	Period May 13, 2004 to December 31, 2004	Year ended December 31, 2005	Six months ended June 30, 2005	Six months ended June 30, 2006
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Coal sales revenues	$500,829	$136,040	$264,235	$441,291	$346,981	$130,463	$619,038	$289,763	$415,500
Freight and handling revenues	14,728	2,947	6,032	8,008	3,700	880	8,601	4,384	9,193
Other revenues	34,835	21,183	27,397	31,771	22,702	4,766	20,074	13,117	10,815

Total revenues	550,392	160,170	297,664	481,070	373,383	136,109	647,713	307,264	435,508

Cost and expenses:
Freight and handling costs	14,728	2,947	6,032	8,008	3,700	880	8,601	4,384	9,193
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization shown separately below)	379,333	114,767	251,361	400,652	306,429	113,707	510,834	234,261	382,343
Depreciation, depletion and amortization	92,602	32,316	40,033	52,254	27,547	7,943	43,195	18,307	33,692
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	19,324	9,677	16,695	23,350	8,477	4,194	28,785	13,941	17,964
(Gain)/loss on sale of assets	189	(93)	(39)	(4,320)	(226)	(10)	(502)	43	(929)
Writedowns and special items	20,218	8,323	729,953	9,100	10,018	—	—	—	—

Total costs and expenses	526,394	167,937	1,044,035	489,044	355,945	126,714	590,913	270,936	442,263

Income (loss) from operations	23,998	(7,767)	(746,371)	(7,974)	17,438	9,395	56,800	36,328	(6,755)

Other income (expense)
Interest expense	(138,655)	(36,666)	(80,405)	(145,892)	(114,211)	(3,453)	(14,394)	(6,610)	(6,383)
Reorganization items	—	787,900	(4,075)	(23,064)	(12,471)	—	—	—	—
Other, net	(2,941)	499	1,256	187	1,581	898	6,080	1,451	3,926

Total interest and other income (expense)	(141,596)	751,733	(83,224)	(168,769)	(125,101)	(2,555)	(8,314)	(5,159)	(2,457)

Income (loss) before income taxes and minority interest	(117,598)	743,966	(829,595)	(176,743)	(107,663)	6,840	48,486	31,169	(9,212)
Income tax (expense) benefit	(4,155)	—	—	—	—	(2,591)	(16,676)	(11,220)	2,509
Minority interest	—	—	—	—	—	—	15	—	(87)

Net income (loss)	$(121,753)	$743,966	$(829,595)	$(176,743)	$(107,663)	$4,249	$31,825	$19,949	$(6,790)

	AEI Resources (Predecessor to Horizon)					Horizon (Predecessor to International Coal Group, Inc.)						International Coal Group, Inc.
	Year ended December 31, 2001		Period from January 1, 2002 to May 9, 2002			Period from May 10, 2002 to December 31, 2002		Year ended December 31, 2003		Period January 1, 2004 to September 30, 2004		Period May 13, 2004 to December 31, 2004		Year ended December 31, 2005		Six months ended June 30, 2005		Six months ended June 30, 2006
	(in thousands, except per share data)
Earnings (loss) per share(1):
Basic	$		$			$		$		$		$0.04		$0.29		$0.19		$(0.04)
Diluted	$		$			$		$		$		$0.04		$0.29		$0.19		$(0.04)
Weighted-average common shares outstanding(1):
Basic												106,605,999		111,120,211		106,669,880		151,936,375
Diluted												106,605,999		111,161,287		106,684,475		151,936,375
Balance sheet data (at period end):
Cash and cash equivalents		$64,592		$87,278			$114		$859		$—	$23,967		$9,187		$12,692		$65,792
Total assets		$881,924		$1,521,318			$623,800		$576,372		$539,606	$459,975		$1,056,163		$489,759		$1,208,270
Long-term debt and capital leases		—		$933,106			$1,157		$315		$29	$175,681	(2)	$45,462	(2)	$172,376		$177,532

Total liabilities and minority interest		$1,581,346		$1,286,318			$1,222,219		$1,351,393		$1,422,290	$305,575		$390,291		$312,756		$546,833
Total stockholders’ equity (members deficit)		(699,422)		235,000			(598,419)		(775,021)		(882,684)	154,400		665,872		177,003		661,437

Total liabilities and stockholders’ equity (members deficit)		$881,924		$1,521,318			$623,800		$576,372		$539,606	$459,975		$1,056,163		$489,759		$1,208,270

Statement of cash flows data:
Net cash provided by (used in):
Operating activities		$106,060		$(353,592)			$76,378		$20,030		$28,085	$30,264		$77,319		$35,070		$18,769
Investing activities		$(88,434)		$44,555			$(12,805)		$(3,826)		$3,437	$(329,168)		$(104,713)		$(42,300)		$(79,256)
Financing activities		$(8,547)		$259,011			$(78,025)		$(15,459)		$(32,381)	$322,871		$12,614		$(4,045)		$117,092
Capital expenditures		$34,254		$10,963			$13,435		$16,937		$6,624	$5,583		$108,231		$43,244		$108,659
Other financial data:
Ratio of earnings to fixed charges(3)		— (4)		21.08	x		— (4)		— (4)		— (4)	2.77	x	3.98	x	5.22	x	— (4)

(1)	Earnings per share data and average shares outstanding are not presented for the period from January 1, 2002 to May 9, 2002, the period from May 10, 2002 to December 31, 2002, the year ended December 31, 2003 and the period from January 1, 2004 to September 30, 2004 because they were prepared on a carve-out basis. The financial statements prepared for predecessor periods are carve-out financial statements reflecting the operations and financial condition of the Horizon assets acquired by ICG as of September 30, 2004 (collectively, the “combined companies”). The predecessor financial statements were prepared from the separate accounts and records maintained by the combined companies. In addition, certain assets and expense items represent allocations from Horizon. The accounts allocated include vendor advances, reclamation deposits and selling, general and administrative expenses.
(2)	Includes the current portion of long-term debt.
(3)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes and minority interests, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest. After giving effect to the sale of the outstanding notes, the use of the net proceeds thereof and a commitment fee relating to the amended and restated $325.0 million credit facility as if each transaction had occurred on January 1, 2005, our ratio of earnings to fixed charges for the year ended December 31, 2005 would have been 2.63x. Our earnings would have been insufficient to cover fixed charges for the six-months ended June 30, 2006 by approximately $26.5 million.
(4)	Our earnings were insufficient to cover fixed charges for the year ended December 31, 2001, for the period from May 10, 2002 to December 31, 2002, the year ended December 31, 2003, the period from January 1, 2004 to September 30, 2004, and the six months ended June 30, 2006 by approximately $257.2 million, $910.8 million, $324.1 million, $223.1 million, and $16.8 million, respectively.

SELECTED HISTORICAL CONDENSED CONSOLIDATED

FINANCIAL DATA OF ANKER AND COALQUEST

The following table presents the selected historical consolidated financial data for Anker and CoalQuest. The selected historical condensed consolidated financial data as of and for the year ended December 31, 2004 have been derived from the audited consolidated financial statements of Anker and CoalQuest, respectively, each of which have been audited and are included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2005 have been derived from Anker’s and CoalQuest’s unaudited condensed consolidated financial statements and are also included elsewhere in this prospectus. In the opinion of management, the financial data reflect all adjustments, consisting of all normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period.

You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and with the financial information included elsewhere in this prospectus, including the audited consolidated financial statements of Anker and CoalQuest and related notes thereto.

	Anker		CoalQuest
	Year ended December 31, 2004	Nine months ended September 30, 2005	Year ended December 31, 2004	Nine months ended September 30, 2005
Statement of operations data:
Net income (loss)	$(3,196,973)	$(14,499,954)	$925,553	$137,023

Balance sheet data (at period end):
Cash and cash equivalents	$1,165,559	$694,782	$1,818,883	$1,944,691
Total assets	83,370,701	95,497,168	21,993,658	22,102,302
Total liabilities	81,973,367	108,599,788	18,370,242	18,453,997
Total stockholders’ equity (members’ deficit)	$1,397,334	$(13,102,620)	$3,623,416	$3,648,305

Total liabilities and stockholders’ equity/members’ deficit	$83,370,701	$95,497,168	$21,993,658	$22,102,302
Statement of cash flows data:
Net cash provided by (used in)
Operating activities	$9,972,694	$1,921,761	$1,318,103	$237,942
Investing activities	$(26,121,875)	$(23,298,789)	$—	$—
Financing activities	$14,137,990	$20,906,251	$—	$(112,134)
Capital expenditures	$27,238,311	$23,044,221	$—	$—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITIONS AND RESULTS OF OPERATIONS

OVERVIEW

ICG was formed by WLR and other investors in May 2004 to acquire and operate competitive coal mining facilities. International Coal Group, Inc. was formed in March 2005 and became the parent holding company pursuant to a reorganization on November 18, 2005. Through the acquisition of key assets from the Horizon bankruptcy estate, the WLR investor group was able to target properties strategically located in Appalachia and the Illinois Basin with high quality reserves that are union free, have limited reclamation liabilities and are substantially free of legacy liabilities. Due to our initial capitalization, we were able to complete the acquisition without significantly increasing our level of indebtedness. With the proceeds of our recently completed public offering, we retired substantially all of our debt. Consistent with the WLR investor group’s strategy to acquire attractive coal assets, the Anker and CoalQuest acquisitions further diversified our reserves.

We extract, process and market steam and metallurgical coal from eleven regional mining complexes, which, as of June 30, 2006 were supported by 13 active underground mines, 15 active surface mines and seven preparation plants located throughout West Virginia, Kentucky and Illinois. We have three reportable business segments, which are based on the coal regions in which we operate: (i) Central Appalachian, comprised of both surface and underground mines, (ii) Northern Appalachian, also comprised of both surface and underground mines and (iii) Illinois Basin, representing one underground mine. For more information about our reportable business segments, please see our audited consolidated financial statements and the notes and the audited consolidated financial statements and notes of Horizon and its predecessors, each appearing elsewhere in this prospectus. We also broker coal produced by others; the majority of which is shipped directly from the third party producer to the ultimate customer. Our sales are made to large utilities and industrial customers in the Eastern region of the United States. In addition, we generate other revenues from the manufacture and operation of highwall mining systems, parts sales and shop services relating to those systems and coal handling and processing fees.

Our primary expenses are wages and benefits, repair and maintenance expenditures, diesel fuel purchases, blasting supplies, coal transportation costs, cost of purchased coal, royalties, freight and handling costs and taxes incurred in selling our coal.

CERTAIN TRENDS AND ECONOMIC FACTORS AFFECTING THE COAL INDUSTRY

Our revenues depend on the price at which we are able to sell our coal. The current pricing environment for U.S. coal is relatively strong compared to historical levels. Any decrease in coal prices due to, among other reasons, the supply of domestic and foreign coal, the demand for electricity and the price and availability of alternative fuels for electricity generation could adversely affect our revenues and our ability to generate cash flows. In addition, our results of operations depend on the cost of coal production. We are experiencing increased operating costs for fuel and explosives, steel products, health care and contract labor. We expect to experience higher costs for surety bonds and letters of credit. In addition, historically low interest rates have had a negative impact on expenses related to our actuarially determined employee-related liabilities.

For additional information regarding the risks and uncertainties known to management that affect our business and the industry in which we operate, see “Risk Factors.”

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Management evaluates its estimates on an on-going basis. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from the estimates used. Note 2 to our audited consolidated financial statements provides a description of all significant accounting policies. We believe that of these significant accounting policies, the following may involve a higher degree of judgment or complexity.

Revenue Recognition

Coal revenues result from sales contracts (long-term coal agreements or purchase orders) with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenue is recognized and recorded at the time of shipment or delivery to the customer, at fixed or determinable prices, and the title has passed in accordance with the terms of the sales agreement. Under the typical terms of these agreements, risk of loss transfers to the customers at the mine or port, where coal is loaded to the rail, barge, truck or other transportation sources that deliver coal to its destination.

Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

Other revenues consist of equipment and parts sales, equipment rebuild and maintenance services, coal handling and processing, royalties, commissions on coal trades, contract mining, rental income, and other forms of revenue generated from activities associated with our coal mining operations. With respect to other revenues recognized in situations unrelated to the shipment of coal, we carefully review the facts and circumstances of each transaction and apply the relevant accounting literature as appropriate, and do not recognize revenue until the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. Advance payments received are deferred and recognized in revenue as coal is shipped or rental income is earned.

Reclamation

Our asset retirement obligations arise from the Federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines, and sealing portals at deep mines. We account for the costs of our reclamation activities in accordance with the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. We determine the future cash flows necessary to satisfy our reclamation obligations on a mine-by-mine basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates, and assumptions regarding productivity. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based upon third-party costs. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. In accordance with the provisions of SFAS No. 143, we determine the fair value of our asset retirement obligations. In order to determine fair value, we must also estimate a discount rate and third-party margin. Each is discussed further below:

•	Discount rate. SFAS No. 143 requires that asset retirement obligations be recorded at fair value. In accordance with the provisions of SFAS No. 143, we utilize discounted cash flow techniques to estimate the fair value of our obligations. We base our discount rate on the rates of treasury bonds with maturities similar to expected mine lives, adjusted for our credit standing.

•

Third-party margin. SFAS No. 143 requires the measurement of an obligation to be based upon the amount a third-party would demand to assume the obligation. Because we plan to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of these activities. This margin was estimated based upon our historical experience with contractors performing certain types of reclamation activities. The inclusion of this margin will result in a recorded obligation that is greater than our estimates of our cost to perform the reclamation activities. If our cost estimates are accurate, the excess of the recorded obligation over the cost incurred to perform the work will be recorded as a gain at the time that reclamation work is completed.

On at least an annual basis, we review our entire reclamation liability and make necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures and revisions to cost estimates and productivity assumptions to reflect current experience. At June 30, 2006, we had recorded asset retirement obligation liabilities of $85.4 million, including amounts reported as current liabilities. While the precise amount of these future costs cannot be determined with certainty, as of December 31, 2005, we estimate that the aggregate undiscounted cost of final mine closure is approximately $131.8 million. If the discount rate decreased by 0.25%, our reclamation liability would be $1.0 million higher at December 31, 2005.

Depreciation, Depletion and Amortization

Property, plant and equipment, including coal lands and mine development costs, are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred.

Coal land costs are depleted using the units-of-production method, based on estimated recoverable interest. Coal land fair values are established by either using third party mining engineering consultants or market values as established when coal lands are purchased on the open market. These values are then evaluated as to the number of recoverable tons contained in a particular mining area. Once the coal land values are established, and the number of recoverable tons contained in a particular coal land area is determined, a “units of production” depletion rate can be calculated. This rate is then utilized to calculate depletion expense for each period mining is conducted on a particular coal land area.

Any uncertainty surrounding the application of the depletion policy is directly related to the assumptions as to the number of recoverable tons contained in a particular coal land area. The amount of compensation paid for the coal land is a set amount; however the “recoverable tons” contained in the coal land area are based on third party engineering estimates which can and often do change as the tons are mined. Any change in the number of “recoverable tons” contained in a coal land area will result in a change in the depletion rate and corresponding depletion expense. For the year ended December 31, 2005, we recorded $0.4 million of depletion expense. Assuming that “recoverable tons” are reduced by 10%, this would result in a decrease in pre-tax income of $0.04 million. This calculation would also be applied in the case of a coal land area containing more “recoverable tons” than the original estimate. This would result in increased pre-tax income.

Mine development costs are amortized using the units-of-production method, based on estimated recoverable interest in the same manner described above.

Other property, plant and equipment are depreciated using the straight-line method based on estimated useful lives.

Asset Impairments

We follow SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated. Also, in certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine’s underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. To the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. Our debt covenant ratios in the amended and restated credit facility will be based on “adjusted EBITDA” that excludes any non-cash items from the calculation, such as goodwill impairment. The minimum interest coverage ratio could be affected if the basis of goodwill (both book and tax) is impaired. A hypothetical impairment of $5.0 million to both the book and tax basis would result in additional annual federal taxes, over the amortization period of 15 years, of $0.1 million. We do not believe this would have a material impact on the ratio calculations.

Employee Benefit Obligations

Post-retirement medical benefits

Some of our subsidiaries have long and short-term liabilities for post-retirement benefit cost obligations. Detailed information related to these liabilities is included in the notes to our consolidated financial statements included elsewhere in this prospectus. Liabilities for post-retirement benefits are not funded. The liability is actuarially determined, and we use various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for post-retirement benefits. The discount rate assumption reflects the rates available on high quality fixed income debt instruments. The discount rate used to determine the net periodic benefit cost for post-retirement medical benefits was 5.50% for the year ended December 31, 2005. We make assumptions related to future trends for medical care costs in the estimates of retiree health care and work-related injury and illness obligations. The future health care cost trend rate represents the rate at which health care costs are expected to increase over the life of the plan. The health care cost trend rate assumptions are determined primarily based upon our historical rate of change in retiree health care costs. The post-retirement expense in the operating period ended December 31, 2005 was based on an assumed heath care inflationary rate of 10.0% in the operating period decreasing to 5.0% in 2015, which represents the ultimate health care cost trend rate for the remainder of the plan life. A one-percentage point increase in the assumed ultimate health care cost trend rate would increase the service and interest cost components of the post-retirement benefit expense for the year ended December 31, 2005 by $0.4 million and increase the accumulated post-retirement benefit obligation at December 31, 2005 by $1.6 million. A one-percentage point decrease in the assumed ultimate health care cost trend rate would decrease the service and interest cost components of the post-retirement benefit expense for the year ended December 31, 2005 by $0.3 million and decrease the accumulated post-retirement benefit obligation at December 31, 2005 by $1.2 million. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could increase our requirement to satisfy these or additional obligations.

Workers’ compensation

Workers’ compensation is a system by which individuals who sustain personal injuries due to job-related accidents are compensated for their disabilities, medical costs and on some occasions, for the costs of their rehabilitation, and by which the survivors of workers who suffer fatal injuries receive compensation for lost financial support. The workers’ compensation laws are administered by state agencies with each state having its own set of rules and regulations regarding compensation that is owed to an employee who is injured in the course of employment. Our operations are covered through insurance policies. Our estimates of these costs are adjusted based upon actuarial studies.

Coal workers’ pneumoconiosis

We are responsible under various federal statutes, and various states’ statutes, for the payment of medical and disability benefits to eligible employees resulting from occurrences of coal workers’ pneumoconiosis disease (commonly referred to as black lung). Our operations are covered through a combination of a self- insurance program, in which we are a participant in a state run program, and an insurance policy. We accrue for any self-insured liability by recognizing costs when it is probable that a covered liability has been incurred and the cost can be reasonably estimated. Our estimates of these costs are adjusted based upon actuarial studies. At

December 31, 2005, we have recorded an accrual of $16.8 million for black lung benefits. Individual losses in excess of $0.5 million at the state level and $0.5 million at the federal level are covered by our large deductible stop loss insurance. Actual losses may differ from these estimates, which could increase or decrease our costs.

Coal Industry Retiree Health Benefit Act of 1992

The Coal Industry Retiree Health Benefit Act of 1992 (the “Coal Act”) provides for the funding of health benefits for certain union retirees and their spouses or dependants. The Coal Act established the Combined Fund into which employers who are “signatory operators” and “related persons” are obligated to pay annual premiums for beneficiaries. The Coal Act also created a second benefit fund for miners who retired between July 21, 1992 and September 30, 1994 and whose former employers are no longer in business. Upon the consummation of the business combination with Anker, we assumed Anker’s Coal Act liabilities, which were estimated to be $6.3 million at December 31, 2005. Prior to the business combination with Anker, we did not have any liability under the Coal Act.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, we take into account various factors including the expected level of future taxable income and available tax planning strategies. If future taxable income is lower than expected or if expected tax planning strategies are not available as anticipated, we may record a change to the valuation allowance through income tax expense in the period the determination is made.

With regard to goodwill, a hypothetical write-off in the goodwill basis (both book and tax) of $5.0 million would result in additional annual federal taxes, as we would lose the tax deduction as a result of the write-off. The reduction of this tax asset, to be recognized over 15 years straight line under Section 197 of the Internal Revenue Code, would result in a decrease in taxable deductions of $0.3 million each year. This would increase annual taxable income by $0.3 million therefore creating an increase in income tax expense by the marginal effective federal income tax rate of 35%, or $0.1 million.

Goodwill

In our consolidated balance sheet as of June 30, 2006, we had $344.0 million in goodwill which represents the excess of costs over the fair value of the net assets acquired from Horizon, Anker and CoalQuest. The purchase price allocation for Anker and CoalQuest is preliminary and will not be finalized until all determinations of fair value are made, including third party appraisals. We tested for impairment of the Horizon assets as of October 31, 2005 and determined that impairment review supported the carrying value of goodwill. We will perform the next impairment test of the Horizon assets and our first impairment test for the net assets acquired from Anker and CoalQuest as of October 31, 2006, although in certain circumstances we may need to perform either test sooner. If the upcoming impairment review results in the application of impairment adjustments, we will be required to recognize these adjustments as operating expenses. As a result, we would have to write-off the impaired portion which could significantly reduce the value of our assets and reduce our net income for the year in which the write-off occurs.

RESULTS OF OPERATIONS

Basis of Presentation

Certain assets of Horizon and its subsidiaries were acquired by ICG, Inc. as of September 30, 2004. The remaining Horizon assets and all of its liabilities were transferred to A.T. Massey Coal Company, Inc. and

Lexington Coal Company, LLC. Due to the change in ownership, and the resultant application of purchase accounting, the historical financial statements of Horizon and ICG included in this prospectus have been prepared on different bases for the periods presented and are not comparable. In May 2002, Horizon, formerly operating as AEI Resources, was reorganized.

The following provides a description of the basis of presentation during all periods presented:

Successor—We were formed on March 31, 2005 as a wholly-owned subsidiary of ICG, Inc. in order to effect the corporate reorganization and the Anker and CoalQuest acquisitions all of which were consummated on November 18, 2005. Financial presentation represents the unaudited condensed consolidated financial position of International Coal Group, Inc. as of June 30, 2006 and 2005 and the unaudited condensed consolidated results of operations and cash flows for the six months then ended, the audited consolidated financial position as of December 31, 2005 and the audited consolidated results of operations and cash flows for the period from November 19 through December 31, 2005 combined with the audited consolidated results of operations and cash flows of ICG, Inc. for the period from January 1 through November 18, 2005, and the audited consolidated financial position of ICG, Inc. as of December 31, 2004 and its audited consolidated results of operations and cash flows for the period from May 13 (inception) through December 31, 2004. ICG, Inc. had no material assets, liabilities or results of operations until the acquisition of certain assets from Horizon as of September 30, 2004. ICG, Inc.’s audited consolidated financial position at December 31, 2004 and its audited consolidated results of operations for the period ended December 31, 2004 reflect the purchase price allocation partially based on appraisals prepared by independent valuation specialists and employee benefit valuations prepared by independent actuaries. The application of purchase accounting to the acquired assets of Horizon resulted in increases to coal inventories and the asset arising from recognition of asset retirement obligations. It also resulted in increases to plant and equipment, coal supply agreements and goodwill and a decrease in deferred taxes.

Predecessors—Represents the audited consolidated financial position and results of operations and cash flows for Horizon for the year ended December 31, 2003 and for the period January 1 through September 30, 2004. The Horizon accounts receivable, advance royalties, accounts payable and accrued expenses, intangibles, goodwill and other assets and long-term liabilities were estimates of management. An independent valuation specialist prepared appraisals of the Horizon property, plant and equipment, coal lands and accrued reclamation obligations while employee benefit valuations were prepared by independent actuaries. Management allocated amounts of the purchase price to these assets and liabilities using these appraisals and valuations prepared by these specialists.

The financial statements for the predecessor periods of Horizon have been prepared on a “carve-out” basis to include our assets, liabilities and results of operations, that were previously included in the consolidated financial statements of Horizon. The financial statements for the Horizon predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to Horizon based on management’s estimates. The Horizon predecessor financial information is not necessarily indicative of our consolidated financial position, results of operations and cash flows if we had operated during the predecessor period presented.

Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005

        Revenues

The following table depicts revenues for the six months ended June 30, 2006 and 2005 for the indicated categories:

	Six Months Ended June 30,		Actual Increase (Decrease)
	2006	2005	$ or tons	%
	(in thousands, except per ton data)
Coal sales revenues	$415,500	$289,763	$125,737	43%
Freight and handling revenues	9,193	4,384	4,809	110%
Other revenues	10,815	13,117	(2,302)	(18)%

Total revenues	$435,508	$307,264	$128,244	42%

Tons sold	9,564	7,028	2,536	36%
Coal sales revenue per ton	$43.44	$41.23	$2.21	5%

Coal sales revenues. Coal sales revenues increased $125.7 million for the six months ended June 30, 2006, or 43%, compared to the same period in 2005. This increase was due to a $2.21 per ton increase in the average sales price of our coal and an increase in tons sold of 36% over the comparable period in 2005. The increase in the average sales price of our coal was due to a general increase in coal prices during the period. Tons sold in 2006 increased by 2.5 million, or 36%, to 9.6 million, primarily due to the effect of the Anker and CoalQuest acquisitions, which provided approximately 2.1 million additional tons over the comparable period in the prior year.

Freight and handling revenues. Freight and handling revenues increased $4.8 million to $9.2 million for the six months ended June 30, 2006 compared to the same period in 2005. The increase is due to an increase in shipments where we initially pay the freight and handling costs and are then reimbursed by the customer.

Other revenues. Other revenues decreased for the six months ended June 30, 2006 by $2.3 million, or 18%, to $10.8 million, as compared to the same period in 2005. The decrease was primarily due to lower other revenue of $4.3 million derived from our highwall mining activities and shop services both performed by our subsidiary, ICG ADDCAR. This decrease was partially offset by $0.9 million in other coal handling revenue in addition to a $1.1 million customer payment allowed as a result of the state of Maryland’s Mined Coal Tax Credit provision.

Cost and Expenses

The following table reflects cost of operations for the six months ended June 30, 2006 and 2005:

	Six Months Ended June 30,		Actual Increase (Decrease)
	2006	2005	$	%
	(in thousands, except percentages and per ton data)
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization)	$382,343	$234,261	$148,082	63%
Cost of coal sales and other revenues as % of revenues	88%	76%
Freight and handling costs	9,193	4,384	4,809	110%
Freight and handling costs as a % of revenues	2%	1%
Depreciation, depletion and amortization	33,692	18,307	15,385	84%
Depreciation, depletion and amortization as % of revenues	8%	6%
Selling, general and administrative expenses (exclusive of depreciation and amortization)	17,964	13,941	4,023	29%
Selling, general and administrative expenses as % of revenues	4%	5%
Gain on sale of assets	(929)	43	(972)	*

Total costs and expenses	$442,263	$270,936	$171,327	63%

Total costs and expenses as % of revenues	102%	88%
Total costs and expenses per tons sold(1)	$46.24	$38.55	$7.69	20%

*	Not meaningful
(1)	Included in total costs and expenses per tons sold were costs for ICG ADDCAR, highwall mining activities and shop services of $1.57 and $2.31 per ton for the six months ended June 30, 2006 and 2005, respectively.

Cost of coal sales and other revenues. For the six months ended June 30, 2006 our cost of coal sales increased $148.1 million, or 63%, to $382.3 million compared to $234.3 million for the six months ended June 30, 2005. The increase in cost of coal sales was primarily a result of our acquisitions of Anker and CoalQuest which resulted in an increase in cost of coal sales of approximately $99.7 million. The start-up of our Flint Ridge underground and Raven mine sites also increased cost of coal sales by $9.6 million and $3.4 million, respectively. Our performance was also adversely affected in the first half of 2006 by several unusual events and operating difficulties, including a fire at our Illinois mining complex, closure of Stony River deep mine, the bankruptcy of a key coal supplier for our Vindex operation, an extended construction outage at the Sentinel Mine, and the lingering effects of the Sago mine accident in January 2006. Other factors affecting cost of coal sales and other revenues were increased prices for steel-related mine supplies, increased costs for roof control supplies of $0.4 million, escalated diesel fuel and lube costs of $8.7 million, increased costs for tire expense of $1.5 million, increased costs for repairs and maintenance of $3.1 million, increased blasting supplies costs of $2.3 million, increased contract labor costs of $1.2 million and increased purchase coal costs of $4.8 million. Variable sales-related costs such as royalties and severance taxes increased $5.4 million due to increased sales tonnage and sales realization. Trucking costs increased $4.2 million due to increased mine production and escalated diesel fuel costs. In addition, salary and hourly payroll expense increased $7.4 million due to a highly competitive labor market, increased man power, and the necessity to maintain a competitive compensation program. These increases were partially offset by decreases in equipment rental expense of $2.4 million due to the decision to purchase rather than lease to meet our equipment needs and an increase of cost of goods sold remaining in ending inventory of $3.0 million.

Costs of coal sales in the first half of 2006 also include out-of-pocket expenses incurred during the first six months of 2006 relating to the Sago mine accident, including reserves established for legal and other future costs. We expect to incur approximately $15 million of increased expenses for the year 2006, $11.7 million of which were incurred in the first quarter of 2006.

Freight and handling costs. Freight and handling costs increased $4.8 million to $9.2 million for the six months ended June 30, 2006 compared to the same period in 2005. The increase was due to an increase in shipments where we initially pay the freight and handling costs and are then reimbursed by the customer.

Depreciation, depletion and amortization. Depreciation, depletion and amortization expense increased $15.4 million to $33.7 million for the six months ended June 30, 2006 as compared to $18.3 million in the same period in 2005. Depreciation, depletion and amortization per ton increased from $2.60 per ton sold in the six months ended June 30, 2005 to $3.52 per ton sold in the same period in 2006. The principal component of the increase was an increase in depreciation expense of $18.9 million for the six months ended June 30, 2006, $9.3 million of which was related to the acquisition of Anker and CoalQuest. The increase was also due to an increase in capital expenditures as well as shortened depreciable asset lives of the equipment we purchased from Horizon in September 2004. The cost increase was offset by amortization income on below market coal supply agreements of $4.4 million.

Selling, general and administrative expenses. Selling, general and administrative expenses for six months ended June 30, 2006 were $18.0 million compared to $13.9 million for the same period in 2005. The increase of $4.0 million was attributable to gifts of $2.0 million made to the families of the thirteen miners involved in the Sago mine accident, increases in salary and bonus expense of $0.9 million and professional and consulting fees of $1.1 million.

(Gain)/Loss on sale of assets. Asset sales resulted in a gain of $0.9 million for the six months ended June 30, 2006, primarily from the sale of River Point dock, compared to a loss of $0.04 million on miscellaneous asset sales for the comparable period in 2005.

Total costs as percentage of revenues. Total costs and expenses as a percentage of total revenues increased to 102% for the six months ended on June 30, 2006 from 88% for the comparable period in 2005.

See “—Liquidity and Capital Resources” for additional information regarding the impact of certain of the costs on our liquidity and how management is addressing mitigating the recurring factors.

Twelve Months Ended December 31, 2005 Compared to the Twelve Months Ended December 31, 2004 of International Coal Group, Inc. and Predecessor (“Combined”)

This discussion of the results of operations for the twelve months ended December 31, 2004 represents an addition of Horizon’s actual results for the nine months ended September 30, 2004 together with International Coal Group, Inc.’s actual results of operations for the three months ended December 31, 2004 (“Combined”).

Revenues

The following table reflects our revenues for the year ended December 31, 2005 and depicts our combined revenues for the year ended December 31, 2004 for the indicated categories:

	Year Ended December 31,		Actual Increase (Decrease)
	2005	Combined 2004	$ or tons	%
	(in thousands, except percentages and per ton data)
Coal sales revenues	$619,038	$477,444	$141,594	30%
Freight and handling revenues	8,601	4,580	4,021	88%
Other revenues	20,074	27,468	(7,394)	(27)%

Total revenues	$647,713	$509,492	$138,221	27%

Tons sold	14,755	14,003	752	5%
Coal sales revenue per ton	$41.95	$34.09	$7.86	23%

Coal sales revenues. Our coal sales revenue increased $141.6 million for the year ended December 31, 2005, or 30%, as compared to combined coal revenues for 2004. This increase was due to a $7.86 per ton increase in the average sales price of our coal and an increase in tons sold of 5% over the prior year. The increase in the average sales price of our coal was due to a general increase in coal prices during the year as well as a favorable renegotiation of coal sales contracts as a result of Horizon’s Chapter 11 bankruptcy. Our tons sold in 2005 increased by 0.8 million, or 5%, to 14.8 million, primarily due to the effect of our acquisitions of Anker and CoalQuest, which provided approximately 0.5 million additional tons compared to the prior year.

Freight and handling revenues. Freight and handling revenues increased $4.0 million to $8.6 million for year ended December 31, 2005 compared to 2004. The increase is due to an increase in shipments where we initially pay the freight and handling costs and are then reimbursed by the customer.

Other revenues. Other revenue decreased in 2005 by $7.4 million, or 27%, to $20.1 million, as compared to 2004. This decrease was due in a large part to our election to reclassify miscellaneous other revenue (such as royalty income, farming revenue, etc.) from the revenue section of the income statement to miscellaneous other income and expense for the period beginning October 1, 2004. Management believes that this reclassification improves the reporting of revenue by separating revenue pertaining primarily to mining activities from non-mining activities. The decrease was partially offset by other revenue derived from our highwall mining activities and shop services both performed by our subsidiary, ICG ADDCAR. Highwall mining and shop services increased to $20.1 million in 2005 compared to $19.8 million in 2004. In addition to these, other revenue for 2004 included $7.5 million that related primarily to non-mining activities.

Costs and Expenses

The following table reflects our cost of operations for the year ended December 31, 2005 and depicts our combined cost of operations for the year ended December 31, 2004:

	Year Ended December 31,		Actual Increase (Decrease)
	2005	Combined 2004	$	%
	(in thousands, except percentages and per ton data)
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization)	$510,834	$420,136	$90,698	22%
Cost of coal sales and other revenues as % of revenues	79%	82%
Freight and handling costs	8,601	4,580	4,021	88%
Freight and handling costs as % of revenues	1%	1%
Depreciation, depletion and amortization	43,195	35,490	7,705	22%
Depreciation, depletion and amortization as % of revenues	7%	7%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization)	28,785	12,671	16,114	127%
Selling, general and administrative expenses as % of revenues	4%	3%
Gain on sale of assets	(502)	(236)	(266)	*
Writedowns and other items	—	10,018	(10,018)	*

Total costs and expenses	$590,913	$482,659	$108,254	22%

Total costs and expenses as % of revenues	91%	95%
Total costs and expenses per ton sold(1)	$40.05	$34.47	$5.58	16%

*	Not meaningful
(1)	Included in total costs and expenses per ton sold were costs for ICG ADDCAR, highwall mining activities and shop services of $2.08 and $1.74 in 2005 and 2004, respectively.

Cost of coal sales and other revenues. In 2005, our cost of coal sales increased $90.7 million, or 22.0%, to $510.8 million compared to $420.1 million in the prior year. The increase in cost of coal sales is primarily a result of increases in prices for steel-related mine supplies, increasing costs for roof control supplies of $1.7 million, increasing costs for conveyor belts and structure of $2.8 million, escalating diesel fuel costs, which were further heightened by Hurricane Katrina’s devastation in Mississippi and Louisiana of $12.0 million, increasing costs for repairs and maintenance of $6.3 million, increasing site preparation and maintenance of $1.1 million and increasing purchase coal costs of $5.6 million. Variable sales-related costs such as royalties and severance taxes increased $11.7 million due to increased sales realizations. Trucking costs increased $11.0 million due to both escalating diesel fuel costs and increased driver compensation costs. In addition, salary and hourly payroll expense increased $14.1 million due to a highly competitive labor market and the necessity to maintain a competitive compensation program. Approximately $22.3 million of the increase in the cost of coal sales was due to our acquisitions of Anker and CoalQuest. These increases were partially offset by decreases in equipment rental expense of $8.0 million due to the decision to purchase rather than lease to fulfill our equipment needs. The total costs and expenses per ton sold increased 16% from $34.47 per ton in 2004 to $40.05 per ton in 2005.

Total costs as percentage of revenues. Total costs and expenses as a percentage of coal revenues decreased to 91% in 2005 from 95% in 2004.

Freight and handling costs. Freight and handling costs increased $4.0 million to $8.6 million for the year ended December 31, 2005 compared to 2004. The increase is due to an increase in shipments where we initially pay the freight and handling costs and are then reimbursed by the customer.

Depreciation, depletion and amortization. Depreciation, depletion and amortization expense increased $7.7 million to $43.2 million in the 2005 compared to $35.5 million in 2004. Depreciation, depletion and amortization per ton increased from $2.53 per ton sold in 2004 to $2.93 per ton sold in 2005. The principal component of the increase was an increase in depreciation expense of $14.9 million in 2005 due to an increase in capital expenditures as well as shortened depreciable asset lives of the Horizon equipment purchased by ICG, Inc. in September 2004. The cost increase was offset by a decrease in depletion of $3.1 million as a result of a revaluation of mineral reserves in connection with the purchase of Horizon’s assets and amortization income on below market coal supply agreements of $1.0 million. Effective January 1, 2004, Horizon discontinued the accounting practice of capitalization of major repair costs in excess of $25,000 per occurrence. The decrease in amortization relating to this practice was $3.9 million.

Selling, general and administrative expenses. Selling, general and administrative expenses for 2005 were $28.8 million compared to $12.7 million for 2004. The increase of $16.1 million is primarily attributable to increases in stock compensation expense and related payroll taxes of $10.4 million, administrative fees of $1.6 million, miscellaneous bonuses of $1.3 million, and other costs of $2.8 million.

Gain on sale of assets. Gain on sale of assets increased $0.3 million from a gain of $0.2 million in 2004 to a gain of $0.5 million in 2005.

Writedowns and other items. The 2004 writedowns and other items were attributable to a loss of $13.3 million on the sale of coal lands, a gain of $7.7 million on a lease buyout, a loss on the retirement of highwall mining system of $6.2 million and other gains of $1.8 million. We did not record any writedowns in 2005.

Twelve Months Ended December 31, 2004 of International Coal Group, Inc. and Predecessor (“Combined”) Compared to the Twelve Months Ended December 31, 2003 of Horizon

This discussion of the results of operations for the twelve months ended December 31, 2004 represents an addition of Horizon’s actual results for the nine months ended September 30, 2004 together with International Coal Group, Inc.’s actual results of operations for the three months ended December 31, 2004.

Revenues

The following table depicts International Coal Group, Inc.’s combined revenue for the twelve months ended December 31, 2004 and Horizon’s revenue for the twelve months ended December 31, 2003 for the indicated categories:

	International Coal Group, Inc. (Combined)	Horizon
	Twelve Months Ended December 31,		Actual
			Increase (Decrease)
	2004	2003	$ or tons	%
	(in thousands, except percentages and per ton data)
Coal sales revenues	$477,444	$441,291	$36,153	8%
Freight and handling revenues	4,580	8,008	(3,428)	(43)%
Other revenues	27,468	31,771	(4,303)	(14)%

Total revenues	$509,492	$481,070	$28,422	6%

Tons sold	14,003	16,656	(2,653)	(16)%
Coal sales revenue per ton	$34.09	$26.49	$7.60	29%

Coal sales revenues. International Coal Group, Inc.’s combined coal sales revenue increased $36.2 million for the year ended 2004, or 8%, to $477.4 million, as compared to Horizon’s for the same period in 2003. This increase was due to a $7.60 per ton (29%) increase in the average sales price, offset by a decrease in tons sold of 16% over the comparable period in the prior year. The increase in the average sales price of our coal was due to the general increase in coal prices during the period as well as the favorable renegotiations of coal sales contracts as a result of Horizon’s Chapter 11 bankruptcy.

Freight and handling revenues. International Coal Group, Inc.’s combined freight and handling revenues decreased $3.4 million for the twelve months ended December 31, 2004 compared to Horizon’s for the same period in 2003. The decrease is due to a decrease in shipments where we pay the freight and handling costs and are then reimbursed by the customer.

Other revenues. International Coal Group, Inc.’s combined other revenue decreased $4.3 million for the twelve months ended December 31, 2004 compared to Horizon’s for the same period in 2003. The decrease in other revenues was primarily a result of decreased participation in the Synfuel sales market in 2004. In addition, for the period beginning October 1, 2004, International Coal Group, Inc. elected to reclassify miscellaneous other revenue (such as royalty income, farming revenue, etc.) from the revenue section of the income statement to miscellaneous other income and expense. Management believes that this reclassification improves the reporting of revenue by separating revenue pertaining primarily to mining activities from non-mining activities. Other revenue for the last three months of 2004 included $0.5 million that related primarily to non-mining activities.

Costs and Expenses

The following table depicts International Coal Group, Inc.’s combined cost of operations for the twelve months ended December 31, 2004 and Horizon’s cost of operations for the twelve months ended December 31, 2003 for the indicated categories:

	International Coal Group, Inc. (Combined)	Horizon
	Twelve Months Ended December 31,		Actual
			Increase (Decrease)
	2004	2003	$	%
	(in thousands, except percentages and per ton data)
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization)	$420,136	$400,652	$19,484	5%
Cost of coal sales and other revenues as % of revenues	82%	83%
Freight and handling costs	4,580	8,008	(3,428)	(43)%
Freight and handling costs as % of revenues	1%	2%
Depreciation, depletion and amortization	35,490	52,254	(16,764)	(32)%
Depreciation, depletion and amortization as % of revenues	7%	11%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization)	12,671	23,350	(10,679)	(46)%
Selling, general and administrative expenses as % of revenues	3%	5%
Gain on sale of assets	(236)	(4,320)	(4,084)	(95)%
Writedowns and other items	10,018	9,100	918	*

Total costs and expenses	$482,659	$489,044	$(6,385)	(1)%

Total costs and expenses as % of revenues	95%	102%
Total costs and expenses per ton sold	$34.47	$29.36	$5.11	17%

*	Not meaningful

Cost of coal sales and other revenues. In the twelve month period ended December 31, 2004, International Coal Group, Inc.’s combined cost of coal sales increased $19.5 million, or 5% to $420.1 million compared to Horizon’s twelve month period ended December 31, 2003. The increase in cost of coal sales is primarily a result of increases in prices for steel-related mine supplies, increasing costs for roof control supplies of $4.3 million, escalating diesel fuel costs of $8.3 million, increasing costs for repairs and maintenance of $13.8 million. A portion of the increase ($7.6 million) in repair and maintenance expense results from a change in accounting practice adopted by Horizon on January 1, 2004. This change resulted in the elimination of capitalization of major repair items with a cost of $25,000 or more, the impact of this change equates to an increase in annual repair and maintenance cost. Variable sales-related costs such as royalties and severance taxes increased $6.8 million due to increased sales realizations. Trucking costs increased $5.6 million due to both escalating diesel fuel costs and increased driver compensation costs. In addition, salary and hourly payroll expense increased $8.0 million due to a highly competitive labor market and the necessity to maintain a competitive compensation program. Payroll taxes and other employee benefits increased $6.0 million due primarily to increases in workers’ compensation premiums, payroll taxes, employer 401(k) expense, and group insurance expense. These increases were partially offset by reduced pension fund costs. Purchased coal cost decreased $32.8 million between 2003 and 2004 due to reduced purchased coal volume. The total costs and expenses per ton sold increased 17% from $29.36 per ton for the twelve months ended December 31, 2003 to $34.47 per ton in the same period in 2004 (combined).

Total cost as percentage of revenues. Total costs and expenses as a percentage of coal revenues decreased to 95% for the twelve months ended December 31, 2004 compared to 102% in 2003.

Freight and handling costs. International Coal Group, Inc.’s combined freight and handling costs decreased $3.4 million for the year ended December 31, 2004 compared to Horizon’s for the same period in 2003. The decrease is due to a decrease in shipments where we pay the freight and handling costs and are then reimbursed by the customer.

Depreciation, depletion and amortization. International Coal Group, Inc.’s combined depreciation, depletion and amortization expense decreased $16.7 million to $35.5 million for the twelve months ended December 31, 2004 compared to Horizon’s for the same period in 2003. Depreciation, depletion and amortization decreased $0.61 per ton to $2.53 per ton for the twelve months ended December 31, 2004 as compared to the same period in 2003. The principal components of the decrease were a $9.6 million decrease in amortization related to an above market contract that expired at the end of 2003, a $2.2 million decrease in depletion due to lower depletion rates in the fourth quarter 2004 and higher production subject to depletion in 2003. Effective January 1, 2004, Horizon discontinued the accounting practice of capitalization of major repair costs in excess of $25,000 per occurrence. The amortization relating to this practice was $3.9 million for the twelve months ended December 31, 2004 as compared to $6.9 million for the same period in 2003. The remaining decrease for the combined twelve months ended December 31, 2004 as compared to the same period in 2003 was due primarily to assets being fully depreciated as well as reduced amortization of mine development costs.

Selling, general and administrative expenses. International Coal Group, Inc.’s combined selling, general and administrative expenses decreased $10.7 million to $12.7 for the twelve months ended December 31, 2004 compared to Horizon’s for the same period of 2003. The decrease of $10.7 million is primarily attributable to decreases in labor costs of $4.5 million, group insurance of $1.6 million, professional and consulting fees of $1.0 million, officers life insurance of $0.8 million, office rent of $0.7 million, taxes and licenses of $0.7 million and other insurance of $0.6 million.

Gain on sale of assets. International Coal Group, Inc.’s combined gain on sale of assets decreased $4.1 million, to $0.2 million for the twelve months ended December 31, 2004 compared to Horizon’s for the same period in 2003. The Horizon gain on sale of assets was due primarily to the sales of Cyrus Dock, Hannah Land and Blue Springs.

Writedowns and other items. International Coal Group, Inc.’s combined writedowns and other items increased $0.9 million, to $10.0 million in 2004 compared to Horizon’s for the same period in 2003. The 2004 writedowns and other items were attributable to a loss of $13.3 million on the sale of coal lands, a gain of $7.7 million on a lease buyout, a loss on the retirement of highwall mining system of $6.2 million and other gains of $1.8 million. The 2003 writedowns and other items were attributable to a writedown of assets of $6.4 million relating primarily to a closed operation (Blue Springs) and a writedown of parts inventory of $2.7 million.

LIQUIDITY AND CAPITAL RESOURCES

Our business is capital intensive and requires substantial capital expenditures for, among other things, purchasing, upgrading and maintaining equipment used in developing and mining our coal lands, as well as remaining in compliance with environmental laws and regulations. Our principal liquidity requirement is to finance our coal production, fund capital expenditures and to service our debt and reclamation obligations. We may also engage in acquisitions from time to time. Our primary sources of liquidity to meet these needs are cash flow from sales of our coal, other income and borrowings under our amended and restated credit facility.

We believe the principal indicators of our liquidity are our cash position and remaining availability under our credit facility. As of June 30, 2006, our available liquidity was $330.9 million, including cash of $65.8 million and $265.1 million available under our amended and restated credit facility. Total debt represented 23.0% of our total capitalization at June 30, 2006. Our total capitalization represents our current short- and long-term debt combined with our total stockholders’ equity.

We believe that a significant portion of our equipment needs to be upgraded in the near-term. Cash paid for capital expenditures was approximately $85.3 million for the first six months of 2006 and we currently expect our capital expenditures will be approximately $214.0 million in the aggregate in 2006, primarily for investments in new equipment and for mining development operations. We expect to fund these capital expenditures from our internal operations, proceeds from the outstanding notes and borrowings under our amended and restated credit facility. We believe that our amended and restated credit facility will be sufficient to fund our expected capital expenditures through the peak spending years of 2006 and 2007. We have also entered into a $50.0 million equipment revolving credit facility with Caterpillar Financial Services Corporation to be used to finance new Caterpillar equipment at various mining complexes, see “Description of Other Indebtedness—Caterpillar Equipment Revolving Credit Facility.”

As a result of recent accidents in the mining industry, new laws and regulations will require additional capital expenditures to meet enhanced safety standards. We have included approximately $8.0 million for these increased amounts in our capital expenditure budget for 2006. As we take advantage of planned expansion opportunities from 2007 through 2009 principally as a result of the Anker and CoalQuest acquisitions, we had planned to spend approximately $854.5 million on capital expenditures which may require some additional external financing. However, we are currently reviewing our capital expenditures plans and they may be different than currently anticipated depending upon changes to our operating plans, the size and nature of new business opportunities and actual cash flows generated by our operations.

We and the industry continue to be affected by increased costs for mine supplies, services, repair parts, tires, fuel and labor. The second quarter and six month results were adversely impacted by the continued rising prices of crude oil and natural gas, as well as increased labor costs. We are exploring a range of options to try to address those issues. In addition, as a result of infrastructure weaknesses and continuing geologic issues at Anker, the transition period for implementation of various operational improvements has taken longer than originally anticipated.

On April 8, 2006, we suffered a fire at our Viper Mine near Elkhart, Illinois that idled the mine and forced replacement of its high angle conveyor belt. Repairs have been completed and we resumed production on May 8, 2006. Force Majeure notices were issued to affected customers, but coal continued to be shipped from existing inventory through May 2, 2006. No one was injured in the incident. The pre-tax financial impact of this event for the second quarter of 2006 was approximately $3.0 million.

During 2006 we have experienced additional operating issues that have had a negative impact on our outlook. The closure of Vindex Energy’s Stony River mine has become permanent after a major roof fall in early February prevented access to the remaining coal reserves. Mining activity at Wolf Run’s Sycamore No. 2 mine suffered adverse geological conditions which resulted in high production costs and reduced tonnage and delayed the startup of the Number 2 section. As a result, we idled the Sycamore No. 2 mine in September 2006. We expect to reconfigure the mine and resume operations as a small-scale production unit late in the fourth quarter of 2006 or early in 2007. Production at the Sentinel mine in our Philippi complex will be delayed until December while we extend the mine shafts and slope access to encounter more favorable mining conditions in the recently acquired Clarion seam reserves. Our performance in the first half of 2006 was also adversely affected by the bankruptcy of a key coal supplier for our Vindex operations and the ongoing effects of the Sago mine accident. We expect to incur increased operating and administrative expenses of approximately $15.2 million as a result of the accident and temporary mine closure that will negatively impact 2006 earnings, approximately $11.7 million of which were incurred in the first quarter of 2006.

In addition, in response to cost pressures at certain other operations, coupled with the relative softening in recent coal prices, we have also implemented substantial production cutbacks. We intend to idle approximately 1.7 million tons of high-cost production, comprised of approximately 700,000 annual tons in our Northern Appalachian operations and approximately 1.0 million tons in our Central Appalachian operations.

In our consolidated balance sheet as of June 30, 2006, we recorded $344.0 million in goodwill which represents the excess of costs over the fair value of the net assets acquired from Horizon, Anker and CoalQuest. The purchase price allocation for Anker and CoalQuest is preliminary and will not be finalized until all determinations of fair value are made, including third party appraisals. We tested for impairment of the Horizon assets as of October 31, 2005 and determined that impairment review supported the carrying value of goodwill. We will perform the next impairment test of the Horizon assets and for the net assets acquired from Anker and CoalQuest as of October 31, 2006, although in certain circumstances we may need to perform either test sooner. If the upcoming impairment review results in the application of impairment adjustments, we will be required to recognize these adjustments as operating expenses. As a result, we would have to write-off the impaired portion which could significantly reduce the value of our assets and reduce our net income for the year in which the write-off occurs. Our debt covenant ratios are based on “adjusted EBITDA” that excludes any non-cash items from the calculation, such as a goodwill write-off. The minimum interest coverage ratio could be affected if the basis of goodwill (both book and tax) is written off. A hypothetical write-off of $5.0 million to both the book and tax basis would result in additional annual federal taxes (as we would lose the tax deduction as a result of the write-off), over the amortization period of 15 years, of $0.1 million. This would not have a material impact on the ratio calculations. However, if there was a material negative impact on the ratio calculations, we may be in default under the amended and restated credit facility and therefore unable to borrow additional amounts under such facility unless the default was waived.

Profitability in the third and fourth quarters of 2005 was negatively impacted by several factors, including non-cash costs associated with restricted stock issued to senior management, short term quality issues at the Knott County operations, a tight labor market in the Hazard area and permit delays related to the Hazard operations. ICG was adversely impacted by margin compressions due to cost increases for various commodities and services influenced by the recent price acceleration of crude oil and natural gas—a trend that was greatly exacerbated by the Gulf hurricanes. Costs of diesel fuel, explosives (ANFO), tires and coal trucking have all escalated as a direct result of supply chain problems related to the Gulf hurricanes.

In addition, we have brokered coal contracts that will expire at the end of 2006. These contracts were signed during a period of oversupply in the coal industry and contain pricing that, while acceptable to the sellers at that time, is significantly below today’s market levels and, management believes, will not be able to be renegotiated or replaced in today’s market. The loss of these contracts will have a significant impact on our earnings after 2006. For the year ended December 31, 2005 and the six months ended June 30, 2006, these contracts provided $33.5 million and $19.3 million, respectively, in pre-tax net income. However, the loss of this revenue is expected to be mitigated somewhat as additional owned and controlled mining complexes are brought into production in 2007.

Cash Flows

Net cash provided by operating activities was $18.8 million for the six months ended June 30, 2006, a decrease of $16.3 million from the same period in 2005. This decrease is attributable to a decrease in net income of $18.5 million after adjustment for non-cash charges. These decreases were partially offset by the effects of a decrease in net operating assets and liabilities of $2.2 million.

Net income decreased in the first six months of 2006 compared to the same period in 2005 primarily as a result of higher operating costs, most notably diesel fuel, trucking costs due to increased diesel costs, blasting supplies, roof bolts and plates, the ongoing effects of the Sago mine accident, the effects of the Viper mine fire, labor costs due to the highly competitive labor market, and other operating issues noted in “—Liquidity and Capital Resources.” Also impacting the comparability of net income for the six months of 2006 compared with 2005 was the acquisition of Anker and CoalQuest.

For the six months ended June 30, 2006, net cash used in investing activities was $79.3 million compared to cash used in investing activities of $42.3 million for the six months ended June 30, 2005. For the first six months of 2006, $85.3 million of cash was used to replace our aged mining equipment fleet compared to $40.3 million in the same period 2005. Cash was returned from deposits of collateral for reclamation and royalty bonds of $0.2 million in the first six months of 2006 compared to cash deposited of $2.0 million in the same period of 2005. Also positively affecting investing activities for the first six months of 2006 were proceeds of asset sales of $3.2 million and proceeds received in connection with a sale-leaseback transaction of $5.4 million. Investing activities also include cash paid (net of cash acquired) of $2.9 million relating to the acquisitions of Anker and CoalQuest and the former Horizon companies.

Net cash provided by financing activities of $117.1 million for the six months ended June 30, 2006 was primarily due to proceeds of $175.0 million related to our senior notes offering which closed on June 23, 2006. The proceeds were used to repay all amounts outstanding under the then existing revolving credit facility of $91.3 million, including $70.0 million of which was borrowed in the first six months of 2006, and retire the then outstanding term loan facility of $19.5 million. Simultaneous with the senior notes offering, our credit facility was amended and restated resulting in an increased credit facility of up to $325.0 million. The senior notes offering and the amended and restated credit facility resulted in issuance fees of approximately $8.5 million. Cash was used in financing activities to repay short-term debt of $7.4 million in the first six months of 2006. In the six months ended June 30, 2005, cash was used in financing activities to repay short-term debt of $2.7 million and long-term debt and capital leases of $1.3 million. Also impacting financing activities for the six months ended June 30, 2005 was financing costs of $0.1 million.

Net cash provided by operating activities was $77.3 million for the year ended December 31, 2005, an increase of $19.0 million from the same period in 2004. This increase is attributable to an increase in net income of $151.4 million after adjustment for non-cash charges. These increases were partially offset by the effects of a decrease in net operating assets and liabilities of $122.4 million and writedowns of $17.7 million. The $122.4 million decrease in net operating assets and liabilities was attributable, in part, to an increase in accounts receivable of $20.9 million, a decrease in accounts payable of $10.4 million and a decrease in accrued expenses of $88.8 million. In the same period in 2004, there was a gain on a lease buyout option of $7.7 million related to our predecessor’s bankruptcy filing.

Net income increased in 2005 primarily as a result of higher coal sales realization due to the strengthening of the coal market during the period. The increase in realization was partially offset by higher operating costs most notably diesel fuel, trucking costs due to increased diesel costs and increased driver compensation and labor costs due to the highly competitive labor market. Higher interest expense for the predecessor company also impacted net income in 2004.

For the year ended December 31, 2005, net cash was used in investing activities of $104.7 million compared to cash used in investing activities of $325.7 million for the twelve months ended December 31, 2004. Cash used in investing activities for 2005 was $108.2 million in order to begin replacement of our aged mining equipment fleet compared to $12.2 million in 2004. Cash was returned from deposits of restricted cash used for collateral for reclamation and royalty bonds of $3.4 million in 2005 compared to cash deposited of $1.8 million in the same period of 2004. Proceeds of equipment sales were $0.6 million in 2005 compared to $4.1 million in the same period of 2004 and proceeds from lease buyouts of $7.7 million in 2004 had a positive impact on investing in 2004. Investment activities also includes cash paid (net of cash acquired) of $0.5 million related to the acquisition of Anker and CoalQuest in 2005 through the issuance of 24,090,909 shares of common stock. In 2004, Horizon’s assets were purchased for $323.6 million.

Net cash provided by financing activities of $12.6 million for the year ended December 31, 2005 was primarily due to $210.5 million of net proceeds from the issuance and sale of 21 million shares of common stock in our public offering in December 2005. The net proceeds of the public offering were used to retire $188.7 million of term loan debt and repay $21.2 million of borrowings under our existing credit facility. Prior to the public offering, we made term loan payments of $1.7 million and borrowed an additional $35.0 million to consummate the mergers with Anker and CoalQuest. Also impacting our financing activities was financing costs of $0.4 million, capital lease payments of $0.5 million and proceeds of $0.2 million related to issuance of common stock to employees. In addition, we borrowed $42.5 million on our existing credit facility to satisfy short-term operational needs and made net repayments of $55.5 million and $7.5 million on our long-term and short-term debt, respectively. In 2004, cash provided in financing activities of $290.5 million primarily due to $150.2 million in capital provided by the original investors as well as borrowings under a $175.0 million term loan. We also incurred capital lease repayments of $0.8 million in 2004. Other changes in financing activities in 2004 resulted in a use of funds of $35.6 million primarily related to the repayment of Horizon’s DIP facility.

Net cash provided by operating activities was $58.3 million for the combined twelve months ended December 31, 2004, an increase of $38.3 million from the same period in 2003. This increase is attributable to an increase of $73.3 million in net income primarily due to a strengthening coal market during the period. This increase was offset by a decrease in accrued expenses of $66.2 million primarily related to accrued interest charges in 2003. Other changes in operating activities resulted in a source of $31.2 million.

For the combined twelve months ended December 31, 2004 net cash used in investing activities was $325.7 million compared to a use of cash of $3.9 million for the same period in 2003. Cash used in 2004 was primarily related to the acquisition of the assets of Horizon.

Net cash provided by financing activities was $290.5 million for the combined twelve months ended December 31, 2004 as compared to a use of $15.5 million for the comparable period in 2003. The increase in cash provided by financing activities in 2004 was primarily due to $150.2 million in capital provided by the original investors, as well as the funding of a $175 million term loan. Other changes in financing activities resulted in a use of funds of $19.2 million primarily related to the repayment of Horizon’s DIP facility.

Credit Facility and Long-Term Debt Obligations

As of June 30, 2006, our total long-term indebtedness, including capital lease obligations, consisted of the following:

As of June 30, 2006
(in thousands)
10.25% Senior Notes, due 2014	$175,000
Equipment notes	3,714

Total long-term debt	$178,714

Less current portion	(1,182)

Long-term debt, net of current portion	$177,532

Amended and restated credit facility

Concurrently with the closing of the offering of the outstanding notes, we entered into a second amended and restated credit facility, which replaced our then existing revolving credit facility. The amended and restated

credit facility consists of a revolving credit facility of $325.0 million, of which up to a maximum of $125.0 million may be used for letters of credit. This facility may be increased by up to an additional $100.0 million. As of June 30, 2006, we had letters of credit totaling $59.9 million outstanding leaving $265.1 million available for future borrowing capacity. Interest on the borrowings under the credit facility is payable, at our option, at either the base rate plus an applicable margin based on our leverage ratio of 0.75% to 1.25% or LIBOR plus an applicable margin based on our leverage ratio of 1.75% to 2.25%. We must pay an unused commitment fee based on our leverage ratio of 0.375% or 0.50%. We must also pay a letter of credit participation fee with respect to outstanding letters of credit in an amount equal to the interest rate margin applicable to LIBOR borrowings under the revolving credit facility and letter of credit fronting fee of 0.20% per annum.

The amended and restated credit facility imposes certain restrictions on us, including restrictions on our ability to: incur debt, grant liens, enter into agreements with negative pledge clauses, provide guarantees in respect of obligations of any other person, pay dividends and make other distributions, make loans, investments, advances and acquisitions, sell our assets, make redemptions and repurchases of capital stock, make capital expenditures, prepay, redeem or repurchase debt, liquidate or dissolve; engage in mergers or consolidations, engage in affiliate transactions, change our business, change our fiscal year, amend certain debt and other material agreements, issue and sell capital stock of subsidiaries, engage in sale and leaseback transactions, and restrict distributions from subsidiaries. The credit facility also requires us to meet certain financial tests, including a maximum leverage ratio, a minimum interest coverage ratio, and a limit on capital expenditures. As of June 30, 2006, we were in compliance with the covenants under the credit facility. If an event of default occurs under the credit facility, the lenders under the agreement will be entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral.

As a result of amending and restating our prior credit agreement, we incurred a write-off of $1.4 million of deferred financing expenses related to the prior credit agreement.

In June 2006, we sold $175.0 million aggregate principal amount of the outstanding 10.25% senior notes due July 15, 2014 in a private placement pursuant to Rule 144A of the Securities Act and Regulation S of the Securities Act. Interest on the notes is payable semi-annually in arrears on July 15 and January 15 of each year, commencing on January 15, 2007. The notes are senior unsecured obligations and are guaranteed on a senior unsecured basis by all of our current and future domestic subsidiaries that are material or that guarantee our amended and restated credit facility. The notes and the guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured indebtedness, but are effectively subordinated to all of our and the guarantors existing and future senior secured indebtedness to the extent of the value of the assets securing that indebtedness and to all liabilities of our subsidiaries that are not guarantors. We have the option to redeem all or a portion of the notes at 100% of the aggregate principal amount at maturity at any time on or after July 15, 2010. At any time prior to July 15, 2010, we may also redeem all or a portion of the notes at a redemption price equal to 100% of the aggregate principal amount of the notes plus an applicable premium as of, and accrued and unpaid interest and additional interest, if any, to, but not including the date of redemption. At any time before July 15, 2009, we may also redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 110.25% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings. Upon the happening of a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. See “Description of Notes” for details.

The indenture governing the notes contains various restrictive covenants and events of default applicable to us and our restricted subsidiaries similar to those contained in our amended and restated credit facility. Our ability to incur debt in based on a ratio of consolidated cash flows to fixed charges. These limitations however are subject to a number of exceptions and qualifications. As of June 30, 2006, we were in compliance with all of the covenants under the indenture.

As a regular part of our business, we review opportunities for, and engage in discussions and negotiations concerning, the acquisition of coal mining assets and interests in coal mining companies, and acquisitions of, or combinations with, coal mining companies. When we believe that these opportunities are consistent with our growth plans and our acquisition criteria, we will make bids or proposals and/or enter into letters of intent and other similar agreements, which may be binding or nonbinding, that are customarily subject to a variety of conditions and usually permit us to terminate the discussions and any related agreement if, among other things, we are not satisfied with the results of our due diligence investigation. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. There can be no assurance that additional financing will be available on terms acceptable to us, or at all.

Additionally, we have other long-term liabilities, including, but not limited to, mine reclamation and mine closure costs, below market coal supply agreements, and “black lung” costs, and some of our operating and management-services subsidiaries have long-term liabilities relating to retiree health and other employee benefits.

Our ability to meet our long-term debt obligations will depend upon our future performance, which in turn, will depend upon general economic, financial and business conditions, along with competition, legislation and regulation—factors that are largely beyond our control. Based upon our current operations, the historical results of our predecessors, as well as those of Anker and CoalQuest, we believe that cash flow from operations, together with other available sources of funds, including additional borrowings under our amended and restated credit facility, will be adequate for at least the next 12 months for making required payments of principal and interest on our indebtedness and for funding anticipated capital expenditures and working capital requirements. However, we cannot assure you that our operating results, cash flow and capital resources will be sufficient for repayment of our debt obligations in the future.

CONTRACTUAL OBLIGATIONS

The following is a summary of our significant future contractual obligations by year as of December 31, 2005:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(in thousands)
Long-term debt obligations(1)	$4,201	$7,924	$45,222	$—	$57,347
Operating leases	8,983	3,112	—	—	12,095
Coal purchase obligation(2)	116,623	61,518	37,685	—	215,826
Advisory Services agreement(3)	2,000	4,000	4,000	1,500	11,500
Minimum royalties	3,891	10,564	10,329	23,842	48,626

Total(4)(5)	$135,698	$87,118	$97,236	$25,342	$345,394

(1)	Amounts shown do not reflect obligations following the sale of the outstanding notes, the use of net proceeds thereof, nor the amended and restated credit facility. Amounts are inclusive of interest assuming interest rates of 8.0% for the term loan, 7.32% for the revolving credit facility and 5.8% for the equipment notes.
(2)	Reflects estimates of obligations.
(3)	See “Certain Relationships and Related Party Transactions.”
(4)	We are also a party to an employment agreement with each of our President and Chief Executive Officer and our Senior Vice President, General Counsel and Secretary.
(5)	After giving effect to the sale of the outstanding notes, the use of the net proceeds thereof, and the amended and restated credit facility, the Total “Total” contractual obligations and the Total “More than 5 years” contractual obligations are expected to be $610.4 million and $272.1 million, respectively, including interest on the notes.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in our consolidated balance sheets, and we do not expect any material adverse effects on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.

Federal and state laws require us to secure payment of certain long-term obligations such as mine closure and reclamation costs, federal and state workers’ compensation, coal leases and other obligations. We typically secure these payment obligations by using surety bonds, an off-balance sheet instrument. The use of surety bonds is less expensive for us than the alternative of posting an all cash bond or a bank letter of credit, either of which would require a greater use of our credit facility. We then use bank letters of credit to secure our surety bonding obligations as a lower cost alternative than securing those bonds with cash. We currently have a $100.0 million committed bonding facility pursuant to which we are required to provide bank letters of credit in an amount up to 45% of the aggregate bond liability. To the extent that surety bonds become unavailable, we would seek to secure our reclamation obligations with letters of credit, cash deposits or other suitable forms of collateral.

As of December 31, 2005, we had outstanding surety bonds with third parties for post-mining reclamation totaling $90.3 million plus $2.0 million for miscellaneous purposes. We maintained letters of credit as of December 31, 2005 totaling $59.9 million to secure reclamation surety bonds and other obligations. These letters of credit are issued under our current $100.0 million bonding facility.

INFLATION

Inflation in the United States has been relatively low in recent years and did not have a material impact on results of operations for the twelve months ended December 31, 2005, 2004 and 2003.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of FIN 48 to have a material impact on our financial position, results of operations or cash flows.

Effective January 1, 2006, we adopted The Emerging Issues Task Force (“EITF”) Issue 04-6, Accounting for Stripping Costs in the Mining Industry (“EITF Issue 04-6”). EITF Issue 04-6 applies to stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to coal that will be extracted. Under the new EITF, stripping costs incurred during the production phase of the mine are variable production costs that are included in the cost of inventory produced during the period the stripping costs are incurred. The EITF further clarified that “inventory produced” is intended to mean “inventory extracted.” Historically, the coal industry has considered coal uncovered at a surface mining operation but not yet extracted to be coal inventory (pit inventory). As a result, the adoption of EITF Issue 04-6 caused a write-off of pit inventory which resulted in a decrease of $0.6 million in our retained earnings, net of tax, as of January 1, 2006.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 151, Inventory Costs an amendment of ARB No. 43, Chapter 4, (“SFAS No. 151”). This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. Adoption of this statement did not have a material impact on our consolidated financial position or results of operations.

Effective January 1, 2006, we adopted SFAS No. 123(R), Share Based Payments (“SFAS No. 123(R)”), using the modified prospective application, to account for stock based awards issued under its equity and performance incentive plan. SFAS No. 123(R) revises SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and its related implementation guidance. This statement establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The adoption of SFAS No. 123(R) did not require a cumulative effect adjustment. Prior to January 1, 2006, we applied the provisions of APB No. 25, to account for stock based awards issued under its equity and performance incentive plan. Adoption of SFAS No. 123(R) resulted in additional compensation expense related to stock option awards, which decreased net income before income taxes and minority interest by $1.0 million for the six months ended on June 30, 2006, and increased net loss by $0.7 million for the six months ended June 30, 2006. The adoption of this statement did not impact basic earnings per share for the six months ended June 30, 2006, however, diluted earnings per share for the six months ended June 30, 2006 decreased by $0.01. See Note 12 to our unaudited condensed consolidated financial statements located elsewhere in this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES REGARDING MARKET RISK

Commodity price risk. We manage our commodity price risk for coal sales through the use of long-term coal supply agreements rather than through the use of derivative instruments. As of December 31, 2005, we had sales commitments for 82% of our planned 2006 production. Some of the products used in our mining activities, such as diesel fuel, are subject to price volatility. Through our suppliers, we utilize forward contracts to manage the exposure related to this volatility. A hypothetical increase of $0.10 per gallon for diesel fuel would reduce pre-tax income for the year ended December 31, 2005 by $2.1 million. A hypothetical increase of 10% in steel prices would result in an increase in roof support costs. This would have reduced pre-tax income for the year ended December 31, 2005 by $1.2 million.

Interest rate risk. Historically, we have had exposure to changes in interest rates on a portion of our existing level of indebtedness. This exposure had been hedged at 50% of the original term debt for a two year period using pay-fixed, receive-variable interest rate cap. A hypothetical increase or decrease in interest rates by 1% would have changed quarterly interest expense on our term loan facility by $0.05 million for the year ended December 31, 2005.

In May 2006, we entered into an Interest Rate Collar Agreement, which becomes effective on March 31, 2007 and expires March 31, 2009, to hedge our interest risk on an initial $100.0 million (increasing to $200.0 million in March 2008) notional amount of revolving debt. The interest rate collar is designed as a cash flow hedge to offset the impact of changes in the LIBOR interest rate above 5.92% and below 4.8%. This agreement was entered into in conjunction with our renegotiated credit facility dated June 23, 2006 and did not have a material impact on the second quarter of 2006.

Market price risk. We are exposed to market price risk in the normal course of mining and selling coal. As of June 30, 2006, we had 93% of 2006 planned production committed for sale leaving approximately 7% uncommitted for sale. A hypothetical decrease of $1.00 per ton in the market price for coal would have reduced pre-tax income by $3.8 million for 2005.

INDUSTRY

OVERVIEW

A major contributor to the world energy supply, coal represents over 39% of the world’s primary energy consumption according to the World Coal Institute. The primary use for coal is to fuel electric power generation. In 2005, coal-fired plants generated 51% of the electricity produced in the United States, according to the EIA, a statistical agency of the DOE.

The United States is the second largest coal producer in the world, exceeded only by China. Other leading coal producers include India, Australia, South Africa, Columbia and Venezuela. The United States is the largest holder of recoverable coal reserves in the world, with over 250 years supply at current production rates. According to the EIA, the United States produces over one-fifth of the world’s coal.

Demand for U.S. Coal Production

Coal produced in the United States is used primarily by utilities to generate electricity, by steel companies to produce coke for use in blast furnaces and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. Significant quantities of coal are also exported from both east and west coast terminals. Coal produced in the United States is also exported, primarily from east coast terminals. The breakdown of 2005 U.S. coal consumption by sector, according to the EIA, is as follows:

End Use	Tons (millions)	% of Total
Electric Power	1,039	92.2%
Other Industrial Plants	61	5.4%
Coke Plants	23	2.0%
Residential & Commercial	5	0.4%

Total	1,128	100.0%

Source: EIA

Coal has long been favored as an electricity generating fuel by regulated utilities because of its basic economic advantage. The largest cost component in electricity generation is fuel. According to the National Mining Association, coal is by far the cheapest source of power fuel per million Btu, averaging less than half the price of petroleum and natural gas.

According to the EIA, for a new coal-fired plant built today, fuel costs would represent about one-half of total operating costs, whereas the share for a new natural-gas-fired plant would be almost 90%. Coal used as fuel to generate electricity is commonly referred to as “steam coal.”

There are factors other than fuel cost that influence each utility’s choice of electricity generation mode, including facility construction cost, access to fuel transportation infrastructure, environmental restrictions and other factors. The breakdown of U.S. electricity generation by fuel source in 2004, as estimated by the EIA, is as follows:

Electricity Generation Source	% of Total Electricity Generation
Coal	50%
Nuclear	20%
Natural Gas	18%
Hydro	7%
Petroleum and Other	5%

Total	100%

Source: EIA

The EIA projects that generators of electricity will increase their demand for coal as demand for electricity increases. Because coal-fired generation is used in most cases to meet base load (the lowest level of power production) requirements, coal consumption has generally grown at the pace of electricity demand growth. Demand for electricity has historically grown in proportion to U.S. economic growth as measured by gross domestic product. According to the EIA, coal use for electricity generation is expected to increase on average by 1.6% per year from 2003 to 2030.

U.S. Electricity Generation Increasing—1970-2030 Forecasted

Source: EIA

The other major market for coal is the steel industry. The type of coal used in steel making is referred to as metallurgical coal and is distinguished by special quality characteristics that include high carbon content, low expansion pressure, low sulfur content, and various other chemical attributes. Metallurgical coal is also high in heat content (as measured in Btus), and therefore is desirable to utilities as fuel for electricity generation. Consequently, metallurgical coal producers have the ongoing opportunity to select the market that provides maximum revenue. The premium price offered by steel makers for the metallurgical quality attributes is typically higher than the price offered by utility coal buyers that value only the heat content.

U.S. COAL PRODUCTION AND DISTRIBUTION

In 2005, total coal production as estimated by the EIA was 1.1 billion tons. The primary producing regions were Appalachia (35%), Interior (13%) and Western (52%). Most of our coal production comes from the Central Appalachian region. In 2003, approximately 67% of U.S. coal was produced by surface mining methods. The remaining 33% was produced by underground mining methods that include room and pillar mining and longwall mining.

U.S. Coal Production

	2001	2002	2003	2004	2005
	(tons in millions)
Area:
Appalachian	431.2	396.2	376.1	389.9	396.4
Interior (includes Illinois Basin)	146.9	146.6	146.0	146.0	149.2
Western	547.9	550.4	548.7	575.2	587.0
Refuse Recovery	1.8	1.0	1.0	1.0	0.7

Total	1,127.7	1,094.3	1,071.8	1,112.1	1,133.3

Source: EIA

Central Appalachia

Central Appalachia, including eastern Kentucky, Virginia and southern West Virginia, produced 20% of the total U.S. coal production in 2005. Coal mined from this region generally has a high heat content of between 12,000 and 14,000 Btus per pound and a low sulfur content ranging from 0.7% to 1.5%. From 2000 to 2005 according to the EIA, the Central Appalachian region experienced a decline in production from 258 million tons to 232 million tons, or a 10% decline, primarily as a result of the depletion of economically attractive reserves, permitting issues and increasing costs of production, which was partially offset by production increases in Southern West Virginia due to the expansion of more economically attractive surface mines.

The structural issues in Central Appalachia have led to exceedingly high barriers to entry. These barriers are likely to prevent large-scale development in the region in both the short and medium term. In addition, alternative fuel sources have limited benefits and eastern utilities are reluctant to invest heavily to switch to PRB coal. Thus, the increasing demand coupled with the supply constraints will likely result in price stabilization at higher levels in Central Appalachia.

INDUSTRY TRENDS

In recent years, the coal industry has experienced several significant trends including:

Significant gains in mining productivity. U.S. coal production more than doubled from 1968 to 1998 due largely to changes in work practices and the introduction of new technologies that have greatly increased mine productivity. According to the EIA, overall coal mine productivity, measured in tons produced per miner shift, has increased from 30.6 tons in 1990 to 55.6 tons in 2003.

Growth in coal consumption. According to EIA, from 1990 to 2005 coal consumption in the United States increased from 895 million tons to 1,128 million tons, or 26%. The largest driver of increased coal consumption during this period was increased demand for electricity. The EIA estimates that coal use for electricity generation is expected to increase on average by 1.6% per year from 2003 to 2025.

Increased utilization of existing capacity of coal-fired power plants. We believe that existing coal-fired plants will supply much of the projected increase in the demand for electricity because they possess excess capacity that can be utilized at low incremental costs. The NETL has identified 106 coal-fired plants, representing 65,000 megawatts of electric generation capacity, that have been proposed and are currently in various stages of development.

Restructuring of Electricity Industry

In October 1992, Congress enacted the Energy Policy Act of 1992, which gave wholesale electricity suppliers access to the transmission lines of U.S. utility companies. In May 1996, the Federal Energy Regulatory

Commission issued the first of a series of orders establishing rules to promote competition in wholesale electricity markets by providing wholesale electricity suppliers open access to electricity transmission systems. In 1999, the Federal Energy Regulatory Commission issued a rule to encourage the establishment of regional transmission organizations. Wholesale competition has resulted in a substantial increase in non-utility generating capacity in the United States.

Increasingly Stringent Air Quality Laws

The coal industry has witnessed a recent shift in demand to low sulfur coal production driven by regulatory restrictions on sulfur dioxide emissions from coal-fired power plants. In 1995, Phase I of the Clean Air Act Acid Rain program required high sulfur coal plants to reduce their emissions of sulfur dioxide to 2.5 pounds or less per million Btu, and in 2000, Phase II of the Clean Air Act tightened these sulfur dioxide restrictions further to 1.2 pounds of sulfur dioxide per million Btu. Currently, electric power generators operating coal-fired plants can comply with these requirements by:

•	burning lower sulfur coal, either exclusively or mixed with higher sulfur coal;

•	installing pollution control devices such as scrubbers, which reduce the emissions from high sulfur coal;

•	reducing electricity generating levels; or

•	purchasing or trading emission credits to allow them to comply with the sulfur dioxide emission compliance requirements.

However, as new laws and regulations, including the Clean Air Interstate Rule and the Clean Air Mercury Rule require further reductions in emissions, coal-fired utilities may need to install additional pollution control equipment, such as wet scrubbers, to comply. Installation of such additional pollution control equipment could potentially result in a decrease in the demand for low sulfur coal (because sulfur would be removed by the new equipment), potentially driving down prices for low sulfur coal.

RECENT COAL MARKET CONDITIONS

According to traded coal indices and reference prices, U.S. and international coal demand is currently at high levels, and coal pricing remains at high levels compared to historical trends. We believe that strong current fundamentals in the U.S. coal industry are supported primarily by:

•	stronger industrial demand following a recovery in the U.S. manufacturing sector;

•	production difficulties and reserve degradation experienced by some U.S. coal producers;

•	capacity constraints of U.S. nuclear-powered electricity generators;

•	high current and forward prices for natural gas and oil;

•	transportation disruptions including constrained rail line capacity and increased costs faced by the trucking industry; and

•	increased international demand for U.S. coal for electricity generation and steelmaking, driven by global economic growth, high ocean freight rates and the weak U.S. dollar.

Coal prices are influenced by a number of factors and often vary dramatically by region. The following chart illustrates coal spot prices for Central Appalachia low sulfur compliance coal, Illinois Basin high sulfur coal and metallurgical coal.

Coal Pricing Environment

Sources: Bloomberg L.P. for CAPP and IL prices; EIA for metallurgical coal prices

BUSINESS

OVERVIEW

We are a leading producer of coal in Northern and Central Appalachia with a broad range of mid to high Btu, low to medium sulfur steam and metallurgical coal. We also have a complementary mining complex of mid to high sulfur steam coal strategically located in the Illinois Basin. We currently own and operate eleven active mining complexes, ten of which are dispersed between Central Appalachia and Northern Appalachia, with the one remaining complex in the Illinois Basin. Our strategic locations give us a prominent position in three of the four largest coal producing regions in the United States, including the Appalachian region, which is the largest coal producing region by revenues in the country. As of March 31, 2006, we control approximately 1.1 billion tons of proven and probable coal reserves. Based on 2005 production rates, this reserve base gives us a reserve life of approximately 72 years, which we believe is more than any other public coal producer in the United States. Additionally, we also own and control approximately 563 million tons of non-reserve coal deposits. For the year ended December 31, 2005, we sold 14.8 million tons of coal, of which approximately 14.7 million tons were steam coal and approximately 0.1 million tons were metallurgical.

We currently market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic industrial and steel customers. Coupling our primarily high Btu, low sulfur steam and metallurgical quality coal, with the availability of multiple transportation options throughout the Appalachian region, enables us to participate in both the domestic and international coal markets. We are committed to maintaining a reliable and stable revenue base. As of June 30, 2006, we had contracted sales commitments in place for approximately 93% of planned shipments for 2006 and 55% to 60% for 2007.

OUR HISTORY

The Horizon Acquisition

On February 28, 2002, Horizon (at that time operating as AEI Resources Holdings, Inc.) filed a voluntary petition for Chapter 11 and its plan of reorganization became effective on May 8, 2002. However, Horizon’s profit margins and cash flows were negatively impacted in fiscal year 2002 by, among other things, the falling price of coal and continued increases in certain operating expenses. Due to capital and permit constraints, Horizon had to mine in areas which produced coal at greatly reduced profit margins thus severely reducing cash flow.

As a result of its continuing financial and operational difficulties, Horizon filed a second voluntary petition for relief under Chapter 11 on November 13, 2002. Horizon obtained a debtor-in-possession financing facility of up to $350.0 million and was effective in rationalizing its operations, selling non-core assets, paying down outstanding borrowings and generating substantial operating profit. With stabilized operations and a significantly improved coal market, Horizon filed a joint plan of reorganization and a joint plan of liquidation under Chapter 11.

ICG was formed by WLR and other investors in May 2004 to acquire and operate competitive coal mining facilities from Horizon. The Horizon assets were sold through a bankruptcy auction on August 17, 2004 for $285.0 million in cash plus the assumption of up to $5.0 million of certain liabilities. ICG also contributed a credit bid of second lien Horizon bonds, and A.T. Massey agreed to pay $5.0 million in cash to acquire a separate group of assets associated with two Horizon subsidiaries ICG did not acquire. The credit bid included the cancellation of $482.0 million of certain Horizon bonds in return for shares of ICG common stock for those creditors who participated in an ICG rights offering. The bankruptcy court confirmed the sale on September 16, 2004 as part of the completion of the Horizon bankruptcy proceedings. At closing, ICG increased the purchase price by $6.25 million, primarily to satisfy increased administrative expenses, and the sale was completed as of September 30, 2004.

The acquisition was financed through equity investments and borrowings under the senior secured credit facility, which we entered into at the closing of the Horizon acquisition.

The Anker and CoalQuest Acquisitions

On November 18, 2005, we acquired Anker and CoalQuest through stock-for-stock mergers. The stockholders and members of Anker and CoalQuest received 14,840,909 and 9,250,000 shares of our common stock, respectively.

Our Reorganization and Public Offering

On November 18, 2005, we also completed a corporate reorganization. Prior to this reorganization, the top-tier parent holding company for our operations was ICG, Inc. Upon completion of this reorganization, we became the new top-tier parent holding company. In the corporate reorganization, the stockholders of ICG, Inc. received one share of our common stock for each share of ICG, Inc. common stock. On November 21, 2005, our common stock commenced trading on the New York Stock Exchange.

On December 12, 2005, we completed a public offering of 21 million shares of common stock. Net proceeds from the public offering were approximately $210.5 million. We used the proceeds to retire $188.7 million of our term loan debt and repay $21.2 million of borrowings under our current credit facility.

OUR COMPETITIVE STRENGTHS

We believe that the following competitive strengths will enable us to enhance our position as one of the premier coal producers in the United States:

•	Leading producer of high-quality steam coal with substantial metallurgical coal reserves. We are a leading producer of coal in Northern and Central Appalachia and also have operations and reserves in the Illinois Basin. Our customers are largely investment grade electric utilities, as well as domestic industrial and steel customers that demand a variety of coal products. Our ability to produce a comprehensive range of high Btu steam and metallurgical quality coal allows us to blend coal, which enables us to market differentiated coal products to a variety of customers with different coal quality demands and allows us to benefit from strong pricing dynamics in the current market relative to historical prices.

•	Diversity of production, reserves and non-reserve coal deposits. Our production, reserves and non-reserve coal deposits are located in three of the four major coal regions in the United States and provide important geographical diversity in terms of markets, transportation and labor. We believe the diversity of our operations and reserves provides us with a significant advantage over competitors with operations located primarily in a single coal producing region as it allows us to source coal from multiple operations to meet the needs of our customers and reduce transportation costs.

•	Strong base of owned reserves providing significant production flexibility and internal development opportunities. We have approximately 1.1 billion tons of coal reserves comprised of approximately 759 million tons of owned reserves and an additional approximate 301 million tons of controlled reserves through long-term leases. We own or control an additional 563 million tons of non-reserve coal deposits. We have not yet developed approximately 74% (784 million tons) of our owned and controlled reserves. We believe these owned and controlled but as yet undeveloped reserves and non-reserve coal deposits will give us the flexibility to grow without the need to make acquisitions. Further, we believe our high level of owned reserves provides a competitive cost advantage because production from owned reserves does not require a royalty payment to third parties. In addition, the development of our properties in West Virginia for coalbed methane is expected to provide us with additional growth opportunities in this complementary energy market. We began producing in July 2006 with four wells completed while drilling for 13 additional wells continue.

•

Ability to capitalize on strong coal market dynamics. Our marketing effort is focused on maintaining a balance of longer-term contracts and spot sales. We typically have approximately 50% of our annual production contracted by the early part of the previous year with another 35% contracted by the second half of the previous year with the remainder of our annual production used to take advantage of market dynamics and maximize value in the spot market. As of June 30, 2006, we had contracted sales commitments in place for approximately 93% of planned shipments for 2006 and 55% to 60% for 2007.

•	Minimal level of long-term legacy liabilities. Compared to other publicly traded U.S. coal producers, we have among the lowest long-term legacy liabilities, based on publicly filed information. As of June 30, 2006, we had total accrued workers’ compensation liabilities of $3.3 million, Coal Act liabilities of $5.7 million, post-retirement employee obligations of $10.4 million, “black lung” liabilities of $18.9 million and reclamation liabilities of $85.4 million. In addition, our entire workforce is union free, which minimizes employee-related liabilities commonly associated with union-represented mines.

•	Conservative capital structure provides financial flexibility. As of June 30, 2006, our total debt was $197.7 million and we had cash and cash equivalents of $65.8 million and unused borrowing capacity of $265.1 million, which we believe gives us the ability to execute our growth strategy. In addition, in connection with our amended and restated credit facility, we entered into an interest rate collar that will insulate us from fluctuations in London Interbank Offered Rate (LIBOR) rates from March 2007 until March 2009.

•	Highly skilled management team. The members of our senior management team have, on average, 25 years of industry work experience across a variety of mining methods, including longwall mining. We have substantial Appalachian mining experience in increasing productivity, reducing costs, enhancing work safety practices, and maintaining strong customer relationships. In addition, the majority of our senior management team has extensive mine development and expansion experience.

OUR BUSINESS STRATEGY

We believe that our strengths well-position us as a leading coal producer and that we can enhance this position by focusing on the following strategy:

•	Maximize profitability and cash flow generation through highly efficient and productive mining operations. We are continuing to evaluate and assess our current operations in order to maximize operating efficiency and returns on invested capital. We are focused on maintaining low-cost, highly productive operations by continuing to invest substantial capital in state-of-the-art equipment and advanced technologies. We expect to spend a total of approximately $214.0 million in capital expenditures in 2006. We are currently reviewing our future capital expenditure plans. Our capital expenditures will be funded with the proceeds from the sale of the outstanding notes, future operating cash flow and borrowings under our amended and restated credit facility.

•	Leverage owned and controlled reserves to generate substantial internal growth. Our Hillman property, a large undeveloped reserve in Northern Appalachia, contains approximately 194 million tons of high Btu, low to medium sulfur steam and metallurgical quality coal. We currently expect underground longwall mining operations at this reserve to commence within the next three years, which will increase our production level, providing highly valued premium quality coal in an increasingly tight supply market at competitively low costs. In addition, our Beckley and Big Creek properties, two substantial undeveloped reserves in Central Appalachia, contain approximately 29.0 million tons and 27.5 million tons, respectively, of premium metallurgical coal and are expected to be developed over the next two to three years. The substantial reserve position that we own in the Illinois Basin is expected to allow us to benefit from the expected increase in demand for high sulfur coal to generate electricity. We anticipate that the expected increase in installation and utilization of scrubbers over the next several years will further increase the demand for this type of coal. In addition, we have entered into an arrangement with CDX Gas, LLC pursuant to which we have begun to drill well sites for the recovery of coalbed methane from our large undeveloped reserve base in Northern Appalachia. Lastly, we intend to opportunistically acquire new coal reserves and/or coal companies to expand our coal market opportunities and increase shareholder value.

•	Capitalize on our market knowledge and experience to continue to achieve increasing coal price realizations. U.S. coal market fundamentals are among the strongest in the last 20 years. We believe this generally favorable pricing environment will persist given systemic changes in market dynamics such as long-term supply constraints and increasing demand, particularly in Central Appalachia and for our metallurgical coal. Furthermore, because of the high quality of our coal, our access to a variety of alternative transportation methods, including truck, rail and barge, and our mix of long-term contract and spot market sales, we will be able to capitalize on the favorable industry dynamics to maximize our revenues and profits. We plan to extend the life of our longer-term contract arrangements in order to lock in margins and enhance our financial stability.

•	Continue to focus on improving workplace safety and environmental compliance. We strongly value the health and welfare of our employees and the environment and intend to continue to adhere to safety and environmental compliance standards. We continue to implement new safety measures and safety and environmental initiatives that are designed to promote safe operating practices and improved environmental stewardship among our employees. Our ability to maintain a good safety and environmental record improves our productivity and lowers our overall cost structure as well as bolsters employee morale.

COAL MINING METHODS

We produce coal using two mining methods: underground room-and-pillar mining using continuous mining equipment, and surface mining, which are explained as follows:

Underground Mining

Underground mines in the United States are typically operated using one of two different techniques: room-and-pillar mining or longwall mining. As of June 30, 2006, approximately 32% of our produced and processed coal volume came from underground mining operations generally using the room-and-pillar method with continuous mining equipment.

Room-and-pillar mining

In room-and-pillar mining, rooms are cut into the coalbed leaving a series of pillars, or columns of coal, to help support the mine roof and control the flow of air. Continuous mining equipment is used to cut the coal from the mining face. Generally, openings are driven 20 feet wide and the pillars are generally rectangular in shape measuring 35-50 feet wide by 35-80 feet long. As mining advances, a grid-like pattern of entries and pillars is formed. Shuttle cars are used to transport coal to the conveyor belt for transport to the surface. When mining advances to the end of a panel, retreat mining may begin. In retreat mining, as much coal as is feasible is mined from the pillars that were created in advancing the panel, allowing the roof to cave. When retreat mining is completed to the mouth of the panel, the mined panel is abandoned. The room-and-pillar method is often used to mine smaller coal blocks or thinner seams. It is also employed whenever subsidence is prohibited. Seam recovery ranges from 35% to 70%, with higher seam recovery rates applicable where retreat mining is combined with room-and-pillar mining. Productivity for continuous room-and-pillar mining in the United States averages 3.3 tons per employee per hour, according to the EIA.

Longwall mining

The other underground mining method commonly used in the United States is the longwall mining method. We do not currently have any longwall mining operations, but we expect to use this mining method in the development of two of our undeveloped mining properties in West Virginia. In longwall mining, a rotating drum is trammed mechanically across the face of coal and a hydraulic system supports the roof of the mine while it advances through the coal. Chain conveyors then move the loosened coal to an underground mine conveyor system for delivery to the surface.

Surface Mining

Surface mining is used when coal is found close to the surface. As of June 30, 2006, approximately 68% of our produced and processed coal volume came from surface mines. This method involves the removal of overburden (earth and rock covering the coal) with heavy earth moving equipment and explosives, loading out the coal, replacing the overburden and topsoil after the coal has been excavated and reestablishing vegetation and plant life and frequently making other improvements that have local community and environmental benefit. Overburden is typically removed at our mines using large, rubber-tired diesel loaders. Seam recovery for surface mining is typically between 80% and 90%. Productivity depends on equipment, geological composition and mining ratios and averages 4.2 tons per employee per hour in eastern regions of the United States, according to the EIA.

We use the following three types of surface mining methods.

Truck-and-shovel/loader mining

Truck-and-shovel/loader mining is a surface mining method that uses large shovels or loaders to remove overburden which is used to backfill pits after coal removal. Shovels or loaders load coal into haul trucks for transportation to a preparation plant or unit train loadout facility. Seam recovery using the truck-and-shovel/loader mining method is typically 85% or more.

Dragline mining

Dragline mining is a surface mining method that uses large capacity draglines to remove overburden to expose the coal seams. Shovels or loaders load coal in haul trucks for transportation to a preparation plant or unit train loadout facility. Seam recovery using the dragline method is typically 85% or more and productivity levels are similar to those for truck-and-shovel/loader mining.

Highwall mining

Highwall mining is a surface mining method generally utilized in conjunction with truck-and-shovel/ loader surface mining. At the highwall exposed by the truck-and-shovel/loader operation a modified continuous miner with an attached beltline system cuts horizontal passages from the highwall into a seam. These passages can penetrate to a depth of up to 1,600 feet. This method typically can recover up to 65% of the reserve block penetrated.

Coal Preparation and Blending

Depending on coal quality and customer requirements, raw coal may in some cases be shipped directly from the mine to the customer. Generally, raw coal from surface mines can be shipped in this manner. However, the quality of most underground raw coal does not allow it to be shipped directly to the customer without processing in a preparation plant. Preparation plants separate impurities from coal. This processing upgrades the quality and heating value of the coal by removing or reducing sulfur and ash-producing materials, but entails additional expense and results in some loss of coal. Coals of various sulfur and ash contents can be mixed or “blended” at a preparation plant or loading facility to meet the specific combustion and environmental needs of customers. Coal blending helps increase profitability by reducing the cost of meeting the quality requirements of specific customer contracts, thereby optimizing contract revenue.

COAL CHARACTERISTICS

In general, coal of all geological composition is characterized by end use as either steam coal or metallurgical coal. Heat value and sulfur content are the most important variables in the profitable marketing and transportation of steam coal, while ash, sulfur and various coking characteristics are important variables in the profitable marketing and transportation of metallurgical coal. We mine, process, market and transport bituminous steam and metallurgical coal, characteristics of which are described below.

Heat Value

The heat value of coal is commonly measured in Btus per pound of coal. A Btu is the amount of heat needed to raise one pound of water one degree Fahrenheit. Coal found in the Eastern and Midwestern regions of the United States tends to have a heat content ranging from 10,000 to 14,000 Btus per pound, as received. As received Btus per pound includes the weight of moisture in the coal on an as sold basis. Most coal found in the Western United States ranges from 8,000 to 10,000 Btus per pound, as received.

Bituminous Coal

Bituminous coal is a relatively soft black coal with a heat content that ranges from 10,500 to 14,000 Btus per pound. This coal is located primarily in Appalachia, Arizona, Colorado, the Midwest and Utah, and is the type most commonly used for electricity generation in the United States. Bituminous coal is also used for industrial steam purposes by utility and industrial customers, and as metallurgical coal in steel production.

Sulfur Content

Sulfur content can vary from seam to seam and sometimes within each seam. When coal is burned, it produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Compliance coal is coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btus and complies with the requirements of the Clean Air Act Acid Rain program. Low sulfur coal is coal which, when burned, emits approximately 1.6 pounds or less of sulfur dioxide per million Btus. Mid-sulfur coal is generally characterized as coal which, when burned, emits greater than 1.6 pounds of sulfur dioxide per million Btus but less than 2.5 pounds of sulfur dioxide per million Btus. High sulfur coal is generally characterized as coal which, when burned, emits greater than 2.5 pounds per million Btus.

High sulfur coal can be burned in electric utility plants equipped with sulfur-reduction technology, such as scrubbers, which can reduce sulfur dioxide emissions by at least 90%. Plants without scrubbers can burn high sulfur coal by blending it with lower sulfur coal, or by purchasing emission allowances on the open market. Each emission allowance permits the user to emit a ton of sulfur dioxide. By 2000, 90,000 megawatts of electric generation capacity utilized scrubbing technologies. According to the EIA, by 2025, an additional 27,000 megawatts of electric generation capacity will have installed scrubbers. Additional scrubbing will provide new market opportunities for our medium to high sulfur coal. All new coal-fired electric utility generation plants built in the United States will use clean coal-burning technology.

Other Characteristics

Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from coal seam to coal seam. Ash content is an important characteristic of coal because it increases transportation costs and electric generating plants must handle and dispose of ash following combustion.

Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value per pound of coal, thereby increasing the delivered cost per Btu. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal’s weight.

COAL RESERVES

“Reserves” are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. “Proven (Measured) Reserves” are defined by SEC Industry Guide 7 as reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. “Probable reserves” are defined by SEC Industry Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

We estimate that there are approximately 274 million tons of coal reserves that can be developed by our existing operations which will allow us to maintain current production levels for an extended period of time. ICG Natural Resources, LLC and CoalQuest own and lease all of our reserves that are not currently assigned to or associated with one of our mining operations. These reserves contain approximately 786 million tons of mid to high Btu, low and high sulfur coal located in Kentucky, West Virginia, Maryland, Illinois, Pennsylvania and Virginia. Our multi-region base and flexible product line allows us to adjust to changing market conditions and sustain high sales volume by supplying a wide range of customers.

Our total coal reserves could support 2005 production rates for more than 72 years. The following table provides the location of our mining operations and the type of coal produced at those operations as of March 31, 2006:

Mining operations	Assigned or Unassigned(1)	Operating (O) or Development (D)	State	Mining method Surface (S) or Underground (UG)	Total proven and probable reserves(2) (in million tons)	Owned proven and probable reserves (in million tons)	Leased proven and probable reserves (in million tons)	Steam proven and probable reserves (in million tons)	Metallurgical(3)(4) proven and probable reserves (in million tons)
Northern Appalachia
Vindex Energy Corp.	Assigned	O	MD	S	13.10	3.50	9.60	10.60	2.50
	Unassigned	D	MD	S/UG	6.21	0.47	5.74	0.15	6.06

Total Vindex Energy Corp.					19.31	3.97	15.34	10.75	8.56
Patriot Mining Co.	Assigned	O	WV	S	0.14	0.14	0.00	0.14	0.00
Buckhannon/Spruce Division	Assigned	O	WV	UG	17.21	17.21	0.00	0.00	17.21
	Unassigned	D	WV	UG	30.56	28.76	1.80	1.30	29.26

Total Buckhannon/Spruce Division					47.77	45.97	1.80	1.30	46.47
Sycamore Group	Assigned	O	WV	UG	18.05	0.37	17.68	18.05	0.00
Philippi Development Division	Assigned	O	WV	UG	35.86	32.23	3.63	0.00	35.86
	Unassigned	D	WV	UG	4.94	4.94	0.00	0.00	4.94

Total Phillipi Development Division					40.80	37.17	3.63	0.00	40.80
CoalQuest Development LLC	Unassigned (Hillman)	D	WV	UG	194.30	194.30	0.00	32.71	161.59

Northern Appalachia Total					320.37	281.92	38.45	62.95	257.42

Central Appalachia
ICG-Eastern	Assigned	O	WV	S	20.23	5.26	14.97	20.23	0.00
ICG-Hazard	Assigned	O	KY	S	14.68	0.00	14.68	14.68	0.00
	Unassigned	D	KY	S/UG	20.11	0.00	20.11	20.11	0.00

Total ICG-Hazard					34.79	5.26	34.79	34.79	0.00
Flint Ridge	Assigned	O	KY	S/UG	31.91	0.19	31.72	31.91	0.00
ICG-Knott County	Assigned	O	KY	UG	18.60	4.56	14.04	18.60	0.00
ICG-East Kentucky	Assigned	O	KY	S	0.86	0.00	0.86	0.86	0.00
ICG-Natural Resources	Unassigned (Tioga)	D	WV	S	30.00	0.00	30.00	30.00	0.00
ICG-Natural Resources	Unassigned (Mt. Sterling)	D	KY	S	5.91	4.36	1.55	5.91	0.00
ICG-Natural Resources	Unassigned (Jennie Creek)	D	WV	S/UG	44.90	2.20	42.70	44.90	0.00
ICG Beckley(3)	Unassigned (Bay Hill)	D	WV	UG	28.97	1.28	27.69	0.00	28.97
White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)(3)	Unassigned (Big Creek)	D	V	UG	27.50	0.00	27.50	0.00	27.50

Central Appalachia Total					243.67	17.85	225.82	187.20	56.47

Other
ICG-Illinois	Assigned (Viper)	O	IL	UG	26.70	10.44	16.26	26.70	0.00
ICG-Natural Resources	Unassigned	D	IL	UG	469.26	449.11	20.15	469.26	0.00

Total Other					495.96	459.55	36.41	495.96	0.00

Total Proven and Probable Reserves					1,060.00	759.32	300.68	746.11	313.89

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by ICG to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors, which coal reserves will require substantial capital investments before production can begin.
(2)	The proven and probable reserves are reported as recoverable reserves, which is that part of a coal deposit which could be economically and legally extracted or produced at the time of the reserve determination, taking into account mining recovery and preparation plant yield.
(3)	ICG Beckley and White Wolf Energy meet historical metallurgical coal quality specifications.
(4)	Currently, we report selling coal with ash and sulfur contents as high as 10% and 1.5%, respectively into the current metallurgical market from the Vindex Energy, Buckhannon/Spruce and Phillipi Divisions. Similarly, we believe all production from Vindex Division and portions of Hillman could be sold on this metallurgical market when production begins.

The following table provides the “quality” (average moisture, ash, sulfur and Btu content, sulfur content and ash content per pound) of our coal reserves as of March 31, 2006:

	Assigned or Unassigned(1)	As received quality					Total reserves
Mining operations		% Moisture	% Ash	% Sulfur	Btu/lb.	Lbs. SO(2)/ million Btu’s	<1.2 lbs. SO(2) Compliance	>1.2 lbs SO(2) non-compliance
							(in million tons)
Northern Appalachia
Vindex Energy Corp.	Assigned	6.00	14.15	1.77	12,380	2.86	0.00	13.10
	Unassigned	6.00	9.47	0.86	13,193	1.31	0.00	6.21

Total Vindex Energy Corp.		6.00	12.65	1.48	12,642	2.34	0.00	19.31

Patriot Mining Co.	Assigned	6.00	19.06	2.13	11,240	3.79	0.00	0.14

Buckhannon/Spruce Division	Assigned	6.00	9.54	1.38	13,879	1.99	0.00	17.21
	Unassigned	6.00	8.87	1.11	13,076	1.70	0.00	30.56

Total Buckhannon/Spruce Division		6.00	9.11	1.21	13,365	1.81	0.00	47.77

Sycamore Group	Assigned	6.00	7.20	3.05	13,099	4.66	0.00	18.05

Philippi Development Division	Assigned	6.00	8.17	1.32	13,299	1.98	0.00	35.86
	Unassigned	6.00	8.04	1.44	13,353	2.15	0.00	4.94

Total Phillipi Development Division		6.00	8.15	1.33	13,306	2.00	0.00	40.80

CoalQuest Development LLC	Unassigned (Hillman)	6.00	9.21	1.15	13,179	1.74	0.00	194.30

Northern Appalachia Total							0.00	320.37

	Assigned or Unassigned(1)	As received quality					Total reserves
Mining operations		% Moisture	% Ash	% Sulfur	Btu/lb.	Lbs. SO(2)/ million Btu’s	<1.2 lbs. SO(2) Compliance	>1.2 lbs SO(2) non-compliance
							(in million tons)
Central Appalachia
ICG-Eastern	Assigned	6.00	14.42	1.24	11,964	2.07	0.00	20.23

ICG-Hazard	Assigned	6.00	11.25	1.54	11,835	2.60	0.00	14.68
	Unassigned	6.00	12.98	1.63	12,047	2.71	0.00	20.11

Total ICG-Hazard		6.00	12.25	1.59	11,958	2.66	0.00	34.79

Flint Ridge	Assigned	6.00	8.15	1.39	12,768	2.17	0.00	31.91

ICG-Knott County	Assigned	6.00	7.77	1.22	12,916	1.89	2.35	16.25

ICG-East Kentucky	Assigned	4.50	11.59	1.36	12,680	2.14	0.00	0.86

ICG-Natural Resources	Unassigned (Tioga)	6.00	14.42	1.24	11,964	2.07	0.00	30.00

ICG-Natural Resources	Unassigned (Mt. Sterling)	6.00	9.18	0.83	12,430	1.33	0.00	5.91

ICG-Natural Resources	Unassigned (Jennie Creek)	7.00	6.47	1.10	12,935	1.70	0.00	44.90

ICG Beckley(2)	Unassigned (Bay Hill)	6.00	4.87	0.70	13,913	1.01	28.97	0.00

White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)(2)	Unassigned (Big Creek)	6.00	4.00	0.65	14,073	0.92	27.50	0.00

Central Appalachia Total							58.82	184.85

Other
ICG-Illinois	Assigned (Viper)	16.00	8.80	2.86	10,692	5.35	0.00	26.70

ICG-Natural Resources	Unassigned	10.00	8.99	2.88	11,138	5.17	0.00	469.26

Total Other		10.32	8.98	2.88	11,114	5.18	0.00	495.96

Total Proven and Probable Reserves							58.82	1,001.18

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by ICG to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mine shafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors which coal reserves will require substantial capital investments before production can begin.
(2)	ICG Beckley and White Wolf Energy meet historical metallurgical coal quality specifications.

Our reserve estimate is based on geological data assembled and analyzed by our staff of geologists and engineers. Reserve estimates are periodically updated to reflect past coal production, new drilling information and other geologic or mining data. Acquisitions or sales of coal properties will also change the reserves. Changes in mining methods may increase or decrease the recovery basis for a coal seam as will plant processing efficiency tests. We maintain reserve information in secure computerized databases, as well as in hard copy. The ability to update and/or modify the reserves is restricted to a few individuals and the modifications are documented.

Actual reserves may vary substantially from the estimates. Estimated minimum recoverable reserves are comprised of coal that is considered to be merchantable and economically recoverable by using mining practices and techniques prevalent in the coal industry at the time of the reserve study, based upon then-current prevailing market prices for coal. We use the mining method that we believe will be most profitable with respect to particular reserves. We believe the volume of our current reserves exceeds the volume of our contractual delivery requirements. Although the reserves shown in the table above include a variety of qualities of coal, we presently blend coal of different qualities to meet contract specifications. See “Risk Factors—Risks Relating To Our Business.”

Periodically, we retain outside experts to independently verify our coal reserves. The most recent review was completed during the first quarter of 2005 and covered all of our reserves. The results verified our reserve estimates, with very minor adjustments, and included an in-depth review of our procedures and controls. As of March 31, 2006, based on an independent evaluation performed on January 1, 2005 and on management’s current estimates, we controlled 1.06 billion tons.

We currently own approximately 72% of our coal reserves, with the remainder of our coal reserves subject to leases from third-party landowners. Generally, these leases convey mining rights to the coal producer in exchange for a percentage of gross sales in the form of a royalty payment to the lessor, subject to minimum payments. Leases generally last for the economic life of the reserves. For the period ended June 30, 2006, the average royalties paid by us for coal reserves from our producing properties was $2.00 per ton sold, representing approximately 4.59% (net of freight and handling) of our coal sales revenue. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased priorities are not completely verified until we prepare to mine those reserves.

NON-RESERVE COAL DEPOSITS

Non-reserve coal deposits are coal-bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling, and underground workings to assume continuity between sample points, and therefore warrants further exploration stage work. However, this coal does not qualify as a commercially viable coal reserve as prescribed by SEC standards until a final comprehensive evaluation based on unit cost per ton, recoverability, and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitations, or both.

The following table provides the location of our mining operations and the type and amount of non-reserve coal deposits at those complexes as of March 31, 2006:

Mining operations	Assigned or Unassigned(1)	Operating (O) or Development (D)	State	Mining method Surface (S) or Underground (UG)	Total non- reserve coal deposits	Steam non- reserve coal deposits	Metallurgical(2) non-reserve coal deposits
					(in million tons)
Northern Appalachia
Patriot Mining Co.	Assigned	O	WV	S	0.13	0.13	0.00
	Unassigned	D	WV	S	1.77	1.77	0.00

Total Patriot Mining					1.90	1.90	0.00

Buckhannon/Spruce Division	Assigned	O	WV	UG	0.18	0.18	0.00
	Unassigned	D	WV	UG	2.24	2.24	0.00

Total Buckhannon/Spruce Division					2.42	2.42	0.00

Sycamore Group	Assigned	O	WV	UG	1.28	1.28	0.00
	Unassigned	D	WV	UG	0.00	0.00	0.00

Total Sycamore Group					1.28	1.28	0.00

Philippi Development Division	Assigned	O	WV	UG	1.64	1.64	0.00
	Unassigned	D	WV	UG	0.76	0.76	0.00

Total Phillipi Development Division					2.40	2.40	0.00

CoalQuest Development LLC	Unassigned (Hillman)	D	WV	UG	37.04	37.04	0.00

Upshur Property	Unassigned (Upshur)		WV	S	92.96	92.96	0.00

Northern Appalachia Total					138.00	138.00	0.00

Central Appalachia
ICG-Eastern	Assigned	O	WV	S	0.02	0.02	0.00
ICG-Hazard	Assigned	O	KY	S	0.16	0.16	0.00
Flint Ridge	Assigned	O	KY	S/UG	2.84	2.84	0.00
ICG-Knott County	Assigned	O	KY	UG	0.00	0.00	0.00
ICG-East Kentucky	Assigned (Blackberry)	O	KY	S	0.00	0.00	0.00
ICG-Natural Resources	Unassigned		KY	S/UG	35.60	35.60	0.00

Mining operations	Assigned or Unassigned(1)	Operating (O) or Development (D)	State	Mining method Surface (S) or Underground (UG)	Total non- reserve coal deposits	Steam non- reserve coal deposits	Metallurgical(2) non-reserve coal deposits
					(in million tons)

ICG-Natural Resources	Unassigned		WV	UG	18.74	18.74	0.00
Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.)	Unassigned (Juliana)	D	WV	S/UG	3.10	3.10	0.00

ICG Beckley(3)	Unassigned (Bay Hill)	D	WV	UG	1.88	0.00	1.88
White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)(3)	Unassigned (Big Creek)	D	V	UG	2.57	2.57	0.00

Central Appalachia Total					64.91	63.03	1.88

Other
ICG-Illinois	Assigned (Viper)	O	IL	UG	38.47	38.47	0.00

ICG-Natural Resources	Unassigned (Illinois)		IL	UG	119.06	119.06	0.00

ICG-Natural Resources	Unassigned (Arkansas)		AR	S	39.15	39.15	0.00
	Unassigned (California)		CA	UG	10.00	10.00	0.00
	Unassigned (Ohio)		OH	UG	98.00	98.00	0.00
	Unassigned (Montana)		MT	S	12.00	12.00	0.00
	Unassigned (Washington)		WA	S	43.08	43.08	0.00

Total Other					359.76	359.76	0.00

Total Non-Reserve Coal Deposits					562.67	560.79	1.88

(1)	“Assigned non-reserve coal deposits” mean coal which has been committed by ICG to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by ICG to others. “Unassigned non-reserve coal deposits” represent coal which has not been committed, and which would require new mine shafts, mining equipment, or plant facilities before operations could begin in the property.
(2)	Currently, we report selling coal with ash and sulfur contents as high as 10% and 1.5%, respectively into the current metallurgical market from the Vindex Energy, Buckhannon/Spruce and Philippi Divisions. Similarly, we believe all production from Vindex Division and portions of Hillman can be sold on this metallurgical market.
(3)	ICG Beckley and White Wolf Energy meet historical metallurgical coal quality specifications.

The following table provides the “quality” (average moisture, ash, sulfur and Btu content per pound) of our non-reserve coal deposits as of March 31, 2006:

		As received quality
Mining operations	Assigned or Unassigned(1)	% Moisture	% Ash	% Sulfur	Btu/lb.	Lbs. SO(2)/ million Btu’s
Northern Appalachia
Patriot Mining Co.	Assigned	N/A	N/A	N/A	N/A	N/A
	Unassigned	N/A	N/A	N/A	N/A	N/A
Buckhannon/Spruce Division	Assigned	6.00	9.00	1.20	13,000	1.85
	Unassigned	6.00	9.00	1.20	13,000	1.85
Sycamore Group	Assigned	6.00	7.21	3.05	13,097	4.66
	Unassigned	N/A	N/A	N/A	N/A	N/A
Philippi Development Division	Assigned	6.00	8.30	1.40	13,100	2.14
	Unassigned	6.00	8.30	1.40	13,100	2.14
Upshur Property	Unassigned (Upshur)	6.00	43.00	2.00	8,000	5.00
Central Appalachia
ICG-Eastern	Assigned	6.00	12.20	1.20	12,400	1.94
ICG-Hazard	Assigned	6.00	8.26	1.41	12,732	2.22
Flint Ridge	Assigned	6.00	8.15	1.39	12,768	2.18
ICG-Knott County	Assigned	N/A	N/A	N/A	N/A	N/A
ICG-East Kentucky	Assigned (Blackberry)	N/A	N/A	N/A	N/A	N/A
ICG-Natural Resources	Unassigned	6.00	11.63	1.93	11,774	3.28
ICG-Natural Resources	Unassigned	6.00	12.50	1.10	12,000	1.83
Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.)	Unassigned (Juliana)	6.00	7.50	0.82	13,100	1.25
ICG Beckley(2)	Unassigned (Bay Hill)	6.00	4.80	0.70	13,800	1.01
White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)(2)	Unassigned (Big Creek)	6.00	7.40	0.60	13,500	0.89
Other
ICG-Illinois	Assigned (Viper)	16.00	9.50	3.50	10,500	6.67
ICG-Natural Resources	Unassigned (Illinois)	13.00	9.00	3.00	11,000	5.45
ICG-Natural Resources	Unassigned (Arkansas)	N/A	8.00	0.40	5,650	1.42
	Unassigned (California)	6.00	13.00	3.50	11,700	5.98
	Unassigned (Ohio)	6.00	8.40	2.50	12,650	3.95
	Unassigned (Montana)	N/A	8.00	0.30	8,900	0.67
	Unassigned (Washington)	N/A	8.00	0.50	7,025	1.42

(1)	“Assigned non-reserve coal deposits” mean coal which has been committed by ICG to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by ICG to others. “Unassigned non-reserve coal deposits” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property.
(2)	ICG Beckley and White Wolf Energy meet historical metallurgical coal quality specifications.

OPERATIONS

As of June 30, 2006, we operated a total of 15 surface and 13 underground coal mines located in Kentucky, Maryland, West Virginia and Illinois. Approximately 68% of our production has come from surface mines, and the remaining production has come from our underground mines. These mining facilities include seven preparations plants, each of which receive, blend, process and ship coal that is produced from one or more of our 28 active mines. Our underground mines generally consist of one or more single or dual continuous miner sections which are made up of the continuous miner, shuttle cars, roof bolters and various ancillary equipment. Our surface mines are a combination of mountain top removal, dragline, highwall contour and cross ridge operations using truck/loader equipment fleets along with large production tractors. Most of our preparation plants are modern heavy media plants that generally have both coarse and fine coal cleaning circuits. We currently own most of the equipment utilized in our mining operations. We employ preventive maintenance and rebuild programs to ensure that our equipment is modern and well maintained. The mobile equipment utilized at our mining operation is scheduled to be replaced on an on-going basis with new, more efficient units during the next five years. Each year we endeavor to replace the oldest units, thereby maintaining productivity while minimizing capital expenditures. The following table provides summary information regarding our principal active operations as of June 30, 2006. The following discussion on our mining operations includes coal reserve and non-reserve coal deposit data as of March 31, 2006.

Mining Complexes(1)	Location	Preparation plant(s)		Number and type of mines					Mining method(2)	Transportation	Tons produced in 2005
				Under- ground		Surface	Total
											(in thousands)
ICG Eastern, LLC	Cowen, WV	1		0		1	1		MTR-DL-TSL	Rail	2,766.4
ICG Hazard, LLC	Hazard, KY	0		0		6	6		R&P, HW, MTR, TSL	Rail, Truck	3,432.2
Flint Ridge	Hazard, KY	1		2		1	3		CTR, TSL, R&P, HW	Rail, Truck	906.2
ICG Knott County, LLC	Kite, KY	1		5	(3)	0	5	(3)	R&P	Rail	1,277.4
ICG East Kentucky, LLC	Pike Co., KY	0		0		1	1		MTR-TSL	Rail	1,441.2
ICG Illinois, LLC	Williamsville, IL	1		1		0	1		R&P	Truck	2,325.4
Vindex Energy Corporation*	Garrett Co., MD	1		0		4	4		CRM, CTR, R&P	Truck, Rail(4)	649.6
Patriot Mining Company*	Monongalia Co., WV	0		0		2	2		CTR	Barge, Rail, Truck	700.8	(5)
Buckhannon/Spruce Division*	Upshur Co., WV	1		2		0	2		R&P	Rail, Truck	757.5
Philippi Development Division*	Barbour Co., WV	1	(6)	1		0	1		R&P	Rail	122.3
Sycamore Group*	Harrison Co., WV	0		2		0	2		R&P	Truck	496.3	(7)(8)

*	Operated by Anker from January 1, 2005 to November 18, 2005 and by us from November 19, 2005 to December 31, 2005. Tons produced reflects all tons in 2005 for both operators.
(1)	Does not include two inactive mining complexes: ICG Beckley and Juliana.
(2)	CRM = Cross ridge mining; CTR = Contour mining; R&P = Room-and-pillar; LW = Longwall; MTR = Mountain top removal; DL = Dragline; HW = Highwall; TSL = Truck and shovel/loader.

(3)	Includes initial Raven mining operations.
(4)	Utilizing third-party loadout.
(5)	Including waste-fuel.
(6)	Currently utilizing one circuit.
(7)	Mine permitted but undeveloped.
(8)	Represents Wolf Run Mining Company’s (f/k/a Anker West Virginia Mining Company, Inc.) 50% share in The Sycamore Group LLC plus the Sycamore No. 2 mine, which began production in April 2005.

The following table provides the last three years annual production for each of our mining complexes and our average prices received for our coal.

	2003			2004			2005
Mining Complexes	Tons Produced		Sales Realizations(1)	Tons Produced		Sales Realizations(1)	Tons Produced	Sales Realizations(1)
ICG Eastern, LLC	2,657,537		$26.16	2,712,067		$34.12	2,766,365	$42.75
ICG Hazard, LLC	4,116,115		$26.46	3,978,038		$32.69	3,432,153	$44.49
Flint Ridge(2)	—		—	—		—	906,207	$46.17
ICG Knott County, LLC	1,333,603		$28.60	1,386,554		$39.44	1,277,438	$46.74
ICG East Kentucky, LLC	1,799,740		$28.99	1,576,345		$40.36	1,441,236	$52.15
ICG Illinois, LLC	2,134,096		$21.93	2,117,567		$22.44	2,325,370	$23.23
Vindex Energy Corporation(3)*	104,855		$22.63	170,745		$40.70	649,623	$45.00
Patriot Mining Company*	425,638	(4)	$19.28	423,448	(4)	$20.46	700,762	$24.26
Sycamore Group*	269,801		$24.12	259,270		$24.89	496,266	$27.48
Buckhannon/Spruce Division*	1,353,896		$30.98	1,213,851		$34.18	757,518	$37.05
Philippi Development Division*	299,167		$27.37	255,439		$45.36	122,343	$51.62

	14,494,448			14,093,324			14,875,281

*	Operated by Anker during 2003, 2004 and through November 18, 2005 and by us from November 19, 2005 to December 31, 2005.
(1)	Excludes freight and handling revenue.
(2)	Flint Ridge began production in 2005.
(3)	Includes Vindex Division of Wolf Run (formerly referred to as the “Mt. Storm Division”).
(4)	Does not include Patriot’s waste fuel.

MINING OPERATIONS

Northern and Central Appalachia mining operations

Below is a map showing the location and access to our coal properties in Northern and Central Appalachia:

Our Northern and Central Appalachian mining facilities and reserves are strategically located across West Virginia, Kentucky, Maryland, Pennsylvania and Virginia and are used to produce and ship coal to its customers located primarily in the eastern half of the United States. All of our Northern and Central Appalachia mining operations are union free.

Our mines in Central Appalachia produced 9.8 million tons of coal in 2005 and our mines in Northern Appalachia produced 0.3 million tons of coal in 2005. The coal produced in 2005 from our Northern and Central Appalachian mining operations was, on average, 12,087 Btu/lb, 1.2% sulfur and 13.2% ash by content. Shipments to electric utilities, accounted for approximately 80% of the coal shipped by these mines in 2005, compared to 73% of shipments in 2004. Within each mining complex, mines have been developed at strategic locations in proximity to our preparation plants and rail shipping facilities. The mines located in Central Appalachia ship the majority of their coal by the Norfolk Southern and CSX rail lines, although production may also be delivered by truck or barge, depending on the customer. ICG Natural Resources, LLC owns one river dock along the Kanawha River from which we could ship coal to our customers. We recently sold another idled river dock along the Kanawha River.

As of June 30, 2006, these mines had 1,718 employees.

ICG Eastern, LLC

ICG Eastern, LLC operates the Birch River surface mine, located 60 miles east of Charleston, near Cowen in Webster County, West Virginia. Birch River started operations in 1990 under Shell Mining Company, was purchased by Zeigler Coal Holding Company, or “Zeigler,” in 1992, and was subsequently acquired by AEI Resources, Inc. from Zeigler in 1998.

Birch River is extracting coal from five distinct coalbeds: (i) Freeport; (ii) Upper Kittanning; (iii) Middle Kittanning; (iv) Upper Clarion; and (v) Lower Clarion. We estimate that Birch River controls 20.2 million tons of coal reserves.

Approximately 74% of the coal reserves are leased, while approximately 26% are owned in fee. Most of the leased reserves are held by four lessors. The leases are retained by annual minimum payments and by tonnage-based royalty payments. All leases can be renewed until all mineable and merchantable coal has been exhausted.

Overburden is removed by a dragline, shovel, front-end loaders, end dumps and bulldozers. Approximately one-third of the total coal sales are run-of-mine, while the other two-thirds are washed at Birch River’s preparation plant. Coal is transported by conveyor belt from the preparation plant to Birch River’s rail loadout, which is served by CSX.

ICG Hazard, LLC

ICG Hazard, LLC is currently operating six surface mines, a unit train loadout (Kentucky River Loading) and other support facilities in eastern Kentucky, near Hazard. The coal reserves and operations were acquired in late-1997 and 1998 by AEI Resources.

ICG Hazard’s six surface mines include: (i) County Line; (ii) Vicco; (iii) Rowdy Gap; (iv) Tip Top; (v) Thunder Ridge; and (vi) East Mac and Nellie. The coal from these mines is being extracted from the Hazard 11, Hazard 10, Hazard 9, Hazard 8, Hazard 7 and Hazard 5A seams. Nearly all of the coal is marketed run-of-mine. We estimate that ICG Hazard controls 34.8 million tons of coal reserves, plus 0.2 million tons of coal that is classified as non-reserve coal deposits. Most of the property has been adequately explored, but additional core drilling will be conducted within specified locations to better define the reserves.

All of ICG Hazard’s reserves are leased. Most of the leased reserves are held by five lessors. In several cases, ICG Hazard has multiple leases with each lessor. The leases are retained by annual minimum payments and by tonnage-based royalty payments. Most leases can be renewed until all mineable and merchantable coal has been exhausted.

Overburden is removed by front-end loaders, end dumps, bulldozers and blast casting. Coal is transported from the mines to the Kentucky River Loading rail loadout by on-highway trucks. The loadout is served by CSX. Most of the coal is transported by rail, but some coal is direct shipped to the customer by truck from the mine pits.

ICG Flint Ridge

Flint Ridge is currently operating two underground mine, one surface mine (including a highwall miner) and one preparation plant. We estimate that Flint Ridge controls 31.9 million tons of coal reserves, plus 2.8 million tons classified as non-reserve coal deposits. The Flint Ridge underground operation is a room-and-pillar mine utilizing continuous miners and shuttle cars. The Flint Ridge surface/highwall mine utilizes front-end loaders, end dumps, bulldozers and blast casting for the overburden removal. Once the contour is established and the coal is removed, the highwall miner will then complete the coal extraction from the exposed highwall. Coal from the underground mine and the highwall miner is trucked to the preparation plant, processed, and hauled to the Kentucky River Loading rail loadout by on-highway trucks or directly to the customer. Coal from the contour mining operation is hauled directly to the Kentucky River Loading rail loadout.

Approximately 99.4% of Flint Ridge’s reserves are leased, while 0.6% are owned in fee. The leases are retained by annual minimum payments and by tonnage-based royalty payments.

An existing preparation plant structure was extensively upgraded in June 2005. Since July 2005, it has been processing coal from ICG Hazard and Flint Ridge mining complexes.

ICG Knott County, LLC

ICG Knott County, LLC operates five underground mines (including initial Raven mining operations), the Supreme Energy preparation plant and rail loadout and other facilities necessary to support the mining operations in eastern Kentucky, near Kite. ICG Knott County was acquired by AEI Resources from Zeigler in 1998.

ICG Knott County is producing coal from the Hazard 4, the Elkhorn 3 and the Elkhorn 2 coalbeds. Three mines are operating in the Hazard 4 coalbed: Calvary, Clean Energy and Elk Hollow. The Classic mine is operating in the Elkhorn 3 coalbed. We estimate these properties contain 18.6 million tons of coal reserves including the Elkhorn 2 reserves for the Raven complex. Most of the property has been extensively explored, but additional core drilling will be conducted within specified locations to better define the reserves.

Approximately 25% of ICG Knott County’s reserves are owned in fee, while approximately 75% are leased. The leases are retained by annual minimum payments and by tonnage-based royalty payments. The leases can be renewed until all mineable and merchantable coal has been exhausted.

ICG Knott County’s four underground mines are room-and-pillar operations, utilizing continuous miners and shuttle cars. Nearly all of the run-of-mine coal is processed at the Supreme Energy preparation plant; some of the Hazard 4 run-of-mine coal is blended with the washed coal.

Nearly all of ICG Knott County’s coal is transported by rail. The loadout is served by CSX.

ICG East Kentucky, LLC

ICG East Kentucky, LLC is a surface mining operation located in Pike County, Kentucky, near Phelps. ICG East Kentucky currently operates the Blackberry surface mine and the Phelps Loadout. ICG East Kentucky was acquired by AEI Resources in the second quarter of 1999.

Blackberry is an area surface mine that produces coal from four separate coalbeds: (i) Taylor; (ii) Fireclay; (iii) Lower Fireclay; and (iv) Hamlin. All of the coal is sold run-of-mine.

We estimate that the Blackberry mine controls 0.9 million tons of coal reserves; no additional exploration is required.

After Blackberry is depleted, ICG East Kentucky intends to begin mining the Mount Sterling property, which contains an additional 5.9 million tons of coal reserves. Mount Sterling is located in Martin and Pike Counties, Kentucky near the Tug Fork River. Although Mount Sterling is expected to be mined by ICG East Kentucky, the property is held by ICG Natural Resources, LLC. The leases are retained by annual minimum payments and by tonnage-based royalty payments. Most leases can be renewed until all mineable and merchantable coal has been exhausted.

Overburden at the Blackberry mine is removed by front end loaders, end dumps, bull dozers and blast casting. Coal from the pits is transported by truck to the Phelps Loadout.

Vindex Energy Corporation

Vindex Energy Corporation operates four surface mines, the Island mine, the Douglas mine, the Jackson Mountain mine and the Carlos mine. The Stony River mine was closed in the second quarter of 2006 pending the results of drill exploration. In the first quarter of 2006, we commenced operations at a new surface mine, the Carlos Mine, also located in the Potomac Basin in Garrett County, Maryland. The reserves at Vindex are leased primarily from one major landowner. The lease expires in 2010 and is renewable on a year-by-year basis with a minimum annual holding cost. Vindex Energy is a cross-ridge mining operation extracting coal from the Upper Freeport, Bakerstown, Middle Kittanning and Upper Kittanning seams. All surface mines operated by Vindex Energy are truck-and-shovel/loader mining operations utilizing dozers, hydraulic excavators, loaders and trucks. Our underground mine uses the room-and-pillar mining method.

Vindex has been operating its mines at full production since the first quarter 2005. Approximately 20% of the raw coal production is screened at the Island Mine for sales directly to the customers. The remainder of the coal is processed at our preparation plant located near Mount Storm, West Virginia, where the product is shipped to the customer by either truck or rail using a third-party rail loading facility.

In March 2006, Vindex expanded its production by purchasing the assets of Barton Mining Company and George’s Creek Land Company, with a surface mining complex located near Frostburg, Maryland and a permitted reserve base of over 3.5 million tons. Vindex is now producing coal from those permitted properties to serve utility customers in close proximity to the mine.

Patriot Mining Company

Patriot Mining Company consists of two active surface mines near Morgantown, West Virginia: Crown No. 2 and New Hill East located in Monongalia County, West Virginia. The majority of the coal and surface is leased under renewable contracts with small annual minimum holding costs. Patriot’s mines are extracting coal from the Waynesburg seam using contour mining methods with dozers, loaders and trucks. As mining progresses, reserves are being acquired and permitted for future operations. The coal is shipped to the customer by either rail, truck or barge using our barge loading facility.

Buckhannon/Spruce Division

The Buckhannon/Spruce Division currently consists of two active underground mines: The Sago mine and the Imperial mine located in Upshur County, West Virginia, near the town of Buckhannon. The Sago mine is extracting coal from the Middle Kittanning seam. Nearly all of the reserves in the Buckhannon/Spruce Division are owned by us. The Sago mine, which was originally opened in 1999 as a contract mine, closed in 2002, and then reopened as a captive operation in the first quarter of 2004. The Sago mine neared full production in the fourth quarter of 2005. All of the coal extracted from the Sago mine is processed through the nearby Sawmill Run preparation plant where coal is then primarily shipped by CSX rail with origination by the A&O railroad, a short-line operator, although some coal is trucked to local industrial customers. On January 2, 2006, an explosion occurred at the Sago mine resulting in the death of twelve miners and the critical injury of a thirteenth miner. As a result of the explosion, the Sago mine ceased active production during state and federal investigations into the cause of the explosion. The Sago mine resumed coal production on March 15, 2006.

Sycamore Group

Sycamore Group consists of The Sycamore Group LLC and the Harrison Division. The Sycamore Group LLC is a joint venture between ICG and Emily Gibson Coal Company. The joint venture, through an independent contract miner, operates one underground mine, the Sycamore No. 1 Mine (a/k/a the Fairfax No. 3 Mine), in Harrison County, West Virginia, approximately ten miles west of Clarksburg, where coal is extracted from the Pittsburgh seam by room-and-pillar mining method with continuous miners and shuttle cars for coal extraction.

The majority of the coal is leased with an annual minimum holding cost. It is anticipated that this reserve will be depleted and the mine closed during the first quarter of 2007. Operations are conducted utilizing the room-and-pillar mining method. Newly rebuilt mining equipment was recently installed to facilitate the complete extraction of the remaining reserves. All of The Sycamore Group LLC production is sold on a raw basis and shipped to Allegheny Power Service Corporation’s Harrison Power Station by truck.

The Harrison Division consists of the Sycamore No. 2 Mine, which is located in Harrison County, West Virginia, approximately ten miles west of Clarksburg. The Sycamore No. 2 Mine began producing coal from the Pittsburgh seam by room-and-pillar mining method with continuous miners and shuttle cars in the second quarter of 2005. As a result of continuing adverse geologic conditions, we idled the Sycamore No. 2 mine in September 2006. We expect to reconfigure the mine and resume operations as a small-scale production unit late in the fourth quarter of 2006 or early in 2007. The reserve is primarily leased from one major landowner with an annual minimum holding cost and an automatic renewal based on an annual minimum production of 250,000 tons.

The coal produced from the Sycamore No. 2 Mine will be sold on a raw basis and shipped to Allegheny Power Service Corporation’s Harrison Power Station by truck under a new life of mine, total production coal supply agreement.

Philippi Development Division

The Philippi Development Division operates the Sentinel mine, in Barbour County, West Virginia near the town of Philippi. The mine was acquired by Anker in 1990 and has been operating ever since. Historically, coal was extracted from the Lower Kittanning seam; however, mining is currently conducted in the Upper Kittanning seam by room-and-pillar mining method with a new low-seam continuous miner which was installed in the fourth quarter of 2004. The current operations are expected to be supplemented with a second continuous miner in the first quarter of 2007.

Coal is fed directly from the mine to our preparation plant and loadout facility served by the CSX railroad. The product can be shipped to steam or metallurgical markets.

New Appalachian Mine Developments

Hillman Property

The Hillman property, located in Northern Appalachia, includes approximately 194 million tons of deep coal reserves of both steam and metallurgical quality coal in the Lower Kittanning seam covering approximately 65,000-acres located predominantly in Taylor County, West Virginia, near Grafton. The reserve extends into parts of Barbour, Marion, and Harrison Counties as well. ICG owns the Hillman coal reserve in addition to nearly 4,000 acres of surface property to accommodate the development of two projected mining operations. In addition to the Lower Kittanning reserves, we also own significant non-reserve coal deposits in the Kittanning, Freeport, Clarion and Mercer seams on the Hillman property.

The Hillman reserves are expected to be permitted for the development of two longwall mining operations. Production from the first complex is projected to begin in 2008.

Big Creek Property

Our Big Creek reserve, located in Central Appalachia, covers 10,000 acres of leased coal lands located north of the town of Richlands in Tazewell County, Virginia. Total recoverable reserves are 27.5 million tons in the Jawbone, Greasy Creek and War Creek seams. The Big Creek reserve is all leased from Southern Regional Industrial Realty. Production from the permitted War Creek Mine is expected to begin in 2008 utilizing the room-and-pillar mining method with continuous haulage. The coalbed methane at Big Creek is currently leased to and being produced by Pocahontas Gas Partnership with an overriding royalty paid to us.

Beckley Property

The Beckley reserve (formerly referred to as the Bay Hill reserve), located in Central Appalachia, is a 29 million-ton deep reserve of high quality low-vol metallurgical coal in the Pocahontas No. 3 seam in Raleigh

County west of Beckley, West Virginia. The southwest portion of the reserve underlies part of the recently closed BayBeck Mine in the Beckley seam. Most of the 16,800 acre Beckley reserve is leased from three land companies: Western Pocahontas Properties, Crab Orchard Coal Company and Beaver Coal Company. We have permitted a portion of the Beckley reserve for deep mine development and have begun development on shaft and slope facilities. Site preparation for the mine portals commenced in the first quarter of 2006. We plan to market the coal produced from the Beckley reserve for export and to domestic steel producers.

Juliana Complex

Mining on the Juliana property, located in Central Appalachia, in Webster County, West Virginia, began in 1979 and was stopped in December 1999. Contour and mountain top removal stripping methods were utilized to produce coal from the Kittanning and Upper Freeport seams. In addition, a substantial amount of deep-mined coal was produced from the Middle Kittanning seam. A 500 TPH preparation facility with 100,000 tons of raw and clean coal storage and a unit-train loadout was used to process and load coal on the CSX railroad.

Currently at Juliana, there are two Kittanning deep mine permits and one surface mine permit in place. Permitted deep and surface non-reserve coal deposits are 1.2 million tons and 1.9 million tons, respectively. The ratio for the surface reserve is 17.3 to 1 bulk cubic yard per clean ton.

Jennie Creek Property

The Jennie Creek reserve, located in Mingo County, West Virginia, is a 44.9 million ton reserve of surface and deep mineable steam coal. Permitting is now in progress for a surface mine and preparation plant complex that is planned for production in 2007 on this Central Appalachian property. The development of the Jennie Creek reserve is subject to the resolution of certain disputes with lessors arising out of the Horizon bankruptcy proceedings. These disputes are the subject of pending litigation in the bankruptcy court. This property is expected to contain 14.7 million tons of surface mineable, low sulfur coal reserves. The coal will be produced by contouring, highwall mining, and area mining. A deep reserve in the high Btu, mid-sulfur Alma seam constitutes the largest block of coal at 30.2 million tons.

Raven Complex

ICG Knott County acquired the Raven complex in 2005 and will include a new preparation plant and two underground mines when at full production. Coal at the Raven complex is produced from the Elkhorn 2 coalbed and its 5,600 acres complex are leased from Penn Virginia and contain approximately 13.0 million tons of reserves. This complex is a room-and-pillar operation, utilizing continuous miners and shuttle cars. The Raven complex intends to operate a new preparation plant to be constructed during 2006 in conjunction with Loadout, LLC, and affiliate of Penn Virginia Resources Partners, L.P. First production started in February 2006 and plant start-up is expected in September 2006. The complex currently has 23 employees.

Upshur Property

The Upshur Property, located in Northern Appalachia, contains approximately 93 million tons of non-reserve coal deposits owned or controlled by us in the Middle and Lower Kittanning seams. The non-reserve coal deposits are surface mineable at a ratio of slightly greater than 2 to 1. The low product heat content limits the distance over which the fuel can be transported and sold; however, the low mining cost makes Upshur an attractive location for an on-site power plant. Some preliminary research, including air quality monitoring, has been completed in association with the future construction of a circulating fluidized bed power plant at Upshur. We are working to identify a partner to establish a power plant at the site.

Illinois Basin Mining Operations

Below is a map showing the location and access to our coal operations in the Illinois Basin:

ICG Illinois, LLC operates one large underground coal mine, the Viper mine, in central Illinois. Viper commenced mining operations in 1982 as a union free operation for Shell Oil Company. Viper was acquired by Ziegler in 1992 and subsequently acquired by AEI Resources in 1998.

The Viper Mine is mining the Illinois No. 5 Seam, also referred to as the Springfield Seam, with all raw coal production washed at Viper’s preparation plant. We estimate that Viper controls approximately 26.7 million tons of coal reserves, plus an additional 38.5 million tons of non-reserve coal deposits. On April 8, 2006, the Viper Mine suffered a fire in its production shaft that has idled the mine and necessitated the replacement of its high angle conveyor belt. No one was injured in the incident. Existing inventory at the time of the incident was sufficient to avoid any significant supply interruptions to customers. Repairs have been completed and the mine resumed full operation on May 8, 2006.

Approximately 61% of the coal reserves are leased, while 39% is owned in fee. The leases are retained by annual minimum payments and by tonnage-based royalty payments. The leases can be renewed until all mineable and merchantable coal has been exhausted.

The Viper mine is a room-and-pillar operation, utilizing continuous miners and shuttle cars. Management believes that ICG Illinois is one of the lowest cost and highest productivity mines in the Illinois Basin. All of the raw coal is processed at Viper’s preparation plant. The clean coal is transported to the customers by on-highway trucks. A major rail line is located within a short distance from the plant, giving Viper the option of constructing a rail loadout, should economic valuations warrant.

ICG Illinois ships by independent trucking companies to utility and industrial customers located in North Central Illinois. Shipments to electric utilities account for approximately 70% of total coal shipments for the year ended December 31, 2005.

The underground equipment, infrastructure and preparation plant are well maintained. The majority of underground equipment will be replaced or rebuilt over the next five years.

OTHER OPERATIONS

Coal Sales

In addition to the coal we mine, from time to time we also opportunistically secure coal purchase agreements with other coal producers to take advantage of differences in market prices.

ICG ADDCAR Systems, LLC

In our highwall mining business, we have six systems available for operations or lease using our patented ADDCAR highwall mining system and intend to build additional ADDCAR systems as required. ADDCAR(™) is the registered trademark of ICG. The ADDCAR highwall mining system is an innovative and efficient mining system. The system is often deployed at reserves that cannot be economically mined by other methods.

In a typical ADDCAR highwall mining system, there is a launch vehicle, continuous miner, conveyor cars, a stacker conveyor, diesel generator, water tanker for cooling and dust suppression and a wheel loader with forklift attachment.

An eight person crew operates the entire ADDCAR highwall mining system with control of the continuous miner being performed remotely by one person from the climate-controlled cab located at the rear of the launch vehicle. Our system utilizes a navigational package to provide horizontal guidance, which helps to control rib width and thus roof stability. Also, the system provides vertical guidance for control out of seam dilutions. The ADDCAR highwall mining system is also equipped with high-quality video monitors to provide the operator with visual displays of the mining process from inside each entry being mined.

The mining cycle begins by aligning the ADDCAR highwall mining system onto the desired heading and starting the entry. As the remotely controlled continuous miner penetrates the coal seam, ADDCAR conveyor cars are added behind it, forming a continuous cascading conveyor train. This continues until the entry is at the planned full depths of up to approximately 1,200 to 1,600 feet. After retraction, the launch vehicle is moved to the next entry, leaving a support pillar of coal between entries. This process recovers as much as 65% of the reserves while keeping all personnel outside the coal seam in a safe working environment. A wide range of seam heights can be mined with high production in seams as low as 3 feet and as high as 15 feet in a single pass. If the seam height is greater than 15 feet, then multi lifts can be mined to create an unlimited entry height. The navigational features on the ADDCAR highwall mining system allow for multi lift mining while ensuring that the designed pillar width is maintained.

During the mining cycle, in addition to the tractive effort provided by the crawler drive of the continuous miner the ADDCAR highwall mining system bolsters the cutting capability of the machine through an additional pumping force provided by hydraulic cylinders which transmit thrust to the back of the miner through blocks mounted on the side of the conveyor cars. This additional energy allows the continuous miner to achieve maximum cutting and loading rates as it moves forward into the seam.

We currently have the exclusive North American distribution rights for the ADDCAR highwall mining system.

Coalbed Methane

CoalQuest has entered into a joint operating agreement pursuant to which it will seek to produce coalbed methane, which is pipeline quality gas that resides in coal seams, from its properties in Barbour, Harrison and Taylor counties in West Virginia. We began producing in July 2006 with four wells completed while drilling for 13 additional wells continue. In the eastern United States, conventional natural gas fields are typically located in various sedimentary formations at depths ranging from 2,000 to 15,000 feet. Exploration companies often put capital at risk by searching for gas in commercially exploitable quantities at these depths. By contrast, the coal seams from which we anticipate recovering coalbed methane are typically less than 1,000 feet deep and are usually better defined than deeper formations. We believe that this contributes to lower exploration costs than those incurred by producers that operate in deeper, less defined formations. We believe this project will be part of the first application of proprietary horizontal drilling technology for coalbed methane in northern West Virginia coalfields. We have not filed reserve estimates with any federal agency.

CUSTOMERS AND COAL CONTRACTS

Customers

Our primary customers are primarily investment grade electric utility companies primarily in the eastern half of the United States. The majority of our customers purchase coal for terms of one year or longer, but we also supply coal on a spot basis for some of our customers. Our three largest customers for the year ended December 31, 2005 and the six months ended June 30, 2006 were Georgia Power Company, Carolina Power & Light Company and Duke Energy and we derived approximately 65% and 61%, respectively, of our coal revenues from sales to our five largest customers. Revenues from sales to Georgia Power Company, Duke Energy and Carolina Power & Light Company each accounted for more than 10% of coal revenues in 2005 and the six months ended June 30, 2006.

Long-Term Coal Supply Agreements

As is customary in the coal industry, we enter into long-term supply contracts (exceeding one year in duration) with many of our customers when market conditions are appropriate. These contracts allow customers to secure a supply for their future needs and provides us with greater predictability of sales volume and sales price. For the year ended December 31, 2005 and the six months ended June 30, 2006, approximately 77% and 78%, respectively, of our revenues were derived from long-term supply contracts. We sell the remainder of our coal through short-term contracts and on the spot market. We have also entered into certain brokered transactions to purchase certain amounts of coal to meet our sales commitments. These purchase coal contracts expire between 2006 and 2010 and are expected to provide us a minimum of approximately 7.2 million tons of coal through the remaining lives of the contracts.

As a result of the Horizon bankruptcy process, we were able to renegotiate certain contracts at significantly higher prices that reflected the current pricing environment and not purchase unfavorable contracts. However, we do have certain contracts which are set below current market rates because Anker entered into these contracts before the recent rise in the coal prices. As the net costs associated with producing coal have increased due to higher energy, transportation and steel prices, the price adjustment mechanisms within several of our long-term contracts do not reflect current market prices. This has resulted in certain counterparties to these contracts benefiting from below market prices for our coal.

The terms of our coal supply agreements result from competitive bidding and extensive negotiations with customers. Consequently, the terms of these contracts vary significantly by customer, including price adjustment features, price reopener terms, coal quality requirements, quantity adjustment mechanisms, permitted sources of supply, future regulatory changes, extension options, force majeure provisions and termination and assignment provisions.

Some of our long-term contracts provide for a pre-determined adjustment to the stipulated base price at times specified in the agreement or at other periodic intervals to account for changes due to inflation or deflation.

In addition, most of our contracts contain provisions to adjust the base price due to new statutes, ordinances or regulations that impact our costs related to performance of the agreement. Also, some of our contracts contain provisions that allow for the recovery of costs impacted by modifications or changes in the interpretations or application of any applicable government statutes.

Price reopener provisions are present in many of our long-term contracts. These price reopener provisions may automatically set a new price based on prevailing market price or, in some instances, require the parties to agree on a new price, sometimes within a specified range of prices. In a limited number of agreements, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Under some of our contracts, we have the right to match lower prices offered to our customers by other suppliers. These price reopener provisions have enabled us to negotiate higher selling prices in several contracts over the last several months.

Quality and volumes for the coal are stipulated in coal supply agreements, and in some instances buyers have the option to vary annual or monthly volumes. Most of our coal supply agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content, sulfur, ash, hardness and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts. Assuming steady or increasing coal prices over the near-term, we expect to renew many of our expiring sales contracts at significantly higher prices.

Transportation/Logistics

We ship coal to our customers by rail, truck or barge. We typically pay the transportation costs for our coal to be delivered to the barge or rail loadout facility, where the coal is then loaded for final delivery. Once the coal is loaded in the barge or railcar, our customer is typically responsible for the freight costs to the ultimate destination. Transportation costs vary greatly based on the customer’s proximity to the mine and our proximity to the loadout facilities. We use a variety of independent companies for our transportation needs and typically enter into multiple non-contract agreements with trucking companies throughout the year.

In 2005, approximately 94% of our coal (both produced and purchased) from our Central Appalachian operations was delivered to our customers by rail on either the Norfolk Southern or CSX rail lines, with the remaining 6% delivered by truck or barge. For our Illinois Basin operations, all of our coal was delivered by truck to customers, generally within an 80 mile radius of our Illinois mine.

We believe we enjoy good relationships with rail carriers and barge companies due, in part, to our modern coal-loading facilities and the experience of our transportation and distribution employees.

SUPPLIERS

In 2005, we spent more than $221 million to procure goods and services in support of our business activities, excluding capital expenditures. Principal commodities include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants. Our outside suppliers perform a significant portion of our equipment rebuilds and repairs both on- and off-site, as well as construction and reclamation activities.

Each of our regional mining operations has developed its own supplier base consistent with local needs. We have a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods and to support the business units. The supplier base has been relatively stable for many years, but there has been some consolidation. We are not dependent on any one supplier in any region. We promote competition between suppliers and seek to develop relationships with those suppliers whose focus is on lowering our costs. We seek suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise.

COMPETITION

The coal industry is intensely competitive. Our main competitors are Massey Energy Company and Alpha Natural Resources. As we develop additional reserves and expand our operations into Central and Northern West Virginia, we will face additional competition from Northern Appalachia coal producers, including Consol Energy and Foundation Coal Holdings. The most important factors on which we compete are coal price at the mine, coal quality and characteristics, transportation costs and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 92% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity which is significantly dependent upon economic activity and summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear and alternative energy sources such as hydroelectric power.

EMPLOYEES

As of June 30, 2006, we had 2,218 employees of which 22% were salaried and 78% were hourly. We believe our relationship with our employees is good. Our entire workforce is union free.

RECLAMATION

Reclamation expenses are a significant part of any coal mining operation. Prior to commencing mining operations, a company is required to apply for numerous permits in the state where the mining is to occur. Before a state will approve and issue these permits, it typically requires the mine operator to present a reclamation plan which meets regulatory criteria and to secure a surety bond to guarantee performance of reclamation in an amount determined under state law. These bonding companies, in turn, require that we backstop the surety bonds with cash and/or letters of credit. While bonds are issued against reclamation liability for a particular permit at a particular site, collateral posted in support of the bond is not allocated to a specific bond, but instead is part of a collateral pool supporting all bonds issued by that particular insurer. Bonds are released in phases as reclamation is completed in a particular area.

LEGAL PROCEEDINGS

From time to time, we are involved in legal proceedings arising in the ordinary course of business. In the opinion of management we have recorded adequate reserves for these liabilities and there is no individual case or group of related cases pending that is likely to have a material adverse effect on our financial condition, results of operations or cash flows.

Sago Mine Litigation

On January 2, 2006, an explosion occurred at our Sago mine in Tallmansville, West Virginia. The Sago mine is operated by our subsidiary, Wolf Run Mining Company. The explosion tragically resulted in twelve fatalities and the critical injury of another miner. On March 14, 2006, we announced our initial findings from the investigation, including that the explosion was ignited by lightning and fueled by methane that naturally accumulated in an abandoned area of the mine that had been recently sealed. The precise route by which the lightning electrical charge traveled from a surface strike location to the sealed area remains under investigation, and the seals, constructed of Omega block under a plan approved by federal authorities and designed to withstand forces of 20 pounds per square inch, were essentially obliterated by the explosion. On July 19, 2006, J. Davitt McAteer, special advisor to West Virginia Governor Joe Manchin III, released a preliminary report relating to the accident that came to a similar conclusion. Final results of the investigations will not be known until federal and state safety officials conclude their investigations and issue their reports. We are fully cooperating with the state and federal investigations into the cause of the explosion and will continue to review and test to verify our findings. We resumed operations at the Sago mine on March 15, 2006, a week after federal and state safety officials provided approval.

On August 23, 2006, three separate lawsuits were filed in the Circuit Court of Kanawha County, West Virginia, in connection with the Sago mine explosion. One of the lawsuits was filed by Randal McCloy, Jr., the surviving miner, and his family, and the other two lawsuits were filed by the surviving families of Alva Martin Bennett and James A. Bennett, respectively. The complaints allege that ICG and our subsidiary Wolf Run were negligent, provided unsafe working conditions, improperly constructed the seals that were destroyed in the explosion and violated various safety standards. The complaints filed by each of the Bennett families also assert claims for tort damages related to the alleged “miscommunication” in which the families believed erroneously for more than two hours that their family members were alive. Each of the lawsuits also named CSE Corporation (the manufacturer of self-contained self-rescuers), Burrell Mining Products, Inc. (the manufacturer of Omega block used in seal construction), Raleigh Mine and Industrial Supply, Inc. (the distributor of Omega block), and GMS Mine Repair and Maintenance, Inc. (a contractor whose workers helped construct the seals) as defendants. All three complaints seek an unspecified amount of compensatory and punitive damages and Mr. McCloy’s complaint also alleges that Wolf Run should be liable for the damages beyond amounts receivable in respect of Mr. McCloy’s claim for worker’s compensation benefits. The two wrongful death lawsuits also seek an injunction requiring us and Wolf Run to implement all safety recommendations contained in the preliminary report on the explosion prepared by J. Davitt McAteer, special advisor to West Virginia Governor Joe Manchin III, whether or not these recommendations are enacted into law. While the outcome of this litigation is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, we believe this matter will be resolved without a material adverse effect on our financial condition or results of operations or liquidity.

Massey Energy Litigation

On November 18, 2005, we sued Massey Coal Sales Company, Inc., d/b/a Massey Utility Sales Company, or MUS, a subsidiary of Massey Energy Company, or Massey, in the United States District Court for the Eastern District of Kentucky, seeking declaratory relief and compensatory and punitive damages due to MUS’s failure to deliver coal and related matters. On January 9, 2006, Massey filed a motion to dismiss the complaint. On August 2, 2006, the federal court ruled that we may proceed with our breach of primary contract claims and dismissed three other claims that were ancillary to our primary claims. We believe that the dismissal of these three counts does not affect our position with respect to the remaining breach of contract claims. After receiving the court’s order, on August 14, 2006, MUS filed an answer denying our claims and asserting a counterclaim seeking damages in excess of $50.0 million alleging that we breached the coal supply agreement, that the contract has been and should be declared to be terminated, and that Massey’s continued performance has led to ICG becoming unjustly enriched. Massey also asserted that we breached our duty of good faith and fair dealing. We believe that we have valid defenses to Massey’s counterclaim and intend to vigorously oppose the counterclaim.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as permitting and licensing requirements, employee health and safety, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining, and the effects of mining on groundwater quality and availability. These laws and regulations have had and will continue to have a significant effect on our costs of production and competitive position. Future legislation, regulations or orders may be adopted or become effective which may adversely affect our mining operations, cost structure or the ability of our customers to use coal. For instance, new legislation, regulations or orders, as well as future interpretations and more rigorous enforcement of existing laws, may require substantial increases in equipment and operating costs to us and delays, interruptions, or a termination of operations, the extent of which we cannot predict. Future legislation, regulations or orders may also cause coal to become a less attractive fuel source, resulting in a reduction in coal’s share of the market for fuels used to generate electricity.

We endeavor to conduct our mining operations in compliance with all applicable federal, state and local laws and regulations. Failure to comply with these regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations and the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations.

Future laws, regulations or orders, as well as new interpretations or more rigorous enforcement of existing laws, may require substantial increases in equipment and operating costs to us and delays, interruptions, or a termination of operations, the extent of which we cannot predict. Future laws, regulations or orders may also cause coal to become a less attractive fuel source, resulting in a reduction in coal’s share of the market for fuels used to generate electricity.

MINING PERMITS AND APPROVALS

Numerous governmental permits or approvals are required for mining operations. In connection with obtaining these permits and approvals, we may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production or processing of coal may have upon the environment. Among other things, we must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to the approved post-mining use. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit or modification can be delayed, refused or revoked if an officer, director or a stockholder with a 10% or greater interest in the entity is affiliated with or is in a position to control another entity that has outstanding permit violations. Thus, past or ongoing violations of federal and state mining laws or regulations could provide a basis to revoke existing permits and to deny the issuance of additional permits.

In order to obtain mining permits and approvals from state regulatory authorities, mine operators must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically, we submit our necessary mining permit applications several months before we plan to begin mining a new area. In our experience, mining permit approvals generally require 12 to 18 months after initial submission.

SURFACE MINING CONTROL AND RECLAMATION ACT

The Surface Mining Control and Reclamation Act of 1977, or SMCRA, which is administered by the Office of Surface Mining Reclamation and Enforcement, or OSM, establishes mining, environmental protection and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. Mine operators must obtain SMCRA permits and permit renewals from the OSM or the appropriate state regulatory agency for authorization of certain mining operations that result in a disturbance of the surface. If a state regulatory agency adopts federal mining programs under SMCRA, the state becomes the regulatory authority. States in which we have active mining operations have achieved primary control of enforcement through federal authorization.

SMCRA permit provisions include requirements for coal prospecting, mine plan development, topsoil removal, storage and replacement, selective handling of overburden materials, mine pit backfilling and grading, protection of the hydrologic balance, subsidence control for underground mines, surface drainage control, mine drainage and mine discharge control and treatment and revegetation.

These requirements seek to limit the adverse impacts of coal mining and more restrictive requirements may be adopted from time to time. An example is the proposed amendment to the Stream Buffer Rule issued by the OSM on January 7, 2004. This proposal seeks to further minimize the adverse environmental effects from construction of excess spoil fills and to clarify when excess spoil fills may be constructed within 100 feet of a perennial or intermittent stream. On June 16, 2005, the OSM asked for public comment on the preparation of an environmental impact statement with respect to this proposal.

The mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area. This work includes surveys of cultural resources, soils, vegetation, wildlife, assessment of surface and ground water hydrology, climatology and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures and coal that it will mine. We develop mine and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mine and reclamation plan incorporates the provisions of SMCRA, the state programs and the complementary environmental programs that impact coal mining.

Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way and surface land, and documents required by the OSM’s Applicant Violator System, including the mining and compliance history of officers, directors and principal owners of the entity.

Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review and technical review. Public notice and opportunity for public comment on a proposed permit is required before a permit can be issued. Some SMCRA mine permits take over a year to prepare, depending on the size and complexity of the mine and may take six months to two years or even longer to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has rights to comment on and otherwise engage in the permitting process including through intervention in the courts.

Before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of reclamation obligations. The Abandoned Mine Land Fund, which is part of SMCRA, requires a fee on all coal produced. The proceeds are used to reclaim mine lands closed or abandoned prior to 1977. This program is currently set to expire September 30, 2007, and Congress is considering various reauthorization proposals.

SMCRA stipulates compliance with many other major environmental statues, including: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, or RCRA, and the Comprehensive Environmental Response, Compensation and Liability Act, or either CERCLA or Superfund.

SURETY BONDS

Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations including mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis.

Surety bond costs have increased in recent years while the market terms of such bonds have generally become more unfavorable. In addition, the number of companies willing to issue surety bonds has decreased.

CLEAN AIR ACT

The federal Clean Air Act, and comparable state laws that regulate air emissions, directly affect coal mining operations, but have a far greater indirect affect. Direct impacts on coal mining and processing operations may occur through permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust or fine particulate matter measuring 2.5 micrometers in diameter or smaller. The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired electricity generating plants and coke ovens. The general effect of such extensive regulation of emissions from coal-fired power plants could be to reduce demand for coal.

Clean Air Act requirements that may directly or indirectly affect our operations include the following:

Acid Rain

Title IV of the Clean Air Act required a two-phase reduction of sulfur dioxide emissions by electric utilities. Phase II became effective in 2000 and extended the Title IV requirements to all coal-fired power plants with generating capacity greater than 25 Megawatts. The affected electricity generators have sought to meet these requirements by, among other compliance methods, switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing sulfur dioxide emission allowances. We cannot accurately predict the effect of these provisions of the Clean Air Act on us in future years. At this time, we believe that implementation of Phase II has resulted in an upward pressure on the price of lower sulfur coals, as coal-fired power plants continue to comply with the more stringent restrictions of Title IV.

Fine Particulate Matter

The Clean Air Act requires the EPA to set standards, referred to as National Ambient Air Quality Standards, or NAAQS, for certain pollutants. Areas that are not in compliance (referred to as “nonattainment areas”) with these standards must take steps to reduce emissions levels. There currently is a National Ambient Air Quality Standard for particulate matter with an aerodynamic diameter less than or equal to 10 microns, or PM10, and fine particulate matter with an aerodynamic diameter less than or equal to 2.5 microns, or PM2.5. The EPA designated all or part of 225 counties in 20 states, as well as the District of Columbia as “nonattainment” for PM2.5. Individual states must identify the sources of emissions and develop emission reduction plans for “nonattainment areas.” These plans may be state-specific or regional in scope. Under the Clean Air Act, individual states have up to twelve years from the date of designation to secure emissions reductions from sources contributing to the problem. Meeting the new PM2.5 standard may require reductions of nitrogen oxide and sulfur dioxide emissions. Future regulation and enforcement of the PM2.5 standards will affect many power plants, especially coal-fired plants and all plants in “nonattainment” areas. Meeting the new PM2.5 standard may require reductions of nitrogen oxide and sulfur dioxide emissions. Future regulation and enforcement of the PM2.5 standards will affect many power plants, especially coal-fired plants and all plants in “nonattainment” areas.

Ozone

Significant additional emissions control expenditures will be required at coal-fired power plants to meet the current National Ambient Air Quality Standard for ozone. Nitrogen oxides, which are a by-product of coal combustion, can lead to the creation of ozone. Accordingly, emissions control requirements for new and expanded coal-fired power plants and industrial boilers will continue to become more demanding in the years ahead. For example, the EPA is in the process of replacing the existing standards with more stringent ones. On April 15, 2004, the EPA announced that counties in 32 states fail to meet the new eight-hour standard for ozone.

These states will have until June 2007 to develop plans for pollution control measures that allow them to come into compliance with the standards. The EPA’s implementation of this rule has been challenged by an environmental group.

NOx SIP Call

The NOx SIP Call program was established by the EPA in October of 1998 to reduce the transport of ozone on prevailing winds from the Midwest and South to states in the Northeast, which said they could not meet federal air quality standards because of migrating pollution. Under Phase I of the program, the EPA is requiring 900,000 tons of nitrogen oxides reductions from power plants in 22 states east of the Mississippi River and the District of Columbia. Phase II of the rule requires a further reduction of about 100,000 tons of nitrogen oxides per year by May 1, 2007. Installation of additional control measures, such as selective catalytic reduction devices, required under the final rules will make it more costly to operate coal-fired electricity generating plants, thereby making coal a less attractive fuel.

Clear Skies Initiative

The Bush Administration has proposed new legislation, commonly referred to as the Clear Skies Initiative, that could require dramatic reductions in nitrous oxide, sulfur dioxide, and mercury emissions by power plants through “cap-and-trade” programs similar to the existing acid rain regulations and current NOx budget programs. Congress has also considered several competing bills. It is not possible to predict with certainty what, if any, impact these potential changes could have on coal-buying decisions in the future.

Interstate Air Quality Rule

The Clean Air Interstate Rule calls for power plants in 29 eastern states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrous oxide. The rule regulates these pollutants under a cap and trade program similar to the system now in effect for acid deposition control and to that proposed by the Clear Skies Initiative. The stringency of the cap may require many coal-fired sources to install additional pollution control equipment, such as wet scrubbers. This increased sulfur emission removal capability caused by the rule could result in decreased demand for low sulfur coal, potentially driving down prices for low sulfur coal. Emissions would be permanently capped and could not increase. The rule seeks to cut sulfur dioxide emissions by 45% in 2010, and by 57% in 2015. The rule is subject to judicial challenge, which makes it difficult to determine its precise impact. In March 2006, the EPA denied petitions to reconsider the Clean Air Interstate Rule and promulgated federal implementation plans for this rule, which are subject to judicial challenge.

Clean Air Mercury Rule

On March 15, 2005, the EPA issued the Clean Air Mercury Rule to control mercury emissions from power plants. The rule sets a mandatory, declining cap on the total mercury emissions allowed from coal-fired power plants nationwide. This approach, which allows emissions trading, seeks to reduce mercury emissions by nearly 70 percent from current levels once facilities reach a final mercury cap which takes effect in 2018. The rule is subject to judicial challenge, which makes it difficult to determine its precise impact. Many of the challengers seek to impose more stringent rules. In addition, there have been efforts in Congress to legislatively disapprove the rule. Also subject to judicial challenge is the EPA’s decision, which was announced concurrently with the rule, not to pursue regulation of mercury and other pollutants from coal-fired power plants under the Clean Air Act hazardous air pollutant program.

Some states, including Georgia and North Carolina, are adopting or proposing to adopt more stringent restrictions on mercury emissions than those contained in the Clean Air Mercury Rule.

Regional Haze

The EPA has initiated a regional haze program designed to protect and to improve visibility at and around national parks, national wilderness areas and international parks. This program restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas. Moreover, this program may require certain existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions, such as sulfur dioxide, nitrogen oxides, volatile organic chemicals and particulate matter. These limitations could affect the future market for coal. On July 6, 2005, the EPA issued regulations revising its regional haze program. On May 2, 2006, the EPA published for public comment a settlement to a judicial challenge to the regulations brought by electric utilities.

Legal Challenges to Existing regulations

The EPA’s regulation of certain pollutants under the Clean Air Act, and its failure to regulate other pollutants, is being challenged by various lawsuits brought by both individual state attorney generals and environmental groups. If these lawsuits result in new or more stringent emission limits, it could reduce the amount of coal our customers purchase from us.

CLEAN WATER ACT

The federal Clean Water Act, or CWA, and corresponding state laws, affect coal mining operations by imposing restrictions of the discharge of certain pollutants into water and on dredging and filling wetlands. The CWA establishes in-stream water quality standards and treatment standards for wastewater discharge through the National Pollutant Discharge Elimination System, or NPDES. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of NPDES permits that govern the discharge of pollutants into water.

Permits under Section 404 of the CWA are required for coal companies to conduct dredging or filling activities in jurisdictional waters for the purpose of conducting any instream activities, including installing culverts, creating water impoundments, constructing refuse areas, placing valley fills or performing other mining activities. Jurisdictional waters typically include intermittent and perennial streams and may in certain instances include man-made conveyances that have a hydrologic connection to a stream or wetland.

In particular, permits under Section 404 of the Clean Water Act are required for coal companies to conduct dredging or filling activities in jurisdictional waters for the purpose of creating slurry ponds, water impoundments, refuse areas, or valley fills or other mining activities. The Army Corps of Engineers, or ACOE, is empowered to issue “nationwide” permits for specific categories of filling activity that are determined to have minimal environmental adverse effects in order to save the cost and time of issuing individual permits under Section 404. Nationwide Permit 21 authorizes the disposal of dredge-and-fill material from mining activities into the waters of the United States. Lawsuits challenging the ACOE’s authority to issue Nationwide Permit 21 have been instituted by environmental groups. The Fourth Circuit Court of Appeals, rejected one such lawsuit, that was originally filed in West Virginia, concluding that the ACOE complied with the Clean Water Act in promulgating Nationwide Permit 21. A similar lawsuit filed in the United States Court for the Eastern District of Kentucky by a number of environmental groups is still pending. This suit also seeks, among other things, an injunction preventing ACOE from authorizing pursuant to Nationwide Permit 21, “further discharges of mining rock, dirt or coal refuse into valley fills or surface impoundments” associated with certain specific mining permits, including permits issued to some of our mines in Kentucky. Granting of such relief would interfere with the further operation of these mines.

Total Maximum Daily Load, or TMDL, regulations established a process by which states designate these stream segments considered to be impaired (i.e., not meeting present water quality standards). Industrial dischargers, including coal mines, will be required to meet new TMDL effluent standards for these stream segments.

Under the Clean Water Act, states must conduct an anti-degradation review before approving permits for the discharge of pollutants to waters that have been designated as high quality beyond prescribed limits. A state’s anti-degradation regulations prohibit the diminution of water quality in these streams. Several environmental groups and individuals recently challenged, and in part successfully, West Virginia’s anti-degradation policy. In general, waters discharged from coal mines to high quality streams will be required to meet or exceed new “high quality” standards. This could cause increases in the costs, time and difficulty associated with obtaining and complying with NPDES permits, and could aversely affect our coal production.

MINE SAFETY AND HEALTH

Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. All of the states in which we operate have state programs for mine safety and health regulation and enforcement. In January 2006, West Virginia enacted a new law mandating additional safety precautions. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry.

Penalties for violating health and safety standards can include significant civil penalties and closure of mines, as well as criminal charges. For instance, the Federal Mine Safety and Health Administration (MSHA), which monitors compliance with these federal laws and regulations, can impose civil penalties as well as closure of the mine. In June 2006, President Bush signed legislation raising the maximum civil penalty for certain violations of federal mine safety regulations to $220,000 from $60,000. This new legislation will also require, among other things, additional oxygen supplies and communication and tracking devices. In addition, the legislation directs MSHA to issue new standards relating to sealing off abandoned sections of mines. We are not certain of the impact these new and proposed changes will have on our operating costs. Although health and safety regulations have had, and we anticipate they will continue to have, a significant effect on our operating costs, our competitors are subject to the same degree of regulation.

Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for underground coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. The excise tax does not apply to coal shipped outside the United States. In 2005, we recorded $8.5 million of expense related to this excise tax.

RESOURCE CONSERVATION AND RECOVERY ACT

RCRA affects coal mining operations by establishing requirements for the treatment, storage, and disposal of hazardous wastes. Certain coal mine wastes, such as overburden and coal cleaning wastes, are exempted from hazardous waste management.

Subtitle C of RCRA exempted fossil fuel combustion wastes from hazardous waste regulation until the EPA completed a report to Congress and, in 1993, made a determination on whether the wastes should be regulated as hazardous. In the 1993 regulatory determination, the EPA addressed some high volume-low toxicity coal combustion wastes generated at electric utility and independent power producing facilities, such as coal ash.

In May 2000, the EPA concluded that coal combustion wastes do not warrant regulation as hazardous under RCRA and that the hazardous waste exemption for these wastes. However, the EPA has determined that national non-hazardous waste regulations under RCRA Subtitle D are needed for coal combustion wastes disposed in surface impoundments and landfills and used as mine-fill. The agency also concluded beneficial uses of these wastes, other than for mine-filling, pose no significant risk and no additional national regulations are needed. As long as this exemption remains in effect, it is not anticipated that regulation of coal combustion waste will have any material effect on the amount of coal used by electricity generators. Most state hazardous waste laws also exempt coal combustion waste, and instead treat it as either a solid waste or a special waste. Any costs associated with handling or disposal of coal combustion wastes would increase our customers’ operating costs and potentially reduce their coal purchases. In addition, contamination caused by the past disposal of ash can lead to material liability.

Due to the hazardous waste exemption for coal combustion waste such as ash, much coal combustion waste is currently put to beneficial use. For example, in one Pennsylvania mine from which we have the right to receive coal, ICG has used some ash as mine fill. The ash used for this purpose is mixed with lime and serves to help alleviate the potential for acid mine drainage.

FEDERAL AND STATE SUPERFUND STATUTES

Superfund and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources caused by such releases. Under Superfund, joint and several liability may be imposed on waste generators, site owners or operators and others regardless of fault. In addition, mining operations may have reporting obligations under these laws.

CLIMATE CHANGE

One major by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of concern with respect to global warming. The Kyoto Protocol to the 1992 Framework Convention on Global Climate Change, which establishes a binding set of emission targets for greenhouse gases, became binding on ratifying countries on February 16, 2005. Four industrialized nations have refused to ratify the Kyoto Protocol—Australia, Liechtenstein, Monaco and the United States. Although the targets vary from country to country, if the United States were to ratify the Kyoto Protocol, our nation would be required to reduce greenhouse gas emissions to 93% of 1990 levels in a series of phased reductions from 2008 to 2012.

Future regulation of greenhouse gases in the United States could occur pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or otherwise. The Bush Administration has proposed a package of voluntary emission reductions for greenhouse gases reduction targets which provide for certain incentives if targets are met. Some states, such as Massachusetts, have already issued regulations regulating greenhouse gas emissions from large power plants.

Seven northeastern U.S. states have entered into a Memorandum of Understanding, to create a regional initiative to establish a cap-and-trade greenhouse gas program for electric generators, referred to as Regional Greenhouse Gas Initiative (“RGGI”). The model rule caps carbon dioxide emissions from electric generators on January 1, 2009 at projected 2009 levels until 2015, and then requires a 10 percent reduction in the greenhouse gas emissions between 2015 and 2019. There are still a number of uncertainties regarding this initiative. The model rule, which was issued August 15, 2006, requires each state to formally implement the requirements of the model rule either through legislation or through its regulatory process.

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT OF 1992

Unlike many companies in the coal business, we do not have significant liabilities under the Coal Industry Retiree Health Benefit Act of 1992 (the “Coal Act”), which requires the payment of substantial sums to provide lifetime health benefits to union-represented miners (and their dependents) who retired before 1992, because liabilities under the Coal Act that had been imposed on our predecessor or acquired companies were retained by the sellers and, if applicable, their parent companies, in the applicable acquisition agreements except for Anker.

We should not be liable for these liabilities retained by the sellers unless they and, if applicable, their parent companies, fail to satisfy their obligations with respect to Coal Act claims and retained liabilities covered by the acquisition agreements. Upon the consummation of the business combination with Anker, we assumed Anker’s Coal Act liabilities, which were estimated to be $6.3 million at December 31, 2005.

ENDANGERED SPECIES ACT

The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of threatened and endangered species may have the effect of prohibiting or delaying us from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats. A number of species indigenous to our properties are protected under the Endangered Species Act. Based on the species that have been identified to date and the current application of applicable laws and regulations, however, we do not believe there are any species protected under the Endangered Species Act that would materially and adversely affect our ability to mine coal from our properties in accordance with current mining plans.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information with respect to our directors and executive officers.

Name	Age	Position(s)
Wilbur L. Ross, Jr.	68	Non-Executive Chairman and Director
Bennett K. Hatfield	49	President, Chief Executive Officer and Director
Bradley W. Harris	46	Vice President and Chief Financial Officer
William D. Campbell	58	Vice President, Treasurer and Assistant Secretary
Roger L. Nicholson	46	Senior Vice President, General Counsel and Secretary
Samuel R. Kitts	44	Senior Vice President, West Virginia and Maryland Operations
William Scott Perkins	51	Senior Vice President, Kentucky and Illinois Operations
Phillip Michael Hardesty	43	Senior Vice President, Sales and Marketing
Oren Eugene Kitts	51	Senior Vice President, Mining Services
Charles G. Snavely	50	Vice President, Planning and Acquisitions
Cynthia B. Bezik	53	Director
Maurice E. Carino, Jr.	61	Director
William J. Catacosinos	76	Director
Stanley N. Gaines	71	Director
Wendy L. Teramoto	32	Director

Our board of directors is comprised of three classes. The members of each class are elected annually to serve staggered three-year terms as follows:

•	Class I directors include Maurice E. Carino, Jr. and Stanley N. Gaines, who have been elected to hold office until the annual meeting to be held in 2009;

•	Class II directors include Cynthia B. Bezik and William J. Catacosinos, who have been elected to hold office until the annual meeting to be held in 2007; and

•	Class III directors include Bennett K. Hatfield, Wilbur L. Ross, Jr. and Wendy L. Teramoto, who have been elected to hold office until the annual meeting to be held in 2008.

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. We have undertaken a search to hire a chief financial officer. There are no family relationships among any of our directors or executive officers other than among two of our executive officers, Samuel R. Kitts and Oren Eugene Kitts, who are brothers.

Set forth below is certain background information relating to our executive officers and directors as of the date of this prospectus.

Wilbur R. Ross, Jr.—Non-Executive Chairman

Mr. Ross has served as the Non-Executive Chairman of our Board of Directors since April 2005 and has served in the same capacity at ICG, Inc. since October 2004. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment, Nippon Investment Partners and Absolute Recovery Hedge Fund, each of which is an investment advisory firm. Mr. Ross is also Chairman of International Textile Group, Inc., a provider of global textile solutions and distinguished market brands to apparel and interior furnishings customers worldwide, Nano-Tex, LLC, a fabric innovations company located in the United States, Safety Components International Inc., a manufacturer of automobile airbag, fabrics and cushions,

IPE-Ross, an investment partnership investing in middle market European buyouts, and International Auto Components, a joint venture company with interests in automotive interior plastics. Mr. Ross is a board member of Mittal Steel Company, N.V., a global steel producer (which recently acquired International Steel Group, Inc.) in the Netherlands, Insuratex, Ltd., an insurance company in Bermuda, Nikko Electric Industry Co. Ltd., an electrical equipment company, Ohizumi Manufacturing Company, an electrical equipment company in Japan, Tong Yang Life Insurance Co. in Korea, Syms Corp., an off-price apparel retailer, Clarent Hospital Corp., an operator of acute care hospitals and related healthcare businesses, Phoenix International Holding Co., and VTG, a rail logistics company based in Germany. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of the Japan Society and the Yale University School of Management. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

Bennett K. Hatfield—President, Chief Executive Officer and Director

Mr. Hatfield has been our President and Chief Executive Officer since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in mining engineering from Virginia Polytechnic Institute and University.

Bradley W. Harris—Vice President and Chief Financial Officer

Mr. Harris has been our Vice President and Chief Financial Officer since September 2006. Prior to joining us, Mr. Harris was Senior Vice President and Chief Financial Officer of GMH Communities Trust, a self-advised, self-managed, specialty housing company, or GMH, where he was responsible for financial reporting, accounting, information technology and human resources from August 2004 through March 2006. From April 2004 through July 2004, Mr. Harris served as a consultant for GMH Associates, Inc. and GMH on accounting matters. In July 2004, Mr. Harris was appointed Senior Vice President and Chief Accounting Officer of GMH, and was appointed Chief Financial Officer in August 2004. From September 1999 through March 2004, Mr. Harris served as Vice President and Chief Accounting Officer of Brandywine Realty Trust, an office property REIT. Prior to that time, Mr. Harris served as the Controller of Envirosource, Inc., a service provider to the steel industry, from 1996 through 1999, and as an Audit Senior Manager for Ernst & Young LLP, specializing in real estate, from 1981 through 1996. Mr. Harris received a B.S. in accounting in 1981 and an M.B.A. in 1986, both from Lehigh University.

William D. Campbell—Vice President, Treasurer and Assistant Secretary

Mr. Campbell has been our Vice President and Treasurer since March 2005, our Secretary from April 2005 until February 2006 and Assistant Secretary since February 2006. Mr. Campbell was a Vice President and Treasurer of ICG, Inc. since October 2004. Prior to his employment with us, Mr. Campbell held various positions with our predecessor. From November 2003 until September 2004, Mr. Campbell was Horizon’s Vice President and Controller and Vice President, Planning and Budgets from June 2002 until October 2003. From 1998 until June 2002, Mr. Campbell was Assistant Controller—Operations/Budget/Forecasts at AEI Resources, Inc. Mr. Campbell received his B.S. in accounting from Brescia College.

Roger L. Nicholson—Senior Vice President, General Counsel and Secretary

Mr. Nicholson has been our Senior Vice President and General Counsel since April 2005 and our Secretary since February 2006. Prior to joining us, Mr. Nicholson was a member at the law firm of Jackson Kelly, PLLC from April 2002 to April 2005. His practice focused on energy and natural resources, mergers and acquisitions and commercial and mineral real estate. Before joining Jackson Kelly, PLLC, Mr. Nicholson served as Vice President, Secretary and General Counsel of Massey Energy Company, a Central Appalachian coal producer, from February 2000 to April 2002. From June 1995 to February 2000, Mr. Nicholson was assistant general counsel of Massey Energy Company. He earned a B.S. in economics from Georgetown College and a J.D. from the University of Kentucky.

Samuel R. Kitts—Senior Vice President, West Virginia and Maryland Operations

Mr. Kitts has been our Senior Vice President, West Virginia Operations since April 2005. Prior to his employment with us, Mr. Kitts was the Vice President of Alpha Natural Resources Services from April 2004 to April 2005 and the President of Brooks Run Mining Co., LLC, a Central Appalachian coal producer, from February 2003 to April 2005. From March 2002 to February 2003, Mr. Kitts was the President of Brooks Run Coal Company. Prior to that time, Mr. Kitts held various management positions at Massey Energy Company from December 1986 to March 2002. Mr. Kitts received both a B.S. in geology and an M.B.A. from Marshall University.

William Scott Perkins—Senior Vice President, Kentucky and Illinois Operations

Mr. Perkins has been our Senior Vice President, Eastern Operations since April 2005 and held the same positions at ICG, Inc. since January 2005. Prior to his employment with us, Mr. Perkins held various positions with our predecessors. From July 2003 through January 2005, Mr. Perkins was the Vice President and General Manager of the Evergreen Mining Company Division of Horizon, the Vice President and General Manager of Horizon’s Kentucky Division—Union Free Horizon Natural Resources from October 2001 until June 2003 and the Vice President—Appalachian region Union Free Surface Operations of AEI Resources from May 1999 until September 2001. Mr. Perkins received his B.S. in geology from Kent State University.

Phillip Michael Hardesty—Senior Vice President, Sales and Marketing

Mr. Hardesty has been our Senior Vice President, Sales and Marketing since April 2005. Previously, Mr. Hardesty held various positions with Arch Coal, Inc., a producer of coal in the eastern and western United States. Mr. Hardesty was (i) Vice President, Commercial Optimization from January 2005 through April 2005 (ii) Vice President, Marketing Services from July 2002 through January 2005 and (iii) Director of Marketing Services from August 1998 until July 2002. Mr. Hardesty received his B.S. in accounting from University of Kentucky.

Oren Eugene Kitts—Senior Vice President, Mining Services

Mr. Kitts has been our Senior Vice President, Mining Services since May 2005. Prior to his employment with us, Mr. Kitts was most recently Vice President, Environmental & Technical Affairs for Eastern Operations at Arch Coal, Inc. from May 2003 until joining us. Prior to Arch, Mr. Kitts was a partner in Summit Engineering Company, a Central Appalachian regional mining and civil engineering company, from May 1996 until May 2003. Prior to March 1996, Mr. Kitts spent over twelve years with Massey Coal, a Central Appalachian coal producer, in a variety of technical and management assignments, including president of Massey Coal Services. Mr. Kitts initially worked for Pickands Mather & Company, an iron ore mining and shipping company, as the environmental engineer for their coal mining operations in southern West Virginia and eastern Kentucky. Mr. Kitts has a B.S. in civil engineering from West Virginia University.

Charles G. Snavely—Vice President, Planning and Acquisitions

Mr. Snavely has been our Vice President, Planning and Acquisitions since July 2005. Prior to his employment with us, Mr. Snavely was most recently President of Bell County Coal Corporation at James River Coal Company, a Central Appalachia coal producer, from February 1995 until joining us. While at Bell County

Coal, Mr. Snavely was also the President of Bledsoe Coal Corporation, Bledsoe Coal Leasing Corporation and Shamrock Coal Company, all subsidiaries of James River Coal Company, from February 2003 until joining us. Mr. Snavely has a B.S. in mining engineering from Virginia Tech University.

Cynthia B. Bezik—Director

Ms. Bezik has been a Director since April 2005 and a Director of ICG, Inc. since December 2004. Ms. Bezik has over thirty years of financial management experience. Since May 2004, Ms. Bezik has been a financial consultant to the $300 million Senior Secured Noteholders in the WCI Steel, Inc. bankruptcy proceedings. Effective May 1, 2006, she became the Chief Financial Officer of WCI Steel, Inc. She was Senior Vice President—Finance and Chief Financial Officer at Cleveland-Cliffs Inc, from November 1997 through July 2003. Prior to that, she was the Treasurer at Cleveland-Cliffs from October 1994 through October 2003. Cleveland-Cliffs Inc, a NYSE-listed company, is a major supplier to the steel industry. Earlier in her career, she was on the audit staff of Ernst & Young, LLP, a professional services organization, and worked for AM International, a large manufacturing concern. In September 2005, Ms. Bezik joined the Board of Managers of Cadence Innovation LLC, (f/k/a New Venture Holdings, LLC) a privately held, tier-one automotive supplier, and in October 2005, was appointed Chair of its Audit Committee. From February through September 2004, Ms. Bezik was a Director and Chair of the Audit Committee of Oxford Automotive, Inc., a privately held, tier-one automotive supplier, prior to its filing for reorganization in 2004. In addition, she is on the Board of Trustees and the Executive Committee and serves as Treasurer of the Achievement Centers for Children, a non-profit organization serving special needs children in Northeastern Ohio. Ms. Bezik is a CMA (Certified Management Accountant) and holds an M.B.A. from Case Western Reserve University.

Maurice E. Carino, Jr.—Director

Mr. Carino, Jr. was elected to our Board of Directors on May 26, 2006. Since April 2003, Mr. Carino has owned and operated a small family business. From May 2003 to May 2005, Mr. Carino was also a consultant to International Steel Group Inc., representing the company on Capitol Hill on a wide range of legislative issues, including international trade, taxes and healthcare. Beginning in 1985 until 2003, Mr. Carino held various positions with Bethlehem Steel Corporation, including Manager of Federal Government Affairs, Vice President of Federal Government affairs. While at Bethlehem Steel, Mr. Carino also (i) served as Bethlehem Steel’s Washington representative to the Business Roundtable, (ii) was a member of President George W. Bush’s Industry Sector Advisory Committee for steel related issues, and (iii) served as a chairman of the American Iron and Steel Institute’s Federal Government Affairs Committee, as well as a member of its Energy, Environment and Tax. Prior to joining Bethlehem Steel in 1985, Mr. Carino was employed by the Electric Power Research Institute as Regional Manager of Member Services and worked for General Electric in various industry segments for over 15 years. Mr. Carino was also a founding member of the Washington Coal Club. He has a B.S. in Engineering Management from Boston University and an M.B.A. from University of Santa Clara.

Dr. William J. Catacosinos—Director

Dr. Catacosinos has been a Director since April 2005 and a Director of ICG, Inc. since December 2004. Since November 1998, Dr. Catacosinos has served as Managing Partner of Laurel Hill Capital Partners, a private equity investment firm. Until the end of 2005, Dr. Catacosinos served as the Chairman, President and CEO of TNP Enterprises, Inc., the parent of Texas-New Mexico Power, an electric utility located in Fort Worth, Texas. Dr. Catacosinos was Chairman and Chief Executive Officer of Long Island Lighting Company, a non-profit electric utility, from January 1984 to July 1998. He earned a B.S. degree, an M.B.A. and a Ph.D. in Economics from New York University.

Stanley N. Gaines—Director

Mr. Gaines was elected to our Board of Directors on May 26, 2006. Since August 2000, Mr. Gaines, has served as a director and member of the audit committee of ModTech Holdings, Inc., a national designer and manufacturer of modular buildings. Mr. Gaines served as the Chairman and CEO of GNB Inc., an automotive and industrial battery company, from 1982 to 1988. Prior to GNB, Inc., Mr. Gaines was Senior Vice President, International from 1981 through 1983 and Group Vice President, Batteries from 1971 through 1981 for Gould Inc., an international and diversified manufacturer. In addition, Mr. Gaines serves as a director of the Battery Council International and as a director and an executive committee member of Students in Free Enterprise. Mr. Gaines attended the University of Virginia and the Harvard Business School Advanced Management Program.

Wendy L. Teramoto—Director

Ms. Teramoto has been a Director since October 2004 and was Secretary of ICG, Inc. from October 2004 until April 2005. Additionally, Ms. Teramoto served as director of Anker Coal Group, Inc. from September 2003 to December 2005 and as Manager of CoalQuest Development LLC from December 2003 to February 2006. Currently, Ms. Teramoto is a Senior Vice President and Officer at WL Ross & Co. LLC. Prior to this position, Ms. Teramoto was a Vice President at WL Ross & Co. from April 2000 through July 2005. Prior to joining WL Ross & Co., Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto received a B.S. in accounting and finance from the University of Colorado.

COMPOSITION OF THE BOARD

Our board of directors currently consists of seven directors, six of whom meet the independence standards of the New York Stock Exchange.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. Under Section 141 of the General Corporation Law of Delaware, directors serving on a classified board can only be removed for cause. The provision for our classified board may be amended, altered or repealed only upon the affirmative vote of the holders of 80% of our outstanding voting stock.

The provision for a classified board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.

We believe that a classified board helps to assure the continuity and stability of our board and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience on our board. The classified board provision also helps to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

Number of Directors; Removal; Vacancies

Our amended and restated certificate of incorporation and bylaws provide that the number of directors be set by resolution adopted by the affirmative vote of a majority of the total number of directors that we would have if there were no vacancies on our board. This provision regarding the size of our board may not be amended, altered, changed or repealed in any respect without the affirmative vote of 80% of our outstanding voting stock.

Pursuant to our amended and restated certificate of incorporation, each director serves until his or her successor is duly elected and qualified, unless he or she dies, resigns, retires, becomes disqualified or is removed. Our amended and restated certificate of incorporation also provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed, but only for cause by the affirmative vote of the holders of at least 80% of our voting stock.

Our amended and restated certificate of incorporation further provides that newly created directorships in our board may only be filled by a resolution approved by a majority of our board, provided a quorum is present, and any other vacancies in our board may be filled by a resolution approved by a majority of our board then in office, even if less than a quorum, or by a sole remaining director. Any director chosen to fill a newly created directorship will hold office for a term that will coincide with the remaining term of that class. For other vacancies, the chosen director will hold office for the remaining term as that of his or her predecessor.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has a standing audit committee, compensation committee and a nominating and corporate governance committee.

Audit Committee

Our audit committee currently consists of Cynthia B. Bezik, William J. Catacosinos and Stanley N. Gaines, all of whom meet the relevant New York Stock Exchange independence requirements. In addition, Cynthia B. Bezik meets the New York Stock Exchange standard of possessing accounting or related financial management expertise. The audit committee oversees the engagement of independent public accountants, reviews our annual financial statements and the scope of annual audits and considers matters relating to accounting policies and internal controls.

The board of directors has approved and adopted a Code of Business Conduct and Ethics for all directors, officers and employees, a copy of which is available on our website and upon written request by our stockholders at no cost.

Compensation Committee

Our compensation committee currently consists of Cynthia B. Bezik, Maurice E. Carino, Jr. and Stanley N. Gaines, all of whom meet the relevant New York Stock Exchange requirements. The compensation committee reviews, approves and makes recommendations to our board of directors concerning our compensation practices, policies and procedures for our executive officers. The compensation committee’s duties include the administration of our stock option plans, equity incentive plans and compensation arrangements for our executives.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Maurice E. Carino, Jr. and William J. Catacosinos, both of whom meet the relevant New York Stock Exchange requirements. The duties of the nominating and corporate governance committee include, among other things, identifying individuals qualified to become members of our board of directors, recommending candidates to fill vacancies and newly-created positions on our board of directors, recommending whether incumbent directors should be nominated for re-election to our board of directors and developing and recommending corporate governance principles applicable to our board of directors and our employees. We intend to comply with the recently enacted New York Stock Exchange corporate governance rules with respect to nominating and corporate governance committees.

DIRECTOR COMPENSATION

We compensate our non-employee directors in the amount of $50,000 per year and $1,600 per meeting. Non-employee and employee directors also receive reimbursement for travel and other expenses incurred in connection with their service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our chief executive officer and its other four most highly compensated executive officers serving as such as of December 31, 2005.

	Annual compensation							Long-Term Compensation Awards
Name and principal position	Year	Salary ($)		Bonus(1) ($)		Other annual compensation ($)		Restricted Stock Award(s) ($)(2)	Securities Underlying Options (#)(3)	All other compensation ($)(4)
Bennett K. Hatfield,	2005	365,384	(5)	608,311	(6)	3,883,141	(7)	2,681,250	319,052	20,720
President and Chief Executive Officer	2004	—		—		—		—	—	—

William D. Campbell,	2005	265,000		106,000		486,000	(9)	639,000	45,000	20,974
Vice President, Treasurer and Assistant Secretary	2004	195,769		52,800	(8)	—		—	—	12,553

William Scott Perkins,	2005	276,154		110,000		540,000	(9)	710,000	50,000	20,776
Senior Vice President—Kentucky and Illinois Operations	2004	196,923		66,000	(8)	—		—	—	12,449

Roger L. Nicholson,	2005	170,000	(10)	124,000	(11)	717,500	(12)	532,500	50,000	15,620
Senior Vice President, General Counsel and Secretary	2004	—		—		—		—	—	—

Samuel R. Kitts,	2005	167,308	(13)	100,000		540,000	(9)	710,000	50,000	7,064
Senior Vice President, West Virginia and Maryland Operations	2004	—		—		—		—	—	—

(1)	Year-end bonuses for 2005 were paid in 2006.
(2)	The amounts shown in this column represent the dollar value of the grant of restricted stock based on the fair market value of our common stock on the date of grant. All grants of restricted stock were made pursuant to our 2005 Equity and Performance Incentive Plan, except in the case of Mr. Hatfield whose restricted stock awards were made pursuant to his employment agreement. Each of the named executive officers is entitled to receive dividends on shares of vested and unvested restricted stock when we pay dividends on shares of our common stock. Amounts shown do not include dividends. No above-market or preferential dividends were paid with respect to any restricted shares.

The named executive officers were awarded the following restricted shares during 2005:

•	Mr. Hatfield: 206,250 restricted shares on March 22, 2005 under the terms of his employment agreement. The restrictions on 68,750 shares lapsed on March 14, 2006 and the restrictions on the remaining 137,500 shares lapse in two equal annual installments on March 14, 2007 and 2008.

•	Mr. Campbell: 45,000 restricted shares on April 25, 2005. The restrictions on 11,250 shares lapsed on the date of grant and the restrictions on the remaining 33,750 shares lapse in three equal annual installments on April 25, 2006, 2007 and 2008.

•	Mr. Perkins: 50,000 restricted shares on April 25, 2005. The restrictions on 12,500 shares lapsed on the date of grant and the restrictions on the remaining 37,500 shares lapse in three equal annual installments on April 25, 2006, 2007 and 2008.

•	Mr. Nicholson: 37,500 restricted shares on April 25, 2005. The restrictions on these shares lapse in three equal annual installment on April 25, 2006, 2007 and 2008.

•	Mr. S. Kitts: 50,000 restricted shares on April 25, 2005. The restrictions on 12,500 shares lapsed on the date of grant and the restrictions on the remaining 37,500 shares lapse in three equal annual installments on April 25, 2006, 2007 and 2008.

(3)	All option grants vested 25% upon grant, with the remaining vesting ratably over three years.
(4)	Includes matching contributions our 401(k) plan, life insurance premiums, the value of a company-owned vehicle and, in the case of Mr. Perkins in 2005 and 2004, relocation expenses.
(5)	Mr. Hatfield’s employment commenced on March 14, 2005 and his compensation is reported from the start date to year end.
(6)	Includes a $108,311 signing bonus as well as a year-end bonus of $500,000.
(7)	Other annual compensation for 2005 for Mr. Hatfield includes $172,500 representing the difference of the price paid for 25,000 shares of common stock in September 2005 and the fair market value of such shares on that date, $893,750 representing the value of the 68,750 shares of unrestricted stock granted to Mr. Hatfield pursuant to his employment agreement and $2,816,891 tax gross-up payments relating to Mr. Hatfield’s 206,250 shares of restricted stock and 93,750 shares of unrestricted stock.
(8)	Represents a retention bonus paid to Mr. Campbell and Mr. Perkins for their continued employment at Horizon through its Chapter 11 proceeding.
(9)	Other annual compensation for 2005 represents tax gross-up payments.
(10)	Mr. Nicholson’s employment commenced on April 25, 2005 and his compensation is reported from the start date to year end.
(11)	Includes a $20,000 signing bonus as well as year-end bonus of $104,000.
(12)	Other annual compensation for 2005 for Mr. Nicholson includes $177,500 representing the value of 12,500 shares of unrestricted stock granted to Mr. Nicholson pursuant to his employment agreement and $540,000 of tax gross-up payments relating to Mr. Nicholson’s 12,500 shares of unrestricted stock and 37,500 shares of restricted stock.
(13)	Mr. Kitts’ employment commenced on April 25, 2005 and his compensation is reported from the start date to year end.

2005 Equity and Performance Incentive Plan

The Board of Directors has adopted the 2005 Equity and Performance Incentive Plan which is designed to assist us in attracting and retaining key employees, directors and consultants of outstanding ability and to motivate such employees, directors and consultants to exert their best efforts on our behalf by providing compensation and incentives through the granting of awards. The plan permits us to grant to its key employees, directors and consultants stock options, restricted shares, stock appreciation rights, restricted share units, performance shares or performance units. In connection with the plan, we have entered into stock option and restricted stock agreements with Messrs. Campbell, Hardesty, S. Kitts, O. Kitts, Nicholson, Perkins and Snavely.

Administration. The Board of Directors has delegated its authority to administer the 2005 Equity and Performance Incentive Plan to the compensation committee. The compensation committee determines who will receive awards under the 2005 Equity and Performance Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan. The Board of Directors is authorized to interpret the 2005 Equity and Performance Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2005 Equity and Performance Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the 2005 Equity and Performance Incentive Plan in the manner and to the extent they deem necessary or desirable.

Shares Reserved for Awards, Limits on Awards and Shares Outstanding. The total number of shares of our common stock initially reserved for issuance or delivery under the 2005 Equity and Performance Incentive Plan is 8,000,000 shares. As of June 30, 2006, the total number of shares that may be issued under the plan upon the exercise of the stock options was 901,360, which are issuable at a weighted-average exercise price of $13.85 per share. As of June 30, 2006, 306,590 were exercisable at a weighted-average exercise price of $10.24 per share. As of June 30, 2006, there were 696,740 shares of restricted common stock outstanding; the restrictions on 246,060 shares had lapsed since the date of issuance. In addition to the stock options and restricted stock granted under our 2005 Equity and Performance Incentive Plan, we have made grants of stock options and restricted stock to certain of its executive officers pursuant to their employment agreements. We have granted Mr. Hatfield, our President and Chief Executive Officer, (i) stock options to purchase 319,052 shares of common stock issuable at an exercise price of $10.97 per share, 159,526 of which were exercisable as of June 30, 2006, (ii) 206,250 restricted shares, of which the restrictions on 68,750 shares have lapsed as of June 30, 2006, and (iii) 68,750 unrestricted shares of common stock. We have also granted Mr. Nicholson, its Senior Vice President, General Counsel and Secretary, 12,500 unrestricted shares of common stock.

In the event of any other stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction or event having an effect to any of the foregoing, the compensation committee pursuant to the authority delegated to it by the Board of Directors may adjust (i) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the 2005 Equity and Performance Incentive Plan or pursuant to any outstanding awards and/or (ii) the option price or exercise price.

Stock Options. The 2005 Equity and Performance Incentive Plan permits the compensation committee pursuant to the authority delegated to it by the Board of Directors to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as nonqualified stock options. The Board of Directors establishes the duration of each option at the time it is granted, with a maximum ten-year duration. The compensation committee pursuant to the authority delegated to it by the Board of Directors may establish vesting and performance requirements that must be met prior to the exercise of options.

Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options by tendering shares of common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price. Stock option grants may also include provisions that permit the option holder to exercise all or part of the holder’s vested options through an exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to us the proceeds of the sale equal to the aggregate exercise price of the common stock being purchased.

Restricted Shares. The compensation committee pursuant to the authority delegated to it by the Board of Directors may also grant restricted shares of our common stock, which constitute an immediate transfer of ownership in consideration of the performance of services and entitle the recipient to voting, dividend and other ownership rights. The restricted shares generally are subject to a risk of forfeiture dependent on the completion of periods of service and to restrictions or prohibitions on their transferability. The compensation committee pursuant to the authority delegated to it by the Board of Directors, however, may determine that a portion of the shares covered by an award will be immediately vested upon grant. Grants may also specify performance goals that, if achieved, will result in the termination or early termination of the restrictions applicable to such shares.

Other Stock-Based Awards. The 2005 Equity and Performance Incentive Plan permits the compensation committee pursuant to the authority delegated to it by the Board of Directors to grant awards that are valued by reference to, or otherwise based on, the fair market value of our common stock, including appreciation rights, restricted share units and performance shares. The 2005 Equity and Performance Incentive Plan also permits the compensation committee pursuant to the authority delegated to it by the Board of Directors to grant performance units. These awards will be in such form and subject to such conditions as the compensation committee pursuant to the authority delegated to it by the Board of Directors may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of certain events.

Change of Control Provisions. The compensation committee pursuant to the authority delegated to it by the Board of Directors may, in the event of a change of control, provide that any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. In addition, the compensation committee pursuant to the authority delegated to it by the Board of Directors may, in its discretion, provide for the termination of an award upon the consummation of the change of control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.

Amendment and Termination. The Board of Directors may amend or terminate the 2005 Equity and Performance Incentive Plan at any time, provided that no amendment or termination will be made that diminishes the rights of the holder of any award. The Board of Directors may amend the plan in such manner as it deems necessary to permit awards to meet the requirements of applicable laws.

Option Grants in Last Fiscal Year

This table shows stock options granted to the named executive officers during the 2005 fiscal year. All stock options listed below were granted to executive officers under the 2005 Equity and Performance Incentive Plan, except those options granted to Mr. Hatfield.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% Of Total Options Granted to Employees in Fiscal 2005	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
William D. Campbell	45,000	6.9%	$11.00	4/25/15	234,474
Phillip Michael Hardesty	40,000	6.2%	$11.00	4/25/15	208,422
Bennett K. Hatfield	319,052	49.5%	$10.97	3/22/15	1,999,842
Oren Eugene Kitts	50,000	7.8%	$11.00	5/9/15	260,527
Samuel R. Kitts	50,000	7.8%	$11.00	4/25/15	260,527
Roger L. Nicholson	50,000	7.8%	$11.00	4/25/15	260,527
William Scott Perkins	50,000	7.8%	$11.00	4/25/15	260,527
Charles G. Snavely	40,000	6.2%	$11.00	6/29/15	208,422

(1)	All option grants vested 25% upon grant, with the remaining vesting ratably over three years.
(2)	The Black-Scholes option pricing model was used to calculate the estimated fair value of the options at the date of grant using the following assumptions: expected lives of 5 years, expected volatility of 41% and 48% and risk-free interest rates of 4.3% and 4.4%. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of our employee stock option. The amount realized from the exercise of an employee stock option ultimately depends on the market value of the common shares on the date of exercise.

Stock Options Exercised in 2005 and Year-End Option Values

This table shows the value of unexercised stock options held by each named executive officer as of December 31, 2005. None of the named executive officers exercised any options in 2005.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options At Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
William D. Campbell	11,250	33,750	—	—
Phillip Michael Hardesty	10,000	30,000	—	—
Bennett K. Hatfield	79,763	239,289	—	—
Oren Eugene Kitts	12,500	37,500	—	—
Samuel R. Kitts	12,500	37,500	—	—
Roger L. Nicholson	12,500	37,500	—	—
William Scott Perkins	12,500	37,500	—	—
Charles G. Snavely	10,000	30,000	—	—

(1)	As of December 31, 2005, there were no unexercised in the money options as the closing price of our common stock as reported on the NYSE, was $9.50.

Employment Agreements

We currently have an employment agreement with Mr. Hatfield, its President and Chief Executive Officer, and Mr. Nicholson, our Senior Vice President, General Counsel and Secretary.

Bennett K. Hatfield

On March 14, 2005, we entered into an employment agreement with Mr. Hatfield to serve as its President, Chief Executive Officer and as a member of the Board of Directors. The initial term of Mr. Hatfield’s employment agreement ends on March 31, 2008, unless extended in one-year increments beginning on March 31, 2007. The employment agreement provides a base salary to Mr. Hatfield of $500,000 per year, subject to annual review by the Board of Directors. In addition, Mr. Hatfield is entitled to receive an annual bonus based upon the achievement of certain results measured by us meeting certain EBITDA, earnings before interest, taxes, depreciation and amortization, targets. For 2005 and 2006, Mr. Hatfield’s bonus will not be less than $500,000 per year. Under the terms of the employment agreement, Mr. Hatfield will receive term life insurance in the amount of $3.0 million for a period of 120 months owned by a designee of Mr. Hatfield, and is eligible to participate in employee benefit plans and programs we adopted for executive level employees.

Pursuant to his employment agreement, Mr. Hatfield has been granted (i) $3.5 million of stock options (representing 319,052 shares), which vest 25% on the date of grant and 25% annually on each March 14, 2006, 2007 and 2008, (ii) 206,250 restricted shares of common stock, which vest in three equal installments annually on each March 14, 2006, 2007 and 2008, and (iii) 68,750 shares of common stock. Pursuant to his employment agreement, Mr. Hatfield also purchased 25,000 shares of common stock of ICG, Inc. in September 2005 at $8.00 per share. Should certain events occur, such as an underwritten public offering that meets certain criteria, a “change of control” or the termination of Mr. Hatfield’s employment for “cause” or for “good reason” (as such terms are defined in the employment agreement), all of the restricted shares and options will immediately vest and the options will become immediately exercisable. Pursuant to his agreement, Mr. Hatfield made a timely election under Section 83(b) of the Internal Revenue Code to include the restricted shares in gross income for 2005, and, as a result, we paid Mr. Hatfield an income tax gross-up payment to make Mr. Hatfield whole for the income tax impact of the restricted and unrestricted shares of common stock received by Mr. Hatfield.

We may terminate Mr. Hatfield’s employment at any time and for any reason and Mr. Hatfield may resign at any time and for any reason. If Mr. Hatfield’s employment is terminated by us without “cause” or if Mr. Hatfield resigns for “good reason” (as such terms are defined in the employment agreement), we will be required to pay Mr. Hatfield (i) his accrued but unpaid salary and bonus compensation through the date of termination, (ii) the bonus compensation for the year of termination, prorated to the amount of time actually employed during such year and (iii) subject to Mr. Hatfield’s compliance with the non-solicitation provisions, a severance payment of three times base salary and three times annual bonus compensation (measured using the previous year’s bonus payment), along with coverage under our welfare benefit programs for a period not to exceed two years. Such severance compensation will be paid quarterly over the two-year period following the date of Mr. Hatfield’s termination of employment. In the event that the severance payments or benefits would subject Mr. Hatfield to an excise tax because such payments or benefits are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then Mr. Hatfield would be entitled to a tax gross-up payment to restore Mr. Hatfield to the same after-tax position that he would have been in if the excise tax had not been imposed.

Under the terms of the employment agreement, Mr. Hatfield may not disclose any confidential information or data concerning us or our business during the term of Mr. Hatfield’s employment and thereafter. In addition, during Mr. Hatfield’s term of employment and for a period of two years following the date Mr. Hatfield ceases to be employed by us, Mr. Hatfield may neither solicit certain of our employees to leave our employment nor solicit its customers or business associates to cease doing business with us.

Roger L. Nicholson

We entered into an employment agreement with Mr. Nicholson, effective as of April 25, 2005, to serve as Senior Vice President and General Counsel. The initial term of Mr. Nicholson’s employment agreement ends on March 31, 2008. The employment agreement provides a base salary to Mr. Nicholson of $260,000 per year, subject to annual review by the Board of Directors. Mr. Nicholson received a signing bonus payment of $20,000 as compensation for certain unvested benefits lost by virtue of his resignation of employment from his prior employer. In addition, Mr. Nicholson is entitled to receive an annual bonus based upon the achievement of certain results measured by us meeting certain EBITDA, earnings before interest, taxes, depreciation and amortization, targets. For 2005, Mr. Nicholson’s bonus will not be less than $104,000. Under the terms of the employment agreement, Mr. Nicholson is eligible to participate in employee benefit plans and programs adopted by us for executive level employees.

Pursuant to the employment agreement and the terms of the 2005 Equity and Performance Incentive Plan, Mr. Nicholson has been granted (i) options to purchase 50,000 shares of common stock, 25% of which vested on the date of grant and 25% which will vest annually on each April 25, 2006, 2007 and 2008, (ii) 37,500 restricted shares of common stock, which will vest in three equal installments annually on each April 25, 2006, 2007 and 2008, and (iii) 12,500 unrestricted shares of common stock.

We may terminate Mr. Nicholson’s employment at any time and for any reason and Mr. Nicholson may resign at any time and for any reason. If Mr. Nicholson’s employment is terminated by us without “cause” or if Mr. Nicholson resigns for “good reason” (as such terms are defined in the employment agreement), we will be required to pay Mr. Nicholson (i) his accrued but unpaid salary and bonus compensation through the date of termination, (ii) the bonus compensation for the year of termination, prorated to the amount of time actually employed during such year and (iii) subject to Mr. Nicholson’s compliance with the non-solicitation provisions, a severance payment of three times base salary and three times annual bonus compensation (measured using the previous year’s bonus payment), along with coverage under our medical and dental programs for a period not to exceed two years. Such severance compensation will be paid quarterly over the two-year period following the date of Mr. Nicholson’s termination of employment.

Under the terms of the employment agreement, Mr. Nicholson may not disclose any confidential information or data concerning us or our business during the term of Mr. Nicholson’s employment and thereafter. In addition, during Mr. Nicholson’s term of employment and for a period of two years following the date Mr. Nicholson ceases to be employed by us, Mr. Nicholson may neither solicit certain of our employees to leave our employment nor solicit our customers or business associates to cease doing business with us.

Related matters

On April 5, 2006, Bradley W. Harris, our vice president and chief financial officer, was named as a defendant in a class action complaint filed against Mr. Harris’ former employer, GMH Communities Trust, in the United States District Court for the Eastern District of Pennsylvania. The complaint also names GMH Communities Trust and certain other executive officers as defendants. The complaint states that the plaintiff has filed a federal class action on behalf of purchasers of the publicly traded securities of GMH Communities Trust between October 28, 2004 and March 10, 2006, or the class period, seeking to pursue remedies under the Securities Act and the Exchange Act. Plaintiff alleges that the defendants issued a series of false and misleading financial results regarding GMH Communities Trust to the market during the class period. Mr. Harris believes he has valid defenses to these claims and intends to vigorously defend these claims.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of September 12, 2006:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. We believe that each stockholder named in the table has sole voting and dispositive power for the shares shown as beneficially owned by them.

The number of shares and percentages of beneficial ownership are based on 152,910,148 shares of our common stock issued and outstanding as of September 12, 2006.

Name and address of beneficial owner	Number of Shares Beneficially Owned(1)	Right to Acquire(2)	Total	Percentage
Contrarian Capital Management, LLC(3)	10,822,865	—	10,822,865	6.17%
WL Ross & Co. LLC(4)	24,537,423	—	24,537,423	16.05%
Wilbur L. Ross, Jr.(4)	24,537,523	—	24,537,523	16.05%
Bennett K. Hatfield(5)	381,000	159,526	540,526	*
Bradley W. Harris(6)	40,000	—	40,000	*
William D. Campbell(7)	51,000	22,500	73,500	*
Phillip Michael Hardesty(8)	50,200	20,000	70,200	*
Oren Eugene Kitts(9)	57,000	25,000	82,000	*
Samuel R. Kitts(10)	57,000	25,000	82,000	*
Roger L. Nicholson(11)	57,000	25,000	82,000	*
William Scott Perkins(12)	31,000	25,000	56,000	*
Charles G. Snavely(13)	46,000	20,000	66,000	*
Cynthia B. Bezik	—	—	—	—
Maurice E. Carino, Jr.	—	—	—	—
William J. Catacosinos	—	—	—	—
Stanley N. Gaines	10,000	—	10,000	*
Wendy L. Teramoto	—	—	—	—
All directors and executive officers as a group (15 persons)	25,317,723	322,026	25,639,749	16.77%

*	Less than 1%.
(1)	The shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, all information with respect to beneficial ownership has been furnished to us by our respective stockholders, and each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)	Represents shares that may be acquired through the exercise of options within 60 days of September 12, 2006

(3)	Ownership information obtained from the Schedule 13G filed with the SEC on June 6, 2006 on behalf of Contrarian Capital Management, LLC. The address for Contrarian Capital Management LLC is 411 West Putnam Avenue, Suite 225, Greenwich, CT, 06830, Attn: Michael J. Restifo.
(4)	Represents 5,719,848 shares held directly by WLR Recovery Fund L.P., 15,268,575 shares held directly by WLR Recovery Fund II, L.P., 3,549,000 shares held directly by WLR Recovery Fund III, L.P. and 100 shares held directly by Wilbur L. Ross, Jr. Wilbur L. Ross, Jr. is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and the managing member of each of WLR Recovery Associates LLC and WLR Recovery Associates II LLC. WLR Recovery Associates LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund L.P. WLR Recovery Associates II LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund II, L.P. Similarly, WLR Recovery Associates III LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund III, L.P. Accordingly, WL Ross & Co., LLC, WLR Recovery Associates LLC, WLR Recovery Associates II LLC, WLR Recovery Associates III, LLC and Wilbur L. Ross, Jr. can be deemed to share voting and dispositive power over the shares held directly by WLR Recovery Fund L.P., WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P. The address for WL Ross & Co. LLC and Mr. Ross is 101 East 52nd Street, 19th Floor, New York, NY, 10022, Attn: Wendy L. Teramoto.
(5)	Includes restricted stock grants of (a) 26,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 6,500 shares on June 30, 2007, 2008, 2009 and 2010, and (b) 206,250 shares of common stock, the restrictions on which 68,750 shares have lapsed and the restrictions on which the remaining 137,500 shares will lapse in equal installments of 68,750 shares on March 14, 2007 and 2008.
(6)	Includes restricted stock grant of 40,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 10,000 shares on June 30, 2007, 2008, 2009 and 2010.
(7)	Includes restricted stock grants of (a) 6,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 1,500 shares on June 30, 2007, 2008, 2009 and 2010, and (b) 45,000 shares of common stock, the restrictions on which 22,500 shares have lapsed and the restrictions on which the remaining shares of common stock will lapse in equal installments of 11,250 shares on April 25, 2007 and 2008.
(8)	Includes restricted stock grants of (a) 6,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 1,500 shares on June 30, 2007, 2008, 2009 and 2010, and (b) 40,000 shares of common stock, the restrictions on which 20,000 shares have lapsed and the restrictions on which the remaining 20,000 shares lapse in equal installments on April 25, 2007 and 2008.
(9)	Includes restricted stock grants of (a) 6,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 1,500 shares on June 30, 2007, 2008, 2009 and 2010, and (b) 50,000 shares of common stock, the restrictions on which 25,000 shares have lapsed and the restrictions on which the remaining 25,000 shares lapse in equal installments on May 9, 2007 and 2008.
(10)	Includes restricted stock grants of (a) 6,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 1,500 shares on June 30, 2007, 2008, 2009 and 2010, and (b) 50,000 shares of common stock, the restrictions on which 25,000 shares have lapsed and the restrictions on which the remaining 25,000 shares lapse in equal installments on April 25, 2007 and 2008.
(11)	Includes restricted stock grants of (a) 6,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 1,500 shares on June 30, 2007, 2008, 2009 and 2010, and (b) 37,500 shares of common stock, the restrictions on which 12,500 shares have lapsed and the restrictions on which the remaining 25,000 shares lapse in equal installments on April 25, 2007 and 2008.
(12)	Includes restricted stock grants of (a) 6,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 1,500 shares on June 30, 2007, 2008, 2009 and 2010, and (b) 50,000 shares of common stock, the restrictions on which 25,000 shares have lapsed and the restrictions on which the remaining 25,000 shares lapse in equal installments on April 25, 2007 and 2008.
(13)	Includes restricted stock grants of (a) 6,000 shares of common stock, the restrictions on such shares which lapse in equal installments of 1,500 shares on June 30, 2007, 2008, 2009 and 2010, and (b) 40,000 shares of common stock, the restrictions on which 20,000 shares have lapsed and the restrictions on which the remaining 20,000 shares lapse in equal installments on June 29, 2007 and 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under the Advisory Services Agreement, dated as of October 1, 2004 between ICG, Inc. and WLR, WLR has agreed to provide advisory services to us (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to our business and operation of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is to be paid a quarterly fee of $500,000 and reimbursed for any reasonable out of pocket expenses (including expenses of third-party advisors retained by WLR).

The advisory services agreement is for a term until the earlier of (i) the entry of a final non-appealable judgment that WLR is in breach of its obligation under the agreement or in breach of its duty of loyalty to us as an equity holder; (ii) the seventh anniversary of the effective date; or (iii) the 30th day after receipt by WLR of a termination payment (as defined in the agreement). We also have the right to terminate the agreement upon written notice to WLR following (i) the 90th day after which WLR and its affiliated entities cease to own at least 25% of the our equity beneficially owned by them on the effective date of the agreement or (ii) the 30th day after which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary describes the material terms of our amended and restated credit facility. However, it may not contain all of the information that is important to you. This summary is therefore subject and qualified in its entirety by reference to all of the provisions of the agreements governing our outstanding debt, copies of which will be made available upon request as described in “Where You Can Find Additional Information.”

OUR AMENDED AND RESTATED CREDIT FACILITY

Simultaneous with the consummation of the sale of the outstanding notes, our wholly-owned subsidiary, ICG, LLC, entered into an amended and restated credit facility, which, among other things, is used by us and our subsidiaries for working capital and other general corporate purposes. The amended and restated credit facility consists of a revolving credit facility of $325.0 million, of which up to a maximum of $125.0 million may be utilized for letters of credit. The total amount of debt that can be borrowed under this facility can be increased up to $425.0 million. The facility has a five-year term and matures in June 2011. Borrowings under the amended and restated credit facility will bear interest, at our option, at either LIBOR (adjusted for statutory reserves) plus a margin ranging from 1.75% to 2.25% per annum or the alternate base rate plus a margin ranging from 0.75% to 1.25% per annum.

Borrowings under the amended and restated credit facility are secured by substantially all of our assets and the assets of all of our subsidiaries, as well as by a pledge of all of the stock of our subsidiaries. In addition, we and each of our other non-borrower subsidiaries has guaranteed all of the indebtedness under the credit facility.

Our amended and restated credit facility contains customary affirmative and negative covenants for senior credit facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. The amended and restated credit facility also requires us to meet certain financial tests, including a maximum leverage ratio, a minimum interest coverage ratio, and a limit on capital expenditures.

Our amended and restated credit facility contains customary events of default, including, but not limited to, failure to pay principal or interest, breach of covenants or representations and warranties, cross-default to other indebtedness, judgment default and insolvency. If an event of default occurs under the amended and restated credit facility, the lenders under the amended and restated credit facility are entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral.

OTHER INDEBTEDNESS

Caterpillar Equipment Revolving Credit Facility

On June 22, 2006, ICG, LLC, entered into a $50.0 million equipment revolving credit facility with Caterpillar Financial Services Corporation. This facility is expected to expire on April 30, 2007 but will be subject to annual renewal thereafter. Under the Caterpillar facility, we have guaranteed the obligations of ICG, LLC. The Caterpillar facility is being used to finance new Caterpillar equipment for use at our various mining complexes. Advances that finance equipment acquisitions accrue interest at interest rates between 2.75% and 7.26% and are for terms of 12 to 60 months, depending on the terms chosen by us. The Caterpillar facility does not contain any financial or negative covenants, but contains customary events of default, including non-payment of amounts due under the facility, default by ICG, LLC relating to certain of its other obligations, breach of covenants set forth in the facility, the existence of certain unstayed or undischarged judgments against ICG, LLC, the making of materially false or misleading representations or warranties under the facility, and the commencement of reorganization, bankruptcy, insolvency or similar proceedings involving ICG, LLC.

DESCRIPTION OF NOTES

The following description is meant to be only a summary of the material provisions of the indenture. This description does not restate all of the terms of the indenture in their entirety. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes in all material respects except that:

•	the exchange notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain provisions relating to an increase in the interest rate that were included in the terms of the outstanding notes in circumstances relating to the timing of the exchange offer; and

•	the holders of the exchange notes will not be entitled to all of the rights of the holders of the outstanding notes under the registration rights agreement, which terminates upon the completion of the exchange offer.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “ICG” refers only to International Coal Group, Inc. and not to any of its Subsidiaries.

On June 23, 2006, ICG issued the outstanding notes under an indenture among ICG, the Guarantors and The Bank of New York Trust Company, N.A., as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the outstanding notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general unsecured obligations of ICG;

•	are pari passu in right of payment with all existing and future unsecured senior Indebtedness of ICG;

•	are senior in right of payment to any future subordinated Indebtedness of ICG; and

•	are unconditionally guaranteed, jointly and severally, by the Guarantors.

Substantially all of the personal property and all other material assets of ICG and the Guarantors have been pledged to secure our obligations to our secured creditors, including our obligations under our amended and restated credit facility. In the event our secured creditors exercise their rights with respect to their pledged assets, our secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to our other creditors, including holders of the notes. See “Risk Factors—Risks Related To The Notes—The notes and the guarantees are unsecured and therefore effectively subordinated to our and the guarantors’ secured debt.”

The Note Guarantees

The notes are guaranteed by all of ICG’s wholly-owned Domestic Subsidiaries that are also Material Subsidiaries or that guarantee Indebtedness under the Credit Agreement.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

As of the date of the this prospectus, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries do not guarantee the notes, and if we designate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture, the Guarantee of such Subsidiary will be released.

Principal, Maturity and Interest

ICG issued $175.0 million in aggregate principal amount of notes on June 23, 2006 and will issue up to an equal aggregate principal of exchange notes on this exchange offer. ICG may issue an unlimited amount of additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. ICG will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on July 15, 2014.

Interest on the notes accrues at the rate of 10.25% per annum and is payable semi-annually in arrears on July 15 and January 15, commencing on January 15, 2007. ICG will make each interest payment to the holders of record on the immediately preceding July 1 and January 1.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to ICG, ICG will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless ICG elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. ICG may change the paying agent or registrar without prior notice to the holders of the notes, and ICG or any of its Subsidiaries, may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. ICG will not be required to transfer or exchange any note selected for redemption. Also, ICG will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes are unconditionally guaranteed by each of ICG’s current and future wholly-owned Domestic Subsidiaries that are also Material Subsidiaries or that guarantee Indebtedness under the Credit Agreement. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related To The Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than ICG or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) ICG or a Restricted Subsidiary of ICG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) ICG or a Restricted Subsidiary of ICG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if ICG designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(5) upon the release of such Guarantors’ guarantee under the Credit Agreement.

Optional Redemption

At any time, prior to July 15, 2009, ICG may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the issue date) at a redemption price of 110.25% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by ICG and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph or as otherwise set forth below, the notes will not be redeemable at ICG’s option prior to July 15, 2010. We are not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

On or after July 15, 2010, ICG may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2010	105.125%
2011	102.563%
2012 and thereafter	100.000%

Unless ICG defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to July 15, 2010, ICG may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

ICG is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require ICG to repurchase all or any part (equal to $2,000 or in an integral multiple of $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, ICG will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, ICG will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. ICG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, ICG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, ICG will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by ICG.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $2,000 and in integral multiples of $1,000 in excess of $2,000. ICG will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

The provisions described above that require ICG to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that ICG repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

ICG will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by ICG and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of ICG and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require ICG to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ICG and its Subsidiaries taken as a whole to another Person or group may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

Asset Sales

ICG will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) ICG (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by ICG or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of ICG or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which, ICG or such Restricted Subsidiary is released from further liability;

(b) any securities, notes, other obligations or assets received by ICG or any such Restricted Subsidiary from such transferee that are converted by ICG or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any Designated Non-cash Consideration received by ICG or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 2% of Total Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) $15.0 million; and

(d) any Capital Stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, ICG (or the applicable Restricted Subsidiary, as the case may be) may:

(a) apply such Net Proceeds, at its option:

(1) to repay (w) Indebtedness and other Obligations under a Credit Facility, (x) any Indebtedness that was secured by the assets sold in such Asset Sale, (y) other pari passu Indebtedness (provided, that ICG shall also equally and ratably reduce Indebtedness under the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of notes), and/or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to ICG or an Affiliate of ICG;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, that in the case of any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of ICG;

(3) to make a capital expenditure; and/or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; and/or

(b) enter into a binding commitment to apply the Net Proceeds pursuant to clauses (a)(2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, ICG may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 15 Business Days thereof, ICG will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, ICG may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

ICG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, ICG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing ICG’s other Indebtedness, including the amended and restated credit facility, contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require ICG to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on ICG. In the event a Change of Control or Asset Sale occurs at a time when ICG is prohibited from purchasing notes, ICG could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If ICG does not obtain a consent or repay those borrowings, ICG will remain prohibited from purchasing notes. In that case, ICG’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, ICG’s ability to pay cash to the holders of notes upon a repurchase may be limited by ICG’s then existing financial resources. See “Risk Factors—Risks Related To The Notes—We may not be able to repurchase the notes upon a change of control as required by the indenture.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when notes Rated Investment Grade

If on any date following the date of the indenture:

(1) the notes are assigned an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day, the covenants specifically listed under the following captions in this prospectus will be terminated:

(1) “—Repurchase at the Option of Holders—Asset Sales;”

(2) “—Restricted Payments;”

(3) “—Incurrence of Indebtedness and Issuance of Preferred Equity;”

(4) “—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5) “—Designation of Restricted and Unrestricted Subsidiaries;”

(6) “—Transactions with Affiliates;”

(7) clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;”

(8) clauses (1)(a) and (2) of the covenant described below under the caption “—Sale and Leaseback Transactions;” and

(9) “—Business Activities.”

Restricted Payments

ICG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of ICG’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving ICG or any of its Restricted Subsidiaries) or to the direct or indirect holders of ICG’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ICG and other than dividends or distributions payable to ICG or a Restricted Subsidiary of ICG);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving ICG) any Equity Interests of ICG or any direct or indirect parent of ICG;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of ICG or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among ICG and any of its Restricted Subsidiaries), except a payment of interest at the Stated Maturity thereof or a payment of principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) ICG would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Equity;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by ICG and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (10), (11), (12) and (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of ICG for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of

ICG’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by ICG since the date of the indenture (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of ICG (other than Disqualified Stock, Designated Preferred Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of ICG that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of ICG); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash, Cash Equivalents or Marketable Securities or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(d) to the extent that any Unrestricted Subsidiary of ICG designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, ICG or a Restricted Subsidiary of ICG, 100% of the Fair Market Value of ICG’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(e) 100% of any dividends or distributions received by ICG or a Restricted Subsidiary of ICG after the date of the indenture from an Unrestricted Subsidiary of ICG, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of ICG for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of ICG) of, Equity Interests of ICG (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to ICG; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of ICG or any Restricted Subsidiary that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the declaration or payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of ICG to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ICG or any Restricted Subsidiary of ICG held by any current or former officer, director or employee (and their respective permitted transferees under the applicable benefit plan, if any, under which such Equity Interests were issued) of ICG or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by ICG or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of ICG to members of management, directors or consultants of ICG and its Restricted Subsidiaries that occurs after the date of the indenture (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (3) of the immediately proceeding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by ICG (to the extent contributed to ICG) and its Restricted Subsidiaries after the date of the indenture;

(6) repurchases of Equity Interests deemed to occur upon (a) the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; or (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(7) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of ICG or any Restricted Subsidiary of ICG issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Equity;”

(8) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(9) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any direct or indirect parent company of ICG, the proceeds or which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of ICG issued after the date of the indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, ICG could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (9) does not exceed the net cash proceeds actually received by ICG (including any such proceeds contributed to ICG by any direct or indirect parent company of ICG) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture; provided further, that at the time of, and after giving effect to, any Restricted Payment permitted under this clause (9), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(10) Investments that are made with Excluded Contributions;

(11) the satisfaction of change of control obligations once ICG has fulfilled its obligations under the indenture with respect to a Change of Control;

(12) the repayment of intercompany debt that was permitted to be incurred under the indenture;

(13) so long as no Default or Event of Default has occurred and is continuing, the payment of consulting, monitoring and advisory fees and related expenses, under the Advisory Services Agreement, or any amendment thereto, not to exceed $5.0 million in the aggregate for any fiscal year; provided, however, that during the occurrence and continuation of a Default or an Event of Default, the amount of any payment that would have otherwise been permitted under this clause (13) will continue to accrue and the amount of any such accrual will be payable upon the cure of such Default or Event of Default;

(14) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable into capital stock of ICG;

(15) the payment of dividends or distributions on ICG’s common equity of in an aggregate amount not to exceed 5.0% per calendar year of the net proceeds received by ICG from any Public Equity Offering consummated after the date of the Indenture; provided, however that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; provided further, however, that at the time of, and after giving effect to, any Restricted Payment permitted under this clauses (15), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(16) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by ICG or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Equity

ICG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and ICG will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that ICG may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred equity, if the Fixed Charge Coverage Ratio for ICG’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by ICG or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit and bankers’ acceptances thereunder under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ICG and its Restricted Subsidiaries thereunder) not to exceed $450.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by ICG or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2) the incurrence by ICG and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the date of the indenture;

(3) the incurrence by ICG and the Guarantors (including any future Guarantor) of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by ICG or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds or purchase money obligations, synthetic lease obligations, or the Attributable Debt with respect to sale and leaseback transactions, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of ICG or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, not to exceed at any time outstanding the greater of (x) $50.0 million and (y) 6.5% of Total Tangible Assets;

(5) the incurrence by ICG or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (15), (16) or (17) of this paragraph;

(6) the incurrence by ICG or any of its Restricted Subsidiaries of intercompany Indebtedness between or among ICG and any of its Restricted Subsidiaries; provided, however, that:

(a) if ICG or any Guarantor is the obligor on such Indebtedness and the payee is not ICG or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of ICG, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than ICG or a Restricted Subsidiary of ICG, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either ICG or a Restricted Subsidiary of ICG, will be deemed, in each case, to constitute an incurrence of such Indebtedness by ICG or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of ICG’s Restricted Subsidiaries to ICG or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than ICG or a Restricted Subsidiary of ICG, and

(b) any sale or other transfer of any such preferred equity to a Person that is not either ICG or a Restricted Subsidiary of ICG,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by ICG or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by ICG or any of the Restricted Subsidiaries of Indebtedness of ICG or a Restricted Subsidiary of ICG that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by ICG or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to coal supply agreements or equipment leases), or other similar obligations in the ordinary course of business;

(11) the incurrence by ICG or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12) Indebtedness or Disqualified Stock of Persons that are acquired by ICG or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that, for any such indebtedness outstanding under this clause (12) in excess of $25.0 million on the date such Person is acquired by ICG or a Restricted Subsidiary, after giving effect to such acquisition and the incurrence of such Indebtedness either:

(a) ICG would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(b) the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

(13) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to ICG or any Restricted Subsidiary of ICG other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(14) the incurrence of Indebtedness arising from agreements of ICG or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(15) the incurrence by ICG or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed $25.0 million (it being understood that any Indebtedness or Disqualified Stock incurred pursuant to this clause (15) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which ICG, or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or Disqualified Stock under the first paragraph of this covenant without reliance upon this clause (15));

(16) Contribution Indebtedness; and

(17) the incurrence by ICG or any of its Restricted Subsidiaries of Indebtedness under the Caterpillar Financing Agreement in an aggregate principal amount at any time outstanding pursuant to this clause (17), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $50.0 million.

ICG will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of ICG or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of ICG solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, ICG will be permitted to classify such item of Indebtedness on the date of its incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses, although ICG may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of ICG as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that ICG or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

ICG will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Sale and Leaseback Transactions

ICG will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that ICG or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) after giving pro forma effect to the application of the proceeds from such transaction, ICG or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Equity” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;” and

(2) the transfer of assets in that sale and leaseback transaction is permitted by, and ICG applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Notwithstanding the preceding, a sale of real property by ICG or any of its Restricted Subsidiaries to a Person that is not an Affiliate of ICG in connection with a lease by ICG or a Restricted Subsidiary of all or part of the related coal reserves and mining rights related to such property will not be subject to the provisions of the indenture described above under the caption “—Sale and Leaseback Transactions” if such transaction otherwise complies with clause (2) above.

Dividend and Other Payment Restrictions Affecting Subsidiaries

ICG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to ICG or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to ICG or any of its Restricted Subsidiaries;

(b) make loans or advances to ICG or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to ICG or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness outstanding on the issue date, the Credit Agreement and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes (including the exchange notes) and the Note Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by ICG or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(7) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(10) provisions limiting the disposition (including by sale, lease or other transfer) or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into with the approval of ICG’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(13) other Indebtedness of Restricted Subsidiaries that are Guarantors that is incurred subsequent to the date of the indenture pursuant to the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Equity;”

(14) encumbrances on property that exist at the time the property was acquired by ICG or a Restricted Subsidiary;

(15) Contractual encumbrances or restrictions in effect on the issue date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture; or

(16) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (15); provided that such amendments or refinancings are not materially more restrictive, taken as a whole, then such encumbrances and restrictions prior to such amendment or refinancing.

Merger, Consolidation or Sale of Assets

ICG will not, directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ICG and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) ICG is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than ICG) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than ICG) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of ICG under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) ICG or the Person formed by or surviving any such consolidation or merger (if other than ICG), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Equity” or (b) the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for ICG and its Restricted Subsidiaries immediately prior to such transaction.

In addition, ICG will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “—Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of ICG with an Affiliate solely for the purpose of reincorporating ICG in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among ICG and its Restricted Subsidiaries.

Transactions with Affiliates

ICG will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of ICG (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to ICG or the relevant Restricted Subsidiary than those that would have reasonably been expected to have been obtained in a comparable transaction by ICG or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions (a) involving aggregate consideration in excess of $5.0 million, the Board of Directors approves by way of resolution set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of ICG; and (b) involving aggregate consideration in excess of $25.0 million, ICG obtains an opinion as to the fairness to ICG or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by ICG or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions (including a merger) between or among ICG and/or any of its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of ICG) that is an Affiliate of ICG solely because ICG owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of ICG or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of ICG to Affiliates of ICG or to any director, officer, employee or consultant of ICG, and the granting and performance of registration rights;

(6) Restricted Payments and Investments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7) so long as no Default or Event of Default has occurred and is continuing, the payment of consulting, monitoring and advisory fees and related expenses under the Advisory Services Agreement or any amendment thereto not to exceed $5.0 million in the aggregate for any fiscal year; provided, however, that during the occurrence and continuation of a Default or an Event of Default, the amount of any payments that would have otherwise been permitted under this clause (7) will continue to accrue and the amount of any such accrual will be payable upon the cure of such Default or Event of Default;

(8) loans or advances to employees or consultants in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(9) any transaction effected as part of a Qualified Receivables Financing;

(10) any transaction in which ICG or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to ICG or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph.;

(11) the existence of, or the performance by ICG or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the date of the indenture and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by ICG or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

(12) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associate with such transactions), materially no less favorable to ICG or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by ICG or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of ICG or senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13) (x) guarantees of performance by ICG and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries; and

(14) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of ICG or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of ICG or any Restricted Subsidiary.

Business Activities

ICG will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to ICG and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If ICG or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 60 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until 15 days after such time as it (i) ceases to be an Immaterial Subsidiary or (ii) guarantees any Indebtedness of ICG or any Restricted Subsidiary of ICG under any Credit Facility.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of ICG may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by ICG and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by ICG. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of ICG may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of ICG as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ICG as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Equity,” ICG will be in default of such covenant. The Board of Directors of ICG may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of ICG; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ICG of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Equity,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

ICG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any of the notes are outstanding, ICG shall file with the SEC, to the extent such submissions are accepted for filing by the SEC:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if ICG were required to file such forms; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if ICG were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on ICG’s consolidated financial statements by ICG’s independent accountants. In addition, ICG will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If such filings with the SEC are not then permitted or accepted by the SEC, or such filings are not generally available on the Internet free of charge, ICG will, without charge to the holders, within 15 days of each required filing date, file with the trustee copies of the annual reports, quarterly reports and other periodic reports that ICG would be required to file with the SEC if ICG were subject to Section 13(a) or 15(d).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, ICG is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, ICG will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. ICG will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept ICG’s filings for any reason, ICG will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if ICG was required to file those reports with the SEC.

In addition, ICG and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by ICG or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by ICG or any of its Restricted Subsidiaries for 60 days after notice to ICG by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ICG or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by ICG or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture (but excluding Indebtedness owing to ICG or a Restricted Subsidiary), if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by ICG or any of its Significant Subsidiaries, or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee of any Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to ICG or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to ICG, any Restricted Subsidiary of ICG that is a Significant Subsidiary or any group of Restricted Subsidiaries of ICG that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

ICG is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default that has not been cured, ICG is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

No director, manager, officer, employee, incorporator, stockholder or member of ICG or any Subsidiary, as such, will have any liability for any obligations of ICG or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

ICG may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) ICG’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and ICG’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, ICG may, at its option and at any time, elect to have the obligations of ICG and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers, its obligations under the covenants described in “—Certain Covenants,” and the cross-acceleration provision and judgment default provisions described under “—Events of Default and Remedies”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) ICG must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and ICG must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, ICG must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that (a) ICG has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, ICG must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which ICG or any of its Subsidiaries is a party or by which ICG or any of its Subsidiaries is bound;

(6) ICG must deliver to the trustee an officers’ certificate stating that the deposit was not made by ICG with the intent of preferring the holders of notes over the other creditors of ICG with the intent of defeating, hindering, delaying or defrauding any creditors of ICG or others; and

(7) ICG must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or extend the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or extend the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or impair the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, ICG, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of ICG’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of ICG’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Guarantors from the Note Guarantee in accordance with the terms of the indenture; or

(9) to add additional obligors under the indenture and the notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated and, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by ICG and thereafter repaid to ICG, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and ICG or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, interest, and Additional Interest) on the notes not delivered to the trustee for cancellation;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which ICG or any Guarantor is a party or by which ICG or any Guarantor are bound;

(3) ICG or any Guarantor have paid or caused to be paid all other sums payable by them under the indenture; and

(4) ICG has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, ICG must deliver an officers’ certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of ICG or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or (iii) resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to International Coal Group, Inc. at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, Attention: Secretary.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all Additional Interest then owing pursuant to the registration rights agreement.

“Advisory Services Agreement” means that certain Advisory Services Agreement, dated as of October 1, 2004, between ICG and WL Ross & Co. LLC.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at July 15, 2010, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through July 15, 2010, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Acquisition” means:

(1) an Investment by ICG or any Restricted Subsidiary of ICG in any other Person pursuant to which such Person shall become a Restricted Subsidiary of ICG or any Restricted Subsidiary of ICG, or shall be merged with or into or consolidated with ICG or any Restricted Subsidiary of ICG; or

(2) the acquisition by ICG or any Restricted Subsidiary of ICG of the assets of any Person (other than a Restricted Subsidiary of ICG) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of ICG and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(2) the issuance or sale of Equity Interests in any of ICG’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among ICG and any of its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of ICG to ICG or to another Restricted Subsidiary of ICG;

(4) the sale or lease of inventory, products or services in the ordinary course of business;

(5) the sale or discounting of accounts receivable in the ordinary course of business;

(6) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties (including, without limitation, equipment and property sold in connection with the closure or abandonment of a mine) in the ordinary course of business;

(7) any sale of assets received by ICG or any of its Restricted Subsidiaries upon the foreclosures on a Lien;

(8) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;

(10) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(11) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(12) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) the granting of Liens not otherwise prohibited by the indenture;

(14) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims; and

(15) any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by ICG.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the

United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moodys.

“Caterpillar Financing Agreement” means the financing agreement to be entered into between ICG, LLC and Caterpillar Financial Services Corporation dated as of June 22, 2006.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ICG and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of ICG; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ICG, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income, profits or capital (including without limitation state, franchise and similar taxes) of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) to the extent deducted in calculating Consolidated Net Income, non-recurring expenses or charges of such Person and its Restricted Subsidiaries; any determination of whether an expense or charge is non-recurring shall be made by ICG’s chief financial officer (or person acting in a similar capacity) pursuant to such officer’s good faith judgment, it being understood and agreed that Item 10(e) of Regulation S-K under the Securities Act shall not constitute a limitation on any such determination); plus

(5) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of ICG that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of ICG only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to ICG by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash compensation charges will be excluded;

(5) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(6) any non-recurring fees, expense or charges related to any Public Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be incurred by the indenture (in each case, whether or not successful), will be excluded to the extent that such fees, expenses and charges were deducted in computing Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security thereof,

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of ICG or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of ICG or such Guarantor after the date of the indenture, provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of ICG or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes, and

(2) such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, to be dated as of the date of the indenture, by and among ICG, LLC, as borrower, the guarantors party thereto, the lenders party thereto, J.P. Morgan Securities Inc. and UBS Securities LLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. and CIT Capital Securities LLC, as co-syndication agents, Bank of America, N.A. and Wachovia Bank, N.A. as co-documentation agents, JPMorgan Chase Bank, N.A. as an issuing bank, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as an issuing bank, administrative agent and collateral agent, providing for up to $325.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by ICG or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated

Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of ICG or any direct or indirect parent company of ICG (other than Disqualified Stock) that is issued for cash (other than to ICG, a Subsidiary of ICG or an employee stock ownership plan or trust established by ICG or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require ICG to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that ICG may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that ICG and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of ICG that both (1) was formed under the laws of the United States or any state of the United States or the District of Columbia; and (2) is not directly or indirectly owned by a Subsidiary other than a Subsidiary described in clause (1) of this definition.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excluded Contributions” means the net cash proceeds received by ICG after the date of the indenture from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of ICG) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of ICG,

in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate executed by an Officer of ICG, the net cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of “—Certain Covenants—Restricted Payments.”

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of ICG for transactions less than $10.0 million and (ii) the Board of Directors of ICG (unless otherwise provided in the indenture) for transactions valued at, or in excess of, $10.0 million.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such four-quarter period to the Fixed Charges of such Person for such four-quarter period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the date of the indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of ICG (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into ICG or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of ICG. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of ICG to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as ICG may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of ICG as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments or other distributions in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person other than dividends on Equity Interests payable solely in Equity Investments of ICG (other than Disqualified Stock) or to ICG or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, plus

(5) commissions, discounts, yield and other fees and charges incurred in connection with any Receivables Financing which are payable to Persons other than ICG and its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) ICG, LLC, ICG, Inc., ICG Natural Resources, LLC, ICG ADDCAR Systems, LLC, ICG East Kentucky, LLC, ICG Illinois, LLC, ICG Eastern, LLC, ICG Eastern Land, LLC, ICG Hazard, LLC, ICG Hazard Land, LLC, ICG Knott County, LLC, ICG Tygart Valley, LLC, ICG Beckley, LLC, CoalQuest Development LLC, Anker Coal Group, Inc., Anker Group, Inc., Hunter Ridge Coal Company, Anker Power Services, Inc., White Wolf Energy, Inc., Bronco Mining Company, Inc., Hawthorne Coal Company, Inc., Juliana Mining Company, Inc., Marine Coal Sales Company, Wolf Run Mining Company, Heather Glen Resources, Inc., Upshur Property, Inc., Vantrans, Inc., King Knob Coal Co., Inc., Vindex Energy Corporation, New Allegheny Land Holding Company, Inc., Patriot Mining Company, Inc., Melrose Coal Company, Inc. and Simba Group, Inc.; and

(2) any other Subsidiary of ICG that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) representing any Hedging Obligations; or

(7) to the extent not otherwise included, with respect to ICG and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, ICG or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of ICG or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; and (c) obligations in respect of reclamation and workers’ compensation (including black lung, pensions and retiree medical care) that are not overdue by more than 90 days.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s of BBB- (or the equivalent) by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of ICG, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If ICG or any Subsidiary of ICG sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of ICG such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of ICG, ICG will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of ICG’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by ICG or any Subsidiary of ICG of a Person that holds an Investment in a third Person will be deemed to be an Investment by ICG or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture, provided, however, that all references to “10 percent” in such definition shall be replaced with “5.0 percent.”

“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided, that the excess of (A) the aggregate amount of securities of any one such corporation held by ICG and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by ICG or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means the Guarantee by each Guarantor of ICG’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the businesses of ICG and its Subsidiaries engaged in on the date of the indenture and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Investments” means:

(1) any Investment in ICG or in a Restricted Subsidiary of ICG;

(2) any Investment in, cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

(3) any Investment by ICG or any Restricted Subsidiary of ICG in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of ICG; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ICG or a Restricted Subsidiary of ICG;

(4) any Investment acquired as consideration in an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ICG;

(6) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of ICG or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by ICG or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors and employees made in the ordinary course of business of ICG or any Restricted Subsidiary of ICG in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9) repurchases of the notes (including the exchange notes);

(10) Investments in Unrestricted Subsidiaries and/or joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $50.0 million, and (y) 6.5% of Total Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except for transactions described in clauses (6), (8) and (10) of such paragraph;

(13) Guarantees issued in accordance with the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” and “—Certain Covenants—Additional Note Guarantees;”

(14) Any Investment existing on the date of the indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16) lease deposits and other similar deposits in the ordinary course; and

(17) Additional Investments by ICG or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed the greater of (x) $20.0 million, and (y) 2.5% of Total Tangible Assets at the time of the Investment; provided, however, that if any Investment pursuant to this clause (17) is made in a Person that is not a Restricted Subsidiary of ICG at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of ICG after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, ICG may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (17) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clauses (1), (15), (16) or (17) of the definition of Permitted Debt;

(2) Liens securing Hedging Obligations;

(3) Liens in favor of ICG or any of its Restricted Subsidiaries;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with ICG or any Subsidiary of ICG; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with ICG or the Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by ICG or any Subsidiary of ICG; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” covering only the assets acquired with or financed by such Indebtedness;

(9) Liens existing on the date of the indenture;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(12) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(13) contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of ICG or any of its Restricted Subsidiaries;

(14) easements, rights of way, zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of ICG and its Subsidiaries;

(15) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(16) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases or sub-leases entered into by ICG or any of its Restricted Subsidiaries in the ordinary course of business;

(18) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(19) Liens securing Indebtedness or other obligations incurred in the ordinary course of business of ICG or any Subsidiary of ICG with respect to obligations that do not exceed, the greater of (x) $25.0 million and (y) 3.5% of Total Tangible Assets at any one time outstanding;

(20) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(21) licenses of intellectual property in the ordinary course of business;

(22) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(23) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of ICG and its Restricted Subsidiaries;

(24) Liens to secure a defeasance trust;

(25) Liens on equipment of ICG or any Restricted Subsidiary granted in the ordinary course to clients of which such equipment is located;

(26) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(27) Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on ICG’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (5) or (8) above;

(28) covenants restricting or prohibiting access to or from real property abutting on controlled access highways, which covenants do not adversely impair in any material respect the use of the real property concerned in the operation of the business conducted on such real property; and

(29) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of ICG or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of ICG or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Permitted Refinancing Indebtedness shall not include Indebtedness of ICG or a Restricted Subsidiary that refinance Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of ICG pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of ICG), or (y) a private issuance exempt from registration under the Securities Act.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from ICG or any Subsidiary of ICG to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of ICG will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to ICG and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by ICG), and

(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by ICG) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of ICG or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of the indenture, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to ICG (except for Standard Securitization Undertakings).

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating organization or organizations, within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by ICG as a replacement agency or agencies for S&P or Moody’s, or both, as the case may be.

“Receivables Financing” means any transaction or series of transactions that may be entered into by ICG or any of its Subsidiaries pursuant to which ICG or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by ICG or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of ICG or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by ICG or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of ICG (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with ICG in which ICG or any Subsidiary of ICG makes an Investment and to which ICG or any Subsidiary of ICG transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of ICG and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of ICG (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by ICG or any other Subsidiary of ICG (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates ICG or any other Subsidiary of ICG in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of ICG or any other Subsidiary of ICG, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither ICG nor any other Subsidiary of ICG has any material contract, agreement, arrangement or understanding other than on terms which ICG reasonably believes to be no less favorable to ICG or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of ICG, and

(3) to which neither ICG nor any other Subsidiary of ICG has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of ICG shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of ICG giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by ICG or any Subsidiary of ICG which ICG has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the final payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Tangible Assets” means as of any date of determination, the total amount of assets (less accumulated depreciation, depletion and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) appearing on the most recent quarter-end consolidated balance sheet of ICG and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after deducting therefrom, to the extent otherwise included, the amounts of:

(1) the book value of minority interests in consolidated Subsidiaries held by Persons other than ICG or a Restricted Subsidiary of ICG as of the date of such balance sheet;

(2) unamortized debt discount and expenses and other unamortized deferred financing charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization expenses and other intangible items owned by ICG or any of its Restricted Subsidiaries as of the date of such balance sheet;

(3) treasury stock of ICG as of the date of such balance sheet; and

(4) Investments held by ICG or any of its Restricted Subsidiaries in, and assets of, Unrestricted Subsidiaries of ICG as of the date of such balance sheet.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2010; provided, however, that if the period from the redemption date to July 15, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of ICG that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of ICG in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of ICG may designate any Subsidiary of ICG (including any newly acquired or newly formed Subsidiary of ICG) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, ICG or any other Subsidiary of ICG that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur any indebtedness pursuant to which the lender has recourse to any of the assets of ICG or any of its Restricted Subsidiaries (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Certain Restrictions—Restricted Payments.”

The Board of Directors of ICG may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) ICG could incur $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Restrictions—Incurrence of Indebtedness and Issuance of Preferred Equity,” or (2) the Fixed Charge Coverage Ratio for ICG and its Restricted Subsidiaries would be equal to or greater than such ratio for ICG and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of ICG shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of ICG giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the indenture trustee, as custodian for, and registered in the name of, DTC or a nominee thereof. The outstanding notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, global notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that pursuant to procedures established by DTC

(a)	upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

(b)	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC “participants”; and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “— Certificated Notes” will be issued in registered definitive form without coupons (each, a “certificated note”). Upon the transfer of certificated notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

DTC has advised the issuers as follows: DTC is

(1)	a limited-purpose trust company organized under the laws of the State of New York,

(2)	a member of the Federal Reserve System,

(3)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

(4)	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

(1)	we deliver to the Trustee a notice from DTC that it (a) is no longer willing or able to act as a depository for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 120 days, or

(2)	we, at our option, notify the Trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes,

then, upon surrender by DTC of its global note, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global note.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the indenture, unless that legend is not required by applicable law.

Neither we nor the Trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth a summary of the material United States federal income tax considerations relating to the exchange offer to holders who exchange their outstanding notes for exchange notes, pursuant to this exchange offer, and to the ownership and disposition of exchange notes by the holders of such notes.

This summary:

•	does not purport to be a complete analysis of all the potential tax considerations that may be important to an investor based on the investor’s particular tax situation;

•	is based on the Internal Revenue Code of 1986, as amended, or the “Code,” the existing applicable United States federal income tax regulations promulgated or proposed under the Code, or the “Treasury Regulations,” judicial authority and currently effective published rulings and administrative pronouncements, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations;

•	is applicable only to beneficial owners that held outstanding notes and will hold exchange notes as “capital assets,” within the meaning of section 1221 of the Code;

•	may not apply to the purchase, ownership and disposition of any additional notes, which may be issued under the indenture from time-to-time and are described under the heading “Description of Notes —Principal, Maturity and Interest” above;

•	does not address all tax aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, including but not limited to:

•	certain types of investors subject to special treatment under United States federal income tax laws, such as banks, insurance companies, financial institutions, tax-exempt organizations, regulated investment companies, real estate investment trusts, individuals subject to special rules as a result of the termination of their United States citizenship or residency, corporations that accumulate earnings in order to avoid United States federal income tax, holders subject to the alternative minimum tax, brokers, dealers in securities and commodities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, partnerships or other pass-through entities and investors in such entities;

•	U.S. holders (as defined below) whose “functional currency” is not the United States dollar;

•	persons holding the notes as part of a position in a hedging or constructive sale transaction, “straddle,” “conversion” or other integrated transaction for United States federal income tax purposes; and

•	non-U.S. holders (as defined below) subject to special rules under the Code, such as “controlled foreign corporations” and “passive foreign investment companies;”

•	does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including but not limited to, the United States federal gift tax and estate tax; and

•	does not discuss any reporting requirements or other consequences under the Treasury Regulations relating to certain tax shelter transactions.

The following discussion does not purport to be legal or tax advice to investors generally or to any particular investor. Holders of outstanding notes are urged to consult their own tax advisors concerning the application of United States federal income tax laws to their particular situation as well as any United States federal gift and estate, United States state and local, non-United States and other tax consequences of the exchange offer and the ownership and disposition of exchange notes. We have not sought and will not seek any rulings from the Internal Revenue Service, or the “IRS,” with respect to any matter discussed herein. The IRS may not agree with the statements made and conclusions reached in the discussion and may successfully assert, or a court may sustain, a position contrary to any of the tax characterizations or consequences set forth below.

As used in this summary, the term “U.S. holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” as defined under section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) in respect of a trust that is subject to certain grandfather rules, a valid election is in effect in respect of such trust.

The term “non-U.S. holder” means a beneficial owner of a note that is a nonresident alien individual or a corporation, trust or estate that is not a U.S. holder.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, holds notes, then the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners and partnerships are urged to consult with their own tax advisors concerning the United States federal income tax consequences of the purchase, ownership and disposition of the notes.

Tax Consequences of the Exchange Offer

Because the exchange notes will not differ materially in kind or extent from the outstanding notes, a holder’s surrender of outstanding notes in exchange for exchange notes will not constitute a taxable disposition for United States federal income tax purposes. As a result, a holder surrendering outstanding notes in exchange for exchange notes generally (1) will not recognize taxable income, gain or loss on the exchange, (2) will have a holding period in respect of the exchange notes that includes the holding period of the outstanding notes exchanged therefor and (3) will have an adjusted tax basis in the exchange notes immediately following the exchange equal to such holder’s adjusted tax basis in the outstanding notes exchanged therefor immediately prior to the exchange. The United States federal income tax consequences associated with owning the outstanding notes will continue to apply in respect of the exchange notes.

Material Tax Consequences to U.S. Holders Related to Owning and Disposing of Exchange Notes

This discussion is a summary of the United States federal income tax consequences that will apply to U.S. holders of exchange notes. Certain United States federal income tax consequences applicable to non-U.S. holders of exchange notes are described under the heading “—Material Tax Consequences to Non-U.S. Holders Related to Owning and Disposing of Exchange Notes” below.

Stated Interest

Stated interest on the exchange notes generally will be treated as “qualified stated interest” for United States federal income tax purposes and taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with that holder’s method of accounting for United States federal income tax purposes.

Market Discount

A U.S. holder who purchases a note for an amount that is less than its stated principal amount will be treated as having purchased the note with “market discount” unless the discount is less than a specified de minimis amount. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the note to the maturity date of the notes, unless the U.S. holder made an election to accrue market discount on a constant yield basis. Accrued market discount on outstanding notes that has not previously been included in income by a U.S. holder should carry over to the exchange notes received in exchange therefor. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions.

A U.S. holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for United States federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Amortizable Bond Premium

A U.S. holder who purchases a note for an amount that is greater than the sum of all remaining payments on the note other than stated interest will be treated as having purchased the note with “amortizable bond premium” equal in amount to such excess. Amortizable bond premium on outstanding notes should carry over to the exchange notes received in exchange therefor. A U.S. holder may elect, under section 171(c) of the Code, to amortize this premium using a constant yield method over the remaining term of the notes and generally may offset interest otherwise required to be included in income in respect of the note by the amortized amount of the premium for the taxable year. A U.S. holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election under section 171(c) is binding once made and applies to all bonds held by the holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

Upon a taxable sale, exchange, redemption, retirement or other taxable disposition of an exchange note, a U.S. holder generally will recognize taxable gain or loss. The amount of such gain or loss generally will be measured by the difference, if any, between the amount realized on such disposition, other than amounts representing accrued but unpaid interest, which will be taxable as such, and the U.S. holder’s adjusted tax basis in the sold, exchanged, redeemed, retired or disposed note.

A U.S. holder’s adjusted tax basis in a note generally will equal such holder’s initial investment in such note, increased by any market discount with respect to such notes that the holder included into income and decreased by the amount of any principal payments received by such holder and by any premium amortized by such holder with respect to such notes.

Subject to the market discount rules described above gain or loss recognized on the disposition of a note generally will be capital gain or loss and, if the holder held the disposed note for more than one year at the time of disposition, long-term capital gain or loss. Subject to certain exceptions, holders can not use capital losses to offset their ordinary income. To the extent that the amount realized is attributable to accrued but unpaid interest, such amount will be taxable as interest, as described under the heading “—Stated interest” above.

Material Tax Consequences to Non-U.S. Holders Related to Owning and Disposing of Exchange Notes

The following is a summary of the United States federal income and withholding tax consequences generally applicable to non-U.S. holders of exchange notes. If you are a non-U.S. holder, we encourage you to consult your own tax advisors to determine the United States federal, state and local and any non-United States and other tax consequences that may be relevant to you.

Interest

Subject to the discussion below, payments made and accruals of interest on the exchange notes to a non-U.S. holder generally will be exempt from United States federal income and withholding tax, provided that:

•	such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States;

•	the non-U.S. holder does not actually or constructively, under applicable attribution rules, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a “controlled foreign corporation” that is directly or indirectly related to us through stock ownership, within the meaning of the applicable sections of the Code; and

•	the non-U.S. holder provides its name and address and certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or other form that such holder is not a United States person for United States federal income tax purposes.

The certification described in the last clause above may be provided by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business. This certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such qualified intermediary has entered into a withholding agreement with the IRS and other conditions are satisfied.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to United States federal withholding tax on interest payments at a gross rate of 30% or, if provided in an applicable income tax treaty, such lower rate, unless the interest is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and the non-U.S. holder so certifies under penalty of perjury on a properly executed and delivered IRS Form W-8ECI or other applicable form. In such case, interest will instead be subject to United States federal income tax based on the non-U.S. holder’s net effectively connected income generally in a similar manner as if it were received by a U.S. holder, except as otherwise provided by an applicable income tax treaty.

Corporate non-U.S. holders receiving interest income that is effectively connected with that holder’s conduct of a trade or business within the United States may also be subject to an additional “branch profits” tax at a 30% rate or, if specified by an applicable income tax treaty, a lower rate on that holder’s earnings and profits for the tax year that are effectively connected with such holder’s conduct of a trade or business within the United States, subject to adjustments. For this purpose, interest on the notes that is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States would be included in that holder’s earnings and profits.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note, unless:

•	that gain is effectively connected with the conduct of a trade or business within the United States by the holder; or

•	in the case of a non-U.S. holder who is a nonresident alien individual and who holds the disposed note as a capital asset, such holder is present in the United States for a total of 183 days or more during the tax year of the sale or other disposition of the note and certain other conditions are met.

A non-U.S. holder described in the first bullet point above will generally be required to pay United States federal income tax on the net gain derived from the sale or other disposition as if such holder were a United States person, except as otherwise required by an applicable income tax treaty. If such a non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate or, if so specified by an applicable income tax treaty, a lower rate, as described under the heading “—Interest” above.

A non-U.S. holder described in the second bullet point above will generally be subject to tax at a gross rate of 30% on the amount by which that holder’s capital gains allocable to U.S. sources, including gain from the sale, exchange, redemption, retirement or other disposition of notes, exceed capital losses allocable to U.S. sources except as otherwise required by an applicable tax treaty.

To the extent that the amount realized on any sale, exchange, redemption, retirement or other taxable disposition of notes is attributable to accrued but unpaid interest, this amount will be treated as such and as described under the heading “—Interest” above.

Information Reporting and Backup Withholding

U.S. Holders

Certain non-exempt U.S. holders may be subject to information reporting in respect of any payments that we may make or are made on our behalf on the notes and the proceeds of any sale or other disposition of the notes. In addition, backup withholding, currently at a rate of 28%, may apply, unless the U.S. holder supplies a taxpayer identification number and other information, certified under penalty of perjury, or otherwise establishes, in the manner prescribed by applicable law, an exemption from backup withholding. Amounts withheld under the backup withholding rules are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

We will, where required, report to non-U.S. holders and to the IRS the amount of any principal and interest paid on the notes. Copies of these information returns may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides or is organized.

Backup withholding tax, currently at a rate of 28%, will not apply to payments of interest with respect to which either the requisite certification that the non-U.S. holder is not a United States person for United States federal income tax purposes, as described under the heading “—Material Tax Consequences to Non-U.S. Holders Related to Owning and Disposing of Exchange Notes” above, has been received or an exemption has been otherwise established, provided that neither we nor our paying agent have actual knowledge or reason to know that the non-U.S. holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payments on the sale, exchange or other disposition of notes effected through an office of a broker outside the United States to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is either a United States person, a “controlled foreign corporation,” a non-United States person 50% or more of whose gross income is effectively connected with trade or business within the United States for a specified three-year period, a foreign partnership with significant ownership by United States persons or a United States branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a United States person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments made at a United States office of any United States or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

Backup withholding does not represent an additional income tax. Amounts withheld from payments to a non-U.S holder under the backup withholding rules may be credited against that holder’s United States federal income tax liability and may entitle that holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with these resales. In addition, until 90 days after the expiration date, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Day, New York, New York, will pass upon certain legal matters for us in connection with the exchange notes. Jackson Kelly PLLC, Martinsburg, West Virginia, will pass upon certain legal matters under West Virginia law for us regarding the exchange notes. Penn, Stuart & Eskridge, P.C., Abingdon, Virginia, will pass upon certain legal matters under Virginia law for us regarding the exchange notes.

EXPERTS

The consolidated financial statements of International Coal Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and for the year ended December 31, 2005 and for the period May 13, 2004 (inception) to December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Horizon NR, LLC and certain subsidiaries (“Combined Companies”) for the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which report on the combined financial statements expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to (1) allocations of certain assets and expense items applicable to Horizon and subsidiaries, (2) the bankruptcy filing of the Combined Companies and the fact the combined financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Combined Companies be unable to continue as a going concern, and (3) referring to the restatement of the financial statements), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Anker Coal Group, Inc. as of December 31, 2004 and for the year then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CoalQuest Development LLC as of December 31, 2004 and for the year then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. These materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

GLOSSARY OF SELECTED TERMS

Highwall miner. A mining system consisting of a remotely controlled continuous miner that extracts coal and conveys it by auger, belt, or chain conveyors to the outside. The cut is typically a rectangular, horizontal cut from a highwall bench, reaching depths of several hundred feet or deeper.

High Btu coal. Coal which has an average heat content of 12,500 Btus per pound or greater.

Illinois Basin. Coal producing area in Illinois, Indiana and western Kentucky.

Lignite. The lowest rank of coal with a high moisture content of up to 45% by weight and heating value of 6,500 to 8,300 Btus per pound. It is brownish black and tends to oxidize and disintegrate when exposed to air.

Longwall miner. A deep mining machine that uses a steel plow or rotating drum, which is pulled mechanically back-and-forth across a long face of coal. The loosened coal falls onto a conveyed for removal from the mine.

Longwall mining. The most productive underground mining method in the United States. One of three main underground coal mining methods currently in use. Employs a steel plow, or rotation drum, which is pulled mechanically back and forth across a face of coal that is usually several hundred feet long. The loosened coal falls onto a conveyor for removal from the mine.

Low sulfur coal. Coal which, when burned, emits 1.6 pounds or less of sulfur dioxide per million Btu.

Medium sulfur coal. Coal which, when burned, emits between 1.6 and 2.5 pounds of sulfur dioxide per million Btu.

Metallurgical coal. The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as “met” coal, its quality depends on four important criteria: volatility, which affects coke yield; the level of impurities including sulfur and ash, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal typically has a particularly high Btu but low ash and sulfur content.

Non-reserve coal deposits. Non-reserve coal deposits are coal bearing bodies that have been sufficiently sampled and analyzed, but do not qualify as a commercially viable coal reserve as prescribed by SEC rules until a final comprehensive SEC prescribed evaluation is performed.

Northern Appalachia. Coal producing area in Maryland, Ohio, Pennsylvania and northern West Virginia.

Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

Pillar. An area of coal left to support the overlying strata in a mine; sometimes left permanently to support surface structures.

Preparation plant. Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal’s sulfur content.

Probable reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Proven reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Reclamation. The process of restoring land and environmental values to a mining site after the coal or ore is extracted. Reclamation operations are usually underway where the resources have already been taken from a mine, even as production operations are taking place elsewhere at the site. This process commonly includes recontouring or reshaping the land to its approximate original appearance, restoring topsoil and planting native grasses, trees and ground covers. Mining reclamation is closely regulated by both state and federal law.

Recoverable reserve. The amount of coal that can be recovered from the Demonstrated Reserves. The recovery factor for underground mines is about 60.0%, and for surface mines about 80.0% to 90.0%. Using these percentages, there are about 275 billion tons of recoverable reserves in the United States.

Reserve. That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

Room-and-pillar mining. A method of underground mining in which about half of the coal is left in place to support the roof of the active mining area. Large “pillars” are left at regular intervals while “rooms” of coal are extracted.

Scrubber (flue gas desulfurization system). Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, that must then be removed for disposal. Although effective in substantially reducing sulfur from combustion gases, scrubbers require about 6% to 7% of a power plant’s electrical output and thousands of gallons of water to operate.

Steam coal. Coal used by electric power plants and industrial steam boilers to produce electricity, steam or both. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

Sub-bituminous coal. Dull coal that ranks between lignite and bituminous coal. Its moisture content is between 20% and 30% by weight, and its heat content ranges from 7,800 to 9,500 Btus per pound of coal.

Surface mine. A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil (see “Overburden”). About 60% of total U.S. coal production comes from surface mines.

Tons. A “short” or net ton is equal to 2,000 pounds. A “long” or British ton is equal to 2,240 pounds; a “metric” tonne is approximately 2,205 pounds. The short ton is the unit of measure referred to in this prospectus.

Truck-and-shovel/loader mining. Similar forms of mining where large shovels or front-end loaders are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loadout.

Underground mine. Also known as a deep mine. Usually located several hundred feet below the earth’s surface, an underground mine’s resource is removed mechanically and transferred by shuttle car or conveyor to the surface. Most common in the coal industry, underground mines primarily are located east of the Mississippi River, and account for about 37.4% of total annual U.S. coal production.

Unit train. A train of 100 or more cars carrying only coal. A typical unit train can carry at least 10,000 tons of coal in a single shipment.

INDEX TO FINANCIAL STATEMENTS

Page
International Coal Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet as of June 30, 2006 and December 31, 2005 (unaudited)	F-3
Condensed Consolidated Statements of Operations for six months ended June 30, 2006 and June 30, 2005 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for six months ended June 30, 2006 and June 30, 2005 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements for the six months ended June 30, 2006 and June 30, 2005 (unaudited)	F-6

Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004	F-25
Consolidated Statements of Operations for the year ended December 31, 2005 and for the period from May 13, 2004 (inception) to December 31, 2004	F-26
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2005 and for the period from May 13, 2004 (inception) to December 31, 2004	F-27
Consolidated Statements of Cash Flows for the year ended December 31, 2005 and for the period from May 13, 2004 (inception) to December 31, 2004	F-28
Notes to Consolidated Financial Statements for the year ended December 31, 2005 and for the period from May 13, 2004 (inception) to December 31, 2004	F-29

Horizon NR, LLC and Certain Subsidiaries (Predecessor to International Coal Group, Inc.)
Report of Independent Registered Public Accounting Firm	F-55
Combined Statements of Operations for the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003	F-57
Combined Statements of Members’ Deficit for the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003	F-58
Combined Statements of Cash Flows for the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003	F-59
Notes to Combined Financial Statements for the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003	F-60

Anker Coal Group, Inc.
Independent Auditors’ Report	F-72
Consolidated Balance Sheets as of September 30, 2005 (unaudited) and December 31, 2004	F-73
Consolidated Statements of Operations for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-74
Consolidated Statements of Changes in Stockholders’ Equity (deficit) for the nine months ended September 30, 2005 (unaudited) and for the year ended December 31, 2004	F-75
Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-76
Notes to Consolidated Financial Statements for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-77

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

As of June 30, 2006 and December 31, 2005

(Dollars in thousands, except per share data)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$65,792	$9,187
Accounts receivable	76,826	64,841
Inventories, net	34,487	20,667
Deferred income taxes	6,953	4,923
Prepaid insurance	3,269	7,055
Prepaid expenses and other	10,163	14,454

Total current assets	197,490	121,127
Property, plant and equipment, net	635,457	571,484
Debt issuance costs, net	13,009	6,523
Advance royalties	11,679	9,344
Goodwill	343,970	340,736
Other non-current assets	6,665	6,949

Total assets	$1,208,270	$1,056,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,302	$52,230
Short-term debt	18,966	4,113
Current portion of long-term debt and capital leases	1,182	1,646
Current portion of reclamation and mine closure costs	4,697	4,697
Current portion of employee benefits	1,524	1,524
Accrued expenses and other	53,248	43,444

Total current liabilities	132,919	107,654
Long-term debt and capital leases	177,532	43,816
Reclamation and mine closure costs	80,747	79,655
Long-term employee benefits	36,730	33,297
Deferred income taxes	39,443	43,198
Below-market coal supply agreements	68,017	72,376
Other non-current liabilities	10,319	9,257

Total liabilities	545,707	389,253

Minority interests	1,126	1,038

Commitments and contingencies

Stockholders’ equity:
Preferred stock—par value $0.01, 200,000,000 shares authorized, none issued Common stock—par value $0.01, 2,000,000,000 shares authorized, 152,706,148 and 152,321,908 shares issued and outstanding, respectively	1,527	1,523
Additional paid-in capital	631,264	632,897
Unearned compensation—restricted stock	—	(4,622)
Retained earnings	28,646	36,074

Total stockholders’ equity	661,437	665,872

Total liabilities and stockholders’ equity	$1,208,270	$1,056,163

See notes to condensed consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

Six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

	Six months ended June 30,
	2006	2005
Revenues:
Coal sales revenues	$415,500	$289,763
Freight and handling revenues	9,193	4,384
Other revenues	10,815	13,117

Total revenues	435,508	307,264

Costs and expenses:
Cost of coal sales and other revenues (exclusive of items shown separately below)	382,343	234,261
Freight and handling costs	9,193	4,384
Depreciation, depletion and amortization	33,692	18,307
Selling, general and administrative (exclusive of depreciation and amortization shown separately above)	17,964	13,941
(Gain) loss on sale of assets	(929)	43

Total costs and expenses	442,263	270,936

Income (loss) from operations	(6,755)	36,328

Interest and other income (expense):

Interest expense, net	(6,383)	(6,610)
Other, net	3,926	1,451

Total interest and other expense	(2,457)	(5,159)

Income (loss) before income taxes and minority interest	(9,212)	31,169
Income tax (expense) benefit	2,509	(11,220)

Income (loss) before minority interest	(6,703)	19,949

Minority interest	(87)	—

Net income (loss)	$(6,790)	$19,949

Earnings per share:
Basic	$(0.04)	$0.19
Diluted	$(0.04)	$0.19
Weighted average common shares outstanding:
Basic	151,936,375	106,669,880
Diluted	151,936,375	106,684,475

See notes to condensed consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Six months ended June 30, 2006 and 2005

(Dollars in thousands)

	Six months ended June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(6,790)	$19,949
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	33,692	18,307
Write-off and amortization of deferred finance costs included in interest expense	2,253	548
Minority interest	87	—
Compensation expense on restricted stock and options	2,993	2,654
(Gain) loss on sale of assets, net	(929)	43
Deferred income taxes	(5,385)	2,888
Changes in operating assets and liabilities:
Accounts receivable	(11,985)	(7,279)
Inventories	(14,858)	(7,943)
Prepaid expenses and other	8,077	1,250
Other non-current assets	(1,779)	(3,495)
Accounts payable	(62)	6,089
Accrued expenses and other	9,589	3,744
Accrued income tax	—	(2,232)
Reclamation and mine closure costs	1,692	(791)
Other liabilities	2,174	1,338

Net cash from operating activities	18,769	35,070

Cash flows from investing activities:
Proceeds from the sale of assets	3,248	—
Net proceeds from sale-leaseback	5,413	—
Additions to property, plant and equipment and mine development	(85,262)	(40,266)
Cash paid related to acquisitions, net	(2,892)	—
Withdrawals (deposits) of restricted cash	237	(2,034)

Net cash from investing activities	(79,256)	(42,300)

Cash flows from financing activities:
Repayments on short-term debt	(7,422)	(2,673)
Borrowings on long-term debt	70,000	—
Proceeds from senior notes offering	175,000	—
Repayments on long-term debt and capital leases	(111,747)	(1,252)
Debt issuance costs	(8,739)	(120)

Net cash from financing activities	117,092	(4,045)

Net change in cash and cash equivalents	56,605	(11,275)
Cash and cash equivalents, beginning of period	9,187	23,967

Cash and cash equivalents, end of period	$65,792	$12,692

Supplemental information:
Cash paid for interest (net of amount capitalized)	$4,380	$5,582

Cash paid for income taxes	$—	$12,000

Supplemental disclosure of non-cash items:
Purchases of property, plant and equipment through accounts payable	$1,135	$2,958

Purchases of property, plant and equipment through short-term debt	$22,274	$—

See notes to condensed consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

1. Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and include the accounts of International Coal Group, Inc. and subsidiaries (the “Company”) and its controlled affiliates. Significant intercompany transactions, profits and balances have been eliminated in consolidation.

The accompanying interim condensed consolidated financial statements as of June 30, 2006 and for the six months ended June 30, 2006 and 2005, and the notes thereto, are unaudited. However, in the opinion of management, these financial statements reflect all normal, recurring adjustments necessary for a fair presentation of the results of the periods presented. The balance sheet information as of December 31, 2005 has been derived from the Company’s audited consolidated balance sheet. These statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for future quarters or for the year ending December 31, 2006.

The accompanying condensed consolidated financial statements as of June 30, 2006 and December 31, 2005 and for the six months ended June 30, 2006 include the assets, liabilities and results of operations of Anker Coal Group, Inc. (“Anker”) and CoalQuest Development LLC (“CoalQuest”), which the Company acquired on November 18, 2005.

2. Summary of Significant Accounting Policies

Income Taxes—In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”). FIN 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on the Company’s financial position, results of operations or cash flows.

Inventories—Effective January 1, 2006, the Company adopted The Emerging Issues Task Force (“EITF”) Issue 04-6, Accounting for Stripping Costs in the Mining Industry (“EITF Issue 04-6”). EITF Issue 04-6 applies to stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to coal that will be extracted. Under the new EITF, stripping costs incurred during the production phase of the mine are variable production costs that are included in the cost of inventory produced during the period the stripping costs are incurred. The EITF further clarified that “inventory produced” is intended to mean “inventory extracted.” Historically, the coal industry has considered coal uncovered at a surface mining operation but not yet extracted to be coal inventory (pit inventory). As a result, the adoption of EITF Issue 04-6 caused a write off of pit inventory which resulted in a decrease of $638 in the Company’s retained earnings, net of tax, as of January 1, 2006.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (“SFAS No. 151”). This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the cost of conversion be based

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

on the normal capacity of the production facilities. Adoption of this statement did not have a material impact on the Company’s consolidated financial position or results of operations.

Stock-Based Compensation—Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share Based Payments (“SFAS No. 123(R)”), using the modified prospective application, to account for stock based awards issued under its equity and performance incentive plan. SFAS No. 123(R) revises SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and its related implementation guidance. This statement establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The adoption of SFAS No. 123(R) did not require a cumulative effect adjustment. Prior to January 1, 2006, the Company applied the provisions of APB No. 25, to account for stock-based awards issued under its equity and performance incentive plan. Adoption of SFAS No. 123(R) resulted in additional compensation expense related to stock option awards, which decreased net income before income taxes and minority interest by $1,015 for the six months ended on June 30, 2006, and increased net loss by $741 for the six months ended June 30, 2006. The adoption of SFAS No. 123(R) did not impact basic or diluted earnings per share for the six months ended June 30, 2006, however, diluted earnings per share for the six months ended June 30, 2006 decreased by $0.01 (See Note 12).

If compensation expense for the six months ended June 30, 2005 associated with the Company’s stock based awards was determined in accordance with SFAS No. 123, the Company’s net earnings and earnings per share would have been as follows:

Six months ended June 30, 2005
Net income, as reported	$19,949
Add back expense related to stock awards included in net income, net of income taxes	1,645
Deduct effect of stock-based employee compensation determined under fair-value based method, net of tax effects:	(1,912)

Pro-forma net income	$19,682

Earnings per share:
As reported-Basic and diluted	$0.19
Pro-forma-Basic and diluted	$0.18

The Black-Scholes option pricing model was used to calculate the estimated fair value of options at the date of grant using the following assumptions: expected life of 5 years, expected volatility of 41%, a risk-free interest rate of 4.1%, and no payment of dividends or forfeitures of options during the term of the options.

Coal Supply Agreements—Purchase price allocated to coal supply agreements (sales contracts) are capitalized and amortized on the basis of coal to be shipped over the term of the contract. Value is allocated to coal supply agreements based on discounted cash flows attributable to the difference between the above or

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

below-market contract price and the then prevailing market price. The net book value of the Company’s above-market coal supply agreement was $3,867 and $4,051 at June 30, 2006 and December 31, 2005, respectively. This amount is recorded in other assets in the accompanying consolidated balance sheets. The net book value of the below-market coal supply agreements was $68,017 and $72,376 at June 30, 2006 and December 31, 2005, respectively. Amortization expense on all above-market coal supply agreements was $184 for the six months ended June 30, 2006. Amortization income on the below-market coal supply agreements was $4,359 for the six months ended June 30, 2006. There were no above or below-market coal supply agreements at June 30, 2005, nor any amortization for the six months ended June 30, 2005. Based on expected shipments related to these contracts, the Company currently expects to record annual amortization expense on the above-market coal supply agreements and annual amortization income on the below-market coal supply agreements in each of the next five years as reflected in the table below.

	Above- market contract	Below- market contracts
2006, including six months amortization above	$368	$15,651
2007	368	20,759
2008	368	3,386
2009	368	3,386
2010	368	3,386

Amortization income on below market coal supply agreements was lower than expected primarily due to the interruption of shipments on a below market contract assigned to the Sago mine.

3. Sale-leaseback of Coal Lands

On June 29, 2006, the Company sold coal lands to an unrelated third party for $5,500. The Company subsequently leased back all of the coal lands from the buyer. The estimated gain on the sale-leaseback transaction of $1,500 was deferred and is being amortized over the term of the lease as tons are mined.

4. Derivative Instruments and Hedging Activities

The Company’s hedging policies permit the use of interest rate swaps and caps to manage interest rate risk. The Company does not use derivative financial instruments for trading or speculative purposes. Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”), establishes accounting and reporting standards for derivative instruments and hedging activities. To qualify for hedge accounting under SFAS No. 133, the effectiveness of each hedging relationship is assessed both at hedge inception and at each reporting period thereafter. Also, at the end of each reporting period, ineffectiveness in the hedging relationships is measured as the difference between the change in fair value of the derivative instruments and the change in fair value of either the hedged items (fair value hedges) or expected cash flows (cash flow hedges). Ineffectiveness, if any, is recorded in interest expense.

In May 2006, the Company entered into an Interest Rate Collar Agreement (the “Agreement”) which will become effective as of March 31, 2007 and will expire on March 31, 2009. The Company will use the Agreement to hedge its interest rate risk on an initial $100,000 of revolving debt (escalating to $200,000 in March 2008). The interest rate collar is designed as a cash flow hedge to offset the impact of changes in the LIBOR interest

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

rate above 5.92% and below 4.80%. The Company has chosen not to designate its derivatives as hedging instruments and recognizes the change in the fair value of its securities in the income statement in the period of change. The Agreement, included in other long-term assets in the Company’s condensed consolidated balance sheet at June 30, 2006 was adjusted to its fair value of approximately $189 and resulted in a loss of approximately $111 for the six months ended June 30, 2006.

5. Acquisitions

On November 18, 2005, the Company consummated a business combination with each of Anker and CoalQuest pursuant to which each of Anker and CoalQuest became the Company’s wholly owned subsidiaries. The results of operations of Anker and CoalQuest are included in the Company’s consolidated results of operations since the date of acquisition. The following unaudited pro forma data for the six months ended June 30, 2005 reflect the consolidated results of operations of the Company as if the acquisition had taken place on January 1, 2005. The unaudited pro forma information incorporates the accounting for the acquisition, including but not limited to, the application of purchase accounting for coal supply agreements and mineral reserves, employee benefit liabilities and property, plant and equipment. The unaudited pro forma information may not be indicative of actual results.

Six months ended June 30, 2005
Revenues	$390,107
Net income	$19,627

Earnings per share:
Basic	$0.15
Diluted	$0.15

Weighted average shares outstanding:
Basic	130,760,789
Diluted	130,764,747

6. Inventories

Inventories consisted of the following:

	June 30, 2006	December 31, 2005
Coal	$20,548	$9,960
Parts and supplies	14,530	11,018
Reserve for obsolescence, parts and supplies	(591)	(311)

Inventories, net	$34,487	$20,667

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

7. Goodwill

The changes in the carrying amount of goodwill for the six months ended June 30, 2006 were as follows:

Balance at December 31, 2005	$340,736
Adjustments to purchase price allocation of Horizon	(562)
Bonding royalty	1,981
Anker/CoalQuest acquisitions	1,815

Balance at June 30, 2006	$343,970

The adjustments to finalize the purchase price allocation of the Company’s acquisition of certain assets from Horizon Natural Resources LLC (“Horizon”) were due to a refund of legal fees held in escrow and the adjustments for the Anker/CoalQuest acquisition were due to the excess of actual expenses related to the acquisition of the assets of Anker and CoalQuest over management’s original estimate to balance sheet accounts for items that were not available at the time of acquisition. The Company currently expects to finalize the purchase price allocation associated with the Anker/CoalQuest acquisitions in the fourth quarter of 2006. Therefore, the Company expects adjustments, which could be material, to its purchase price allocation between tangible and intangible assets, including goodwill.

8. Short-term Debt

In May 2006, the Company entered into a $50,000 revolving credit line with Caterpillar Financial Services, Inc. for the purchase of new Caterpillar equipment. Funds may be borrowed under the revolving credit facility for terms ranging from 12 to 60 months with current interest rates ranging from 2.8% to 7.3%, depending on the terms chosen by the Company. For the period ended June 30, 2006, the Company had $18,966 outstanding under the revolving credit facility for a 12-month term with interests rates ranging from 2.51% to 2.75%.

9. Long-term Debt and Capital Leases

Long-term debt and capital leases consist of the following:

	June 30, 2006	December 31, 2005
Term notes, due 2010	$—	$19,563
Revolving credit facility, due 2009	—	21,280
10.25% Senior notes, due 2014	175,000	—
Equipment notes	3,714	4,453
Capital leases	—	166

Total	178,714	45,462
Less-current portion	(1,182)	(1,646)

Long-term debt and capital leases	$177,532	$43,816

Senior notes—On June 23, 2006, the Company sold $175,000 aggregate principal amount of its 10.25% senior notes due July 15, 2014 (the “Notes”) in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation S of the Securities Act, with net proceeds of

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

approximately $171,500 to the Company after deducting fees and other offering expenses. The net proceeds were used to repay all amounts outstanding under the Company’s then existing revolving credit facility of $91,280 and retire the Company’s then outstanding term loan facility of $19,521. The Company intends to use the remaining proceeds to fund future capital expenditures as well as for general corporate purposes. Interest on the Notes are payable semi-annually in arrears on July 15 and January 15 of each year, commencing on January 15, 2007. The Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by all of the Company’s current and future domestic subsidiaries that are material or that guarantee the Company’s amended and restated credit facility (the “Guarantors”). The Notes and the Guarantees rank equally with all of the Company’s and the Guarantors’ existing and future senior unsecured indebtedness, but are effectively subordinated to all of the Company’s and the Guarantors existing and future senior secured indebtedness to the extent of the value of the assets securing that indebtedness and to all liabilities of the Company’s subsidiaries that are not Guarantors. The Company has the option to redeem all or a portion of the Notes at 100% of the aggregate principal amount at maturity at any time on or after July 15, 2010. At any time prior to July 15, 2010, the Company may also redeem all or a portion of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus an applicable premium as of, and accrued and unpaid interest and additional interest, if any, to, but not including the date of redemption. At any time before July 15, 2009, the Company may also redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 110.25% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings. Upon the happening of a change of control, the Company may be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

On June 23, 2006, the Company and the Guarantors also entered into registration rights agreement with the initial purchasers pursuant to which they agreed (i) to file a registration statement by January 19, 2007 enabling holders to exchange the privately placed Notes for publicly registered notes with substantially identical terms, (ii) to use commercially reasonable efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission (the “SEC”) by March 20, 2007 and (iii) to use commercially reasonable efforts to cause the exchange offer to be completed 30 business days after March 20, 2007. The indenture governing the Notes contains covenants that limit the Company’s ability to, among other things, incur additional indebtedness, issue preferred stock, pay dividends, repurchase, repay or redeem our capital stock, make certain investments, sell assets, and incur liens. As of June 30, 2006, the Company was in compliance with its covenants under the indenture.

Credit facility—On June 23, 2006, the Company entered into a second amended and restated credit agreement consisting of a revolving credit facility of $325,000, of which up to a maximum of $125,000 may be used for letters of credit, and matures on June 23, 2011. As of June 30, 2006, the Company had letters of credit totaling $59,925 outstanding leaving $265,075 available for future borrowing capacity. Interest on the borrowings under the credit facility is payable, at the Company’s option, at either the base rate plus an applicable margin based on the Company’s leverage ratio of 0.75% to 1.25% or LIBOR plus an applicable margin based on the Company’s leverage ratio of 1.75% to 2.25%. The Company must pay an unused commitment fee based on its leverage ratio of 0.375% or 0.50%. The Company must also pay a letter of credit participation fee with respect to outstanding letters of credit in an amount equal to the interest rate margin applicable to LIBOR borrowings under the revolving credit facility and letter of credit fronting fee of 0.20% per annum. The credit facility contains customary affirmative and negative covenants, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. The credit facility also requires the Company to meet certain financial tests, including a maximum leverage ratio, a minimum interest coverage ratio and a limit on capital expenditures. As of

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

June 30, 2006, the Company was in compliance with its covenants under the credit facility. The credit facility contains customary events of default, including, but not limited to, failure to pay principal or interest, breach of covenants or representations and warranties, cross-default to other indebtedness, judgment default and insolvency. If an event of default occurs under the credit facility, the lenders under the agreement will be entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral.

As a result of amending and restating its prior credit agreement, the Company incurred a write-off of $1,369 of deferred financing expenses related to the prior credit agreement.

Future maturities of long-term debt and capital leases are as follows as of June 30, 2006:

Year or period ended December 31:
2006 (from July 1, 2006 to December 31, 2006)	$627
2007	1,068
2008	1,051
2009	886
2010	82
2011 and thereafter	175,000

Total	$178,714

10. Income Taxes

The change in the effective income tax rate to 27% for the six months ended June 30, 2006 from 36% for the six months ended June 30, 2005 was primarily the result of favorable tax deductions for depletion of mineral rights.

11. Postretirement Benefits Other Than Pensions

The following table details the components of the net periodic benefit cost for postretirement benefits other than pensions:

	Six months ended June 30,
	2006	2005
Service cost	$648	$452
Interest cost	334	234
Amortization of net loss	28	—

Net periodic benefit cost	$1,010	$686

The plan is unfunded, therefore, no contributions were made by the Company for the six months ended June 30, 2006 and 2005.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

12. Employee Stock Awards

The Company’s 2005 Equity and Performance Incentive Plan (the “Plan”) permits the grant of share options, restricted shares, stock appreciation rights, restricted share units, performance shares or performance units to its employees for up to 8,000,000 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant and have 10 year contractual terms. The option and restricted stock awards generally vest at 25% in equal annual installments over a four year period. The Company recognizes expense related to the awards on a straight line basis over the vesting period. The Company issues new shares upon the exercise of option awards.

During the first half of 2006, the Company granted stock options and restricted stock awards to certain employees of the Company under the Plan. Stock options were granted to purchase 584,040 shares of common stock at a weighted average exercise price of $9.38 per share with a fair value of $2,613. Restricted stock awards of 389,360 shares were granted with a fair value of $3,652. The stock option and restricted stock awards vest 25% on June 30, 2006 and 25% in equal annual installments on June 30, 2007, 2008 and 2009. The Black-Scholes option pricing model was used to calculate the estimated fair value of the options at the date of grant using the following assumptions: expected lives of 5 years, expected volatility of 48.1 % and risk-free interest rates ranging from 4.6 % to 5.2%. The Company assumed that no dividends will be paid and estimated a forfeiture rate of 1.0%. Due to the Company’s limited operating history, the expected lives and volatility are estimated based on other companies in the coal industry. The risk-free interest rates are based on the rates of zero coupon U.S. Treasury bonds with similar maturities on the date of grant. The forfeiture rate was determined based on the Company’s employee turnover rate over the previous year. Stock-based employee compensation expense of $2,177, net of tax of $815, related to the issuance of all stock awards outstanding as of June 30, 2006 was included in net income for the six months ended June 30, 2006.

Compensation expense of $1,645, net of tax of $1,009, related to stock awards outstanding as of June 30, 2005, was included in net income for the six months ended June 30, 2005.

A summary of the Company’s outstanding option grants as of June 30, 2006, and changes during the six months then ended is as follows:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (thousands)
Outstanding at January 1, 2006	644,052	$10.99
Granted	584,040	9.38
Exercised	—	—
Forfeited or expired	(7,680)	9.51

Outstanding at June 30, 2006	1,220,412	$10.23	9.2	$(3,723)

Exercisable at June 30, 2006	466,116	$10.49	9.1	$(1,537)

The weighted-average grant-date fair value of options granted during the six months ended June 30, 2006 and 2005 was $4.47 and $5.74, respectively.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

A summary of the status of the Company’s nonvested restricted stock awards as of June 30, 2006 and changes during the six months ended June 30, 2006 is as follows:

Nonvested Shares	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at January 1, 2006	450,000	$13.48
Granted	389,360	9.38
Vested	(246,060)	11.88
Forfeited	(5,120)	9.51

Nonvested at June 30, 2006	588,180	$11.47

The weighted-average grant-date fair value of restricted stock granted during the six month period ended June 30, 2006 was $9.38. The weighted-average fair value of restricted stock vested during the six month period ended June 30, 2006 was $2,923.

As of June 30, 2006, there was $9,809 of total unrecognized compensation cost related to non-vested stock-based awards, that is expected to be recognized over a weighted-average period of 2.5 years.

On July 1, 2006, the Company granted stock options and restricted stock awards to certain employees under the Plan. Stock options were granted to purchase 542,000 shares of common stock at an exercise price of $7.19 per share with a fair value of $1,886. Restricted stock awards of 148,000 were granted with a fair value of $1,064. The stock option and restricted stock awards vest 25% on June 30, 2007 and 25% in equal annual installments on June 30, 2008, 2009 and 2010.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

13. Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period, excluding restricted common stock subject to continuing vesting requirements. Diluted earnings per share is calculated based on the weighted average number of common shares outstanding during the period and, when dilutive, potential common shares from the exercise of stock options and restricted common stock subject to continuing vesting requirements, pursuant to the treasury stock method.

	Six months ended June 30,
	2006	2005
Net income (loss)	$(6,790)	$19,949

Average common shares outstanding—Basic	151,936,375	106,669,880

Incremental shares arising from stock options	—	7,408

Incremental shares arising from restricted shares	—	7,187

Average common shares outstanding—Diluted	151,936,375	106,684,475

Earnings Per Share:

Basic	$(0.04)	$0.19

Diluted	$(0.04)	$0.19

Due to a net loss for the six months ended June 30, 2006, options to purchase 1,220,412 shares of common stock and 588,180 restricted common stock were not included in the computation of diluted earnings per share because the effect would be antidilutive. Options to purchase restricted common stock of 243,750 were not included in the computation of earnings per share for the six months periods ended June 30, 2005, because to do so would have been antidilutive.

14. Commitments and Contingencies

Guarantees and Financial Instruments with Off-balance Sheet Risk—In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s consolidated balance sheets. Management does not expect any material losses to result from these guarantees or off-balance sheet financial instruments. The Company has outstanding surety bonds with third parties of approximately $101,659 as of June 30, 2006 to secure reclamation and other performance commitments. As of June 30, 2006, the Company has bank letters of credit outstanding of $59,925 under its revolving credit facility.

Legal Matters—From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. In the opinion of management the Company has recorded adequate reserves for these liabilities and there is no individual case or group of related cases pending that is likely to have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

On July 19, 2006, J. Davitt McAteer, special advisor to West Virginia Governor Joe Manchin III, released a preliminary report relating to the January 2, 2006 fatal explosion at the Sago mine, operated by the Company’s subsidiary Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.). The report concluded that, consistent with the Company’s initial findings announced on March 14, 2006, the explosion was caused by an ignition of methane within a previously abandoned and sealed area of the mine and that the ignition was probably caused by lightning. Final results of the investigations will not be known until federal and state safety officials conclude their investigations and issue their reports.

15. Related Party Transactions and Balances

Under an Advisory Services Agreement, dated as of October 1, 2004 between the Company and WL Ross & Co. LLC, (“WLR”), WLR has agreed to provide advisory services to the Company (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to the business and operation of the Company of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is paid a quarterly fee of $500 and reimbursed for any reasonable out of pocket expenses (including expenses of third-party advisors retained by WLR). The agreement is for a period of seven years; however, it may be terminated upon the occurrence of certain events.

On October 1, 2004, ICG entered into an agreement with Insuratex, LTD, a wholly owned subsidiary of funds controlled by WLR, to administer and pay workers’ compensation claims incurred by the Company. The Company paid an initial $2,500 premium to fund such claims and continued to pay monthly installments of $208 until a total premium of $5,000 was paid by the Company. This agreement was cancelled on September 30, 2005 and after deducting for actual claims paid, the Company received a refund of $4,295.

16. Segment Information

The Company extracts, processes and markets steam and metallurgical coal from deep and surface mines for sale to electric utilities and industrial customers primarily in the eastern United States. The Company operates only in the United States with mines in the Central Appalachian, Northern Appalachian and Illinois basin regions. The Company has three reportable business segments: Central Appalachian, Northern Appalachian and Illinois Basin. The Company’s operations in Central Appalachia are located in southern West Virginia and eastern Kentucky and include seven underground mines and nine surface mines. The Company’s operations in Northern Appalachia are located in northern West Virginia, Pennsylvania and Maryland and include five underground mines and six surface mines. The Company’s operations in Illinois include one underground mine. The Company also has an Ancillary category which includes the Company’s brokered coal functions, corporate overhead, contract highwall mining services and land activities.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

The difference between segment assets and consolidated assets in the following tables is the elimination of intercompany transactions including inter-segment revenues and investment in subsidiaries reflected in the elimination category. Prior to the acquisition of Anker and CoalQuest, the Company had two reportable business segments: Central Appalachia and Illinois Basin. Operating segment results for the six months ended June 30, 2006 and 2005 are presented below:

Six months ended June 30, 2006

	Central Appalachian	Northern Appalachian	Illinois Basin	Ancillary	Eliminations	Consolidated
Revenue	$263,434	$56,447	$25,493	$95,298	$(5,164)	$435,508
EBITDA	49,217	(21,335)	319	2,662	—	30,863
Depreciation, depletion, and amortization	20,023	7,015	3,117	3,537	—	33,692
Capital expenditures	47,238	44,453	3,562	13,418	—	108,671
Total assets	428,866	135,577	37,027	2,449,490	(1,842,690)	1,208,270
Goodwill	161,779	—	—	182,191	—	343,970

Six months ended June 30, 2005
	Central Appalachian	Northern Appalachian	Illinois Basin	Ancillary	Eliminations	Consolidated
Revenue	$215,460	$—	$28,349	$64,017	$(562)	$307,264
EBITDA	49,831	—	2,866	3,389	—	56,086
Depreciation, depletion, and amortization	11,315	—	2,076	4,916	—	18,307
Capital expenditures	40,770	—	1,380	1,074	—	43,224
Total assets	346,371	—	27,503	524,049	(408,164)	489,759
Goodwill	156,841	—	—	28,158	—	184,999

Revenue in the Ancillary category consists primarily of $80,686 and $50,364 relating to the Company’s brokered coal sales and $12,790 and $11,105 relating to contract highwall mining activities for the six months ended June 30, 2006 and 2005, respectively. Capital expenditures include non-cash amounts of $23,409 and $2,958 for the six months ended June 30, 2006 and 2005, respectively. At June 30, 2006, the preliminary allocation of the purchase price of Anker and CoalQuest resulted in goodwill of $153,492. This amount has been preliminarily included in the Ancillary segment above. The Company expects adjustments, which could be material, to its purchase price allocation between tangible and intangible assets, including goodwill. As a result, it is not practical to complete its assignment of its goodwill to its reporting units as required by SFAS No. 142 as of June 30, 2006.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

Reconciliation of net income (loss) to EBITDA is as follows:

	Six Months Ended June 30,
	2006	2005
Net income (loss)	$(6,790)	$19,949
Depreciation, depletion and amortization	33,692	18,307
Interest expense, net	6,383	6,610
Income tax expense (benefit)	(2,509)	11,220
Minority interest	87	—

EBITDA	$30,863	$56,086

EBITDA represents net income or loss before deducting net interest expense, income taxes, depreciation, depletion and amortization and minority interests. EBITDA is presented because it is an important supplemental measure of the Company’s performance used by the Company’s chief operating decision maker.

17. Supplementary Guarantor Information

The Company issued $175,000 of Senior Notes due 2014 (the “Notes”) in June 2006 (see Note 9). In connection with the Company’s proposed exchange of the Notes for an equal principal amount of notes registered under the Securities Act of 1933, the following consolidating financial information presents, in separate columns, financial information for (i) the Company (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) the subsidiaries of the Company that guarantee the Notes on a combined basis, (iii) the subsidiaries and joint ventures of the Company that do not guarantee the Notes on a combined basis, (iv) the eliminations and reclassifications necessary to arrive at the information for the Company and its subsidiaries on a consolidated basis, and (v) the Company on a consolidated basis, as of June 30, 2006 and December 31, 2005 and for the six months ended June 30, 2006 and 2005. The Notes are fully and unconditionally guaranteed on a joint and several basis by the Company and each of its existing and future domestic restricted subsidiaries, which are 100% owned, directly or indirectly, by the Company within the meaning of Rule 3-10 of Regulation S-X (the “Guarantor Subsidiaries”). The composition of Subsidiary Guarantors may change from time to time due to acquisitions or disposals. The Notes are not guaranteed by the Company’s joint venture, The Sycamore Group LLC. The Notes place certain restrictions on the payment of dividends, other payments or distributions by the Company and between the Subsidiary Guarantors. The Company has not presented separate financial information for each of the Subsidiary Guarantors because the Company’s management believes that such financial information would not provide investors with any additional information that would be material in evaluating the sufficiency of the guarantees.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

Condensed Balance Sheets

As of June 30, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Elimi- nations	Consolidated Company
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$64,680	$1,112	$—	$65,792
Accounts receivable	11	76,203	1,660	(1,048)	76,826
Inventories, net	—	34,487	—	—	34,487
Deferred income taxes	6,953	—	—	—	6,953
Prepaid insurance	—	2,957	312	—	3,269
Prepaid expenses and other	904	9,176	83	—	10,163

Total Current Assets	7,868	187,503	3,167	(1,048)	197,490

PROPERTY, PLANT AND EQUIPMENT, NET	—	635,197	260	—	635,457
DEBT ISSUANCE COSTS, NET	4,425	8,584	—	—	13,009
ADVANCE ROYALTIES	—	14,249	27	(2,597)	11,679
GOODWILL	—	343,970	—	—	343,970
OTHER NON-CURRENT ASSETS	811,992	1,033,716	2	(1,839,045)	6,665

Total Assets	$824,285	$2,223,219	$3,456	$(1,842,690)	$1,208,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$552	$53,342	$456	$(1,048)	$53,302
Short-term debt	—	18,966	—	—	18,966
Current portion of long-term debt and capital leases	—	990	192	—	1,182
Current portion of reclamation and mine closure costs	—	4,697	—	—	4,697
Current portion of employee benefits	—	1,524	—	—	1,524
Accrued expenses and other	398	52,527	323	—	53,248

Total Current Liabilities	950	132,046	971	(1,048)	132,919
LONG-TERM DEBT AND CAPITAL LEASES	175,000	2,528	4	—	177,532
RECLAMATION AND MINE CLOSURE COSTS	—	80,450	297	—	80,747
LONG-TERM EMPLOYEE BENEFITS	—	36,730	—	—	36,730
DEFERRED INCOME TAXES	39,443	—	—	—	39,443
BELOW-MARKET COAL SUPPLY AGREEMENTS	—	68,017	—	—	68,017
OTHER NON-CURRENT LIABILITIES	—	12,916	—	(2,597)	10,319

Total Liabilities	215,393	332,687	1,272	(3,645)	545,707
MINORITY INTEREST	—	—	1,126	—	1,126

Total Liabilities and Minority Interest	215,393	332,687	2,398	(3,645)	546,833
Total Stockholders’ Equity (Deficit)	608,892	1,890,532	1,058	(1,839,045)	661,437

Total Liabilities and Equity	$824,285	$2,223,219	$3,456	$(1,842,690)	$1,208,270

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

Condensed Balance Sheets

As of December 31, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Elimi- nations	Consolidated Company
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$7,049	$2,138	$—	$9,187
Accounts receivable	—	64,830	674	(663)	64,841
Inventories, net	—	20,667	—	—	20,667
Deferred income taxes	4,923	—	—	—	4,923
Prepaid insurance	—	6,982	73	—	7,055
Prepaid expenses and other	3,781	10,591	82	—	14,454

Total Current Assets	8,704	110,119	2,967	(663)	121,127

PROPERTY, PLANT AND EQUIPMENT, NET	—	571,064	420	—	571,484
DEBT ISSUANCE COSTS, NET	—	6,523	—	—	6,523
ADVANCE ROYALTIES	—	11,918	24	(2,598)	9,344
GOODWILL	—	340,736	—	—	340,736
OTHER NON-CURRENT ASSETS	640,897	871,058	225	(1,505,231)	6,949

Total Assets	$649,601	$1,911,418	$3,636	$(1,508,492)	$1,056,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$—	$52,085	$808	$(663)	$52,230
Short-term debt	—	4,113	—	—	4,113
Current portion of long-term debt and capital leases	—	1,419	227	—	1,646
Current portion of reclamation and mine closure costs	—	4,697	—	—	4,697
Current portion of employee benefits	—	1,524	—	—	1,524
Accrued expenses and other	—	43,273	171	—	43,444

Total Current Liabilities	—	107,111	1,206	(663)	107,654
LONG-TERM DEBT AND CAPITAL LEASES	—	43,735	81	—	43,816
RECLAMATION AND MINE CLOSURE COSTS	—	79,365	290	—	79,655
LONG-TERM EMPLOYEE BENEFITS	—	33,297	—	—	33,297
DEFERRED INCOME TAXES	43,198	—	—	—	43,198
BELOW-MARKET COAL SUPPLY AGREEMENTS	—	72,376	—	—	72,376
OTHER NON-CURRENT LIABILITIES	—	11,855	—	(2,598)	9,257

Total Liabilities	43,198	347,739	1,577	(3,261)	389,253
MINORITY INTEREST	—	—	1,038	—	1,038

Total Liabilities and Minority Interest	43,198	347,739	2,615	(3,261)	390,291
Total Stockholders’ Equity (Deficit)	606,403	1,563,679	1,021	(1,505,231)	665,872

Total Liabilities and Equity	$649,601	$1,911,418	$3,636	$(1,508,492)	$1,056,163

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

Condensed Statements of Operations

For the six months ended June 30, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Elimi- nations	Consolidated Company
Total Revenues	$—	$435,333	$5,339	$(5,164)	$435,508
Cost of coal sales and other revenues (exclusive of items shown separately below)	—	382,638	5,303	(5,598)	382,343
Freight and handling costs	—	9,193	—	—	9,193
Depreciation, depletion and amortization	—	33,532	160	—	33,692
Selling, general and administrative (exclusive of depreciation and amortization shown separately above)	—	17,964	94	(94)	17,964
Gain on sale of assets	—	(594)	(335)	—	(929)

Total costs and expenses	—	442,733	5,222	(5,692)	442,263
Income (loss) from operations	—	(7,400)	117	528	(6,755)
Interest expense, net	(422)	(5,969)	8	—	(6,383)
Other, net	—	4,454	—	(528)	3,926

Income (loss) before taxes and minority interest	(422)	(8,915)	125	—	(9,212)
Income tax benefit	2,509	—	—	—	2,509
Minority interest	—	—	(87)	—	(87)

Net income (loss)	$2,087	$(8,915)	$38	$—	$(6,790)

Condensed Statements of Operations

For the six months ended June 30, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Elimi- nations	Consolidated Company
Total Revenues	$—	$307,826	$—	$(562)	$307,264
Cost of coal sales and other revenues (exclusive of items shown separately below)	—	234,823	—	(562)	234,261
Freight and handling costs	—	4,384	—	—	4,384
Depreciation, depletion and amortization	—	18,307	—	—	18,307
Selling, general and administrative (exclusive of depreciation and amortization shown separately above)	—	13,941	—	—	13,941
Loss on sale of assets	—	43	—	—	43

Total costs and expenses	—	271,498	—	(562)	270,936
Income from operations	—	36,328	—	—	36,328
Interest expense, net	—	(6,610)	—	—	(6,610)
Other, net	—	1,451	—	—	1,451

Income before taxes and minority interest	—	31,169	—	—	31,169
Income tax expense	(11,220)	—	—	—	(11,220)
Minority interest	—	—	—	—	—

Net income (loss)	$(11,220)	$31,169	$—	$—	$19,949

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

Condensed Statements of Cash Flows

For the six months ended June 30, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Elimi- nations	Consolidated Company
Net cash flow from operating activities	$(170,552)	$(143,021)	$(1,472)	$333,814	$18,769
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	—	2,913	335	—	3,248
Net proceeds from sale-leaseback	—	5,413	—	—	5,413
Additions to property, plant and equipment and mine development	—	(85,262)	—	—	(85,262)
Cash paid related to acquisitions, net	—	(2,892)	—	—	(2,892)
Withdrawals (deposits) of restricted cash	—	14	223	—	237

Net cash flow from investing activities	—	(79,814)	558	—	(79,256)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on short-term debt	—	(7,422)	—	—	(7,422)
Borrowings on long-term debt	—	70,000	—	—	70,000
Proceeds from senior notes offering	175,000	—	—	—	175,000
Repayments on long-term debt and capital leases	—	(111,635)	(112)	—	(111,747)
Debt issuance costs	(4,448)	(4,291)	—	—	(8,739)
Inter-company activity	—	333,814	—	(333,814)	—

Net cash flow from financing activities	170,552	280,466	(112)	(333,814)	117,092

Net increase (decrease)	—	57,631	(1,026)	—	56,605
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	—	7,049	2,138	—	9,187

CASH AND EQUIVALENTS, END OF PERIOD	$—	$64,680	$1,112	$—	$65,792

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands, except per share data)

Condensed Statements of Cash Flows

For the six months ended June 30, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Elimi- nations	Consolidated Company
Net cash flow from operating activities	$—	$52,960	$—	$(17,890)	$35,070
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment and mine development	—	(40,266)	—	—	(40,266)
Withdrawals (deposits) of restricted cash	—	(2,034)	—	—	(2,034)

Net cash flow from investing activities	—	(42,300)	—	—	(42,300)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on short-term debt	—	(2,673)	—	—	(2,673)
Borrowings on long-term debt	—	—	—	—	—
Repayments on long-term debt and capital leases	—	(1,252)	—	—	(1,252)
Debt issuance costs	—	(120)	—	—	(120)
Inter-company activity	—	(17,890)	—	17,890	—

Net cash flow from financing activities	—	(21,935)	—	17,890	(4,045)

Net increase (decrease)	—	(11,275)	—	—	(11,275)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	—	23,967	—	—	23,967

CASH AND EQUIVALENTS, END OF PERIOD	$—	$12,692	$—	$—	$12,692

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

International Coal Group, Inc.

We have audited the accompanying consolidated balance sheets of International Coal Group, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2005 and the period from May 13, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended December 31, 2005 and the period from May 13, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

Cincinnati, Ohio

March 30, 2006

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2005 and 2004

(Dollars in thousands, except per share data)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$9,187	$23,967
Accounts receivable	64,841	40,417
Inventories, net	20,667	13,943
Deferred income taxes	4,923	2,188
Prepaid insurance	7,055	7,142
Prepaid expenses and other	14,454	5,899

Total current assets	121,127	93,556
Property, plant and equipment, net	571,484	157,136
Debt issuance costs, net	6,523	7,865
Advance royalties	9,344	5,424
Goodwill	340,736	183,946
Deferred income taxes, non-current	—	7,741
Other non-current assets	6,949	4,307

Total assets	$1,056,163	$459,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,230	$21,250
Short-term debt	4,113	3,787
Current portion of long-term debt and capital leases	1,646	2,235
Current portion of reclamation and mine closure costs	4,697	2,682
Current portion of employee benefits	1,524	—
Accrued income tax	—	2,232
Accrued expenses and other	43,444	33,854

Total current liabilities	107,654	66,040

Long-term debt and capital leases	43,816	173,446
Reclamation and mine closure costs	79,655	40,616
Long-term employee benefits	33,297	18,007
Deferred income taxes	43,198	—
Below-market coal supply agreements	72,376	—
Other non-current liabilities	9,257	7,466

Total liabilities	389,253	305,575

Minority interests	1,038	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock—par value $0.01 and $0.0001, respectively, 200,000,000 shares authorized, none issued
Common stock—par value $0.01 and $0.0001, respectively, 2,000,000,000 and 1,800,000,000 shares authorized, 152,321,908 and 106,605,999 shares issued and outstanding, respectively	1,523	11
Additional paid-in capital	632,897	150,140
Unearned compensation—restricted stock	(4,622)	—
Retained earnings	36,074	4,249

Total stockholders’ equity	665,872	154,400

Total liabilities and stockholders’ equity	$1,056,163	$459,975

See notes to consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, 2005 and the period May 13, 2004 (inception) to December 31, 2004

(Dollars in thousands, except per share data)

	Year Ended December 31, 2005	Period from May 13, 2004 (inception) to December 31, 2004
Revenues:
Coal sales revenues	$619,038	$130,463
Freight and handling revenues	8,601	880
Other revenues	20,074	4,766

Total revenues	647,713	136,109

Costs and expenses:
Freight and handling costs	8,601	880
Cost of coal sales and other revenues (exclusive of items shown separately below)	510,834	113,707
Depreciation, depletion and amortization	43,195	7,943
Selling, general and administrative (exclusive of depreciation and amortization shown separately above)	28,785	4,194
Gain on sale of assets	(502)	(10)

Total costs and expenses	590,913	126,714

Income from operations	56,800	9,395

Interest and other income (expense):
Interest expense, net	(14,394)	(3,453)
Other, net	6,080	898

Total interest and other income (expense)	(8,314)	(2,555)

Income before income tax expense	48,486	6,840
Income tax expense	(16,676)	(2,591)
Minority interest	15	—

Net income	$31,825	$4,249

Earnings per share:
Basic	$0.29	$0.04
Diluted	$0.29	$0.04
Weighted average common shares outstanding:
Basic	111,120,211	106,605,999
Diluted	111,161,287	106,605,999

See notes to consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Year ended December 31, 2005 and period May 13, 2004 (inception) to December 31, 2004

(Dollars in thousands)

	Common Stock		Additional Paid-in Capital	Unearned Compensation- restricted stock	Retained Earnings	Total
	Shares	Amount
Capital Contribution	106,605,999	$11	$150,140	$—	$—	$150,151
Net income	—	—	—	—	4,249	4,249

Balance—December 31, 2004	106,605,999	11	150,140	—	4,249	154,400
Net income	—	—	—	—	31,825	31,825
Issuance of restricted stock and stock awards	600,000	—	8,090	(8,090)	—	—
Issuance of shares of common stock pursuant to compensation agreement	25,000	—	372	—	—	372
Compensation expense-restricted stock and stock awards	—	—	—	3,468	—	3,468
Compensation expense-stock options	—	—	288	—	—	288
Corporate reorganization (Note 1)	—	1,061	(1,061)	—	—	—
Issuance of shares in Anker/CoalQuest acquisition	24,090,909	241	264,759	—	—	265,000
Issuance of shares of common stock in connection with public offering	21,000,000	210	210,309	—	—	210,519

Balance—December 31, 2005	152,321,908	$1,523	$632,897	$(4,622)	$36,074	$665,872

See notes to consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2005 and period May 13, 2004 (inception) to December 31, 2004

(Dollars in thousands)

	Year Ended December 31, 2005	Period from May 13, 2004 (inception) to December 31, 2004
Cash flows from operating activities:
Net income	$31,825	$4,249
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	43,195	7,943
Amortization of finance costs included in interest expense	1,785	266
Minority interest	(15)	—
Compensation expense on restricted stock and options	3,928	—
Gain on sale of assets	(502)	(10)
Deferred income taxes	5,411	359
Changes in Assets and Liabilities:
Receivables	(11,904)	19,713
Inventories	(1,470)	6,140
Prepaid expenses	4,210	(2,030)
Other assets	50	(1,306)
Accounts payable	7,456	(3,815)
Accrued expenses	(4,802)	(1,527)
Reclamation and mine closure costs	(1,178)	(591)
Other liabilities	(670)	873

Net cash from operating activities	77,319	30,264

Cash flows from investing activities:
Proceeds from the sale of assets	576	10
Additions to property, plant and equipment and mine development	(108,231)	(5,583)
Cash paid related to acquisitions, net	(458)	(323,593)
Withdrawals (deposits) of restricted cash	3,400	(2)

Net cash from investing activities	(104,713)	(329,168)

Cash flows from financing activities:
Capital contribution	—	150,151
Repayments on short-term debt	(7,461)	(2,969)
Borrowings on long-term debt	77,500	175,977
Repayments on long-term debt	(267,701)	(235)
Deferred finance costs	(443)	(53)
Proceeds from issuance of common stock	200	—
Proceeds from public offering, net	210,519	—

Net cash from financing activities	12,614	322,871

Net change in cash and cash equivalents	(14,780)	23,967
Cash and cash equivalents, beginning of period	23,967	—

Cash and cash equivalents, end of period	$9,187	$23,967

Supplemental information:
Cash paid for interest (net of amount capitalized)	$18,122	$536

Cash paid for income taxes	$17,277	$—

Supplemental disclosure of non-cash items:
Acquisition of Horizon Natural Resources included in accrued expenses	$—	$2,191

Acquisition of Anker and CoalQuest through issuance of common stock	$265,000	$—

Purchases of property, plant and equipment through accounts payable	$7,779	$—

Issuance of restricted stock and stock awards	$8,090	$—

Corporate reorganization	$1,061	$—

See notes to consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

1. Organization

Entity Matters—ICG, Inc. was formed on May 13, 2004 by WL Ross & Co., LLC, (“WLR”), and other investors to acquire and operate competitive coal mining facilities. On September 30, 2004, ICG, Inc. acquired certain properties and assets, and assumed certain liabilities, of Horizon Natural Resources Company (“Horizon”) through Section 363 asset sales of the United States Bankruptcy Court (see Note 3). Prior to September 30, 2004, ICG, Inc. was raising capital and did not commence operations until October 1, 2004; and, as such, ICG, Inc. did not have any material assets, liabilities or results of operations.

International Coal Group, Inc. was formed in March 2005 as wholly-owned subsidiary of ICG, Inc. in order to effect a corporate reorganization. On November 18, 2005, the reorganization was completed. Prior to this reorganization, ICG, Inc. was the top-tier holding company. Upon completion of the reorganization, International Coal Group, Inc. became the new top-tier parent holding company. In the corporate reorganization, the stockholders of ICG, Inc. received one share of International Coal Group, Inc. common stock for each share of ICG, Inc. common stock. International Coal Group, Inc. and Subsidiaries are referred to as “ICG” or the “Company.”

In addition, the Company also completed acquisitions of Anker Coal Group, Inc. and CoalQuest Development LLC, as of November 18, 2005 (see Note 3).

The accompanying consolidated financial statements include the results of operations of the properties and assets acquired since September 30, 2004. The Company has three reportable business segments: Central Appalachian, comprised of both surface and underground mines, Northern Appalachian, comprised of both surface and underground mines and Illinois Basin comprised of one underground mine located in the Illinois basin.

Public Offering of Common Stock—On December 12, 2005, the Company completed a public offering (“Offering”) of 21,000,000 shares of common stock. Net proceeds from the Offering, after deducting underwriting discounts and offering expenses, were approximately $210,519. The Company used the proceeds to repay $188,688 of term loan debt, $21,220 of borrowings under the revolving credit facility and $611 for other expenses.

2. Summary of Significant Accounting Policies and General

Principles of Consolidation—The consolidated financial statements include the accounts of ICG, whose subsidiaries are generally controlled through a majority voting interest but may be controlled by means of a significant minority ownership, by contract, lease or otherwise. In certain cases, ICG subsidiaries (i.e., Variable Interest Entities (“VIEs”) may also be consolidated based on a risks and rewards approach as required by the Financial Accounting Standards Board (FASB) revised Interpretation No. 46 (“FIN 46(R)”). See Note 13 to the consolidated financial statements for further discussion regarding the consolidation of VIEs. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America. Significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents—The Company considers all highly liquid debt instruments with maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts—Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. No allowance for doubtful accounts was considered necessary at December 31, 2005 and 2004.

Inventories—Inventories are stated at lower of average cost or market. Components of inventories consist of coal and parts and supplies, net of an allowance for obsolescence (see Note 4). Coal inventories represent coal contained in stockpiles and exposed in the pit, including those tons that have been uncovered or mined and hauled to our load out facilities but not yet shipped to customers. These inventories are stated on clean coal equivalent tons and take into account any loss that may occur during the processing stage. Coal must be of a quality that can be sold on existing sales orders to be carried as coal inventory. The majority of the Company’s coal inventory does not require extensive processing prior to shipment. In most cases processing consists of crushing or sizing the coal prior to loading into the truck or rail car for shipment to the customer.

Derivative Financial Instruments—The Company’s hedging policies permit the use of interest rate swaps and caps to manage interest rate risk. The Company does not use derivative financial instruments for trading or speculative purposes. Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. To qualify for hedge accounting under SFAS No. 133, the effectiveness of each hedging relationship is assessed both at hedge inception and at each reporting period thereafter. Also, at the end of each reporting period, ineffectiveness in the hedging relationships is measured as the difference between the change in fair value of the derivative instruments and the change in fair value of either the hedged items (fair value hedges) or expected cash flows (cash flow hedges). Ineffectiveness, if any, is recorded in interest expense.

During 2004, the Company entered into an Interest Rate Cap Agreement (“Cap Agreement”), expiring December 15, 2006, and paid $184 to hedge its interest risk on $88,000 notional amount of term debt. The Cap Agreement is designed to offset the impact of changes in the LIBOR interest rate above the cap rate of 4.5%. However, the interest rate cap was determined to be ineffective under SFAS No. 133; therefore, changes in its fair value were recorded in income. The Cap Agreement, included in other current assets in the Company’s consolidated balance sheets, was adjusted to its fair value of approximately $230 and $164 as of December 31, 2005 and 2004, respectively. The adjustment resulted in a gain of approximately $66 in the year ended December 31, 2005 and loss of approximately $20 in the period ended December 31, 2004.

Advance Royalties—The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The recoupable minimum royalty payments are capitalized and amortized based on the units-of-production method at a rate defined in the lease agreement once mining activities begin. Unamortized deferred royalty costs are expensed when mining has ceased or a decision is made not to mine on such property. The Company has recorded advance royalties of $14,662 and $7,022 ($5,318 and $1,598 included in prepaid expense and other and $9,344 and $5,424 included in non-current assets) at December 31, 2005 and 2004, respectively.

Coal Supply Agreements—Purchase price allocated to coal supply agreements (sales contracts) are capitalized and amortized on the basis of coal to be shipped over the term of the contract. Value is allocated to coal supply agreements based on discounted cash flows attributable to the difference between the above or below-market contract price and the then prevailing market price. The net book value of the Company’s above-market coal supply agreement was $4,051 at December 31, 2005. This amount is recorded in other assets in the

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

accompanying consolidated balance sheets. The net book value of the below-market coal supply agreements was $72,376 at December 31, 2005. Amortization expense on all above-market coal supply agreements was $139 in 2005. Amortization income on the below-market coal supply agreements was $1,042 in 2005. There were no above or below-market coal supply agreements at December 31, 2004, nor any amortization for the period ended December 31, 2004. Based on expected shipments related to these contracts, the Company expects to record annual amortization expense on the above-market coal supply agreements and annual amortization income on the below-market coal supply agreements in each of the next five years as reflected in the table below.

	Above-market contract	Below-market contracts
2006	$368	$28,711
2007	368	15,879
2008	368	2,830
2009	368	1,929
2010	368	3,699

Property, Plant and Equipment—Property, plant and equipment, including coal lands and mine development costs are recorded at cost, which includes construction overhead and capitalized interest. Interest cost applicable to major asset additions are capitalized during the construction period, including $293 for the year ended December 31, 2005. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Coal land costs are depleted using the units-of-production method, based on estimated recoverable interest. Mine development costs are amortized using the units-of-production method, based on estimated recoverable interest. Other property, plant and equipment is depreciated using the straight-line method with estimated useful lives substantially as follows:

Years
Buildings	10 to 45
Mining and other equipment and related facilities	1 to 20
Land improvements	15
Transportation equipment	2 to 7
Furniture and fixtures	3 to 10

Depreciation, depletion and amortization expense, net of amortization income from coal supply agreements, for the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004 was $43,195 and $7,943, respectively.

Goodwill—Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead must be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. The goodwill impairment test has two steps. The first identifies potential impairments by comparing the fair value of a reporting unit, based on discounted cash flows, with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied goodwill is less than the carrying amount, a write-down is recorded. The Company performs its impairment test as of October 31 of each

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

year. The impairment review of the assets acquired from Horizon supported the carrying value of goodwill, and as such, no write-down in the carrying value of goodwill was recorded.

Debt Issuance Costs—Debt issuance costs reflect fees incurred to obtain financing. Debt issuance costs are amortized (included in interest expense) using the straight line method, over the life of the related debt. Amortization expense for the year ended December 2005 was $1,785. Amortization expense for the period May 13, 2004 to December 31, 2004 was $266.

Restricted Cash—Restricted cash includes amounts required by various royalty and reclamation agreements. Restricted cash of $2,176 at December 31, 2005 and $4,243 at December 31, 2004 is included in other non-current assets ($2,171 and $3,744, respectively) and prepaid expenses and other ($5 and $499, respectively).

Coal Mine Reclamation and Mine Closure Costs—Future cost requirements for land reclamation are estimated where surface and deep mining operations have been conducted, based on the Company’s interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding and related termination/exit costs.

The Company records these reclamation obligations under the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations at fair value when the liability is incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The asset retirement costs are recorded in coal lands.

The Company expenses reclamation performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal lands. Annually, the end of mine reclamation and closure liability is reviewed and necessary adjustments are made, including adjustments due to mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the SFAS No. 143 year-end calculation.

Asset Impairments—The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated. Also, in certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine’s underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. To the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized.

Income Tax Provision—The provision for income taxes includes federal, state and local income taxes currently payable and deferred taxes arising from temporary differences between the financial statement and tax

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

basis of assets and liabilities. Income taxes are recorded under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition—Coal revenues result from sales contracts (long-term coal contracts or purchase orders) with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenue is recognized and recorded at the time of shipment or delivery to the customer, prices are fixed or determinable, and the title has passed in accordance with the terms of the sales agreement. Under the typical terms of these agreements, risk of loss transfers to the customers at the mine or port, where coal is loaded to the rail, barge, truck or other transportation source(s) that delivers coal to its destination.

Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

Other revenues consist of equipment and parts sales, equipment rebuild and maintenance services, coal handling and processing, royalties, commissions on coal trades, contract mining, and rental income. With respect to other revenues recognized in situations unrelated to the shipment of coal, the Company carefully reviews the facts and circumstances of each transaction and applies the relevant accounting literature as appropriate, and does not recognize revenue until the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and the collectibility is reasonably assured. Advance payments received are deferred and recognized in revenue as coal is shipped or rentals are earned.

Postretirement Benefits Other Than Pensions—As prescribed by SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS No. 106”), accruals are made, based on annual outside actuarial valuations, for the expected costs of providing postretirement benefits other than pensions, which are primarily medical benefits, during an employee’s actual working career.

The Company accounts for health care and life insurance benefits provided for current and future retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employees utilizing the minimum amortization method prescribed by SFAS No. 106.

Workers’ Compensation and Black Lung Benefits—The Company is liable under federal and state laws to pay workers’ compensation and pneumoconiosis (black lung) benefits to eligible employees. The Company utilizes a combination of a large deductible insurance program, self-insurance and state workers’ compensation fund participation to secure on-going obligations depending on the location of the operation. For pneumoconiosis (black lung liabilities), provisions are made for estimated benefits based on annual evaluations prepared by independent actuaries. The Company follows SFAS No. 112, Employers’ Accounting for Postemployment Benefits for purposes of accounting for its black lung liabilities and assets.

Stock Based Compensation—The Company applies the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations to account for stock based awards issued under its equity and performance incentive plan. Based on the provisions of certain stock option awards, no compensation expense has been recognized for the options issued under the awards.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

Compensation expense for the remaining stock option awards is based on the intrinsic value of the options at the grant date, which is the measurement date, and is reflected in net earnings over the vesting period on a straight line basis. Compensation expense related to restricted stock awards is reflected in net earnings over the vesting period on a straight line basis. Compensation expense related to stock awards is reflected in net earnings of the vesting periods. If compensation expense associated with these awards was determined in accordance with SFAS No. 123, the Company’s net earnings and earnings per share would have been as follows:

December 31, 2005
Net earnings, as reported	$31,825
Add back compensation related to stock awards included in earnings, net of tax effects	2,479
Deduct effect of stock-based employee compensation, net of tax effects:
Stock option awards	(1,051)
Restricted stock awards	(1,581)
Stock awards	(707)

Pro forma net earnings	$30,965

Earnings per share, as reported:
Basic	$0.29

Diluted	$0.29

Pro forma net earnings per share:
Basic	$0.28

Diluted	$0.28

The Black-Scholes option pricing model was used to calculate the estimated fair value of the options at the date of grant using the following assumptions: expected lives of 5 years, expected volatility of 41 and 48 percent and risk-free interest rates of 4.3 and 4.4 percent. The Company does not anticipate paying dividends on or forfeitures of options during the term of the options. The Company did not issue any stock based awards during the period May 13, 2004 through December 31, 2004.

Management’s Use of Estimates—The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the allowance for doubtful accounts; inventories; coal lands; asset retirement obligations; employee benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion and amortization; workers’ compensation claims; postretirement benefits other than pensions; income taxes; and fair value of financial instruments. Due to the subjective nature of these estimates, actual results could differ from those estimates.

Recent Accounting Pronouncements—In January 2005, the FASB issued SFAS No. 123(R), Share Based Payments (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion 25, Accounting for Stock Issued to Employees. This statement establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No.123(R) is effective as of the beginning of the first fiscal year beginning after June 15, 2005.

The Company will adopt the provisions of SFAS No. 123(R) during the period beginning January 1, 2006, using the modified prospective method. Initial adoptions of SFAS No. 123(R) will not have a material impact on the Company’s consolidated financial position or results of operations. The total impact of adopting SFAS 123(R) on the Company in future periods cannot be predicted at this time because it will depend on the level of equity-based compensation granted in the future. Compensation expense for the year ending December 31, 2006, related to equity awards outstanding as of December 31, 2005, is estimated to be $1,944, net of income taxes.

Emerging Issues Task Force (“EITF”) Issue 04-02 addresses the issue of whether mineral rights are tangible or intangible assets. SFAS No. 141, Business Combinations, requires the acquirer in a business combination to allocate the cost of the acquisition to the acquired assets and liabilities. At the March 17 – 18, 2004 meeting, the EITF reached a consensus that mineral rights (defined as the legal right to explore, extract and retain at least a portion of the benefits from mineral deposits) are tangible assets. As a result of the EITF’s consensus, the FASB issued FASB Staff Position (“FSP”) Nos. SFAS No. 141-a and SFAS No. 142-a, Interaction of FASB Statements No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets, and EITF Issue No. 04-02, Whether Mineral Rights Are Tangible or Intangible Assets, which amend SFAS Nos. 141 and 142 and results in the classification of mineral rights as tangible assets. The Company has recorded mineral rights as tangible assets.

On March 30, 2005, the FASB ratified the consensus reached by the EITF on Issue 04-6, Accounting for Stripping Costs in the Mining Industry. This issue applies to stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to coal that will be extracted. Under the new rule, stripping costs incurred during the production phase of the mine are variable production costs that are included in the cost of inventory produced and extracted during the period the stripping costs are incurred. Historically, the coal industry has considered coal uncovered at a surface mining operation but not yet extracted to be coal inventory (pit inventory). This represents a change in accounting principle. The guidance in this EITF consensus is effective for fiscal years beginning after December 15, 2005 for which the cumulative effect of adoption should be recognized as an adjustment to the beginning balance of retained earnings during the period. Adoption of this EITF consensus is expected to result in an approximate $1,000 decrease in the Company’s inventory and retained earnings during the first quarter of 2006.

In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations (“FIN 47”). FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. This interpretation is effective for fiscal years ending after December 15, 2005. Adoption of this interpretation did not have a material impact on the Company’s consolidated financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. The provisions of this

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect this statement to have a material impact on its consolidated financial position or results of operations.

3. Acquisitions

Horizon Acquisition—The September 30, 2004 acquisition of certain Horizon properties, assets and liabilities was accounted for as a purchase business combination under the provisions of the FASB’s SFAS No. 141, Business Combinations. The aggregate purchase price of $325,784 was allocated to the assets acquired and liabilities assumed based on the respective fair values. The Horizon accounts receivable, advance royalties, accounts payable and accrued expenses, intangibles, goodwill and other assets and long-term liabilities were estimates of management. An independent valuation specialist prepared appraisals of the Horizon property, plant and equipment, coal reserves and accrued reclamation obligations while employee benefits valuations were prepared by independent actuaries. In connection with the acquisition, the Company is required to make certain payments to Lexington Coal Company (see Note 15), which will result in additional purchase price allocated to goodwill; all other allocations of the purchase price were finalized in 2005.

The following table summarizes the estimated fair values of assets acquired and liabilities assumed at the date of acquisition.

At September 30, 2004
Accounts receivable	$60,130
Inventory	20,083
Prepaids and other	6,508
Property, plant, and equipment	159,496
Advance royalties	4,314
Debt issuance costs	8,078
Other assets	12,256
Goodwill	183,896
Accounts payable	(25,065)
Accrued expenses	(35,422)
Employee benefits	(17,127)
Accrued reclamation	(43,889)
Other long-term liabilities	(7,474)

Net assets acquired	$325,784

Funded by:
Capital contribution	$150,151
Long-term debt	175,633

Total	$325,784

Of the $183,896 allocated to goodwill above, approximately $166,000 will be deductible for federal income tax purposes.

The unaudited pro forma information shown below assumes that the certain properties and assets acquired and certain liabilities assumed as of September 30, 2004, occurred as of January 1, 2004 and January 1, 2003,

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

and includes adjustments to decrease interest expense by approximately $101,000 in the nine months ended September 30, 2004 and approximately $131,000 in the twelve months ended December 31, 2003, to eliminate interest expense incurred in connection with Horizon’s Chapter 11 bankruptcy, and additional interest expense for ICG borrowings. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of future operations that would have been achieved had the assets been acquired and liabilities assumed at the beginning of 2003.

	Unaudited
	ICG	Horizon (Predecessor to ICG)
	Three months ended December 31, 2004	Nine months ended September 30, 2004	Twelve months ended December 31, 2003
Revenues	$136,109	$373,383	$481,070
Net income (loss)	$4,249	$(6,292)	$(45,442)
Basic and diluted earnings per share	$0.04	$(0.06)	$(0.43)

Net income (loss) per share for the Horizon predecessor periods has been computed based on the average ICG shares outstanding for the three months ended December 31, 2004.

Anker and CoalQuest Acquisition—On March 31, 2005, the Company entered into a business combination agreement with each of Anker Coal Group, Inc. (“Anker”) and CoalQuest Development LLC (“CoalQuest”) pursuant to which each of Anker and CoalQuest were to become the Company’s wholly owned subsidiaries. On November 18, 2005, the business combination was consummated and the stockholders of Anker received 14,840,909 shares of the Company’s common stock valued at $163,250 and the stockholders of CoalQuest received 9,250,000 shares of the Company’s common stock valued at $101,750. The results of operations of Anker and CoalQuest since November 18, 2005 are included in the consolidated results of operations of the Company for the period ended December 31, 2005.

The acquisition was a strategic business move to consolidate the coal assets of Anker and CoalQuest with the Company. This combination is expected to allow the Company to maintain current production levels for an extended period of time and also to further diversify its reserves.

The acquisition was accounted for using the purchase method of accounting whereby identifiable assets acquired and liabilities assumed were recorded at their fair market values as of the date of acquisition. The purchase price allocation is preliminary and will not be finalized until all determinations of fair value are made, including the completion of all independent third party appraisals. The Company expects completion of these appraisals in the third quarter of 2006. As a result, it is not practical to complete the assignment of goodwill to its reporting units as required by SFAS No. 142 as of December 31, 2005. The Company expects the final purchase price allocation to differ from the initial allocation presented below.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

The following table summarizes the preliminary purchase price allocation based on fair values of the assets acquired and liabilities assumed at the date of acquisition:

At November 18, 2005
Cash	$7,379
Accounts receivable	12,520
Inventory	5,254
Prepaids and other	6,061
Property, plant and equipment	342,509
Advance royalties	6,324
Other assets	6,114
Goodwill	151,677
Accounts payable	(15,745)
Accrued expenses	(14,392)
Accrued reclamation	(42,232)
Other long-term liabilities	(60,955)
Below-market coal supply agreements	(73,418)

Net assets acquired	$331,096

Funded by:
Acquisition costs	$4,944
Assumed debt	61,152
Issuance of 24,090,909 shares of common stock	265,000

$331,096

None of the $151,677 allocated to goodwill above is deductible for federal income tax purposes.

The following unaudited pro forma data reflect the consolidated results of operations of the Company as if the acquisition had taken place on January 1, 2005 and October 1, 2004, respectively. The unaudited pro forma information incorporates the accounting for the acquisition, including but not limited to, the application of purchase accounting for coal supply agreements and mineral reserves, employee benefit liabilities and property plant and equipment. The unaudited pro forma information may not be indicative of actual results.

	Unaudited
	Year ended December 31, 2005	For the period from May 13, 2004 (inception) to December 31, 2004
Revenues	$779,821	$177,829
Net income	23,100	5,558
Basic Earnings Per Share:
Net income	$0.17	$0.04
Basic common shares outstanding	132,307,011	130,696,908
Diluted Earnings Per Share:
Net income	$0.17	$0.04
Diluted common shares outstanding	132,348,087	130,696,908

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

Unaudited pro forma basic and diluted common shares outstanding include all shares issued in connection with the acquisition as if they were issued as of the beginning of each period presented.

Stock options totaling 325,000 were not included in the diluted earnings per share calculation since the strike price was less than the average market price of the shares during the periods presented.

4. Inventories

As of December 31, inventories consisted of the following:

	2005	2004
Coal	$9,960	$4,443
Parts and supplies, net of a reserve for obsolescence of $311 for 2005 and $74 for 2004	10,707	9,500

Total	$20,667	$13,943

5. Property, Plant and Equipment

As of December 31, property, plant and equipment are summarized by major classification as follows:

	2005	2004
Land and land improvements	$18,633	$16,798
Mining and other equipment and related facilities	181,283	72,590
Mine development and contract costs	36,449	16,012
Coal lands	342,673	53,031
Mine development in process	11,131	1,373
Construction work in process	35,607	5,275

	625,776	165,079
Less—accumulated depreciation, depletion and amortization	(54,292)	(7,943)

Net property, plant and equipment	$571,484	$157,136

Included in property, plant and equipment is $46,738 and $6,648, as of December 31, 2005 and 2004, respectively, related to development and construction projects for which depreciation, depletion and amortization have not yet commenced. Realization of these projects is reviewed on a periodic basis.

6. Goodwill

The changes in the carrying amount of goodwill were as follows:

Balance as of September 30, 2004	$183,896
Additional acquisition fees	50

Balance as of December 31, 2004	183,946
Adjustments to finalize purchase price allocation of Horizon	4,413
Bonding royalty (See Note 15)	700
Anker/CoalQuest acquisition (See Note 3)	151,677

Balance as of December 31, 2005	$340,736

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

The adjustments to finalize purchase price allocation of Horizon were due to the excess of actual expenses related to the acquisition of the assets of Horizon Natural Resources over management’s original estimate to balance sheet accounts for items that were not available at the time of acquisition.

7. Accrued Expenses and Other

As of December 31, accrued expenses and other consisted of the following:

	2005	2004
Payroll, bonus and vacation expense	$22,373	$16,163
Sales and use tax	181	143
Severance tax	2,472	1,355
Federal reclamation tax	1,081	918
Excise/black lung tax	710	344
Personal property tax	8,270	5,080
Franchise tax	751	58
Other	7,606	9,793

Total	$43,444	$33,854

8. Debt

As of December 31, debt consisted of the following:

	2005	2004
Long-term debt
Term Notes	$19,563	$175,000
Revolving credit facility	21,280	—
Equipment notes	4,453	—
Capital leases (See Note 15)	166	681

Total	45,462	175,681
Less—current portion	1,646	2,235

Long-term debt and capital leases	$43,816	$173,446

Short-term debt
Insurance financing and other	$4,113	$3,787

Credit Facility and Other Long-Term Debt—At December 31, 2004 the Company had a credit facility consisting of a $110,000 revolving credit facility with a letter of credit sub-limit of up to $60,000 and a $175,000 term loan facility. On June 29, 2005 the credit facility was amended. As amended, the $320,000 credit facility provides for a $110,000 revolving credit facility with a letter of credit sub-limit of $75,000 and a $210,000 term loan facility. As part of the amendment, a $35,000 increase to the term loan was advanced upon the consummation of the business combination agreement with Anker and CoalQuest. In addition, the June 29, 2005 amendment allows for additional increases in the revolving credit facility of up to $190,000 and in the term loan facility of up to $50,000 without lender approval, upon completion of a public offering. On March 21, 2006, the Company obtained an increase of $100,000 in its revolving credit facility as permitted by the June 29, 2005 amendment.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

The revolving credit facility has a five-year term and matures on October 1, 2009. Borrowings bear interest, at the Company’s option, at either LIBOR, plus a margin ranging from 2.00% to 2.50%, per annum or the prime rate plus a margin, ranging from 1.00% to 1.50%, per annum. As of December 31, 2005, ICG had $28,795 available on this revolving credit facility, net of $59,925 in letters of credit for insurance, workers’ compensation, land lease agreements and reclamation bonds. As of December 31, 2005 the facility bears interest from 6.87% to 6.88%.

The Company must pay a commitment fee ranging from 0.25% to 0.50%, per annum on the average daily unused portion of the commitment under the revolving credit facility. The Company recorded expense related to the commitment fee of $256 and $64 for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004, respectively. The Company must also pay an annual letter of credit participation fee ranging from 2.00% to 2.50%, per annum and a letter of credit fronting fee of 0.20% on the average daily outstanding letter of credit balance under the revolving credit facility. The Company recorded expense related to the letter of credit participation fees and letter of credit fronting fees of $1,430 and $248 for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004, respectively.

Borrowings under the Credit Facility are secured by substantially all of the Company’s and its subsidiaries assets, as well as by a pledge of 100% of the stock of all subsidiaries. In addition, the Company and each of its other non-borrower subsidiaries guarantee all of the indebtedness under the Credit Facility.

The Credit Facility requires certain mandatory prepayments upon the receipt of the proceeds from certain asset sales, casualty events, debt or equity offerings and in the event that there is excess cash flow as determined in accordance with the credit facility. The Credit Facility requires 50% of the proceeds of a public offering (net of any underwriting fees, discounts, commissions and other costs and expenses) to be applied as a prepayment of the Term Notes. The Term Loan Notes mature on October 1, 2010. $188,688 of net proceeds from the public offering were applied to the outstanding Term Loan Notes leaving a balance of $19,563. Due to this pre-payment the principal payments of $438 plus interest were reduced to $41 plus interest per quarter due from April 10, 2006 through October 10, 2009 and payments of $41,563 plus interest were reduced to $3,913 plus interest per quarter for three quarters and $7,207 plus interest for the final quarter. The Term Loan Notes bear interest, at the Company’s option, at either LIBOR plus 2.75% per annum or the prime rate plus 1.75% per annum. As of December 31, 2005 the Term Loan Notes bear interest at 7.13%.

The Credit Facility contains financial covenants including a maximum leverage ratio, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a limit on capital expenditures. The Credit Facility also contains certain other covenants, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. At December 31, 2005, the Company was in compliance with all the above covenants.

The equipment notes have maturity dates extending to April 2010 and are collateralized by mining equipment. At December 31, 2005 the notes bear interest at fixed rates that range from 5.10% to 7.45%.

Future maturities of long-term debt and capital leases are as follows as of December 31, 2005:

Year ending December 31:
2006	$1,646
2007	1,239
2008	1,215
2009	22,331
2010	19,031

Total	$45,462

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

Short-Term Debt—The Company finances the majority of its annual insurance premiums. The current finance agreement requires an initial down payment of $2,371 and eight additional monthly principal and interest payments of $700. The note bears an interest rate of 5.35%.

9. Asset Retirement Obligation

At December 31, 2005 and 2004, the asset retirement obligation accrual for reclamation and mine closure costs totaled $84,352 and $43,298, respectively.

The following schedule represents activity in the accrual for reclamation and mine closure cost obligation.

	2005	2004
Balance at beginning of period	$43,298	$—
Liabilities assumed in acquisitions	42,232	43,889
Expenditures	(4,546)	(1,349)
Accretion	3,368	758

Balance at December 31	$84,352	$43,298

The accrued reclamation and mine closure cost obligations are included in the accompanying consolidated balance sheets as follows:

	December 31, 2005	December 31, 2004
Current portion of reclamation and mine closure costs	$4,697	$2,682
Non-current reclamation and mine closure costs	79,655	40,616

Total	$84,352	$43,298

10. Income Taxes

The income tax provision for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004 is comprised of the following:

	Year ended December 31, 2005	May 13, 2004 to December 31, 2004
Current:
Federal	$9,954	$1,901
State	1,311	331

	11,265	2,232

Deferred:
Federal	4,721	306
State	690	53

	5,411	359

Total	$16,676	$2,591

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

The following table presents the difference between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to income and losses before income taxes.

	Year ended December 31, 2005	May 13, 2004 to December 31, 2004
Federal provision computed at statutory rate	$16,970	$2,394
State income tax provision (net of federal tax benefits and apportionment factors) computed at statutory rate	1,301	219
Percentage depletion excess of tax basis at statutory rate	(1,701)	—
Other	106	(22)

Total	$16,676	$2,591

Significant components of the Company’s deferred tax assets and liabilities as of December 31, are summarized as follows:

	2005	2004
Deferred Tax Assets:
Accrued employee benefits	$13,388	$6,932
Accrued reclamation and closure	32,363	16,670
Below-market contracts	26,305	—
NOL carryover	7,638	—
Other	7,757	3,720

	87,451	27,322

Deferred Tax Liabilities:
Property, coal lands and mine development costs	116,883	16,514
Other	8,843	879

	125,726	17,393

Net deferred tax asset (liability)	$(38,275)	$9,929

Classified in balance sheet:
Deferred income taxes—current	$4,923	$2,188
Deferred income taxes—non-current	(43,198)	7,741

Total	$(38,275)	$9,929

The Company has a total net operating loss (NOL) carryover of $19,840, of which $2,707 expires in 2023 and $17,133 expires in 2024. The Company is subject to a limitation of approximately $6,900 on the amount of NOL it can utilize in any one year. The company also has an alternative minimum tax loss carryover of $20,580 of which $4,450 expires in 2023 and $16,130 expires in 2024.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

11. Employee Benefits

Employee benefits at December 31, are summarized as follows:

	2005	2004
Postretirement benefits	$9,384	$8,013
Black lung benefits	16,784	9,994
Workers’ compensation benefits	2,376	—
Coal Act benefits	6,277	—

Total	34,821	18,007
Less current portion	1,524	—

Long-term portion	$33,297	$18,007

Employees of the Company who complete ten years of service and certain employees who have completed eight years of service with the former Horizon companies and complete two years with ICG, will be eligible to receive postretirement benefits. Upon reaching the retirement age of 65, in order to receive a maximum medical life-time benefit of one hundred thousand dollars per family, eligible retired employees must pay two hundred and fifty dollars per month per family. The Company accrues postretirement benefit expense based on actuarially determined amounts. The amount of postretirement benefit cost accrued is impacted by various assumptions (discount rate, health care cost increases, etc.) that the Company uses in determining its postretirement obligations. Postretirement benefit expense for the Company totaled $1,371 and $330 for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004, respectively.

Valuation Date—All actuarially determined benefits were determined as of December 31, 2005 and 2004.

Postretirement Benefits—The following postretirement benefit information was prepared for ICG for the year ended December 31, 2005 and period May 13, 2004 to December 31, 2004.

	Other Postretirement Benefits
	December 31, 2005	December 31, 2004
Changes in Benefit Obligations:
Benefit obligations at beginning of period	$8,134	$—
Benefit obligations assumed in the acquisition	—	7,683
Service costs	903	219
Interest cost	468	111
Actuarial loss	2,113	121

Benefit obligation at end of period	$11,618	$8,134

Fair value of plan assets at end of period	$—	$—

Funded Status of the Plan:
Accumulated obligations less plan assets	$(11,618)	$(8,134)
Unrecognized actuarial loss	2,234	121

Net liability recognized	$(9,384)	$(8,013)

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

Weighted Average Assumptions:

	December 31, 2005	December 31, 2004
Discount rate	5.50%	5.75%

	Year ended December 31, 2005	May 13, 2004 to December 31, 2004
Net periodic benefit cost:
Service cost	$903	$219
Interest cost	468	111

Benefit cost	$1,371	$330

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed, gradually decreasing to 5% in 2015 and remaining level thereafter.

The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used by the actuaries. As of December 31, 2005, a one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost components	$391	$(295)
Effect on postretirement benefit obligation	1,634	(1,235)

Estimated future benefit payments reflecting expected future service for the fiscal years ending after December 31, 2005 are as follows:

Year ended December 31:
2006	$65
2007	142
2008	392
2009	651
2010	1,089
2011 - 2015	10,560

Total	$12,899

On December 8, 2003, the President of the United States signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In May 2004, the FASB issued further guidance with the release of FASB Staff Position (“FSP”) No. FAS 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“FSP 106-2”). The effective date of FSP No. 106-2 is for the first interim or annual period beginning after June 15, 2004. As of December 31, 2005, the Company determined the effects of the Act did not result in a material reduction of the Company’s postretirement benefit obligation or postretirement benefit expense.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

Workers’ Compensation and Black Lung—The operations of the Company are subject to the federal and state workers’ compensation laws. These laws provide for the payment of benefits to disabled workers and their dependents, including lifetime benefits for black lung. The Company’s subsidiary operations are fully insured by either a large deductible insurance program or state fund for workers’ compensation obligations and self-insured for black lung obligations.

The Company’s actuarially determined liability for self-insured black lung benefits is based on a 5.75% discount rate and various other assumptions including incidence of claims, benefits escalation, terminations and life expectancy. The annual black lung expense consists of actuarially determined amounts for self-insured obligations. The estimated amount of discounted obligations for self-insured black lung claims plus an estimate for incurred but not reported claims was $17,235 and $9,917 as of December 31, 2005 and 2004, respectively. The unrecognized projected black lung benefit obligations (difference between recorded accrual and projected obligations) at December 31, 2005 and 2004 was a loss of approximately $451 and a gain of approximately $77, respectively, and is being provided for over the future service period of current employees. The projected black lung obligations may vary in a given year based on the timing of claims filed and changes in actuarial assumptions. The Company recorded expenses related to black lung of $2,419 and $551 for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004, respectively.

UMWA Combined Benefit Fund (Coal Act)—The Coal Industry Retiree Health Benefit Act of 1992 (the “Coal Act”) provides for the funding of medical and death benefits for certain retired members of the UMWA. It provides for the assignment of beneficiaries to their former employers and any unassigned beneficiaries to employers based on a formula. Based upon an independent actuarial valuation for the latest list of beneficiaries assigned to Anker, the Company estimates the amount of its obligation under the Coal Act to be approximately $6,277 as of December 31, 2005, discounted at 5.5%. The Company recorded interest expense related to the Coal Act of $37 for the year ended December 31, 2005. No amounts were recognized as of and for the period ended December 31, 2004.

Retirement Plan—Those employees formerly employed by Anker have a contributory defined contribution retirement plan covering all employees who meet certain eligibility requirements. The plan provides for employer contributions representing 5% of compensation. The Company’s contributions amounted to approximately $104 for the period from November 19 through December 31, 2005.

401(k) Plans—The Company sponsors a savings and retirement plan for substantially all employees. The Company matches voluntary contributions of participants, except for those previously employed by Anker, up to a maximum contribution of 3% of a participant’s salary. The Company also contributes an additional 3% non-elective contribution for every employee eligible to participate in the program. The expense under this plan for the Company was $3,999 and $733 for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004, respectively.

For those employees previously employed by Anker, and who meet eligibility requirements, the Company also has a 401(k) savings plan. The plan provides for either a 1% non-elective contribution, for those employees who choose not to contribute, or 100% match of the first 3% of employee contributions and 50% of the next 2% of employee contributions. Thus, the Company’s contribution could be as much as 4% of each participant’s compensation, subject to statutory limits. The expense under this plan for the Company was $78 for the period November 19 through December 31, 2005.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

12. Employee Stock Plans

The Company granted stock option, restricted stock and stock awards to certain executive officers during 2005. The restricted stock and stock option awards generally vest 25% in the year of grant and 25% in equal annual installments over the next three years.

Stock options to purchase 319,052 common shares at $10.97 with a fair value of $2,000 were granted in 2005. Total compensation expense based on the difference between the market price at the date of grant and its exercise price of $10.97 is $648; of this cost, $288 was recognized in earnings for the year ending December 31, 2005. Stock options to purchase 325,000 common shares with an estimated fair value of $1,693 were granted in 2005 and were priced at $11 per share which was the price of the shares of common stock sold in the Offering in December 2005. The options are exercisable upon vesting and expire 10 years from the date of grant.

Restricted stock awards of 518,750 shares with a fair value of $7,018, based on the market price of the stock at the date of grant, were made during 2005. The awards require no cash payment from the employee.

Stock awards of 81,250 shares with a fair value of $1,071, based on the market price of the stock at the date of grant, were made during 2005, without cash payment from the employee.

In September 2005, the Company’s president purchased 25,000 shares of common stock at $8 per share pursuant to his employment agreement. Total compensation expense of $172 was recognized in earnings for the year ending December 31, 2005.

For the year ended December 31, 2005, no options were exercised or forfeited.

13. Variable Interest Entities

The Company acquired a 50% interest in Sycamore Group, LLC (“Sycamore”) in conjunction with its acquisition of Anker (see Note 3). Sycamore was established as a joint venture with an unrelated third party to mine coal from the Sycamore No. 1 mine. It is anticipated that the reserve from Sycamore No. 1 will be depleted and the mine closed during the first quarter of 2007. The Company considers itself to be the primary beneficiary of Sycamore based on an evaluation of its involvement with Sycamore and the provisions of FIN 46(R) and has consolidated the accounts of Sycamore as of December 31, 2005 and for the period November 19, 2005 through December 31, 2005. The creditors of Sycamore have no recourse to the general credit of ICG. Amounts related to Sycamore that are included in the consolidated financial statements of ICG as of December 31, 2005 and for the year then ended are as follows:

Assets	$3,634
Liabilities	1,558
Revenue	1,098
Net Income	(33)

14. Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period, excluding restricted common stock subject to continuing vesting requirements. Diluted earnings per share is calculated based on the weighted

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

average number of common shares outstanding during the period and, when dilutive, potential common shares from the exercise of stock options and restricted common stock subject to continuing vesting requirements, pursuant to the treasury stock method.

	Year Ended December 31, 2005	Period from May 13, 2004 (inception) to December 31, 2004
Net income	$31,825	$4,249

Average common shares outstanding—Basic	111,120,211	106,605,999
Incremental shares arising from stock options	11,100	—
Incremental shares arising from restricted shares	29,976	—

Average common shares outstanding—Diluted	111,161,287	106,605,999

Earnings Per Share:
Basic	$0.29	$0.04

Diluted	$0.29	$0.04

Options outstanding to purchase 325,000 shares of common stock at $11.00 per share were not included in the computation because their exercise price was greater then the average market price of the common shares for the period from December 12, 2005 through December 31, 2005.

15. Commitments and Contingencies

Guarantees and Financial Instruments with Off-balance Sheet Risk—In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s consolidated balance sheets. Management does not expect any material losses to result from these guarantees or off-balance sheet financial instruments. The Company has outstanding surety bonds with third parties of approximately $92,329 as of December 31, 2005 to secure reclamation and other performance commitments. In addition, as of December 31, 2005 the Company also has bank letters of credit outstanding of $59,925 under the revolving credit facility.

Coal Sales Contracts—As of December 31, 2005, the Company had commitments under 32 sales contracts to deliver annually scheduled base quantities of coal to 22 customers. The contracts expire from 2005 through 2020 with the Company contracted to supply a minimum of approximately 87.6 million tons of coal over the remaining lives of the contracts (maximum of approximately 17.0 million tons in 2006). The Company also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2010 and provide the Company a minimum of approximately 7.2 million tons of coal through the remaining lives of the contracts (maximum of 4.0 million tons in 2006). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.

Employment Agreements—The Company has entered into employment agreements with the Chief Executive Officer and the Senior Vice President/General Counsel that expire on March 31, 2008. Under the employment agreements, the officers are guaranteed annual base compensation and annual bonuses totaling $760 and $604, respectively.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

Leases—The Company leases various mining, transportation and other equipment under operating and capital leases. Lease expense for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004 was $15,731 and $5,885, respectively. Property under capital leases included in property, plant and equipment in the consolidated balance sheets at December 31, 2005 and 2004 was approximately $548 and $975, respectively less accumulated depreciation of approximately $274 and $97, respectively. Depreciation of assets under capital leases is included in depreciation expense.

The Company also leases coal lands under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004 was approximately $26,027 and $5,119, respectively. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Certain agreements may be cancelable at the Company’s discretion. Approximate non-cancelable future minimum lease and royalty payments are as follows:

	Royalties	Operating Leases	Capital Leases
Year ended December 31,
2006	$3,891	$8,983	$170
2007	5,332	3,090	—
2008	5,232	20	—
2009	5,263	2	—
2010	5,066	—	—
Thereafter	23,842	—	—

Total minimum lease payments	$48,626	$12,095	170

Less—amount representing interest			4

Present value of minimum lease payments (Note 8)			166
Less—current portion			166

Total Long-Term Portion of Capital Leases			$—

Bonding Royalty and Additional Payment—Lexington Coal Company, LLC (LCC) was organized in part by the founding ICG Stockholders in conjunction with the acquisition of the former Horizon companies. LCC was organized to assume certain reclamation liabilities and assets of Horizon not otherwise being acquired by ICG or others. There is a limited commonality of ownership of LCC and ICG. In order to provide support to LCC, ICG provided a $10,000 letter of credit to support reclamation obligations (Bonding Royalty) and in addition agreed to pay a 0.75% payment on the gross sales receipts for coal mined and sold by the former Horizon companies that ICG acquired from Horizon until the completion by LCC of all reclamation liabilities that LCC assumed from Horizon (Additional Payment). On September 30, 2004, the Company prepaid $4,000 of such Additional Payments, accounting for the payment as additional purchase consideration. The prepayment was applied to actual Additional Payments through October 2005. In addition, Additional Payments of $700 were recorded in 2005 as additional purchase price (goodwill) (see Note 6).

Under the Bonding Royalty, ICG was required to pay an additional 0.75% on gross sales referred to above, to a fund controlled by one of its sureties until all letters of credit issued by such surety for both ICG and LCC were cash collateralized. During 2005, the surety released ICG of its obligation to maintain additional cash collateral and refunded all of the cash previously paid to collateralize the letters of credit. In March 2006, the $10,000 letter of credit to support reclamation obligations (Bonding Royalty) was also released.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

Under the provisions of FIN 46 (R), ICG has determined it does not hold a significant variable interest in LCC and it is not the primary beneficiary of LCC.

Legal Matters—From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. In the opinion of management the Company has recorded adequate reserves for these liabilities and there is no individual case or group of related cases pending that is likely to have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

On November 18, 2005, the Company filed a lawsuit against Massey Coal Sales Company, Inc., a Massey Energy Company subsidiary, in the U.S. District Court for the Eastern District of Kentucky. In the complaint, the Company alleged that Massey has breached an existing coal supply agreement. Pursuant to the terms of the coal supply agreement, Massey sells the coal to the Company and the Company in turn sells the coal to the Company’s customer, Carolina Power & Light. Any failure by Massey to perform under its coal supply agreement adversely affects the Company’s ability to perform under the Company’s agreement with Carolina Power & Light and could result in liability to the Company’s customer for such failure, although the Company would seek indemnification from Massey for any such liability. The Company is seeking damages for Massey’s past failure to perform, punitive damages and an injunction requiring contractual performance during the remaining term of the contract.

As a result of the explosion at the Company’s Sago mine on January 2, 2006, the Federal Mine Safety and Health Administration and the State of West Virginia have begun a joint investigation into the cause of the explosion. The Company is fully cooperating with the investigation by federal and state mine regulatory authorities to determine the cause of the explosion (see Note 19).

Commissions—The Company has various sales and agency agreements with third parties, whereby the Company pays a $0.05 per ton commission on various coal sales agreements. The costs are expensed as the coal is delivered. The Company incurred commission expense of $36 and $1 for the year ended December 31, 2005 and the period May 13, 2004 to December 31, 2004.

Environmental Matters—Based upon current knowledge, the Company believes it is in material compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

Performance Bonds—The Company has outstanding surety bonds with third parties of approximately $92,329 as of December 31, 2005 to secure reclamation and other performance commitments. In addition, at December 31, 2005 the Company has $59,925 of letters of credit outstanding under the revolving credit facility, a portion of which ($50,000, including $10,000 to LCC—see Bonding Royalty and Additional Payment above) provides support to the third parties for their issuance of surety bonds. In addition, the Company has posted cash collateral of $2,176 and $4,243 to secure reclamation and other performance commitments as of December 31, 2005 and 2004, respectively. This cash collateral is included in other non-current assets and prepaid expense and other on the consolidated balance sheets.

Contract Mining Agreements—ICG’s subsidiary, ICG ADDCAR Systems, LLC (ADDCAR), performs contract-mining services for various third parties and utilizes contract miners on some of its operations. Terms of the agreements generally allow either party to terminate the agreements on a short-term basis. The guaranteed

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

monthly contract tonnage is mutually agreed upon and failure to meet the guaranteed contract tonnage may result in termination of the contract. Completion dates for work under these contracts vary in dates ranging from 2006 to 2008.

16. Concentration of Credit Risk and Major Customers

The Company markets its coal principally to electric utilities in the United States, the majority of which have investment grade credit ratings. As of December 31, 2005 and 2004, trade accounts receivable from electric utilities totaled approximately $45,498 and $35,060, respectively. The Company evaluates each customer’s creditworthiness prior to entering into transactions and constantly monitors the credit extended. Credit losses are provided for in the consolidated financial statements and historically have been minimal.

The Company had coal sales to the following major customers that equaled or exceeded 10% of revenues:

	December 31, 2005 Total Receivable Balance	December 31, 2005 Total Revenues	December 31, 2004 Total Receivable Balance	May 13, 2004 to December 31, 2004 Total Revenues
Customer A	$8,210	$95,832	$2,563	$17,720
Customer B	5,620	117,976	6,581	19,151
Customer C	5,138	68,202	5,751	19,759

17. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and Cash Equivalents, Accounts Receivable, Accounts Payable, Short-Term Debt, and Other Current Liabilities: The carrying amounts approximate the fair value due to the short maturity of these instruments.

Long-term Debt and Interest Rate Cap: The carrying value of the term loan facility at December 31, 2005 and 2004 approximates fair value of the facility, as the interest rate is stated at LIBOR plus a margin. The carrying value of the Company’s capital lease obligations and other debt approximate fair value at December 31, 2005 and 2004. The fair value of the Company’s interest rate cap was $230 and $164 at December 31, 2005 and 2004, respectively.

18. Related-Party Transactions and Balances

Under an Advisory Services Agreement, dated as of October 1, 2004 between ICG and WLR, WLR has agreed to provide advisory services to ICG (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to the business and operation of ICG of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is paid a quarterly fee of $500 and reimbursed for any reasonable out of pocket expenses (including expenses of third-party advisors retained by WLR). The agreement is for a period of seven years; however, it may be terminated upon the occurrence of certain events.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

On October 1, 2004, ICG entered into an agreement with Insuratex, LTD, a wholly owned subsidiary of funds controlled by WLR, to administer and pay workers’ compensation claims incurred by ICG. ICG paid an initial $2,500 premium to fund such claims and continued to pay monthly installments of approximately $208 until a total premium of $5,000 was paid by ICG. This agreement was cancelled on September 30, 2005 and after deducting for actual claims paid, ICG received $4,295.

19. Subsequent Event

On January 2, 2006, an explosion occurred at the Company’s Sago mine in Tallmansville, West Virginia. The Sago mine is operated by the Company’s subsidiary Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.). The explosion tragically resulted in twelve fatalities and the critical injury of another miner. The Company is fully cooperating with the state and federal investigations into the cause of the explosion. On March 14, 2006 the Company announced its initial findings from the investigation, including that the explosion was ignited by lightning and fueled by methane that naturally accumulated in an abandoned area of the mine that had been recently sealed. The precise route by which the lightning electrical charge traveled from a surface strike location to the sealed area remains under investigation, and the seals, constructed of Omega block under a plan approved by federal authorities and designed to withstand forces of 20 pounds per square inch, were essentially obliterated by the explosion. The Company will continue with data review and testing to verify the findings. Final results of the investigations will not be known until federal and state safety officials conclude their investigations and issue their reports. The Company resumed operations at the Sago mine on March 15, 2006, a week after federal and state safety officials provided approval.

In the first quarter of 2006, ICG gave gifts totaling $2,000 to the families of the miners involved in the explosion in order to provide financial support. ICG recorded a preliminary estimate of $5,000, inclusive of the gifts to the families, related to the accident in January 2006.

20. Segment Information

The Company extracts, processes and markets steam and metallurgical coal from deep and surface mines for sale to electric utilities and industrial customers primarily in the eastern United States. The Company operates only in the United States with mines in the Central Appalachian, Northern Appalachian and Illinois basin regions. The Company has three reportable business segments: Central Appalachian, Northern Appalachian and Illinois Basin. The Company’s operations in Central Appalachia are located in southern West Virginia and eastern Kentucky and include five underground mines and eight surface mines. The Company’s operations in Northern Appalachia are located in northern West Virginia, Pennsylvania and Maryland and include five underground mines and four surface mines. The Company’s operations in Illinois include one underground mine. The Company also has an Ancillary category which includes the Company’s brokered coal functions, corporate overhead, contract highwall mining services and land activities.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

In 2005, the Company completed the allocation of the purchase price to the assets and liabilities acquired from Horizon. The difference between segment assets and consolidated assets in the following table is the elimination of intercompany transactions including inter-segment revenues and investment in subsidiaries reflected in the elimination category. Reportable segment results for continuing operations for the year ending December 31, 2005 and segment assets as of December 31, 2005 were as follows:

	Central Appalachian	Northern Appalachian	Illinois Basin	Ancillary	Eliminations	Consolidated
Revenue	$449,868	$11,887	$57,808	$131,911	$(3,761)	$647,713
EBITDA	100,383	(3,092)	4,599	4,185	—	106,075
Depreciation, depletion and amortization	27,002	956	4,752	10,485	—	43,195
Capital expenditures	78,796	5,712	11,119	20,383	—	116,010
Total assets	383,104	100,128	37,625	2,043,798	(1,508,492)	1,056,163
Goodwill	160,555	—	—	180,181	—	340,736

Revenue in the Ancillary category consists primarily of $108,102 relating to the Company’s brokered coal sales and $20,018 relating to contract highwall mining activities. Capital expenditures include non-cash amounts of $7,779. As discussed in Note 3, the preliminary allocation of the purchase price of Anker and CoalQuest results in goodwill of $151,677. This amount has been preliminarily included in the Ancillary segment above. The Company expects adjustments, which could be material, to its purchase price allocation between tangible and intangible assets, including goodwill. As a result, it is not practical to complete its assignment of its goodwill to its reporting units as required by SFAS No. 142 as of December 31, 2005.

Reportable segment results for continuing operations for the period from May 13, 2004 to December 31, 2004 and segment assets as of December 31, 2004 were as follows:

	Central Appalachian	Illinois Basin	Ancillary	Eliminations	Consolidated
Revenue	$98,555	$12,744	$24,982	$(172)	$136,109
EBITDA	14,581	1,383	2,272	—	18,236
Depreciation, depletion and amortization	4,468	1,048	2,427	—	7,943
Capital expenditures	4,858	732	(7)	—	5,583
Total assets	304,280	27,426	554,324	(426,055)	459,975
Goodwill	155,948	—	27,998	—	183,946

Revenue in the Ancillary category consists primarily of $20,213 relating to the Company’s brokered coal sales and $4,769 relating to contract highwall mining activities.

EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. EBITDA is presented because it is an important supplemental measure of the Company’s performance used by the Company’s chief operating decision maker.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and for the period May 13, 2004 to December 31, 2004

(Dollars in thousands, except per share data)

Reconciliation of net income to EBITDA is as follows:

	Year Ended December 31, 2005	Period from May 13, 2004 to December 31, 2004
Net income	$31,825	$4,249
Depreciation, depletion and amortization	43,195	7,943
Interest expense, net	14,394	3,453
Income tax expense	16,676	2,591
Minority interest	(15)	—

EBITDA	$106,075	$18,236

21. Quarterly Data

The following is a summary of selected quarterly financial information (unaudited):

	2005
	Three months ended March 31	Three months ended June 30	Three months ended September 30	Three months ended December 31
Revenue	$153,232	$154,032	$158,390	$182,059
Income from operations	20,091	16,237	13,451	7,021
Net income	10,857	9,092	8,599	3,277
Basic Earnings per common share	0.10	0.09	0.08	0.03
Diluted Earnings per common share	0.10	0.09	0.08	0.03

2004
Three months ended December 31
Revenue	$136,109
Income from operations	9,395
Net income	4,249
Basic Earnings per common share	0.04
Diluted Earnings per common share	0.04

ICG did not commence operations until October 1, 2004, and did not have any material results of operations prior to that date (see Note 1).

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members

Horizon NR, LLC and Certain Subsidiaries:

We have audited the accompanying combined statements of operations, members’ deficit and cash flows of Horizon NR, LLC and Certain Subsidiaries (“Combined Companies”) (“Debtors-in-Possession”) for the Period January 1, 2004 to September 30, 2004 and for the year ended December 31, 2003. The Combined Companies are wholly owned subsidiaries of Horizon Natural Resources Company. These financial statements are the responsibility of the Combined Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined results of operations and combined cash flows of the Combined Companies for the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the accompanying combined financial statements have been prepared from the separate records maintained by the Combined Companies and are not necessarily indicative of the conditions that would have existed or the results of operations if the Combined Companies has been operated as unaffiliated entities. Portions of certain assets and expense items represent allocations made from items applicable to Horizon Natural Resources Company (Parent) and subsidiaries as a whole.

The accompanying combined financial statements have been prepared assuming that the Combined Companies will continue as a going concern, which contemplates continuity of the Combined Companies’ operations and realization of its assets and payments of its liabilities in the ordinary course of business. As discussed in Notes 1 and 2 of the combined financial statements, the Combined Companies have suffered recurring losses from operations. The Combined Companies also have significant debt obligations maturing in October 2004. Furthermore, during November 2002, the Combined Companies’ Parent and its other subsidiaries, inclusive of the Combined Companies, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying combined financial statements do not purport to reflect or provide for the consequences of those bankruptcy proceedings. In particular, such combined financial statements do not purport to show (A) as to member accounts, the effect of any changes that may be made in the capitalization of the Combined Companies; or (B) as to operations, the effect of any changes that may be made in its business. In addition, as discussed in Note 2, the Combined Companies are in default of various covenants and provisions, including debt service payments, of their principal debt instruments (other than debtor-in-possession financing facility) which makes such obligations currently due. These matters raise substantial doubt about the Combined Companies’ ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Notes 1 and 2. The Combined Companies are currently operating their business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court, and continuation of the Combined Companies as a going concern is contingent upon, among other things, the Combined Companies’

ability to comply with all debt covenants under the existing debtor-in-possession financing agreements, to generate sufficient cash flow from operations, and to obtain financing sources to meet its future obligations. If no reorganization plan is approved or no refinancing of the October 2004 debt obligations is obtained, it is possible that the Combined Companies’ assets may be liquidated. The combined financial statements do not include any adjustments that might result should the Combined Companies be unable to continue as a going concern.

As discussed in Note 12, the accompanying combined financial statements have been restated.

/s/    Deloitte and Touche LLP

Louisville, Kentucky

March 25, 2005 (September 20, 2005 as to the effects of the restatements discussed in Note 12)

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

COMBINED STATEMENTS OF OPERATIONS

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands)

	Period from January 1, 2004 to September 30, 2004(1)	Year Ended December 31, 2003(1)
Revenues:
Coal Sales revenues	$346,981	$441,291
Freight and handling revenues	3,700	8,008
Other revenues	22,702	31,771

Total revenues	373,383	481,070

Costs and expenses:
Freight and handling costs	3,700	8,008
Cost of coal sales and other revenues (exclusive of items shown separately below)	306,429	400,652
Depreciation, depletion and amortization	27,547	52,254
Selling, general and administrative (exclusive of depreciation and amortization shown separately above)	8,477	23,350
Gain on sale of assets	(226)	(4,320)
Writedowns and special items	10,018	9,100

Total costs and expenses	355,945	489,044

Income (loss) from operations	17,438	(7,974)
Interest and other income (expense):
Interest expense	(114,211)	(145,892)
Reorganization items	(12,471)	(23,064)
Other, net	1,581	187

Total interest and other income (expense)	(125,101)	(168,769)

Net loss	$(107,663)	$(176,743)

(1)	As restated. See Note 12 to combined financial statements.

See notes to combined financial statements.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

COMBINED STATEMENTS OF MEMBERS’ DEFICIT

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands)

	Members’ Investment	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
BALANCE—December 31, 2002(1)	$200	$234,800	$(3,824)	$(829,595)	$(598,419)
Comprehensive loss:
January 1, 2003 to December 31, 2003, net loss(1)	—	—	—	(176,743)	(176,743)
Minimum pension liability adjustment	—	—	141	—	141

Total comprehensive loss					(176,602)
Balance—December 31, 2003(1)	200	234,800	(3,683)	(1,006,338)	(775,021)
January 1, 2004 to September 30, 2004, net loss(1)	—	—	—	(107,663)	(107,663)

BALANCE—September 30, 2004(1)	$200	$234,800	$(3,683)	$(1,114,001)	$(882,684)

(1)	As restated. See Note 12 to the combined financial statements.

See notes to combined financial statements.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

COMBINED STATEMENTS OF CASH FLOWS

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands)

	Period from January 1, 2004 to September 30, 2004(1)	For the year ended December 31, 2003(1)
Cash flows from operating activities:
Net loss	$(107,663)	$(176,743)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	27,547	52,254
Depreciation—Allocation from Affiliates	127	4,118
Amortization of finance costs included in interest expense	1,437	3,698
Gain on sale of assets	(226)	(4,320)
Gain on lease buyout	(7,736)	—
Writedowns and special items	17,754	9,100
Provision for doubtful accounts	247	1,656
Changes in Assets and Liabilities:
(Increase) decrease in:
Receivables	(10,706)	(11,104)
Inventories	(4,242)	(273)
Prepaid expenses	7,971	19,374
Other Assets	477	(36)
Increase (decrease) in:
Accounts payable	21,680	(10,344)
Accrued expenses	85,520	150,144
Reclamation and mine closure costs	(4,007)	(11,942)
Other Liabilities	(95)	(5,552)

Total adjustments	135,748	196,773

Net cash provided by operating activities	28,085	20,030

Cash flows from investing activities:
Proceeds from the sale of assets	4,089	15,388
Proceeds from lease buyout	7,736	—
Additions to property, plant and equipment and mine development	(6,624)	(16,937)
Deposits of restricted cash	(1,764)	(2,277)

Net cash provided by (used in) investing activities	3,437	(3,826)

Cash flows from financing activities:
Repayments on long-term debt	(4,698)	(13,729)
Net borrowings/(repayments) on debtor-in-possession financing	(27,080)	(737)
Repayments on capital leases	(603)	(993)

Net cash used in financing activities	(32,381)	(15,459)

Net increase (decrease) in cash and cash equivalents	(859)	745
Cash and cash equivalents, beginning of period	859	114

Cash and cash equivalents, end of period	$—	$859

(1)	As restated. See Note 12 to the combined financial statements.

See notes to combined financial statements.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands)

1. Organization and Basis of Presentation

Horizon NR, LLC (“HNR”) is a wholly-owned subsidiary of Horizon Natural Resources Company. HNR has seventy-five direct and indirect wholly-owned subsidiaries. The accompanying combined financial statements include the financial statements of seventeen of the seventy-five subsidiaries and the assets and liabilities of HNR that were acquired by ICG (see below). HNR and the seventeen subsidiaries are referred to as the “Combined Companies” in the accompanying combined financial statements and related footnotes. The seventeen subsidiaries included are: Appalachian Realty Company, Ayrshire Land Company, Bluegrass Coal Development Company, Evergreen Mining Company, Fairview Land Company, LLC, Horizon Natural Resources Sales Company, Leslie Resources, Inc. (exclusive of Chaives Job), Leslie Resources Management, Inc., Sunny Ridge Enterprises, Inc., Sunny Ridge Mining Company, Inc. (exclusive of Job 10), Turris Coal Company, Ikerd-Bandy Co., Inc., Shipyard River Coal Terminal Company, Franklin Coal Sales Company, Kentucky Prince Mining Company, RP Terminal, LLC, and Mining Technologies, Inc.

Horizon formerly known as AEI Resources Holding, Inc. (“AEI”) operated a coal mining business through its subsidiaries in the United States. As discussed in Note 2, on November 13, 2002 and November 14, 2002, Horizon filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court (the “Bankruptcy Court”). Horizon completed its November 2002 bankruptcy proceedings on September 30, 2004 through the sale or transfer of certain properties, assets and liabilities to International Coal Group, Inc. (“ICG”) and others. Horizon had previously filed a voluntary petition for reorganization under the Bankruptcy Code accompanied by a prepackaged plan of reorganization on February 28, 2002. Horizon’s first bankruptcy Plan of Reorganization became effective May 9, 2002.

The combined financial statements for the period January 1, 2004 to September 30, 2004 and for the year ended December 31, 2003, are carve-out financial statements reflecting the operations and financial condition of the Horizon properties acquired by ICG on September 30, 2004.

These combined financial statements were prepared from the separate accounts and records maintained by the Combined Companies and are not necessarily indicative of the conditions that would have existed or the results of operations if the Combined Companies had been operated as unaffiliated entities. Certain assets and expense items represent allocations from Horizon. The accounts allocated, amount, and basis of allocation are:

	Horizon Amounts
	January 1, 2004 - September 30, 2004	January 1, 2003 - December 31, 2003
Selling, general, and administrative expenses	$17,100	$25,000

	Amounts allocated to Combined Companies		Basis of Allocation
	January 1, 2004 - September 30, 2004	January 1, 2003 - December 31, 2003
Selling, general, and administrative expenses	$9,081	$9,860	Estimated Hours Worked

Selling, general and administrative expenses were allocated to the Combined Companies using a formula based on the ratio of estimated hours worked for the Combined Companies compared to the estimated hours worked for Horizon.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

The Combined Companies’ financial statements have been presented on the basis that they are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Combined Companies’ recurring losses from operations, the related bankruptcy filing, the maturity of their debt obligations in 2004 and the Combined Companies’ defaults under their various debt covenants raise substantial doubt about the Combined Companies’ ability to continue as a going concern. The combined financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Combined Companies be unable to continue as a going concern. Realization of the carrying amounts of the Combined Companies’ assets and satisfaction of their liabilities is dependent upon, among other things, the ability to comply with their debtor-in-possession financing agreement, the ability to refinance or extend the 2004 debt obligations and the ability to generate sufficient cash flows from operations to meet their obligations. The Combined Companies’ operating plan includes actions they believe will improve operating profits and cash flows. There can be no assurances that operating profits and cash flows will be realized in an amount sufficient to fund obligations or other liquidity needs.

Since filing for protection under the Bankruptcy Code on November 13, 2002 and November 14, 2002 (see Note 2), Horizon has operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Accordingly, the combined financial statements of the Combined Companies have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.

2. Liquidity and Bankruptcy Proceedings

Chapter 11 Reorganization—On November 13, 2002 and November 14, 2002, Horizon filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. On September 30, 2004, in connection with the completion of Horizon’s bankruptcy proceedings, ICG acquired certain properties and assets, and assumed certain liabilities of Horizon through Section 363 asset sales of the United States Bankruptcy Court.

The Combined Companies reorganization and administrative expenses (primarily legal and consulting expenses) related to the Chapter 11 proceedings have been separately identified in the combined statements of operations as reorganization items.

3. Summary of Significant Accounting Policies and General

Basis of Presentation and Principles of Combination—Significant intercompany transactions and balances have been eliminated in combination. Minority interests have not been recorded due to insignificance.

Company Risk Factors—The Combined Companies are exposed to risks associated with the bankruptcy proceedings and risks associated with a highly leveraged organization. Such risks include: increased vulnerability to adverse economic and industry conditions, limited ability to fund future working capital, capital expenditures, business acquisitions or other corporate requirements, and possible liquidity problems, as well as financing and credit constraints (see Note 2).

Bankruptcy Accounting—In preparing the accompanying combined financial statements, the Combined Companies applied the provisions of SOP 90-7, which does not significantly change the application of

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

accounting principles generally accepted in the United States of America; however, it does require that the combined financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Cash and Cash Equivalents—The Combined Companies consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

In the accompanying combined statements of cash flows for the period January 1, 2004 through September 30, 2004, and for the year ended December 31, 2003, we reclassified changes in restricted cash balances to be consistent with our 2005 presentation, to present such changes as an investing activity, which resulted in a decrease of $1,764 and $2,277, respectively, in investing cash flows and a corresponding increase for the period January 1, 2004 through September 30, 2004, and for the year ended December 31, 2003, in operating cash flows from the amounts previously reported.

Advance Royalties—The Combined Companies are required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The recoupable minimum royalty payments are capitalized and amortized based on the units-of-production method at a rate defined in the lease agreement once mining activities begin. Unamortized deferred royalty costs are expensed when mining has ceased or a decision is made not to mine on such property.

Property, Plant and Equipment—Property, plant and equipment, including coal lands and mine development costs are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Coal land costs are depleted using the units-of-production method, based on estimated recoverable interest. Mine development costs are amortized using the units-of-production method, based on estimated recoverable interest. Other property, plant and equipment is depreciated using the straight-line method with estimated useful lives substantially as follows:

Years
Buildings	10 to 45
Mining and other equipment and related facilities	1 to 20
Land improvements	15
Transportation equipment	2 to 7
Furniture and fixtures	3 to 10

Depreciation, depletion and amortization expense for property, plant and equipment for the Combined Companies for the period January 1, 2004 to September 30, 2004, excluding depreciation allocated from affiliates, was $27,547 and year ended December 31, 2003 was $52,254.

Debt Issuance Costs—Debt issuance costs reflect fees incurred to obtain financing. Debt issuance costs are amortized (included in interest expense) using the effective interest method, over the life of the related debt. Amortization expense for the nine months ended September 30, 2004 and the year ended December 31, 2003 was $1,437 and $3,698, respectively.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

Income Tax Provision—The provision for income taxes includes federal, state and local income taxes currently payable and deferred taxes arising from temporary differences between the financial statement and tax basis of assets and liabilities. Income taxes are recorded under the liability method.

The Combined Companies file a consolidated federal income tax return that includes other subsidiaries of Horizon Natural Resources Company. Consolidated net operating losses are allocated to the various subsidiaries in accordance with IRS regulations and may not reflect actual losses incurred by the Combined Companies on a stand alone basis.

Revenue Recognition—Most revenues result from sales under long-term sales contracts with electric utilities, industrial companies or other coal-consuming organizations, primarily in the eastern United States. Revenues are recognized on coal sales in accordance with the terms of the sales agreement, which is usually when the coal is shipped to the customers and title has passed.

Freight and handling costs paid directly to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

Other revenues generally consist of equipment and parts sales, equipment rebuild and maintenance services, coal handling and processing, royalties, commissions on coal trades, contract mining and rental income. These revenues are recognized in the period earned or when the service is completed. Advance payments received are deferred and recognized in revenue as coal is shipped or rentals are earned.

Management’s Use of Estimates—The preparation of the combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; inventories; coal lands; asset retirement obligations; employee benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion and amortization; workers’ compensation claims; postretirement benefits other than pensions; income taxes; and fair value of financial instruments. Due to the subjective nature of these estimates, actual results could differ from those estimates.

Statements of Cash Flows—Supplemental disclosure:

	January 1, 2004 to September 30, 2004	Year ended December 31, 2003
Cash paid for interest	$9,268	$7,797
Income taxes paid (refunded)	(69)	38

Non-cash transactions excluded from the December 31, 2003 Combined Statement of Cash Flows are comprised of a non-cash settlement involving the exchange of accrued expenses of $1,652 for accounts receivables of $1,652 and prepaid insurance financing through the issuance of current debt obligations of $13,927. Non cash transactions excluded from the January 1, 2004 to September 30, 2004 and the December 31, 2003 Combined Statements of Cash Flows are comprised of $0 and $205, respectively, of additions to property, plant and equipment through the incurrence of capital lease obligations.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

Comprehensive Income or Loss—Under generally accepted accounting principles other comprehensive income or loss can include, among other items, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The Combined Companies recorded minimum pension liability adjustments of $0 and $141 in Other Comprehensive Income (Loss) in members’ deficit as of September 30, 2004 and December 31, 2003, respectively, to properly record the pension liability in accordance with actuarial calculations. The Combined Companies had no other items of Other Comprehensive Income (Loss).

4. Debt

Debtor-In-Possession Facility—The Company has a Debtor-in-Possession (“DIP”) facility that provides revolving loans and letters of credit (with a sub-limit on the issuance of letters of credit) comprised on Tranche A DIP Loans and Tranche B DIP Letters of Credit and Credit-Linked Deposits with $125,000 and $150,000 originally available, respectively. The DIP Facility could have been increased to $350,000 if certain requirements had been met: (1) an additional $25,000 draw down capacity under the DIP Facility if the lender approved Horizon’s, including the Combined Companies’, five-year business plan and (2) an additional $50,000 draw down capacity under the DIP Facility if the lender syndicated a portion of the DIP Facility. However, these requirements were not met, and the DIP Facility was not increased. The DIP Facility agreement was amended as of June 30 2004, and all defaults were waived. The maturity date is October 15, 2004. In addition, the maturity date may be extended to November 15, 2004, based on the sole discretion of the lender. The DIP Facility has been reduced by proceeds from asset sales, tax refunds and negotiations with the lender totaling $79,858. On August 18, 2004, the lender decreased the Combined Companies’ draw down capacity to $195,142.

Loans under the credit agreement bear interest, at the Combined Companies’ option, at either a market base rate plus 4.5% per year or at a market reserved adjusted Euro-dollar rate plus 5.5% per year. The DIP Facility is collateralized primarily by capital stock of most of Horizon’s subsidiaries, along with substantially all accounts receivable, inventory, property, plant and equipment, intangible assets, contract rights and other personal and real property of Horizon and most of its subsidiaries, including the Combined Companies. As of September 30, 2004 and December 31, 2003, the Combined Companies had $5,805 and $23,320 available on this revolving credit agreement, respectively, net of $159,851 and $155,688 in letters of credit, respectively.

As of September 30, 2004 and December 31, 2003 letters of credit outstanding consisted of the following:

	September 30, 2004	December 31, 2003
Letters of Credit:
Insurance/Workers’ compensation/Reclamation bonds	$159,851	$155,238
Coal lands/Royalties	—	450

Total	$159,851	$155,688

As of September 30, 2004 and December 31, 2003, borrowings under the DIP Facility bear interest at variable rates ranging from 4.625% to 9.5%.

The DIP Facility and senior secured term notes contain customary covenants including, without limitation, restrictions on Horizon’s, including the Combined Companies’, ability to (i) incur additional indebtedness, pay dividends and make other restricted payments and investments; (ii) acquire or dispose of assets; (iii) engage in transactions with affiliates; and (iv) merge, consolidate, or transfer substantially all of its assets.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

Horizon, including the Combined Companies, is also required to maintain compliance with a minimum trailing consolidated adjusted EBITDA covenant. Beginning December 2002, Horizon, including the Combined Companies, was in violation of various provisions of the DIP Facility. Horizon negotiated a waiver of these events of default with the administrative agent as of June 30, 2004.

Senior Secured Notes—The senior secured term notes bear interest at a market base rate plus 4.25% per year and mature on May 8, 2008. Principal payments of $5,000 per quarter are due on these notes. As of September 30, 2004, the interest rate is 9% plus an additional 2.0% penalty as Horizon, including the Combined Companies, is in violation of certain covenants.

The senior secured notes bear interest at the rate of 11.75% per annum payable semi-annually on May 15 and November 15 of each year with a final maturity date of May 8, 2009. As of September 30, 2004 the interest rate is 11.75% plus an additional 2.0% penalty as Horizon, including the Combined Companies, is in violation of certain covenants.

The senior secured notes contain covenants similar to those of the DIP Facility. As of September 30, 2004, Horizon, including the Combined Companies, was in violation of various financial and other covenants regarding the senior secured term notes and senior secured notes including the non-payment of principal and interest payments due giving rise to an Event of Default. During the default period, Horizon, including the Combined Companies, must pay or accrue an additional interest of 2.0% per year to the holders of such notes.

5. Income Taxes

Because of the Combined Companies’ continuing losses, no provision (benefit) for income taxes has been recorded in any period presented.

The following table presents the difference between the actual tax provision (benefit) and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to income and losses before income taxes.

	January 1, 2004 to September 30, 2004(1)	January 1, 2003 to December 31, 2003(1)
Federal benefit computed at statutory rate	$(37,682)	$(61,860)
State income tax benefit (net of federal tax benefits and apportionment factors) computed at statutory rate	(4,630)	(7,600)
Valuation allowance	43,099	70,509
Other	(787)	(1,049)

	$—	$—

(1)	As restated. See Note 12.

Prior to October 1, 2004, the Combined Companies filed a consolidated federal income tax return that included other subsidiaries of Horizon Natural Resources Company. Consolidated net operating losses were allocated to the various subsidiaries in accordance with IRS regulations and may not reflect actual losses incurred by the Combined Companies on a stand alone basis.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

Based on such allocations and the reductions discussed above, at December 31, 2003 the Combined Companies had NOLs and alternative minimum tax (AMT) NOLs. Upon the sale to ICG effective September 30, 2004, these NOLs are no longer available due to a change in control.

6. Employee Benefits

Certain employees of the Combined Companies were eligible to participate in defined benefit pension plans sponsored by Horizon and receive other postretirement benefits. On December 2, 2003, the Board of Directors of Horizon approved the termination of the Horizon NR, LLC Employee Pension Plan (“Horizon Pension Plan”). Effective March 31, 2004, an employee who was not a participant in the Plan on March 31, 2004, could not become a participant in the Horizon Pension Plan. No employee should accrue any additional pension credited service or days of service for any period after March 31, 2004. Effective March 31, 2004 Horizon froze all future accrual of benefits under the Horizon pension plan. On June 25, 2004 the Pension Benefit Guaranty Corporation announced that it would assume responsibility for the pensions of more than 4,800 Horizon employees. Accordingly, pension and other postretirement benefit information as of September 30, 2004 and for the period January 1, 2004 to September 30, 2004 for these carve-out financial statements is not applicable.

Benefits under the plans were generally related to an employees’ length of service and salary. Horizon allocated pension expense and other postretirement benefit expense to the Combined Companies based on actuarially determined amounts. The amount of pension cost and other postretirement benefit cost allocated to the Combined Companies was impacted by various assumptions (discount rate, rate of return on plan assets, etc.) that Horizon used in determining its pension and other postretirement obligations. Pension expense allocated to the Combined Companies totaled $388 for the period January 1, 2004 to September 30, 2004 and $2,013 for the year ended December 31, 2003. Other postretirement benefit expense allocated to the Combined Companies totaled $1,450 for the period January 1, 2004 to September 30, 2004 and $1,513 for the year ended December 31, 2003.

Valuation Date—All actuarially determined benefits were determined as of December 31, 2003.

Pension and Other Postretirement Benefits—The following pension and other postretirement benefit information was prepared for Horizon and its seventy-six subsidiaries for the year ended December 31, 2003.

In conjunction with certain 1998 and 1999 acquisitions, Horizon acquired, or agreed to put in place, benefit plans providing pension benefits to certain employees and postretirement healthcare and life insurance to eligible employees, including union employees.

During 1998, Horizon acquired a non-contributory defined benefit pension plan covering all salaried and non-union employees of an acquired company. Effective January 1, 1999, Horizon amended and restated this plan to cover all salaried and non-union employees of Horizon, including the employees of the Combined Companies. Benefits are generally based on the employee’s years of service and compensation during each year of employment. Horizon’s funding policy is to make the minimum payment required by the Employee Retirement Income Security Act of 1974 (“ERISA”).

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

Net periodic benefit costs of Horizon and all of its subsidiaries, including the Combined Companies were as follows:

Pension Benefits
January 1, 2003 to December 31, 2003
Net periodic benefit cost:
Service cost	$2,999
Interest cost	6,098
Settlement charge	2,184
Expected return on assets	(5,468)
Amortization of:
Prior service cost	(72)
Actuarial loss	21

Benefit cost	$5,762

Other Postretirement Benefits
January 1, 2003 to December 31, 2003
Net periodic benefit cost:
Service cost	$6,251
Interest cost	42,278
Amortization of—Actuarial loss	897

Benefit cost	$49,426

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed, gradually decreasing to 5% in 2010 and remaining level thereafter.

Net periodic benefit cost is determined using the assumptions as of the beginning of the year.

The expense estimates can fluctuate by significant amounts based upon the assumptions used by the actuaries. As of December 31, 2003, a one-percentage-point change in assumed health care cost trend rates would have the following effects on the amounts presented previously for the Horizon postretirement benefit plan:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost components	$6,300	$(5,200)

Workers’ Compensation and Black Lung—The operations of the Combined Companies are subject to federal and state workers’ compensation laws. These laws provide for the payment of benefits to disabled workers and their dependents, including lifetime benefits for black lung. The Combined Companies’ subsidiary operations are either fully insured or self-insured for their workers’ compensation and black lung obligations.

The Combined Companies recorded expenses related to self-insured workers’ compensation and black lung of $1,512 for the period January 1, 2004 to September 30, 2004 and $2,806 for the year ended December 31, 2003.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

401(k) Plan—The Combined Companies sponsor savings and retirement plans for substantially all employees. The plans match voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant’s salary with an additional matching contribution possible at the Combined Companies’ discretion. The expense under these plans for the Combined Companies was $2,488 and $1,897 for the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003, respectively.

7. Commitments and Contingencies

Coal Sales Contracts and Contingency—As of September 30, 2004, the Combined Companies had commitments under eighteen sales contracts to deliver annually scheduled base quantities of coal to fifteen customers. The contracts expire from 2004 through 2020 with the Combined Companies contracted to supply a minimum of approximately 64 million tons of coal over the remaining lives of the contracts (maximum of approximately 16 million tons in 2004). The Combined Companies also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2006 and provide the Combined Companies a minimum of approximately 5.9 million tons of coal through the remaining lives of the contracts (approximately 2.6 million tons per year). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.

Leases—The Combined Companies lease various mining, transportation and other equipment under operating and capital leases. Lease expense for the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003 was $17,711 and $23,302, respectively. Depreciation of assets under capital leases is included in depreciation expense.

The Combined Companies also lease coal lands under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the period January 1, 2004 through September 30, 2004 and the year ended December 31, 2003 was approximately $13,854 and $16,726, respectively.

Legal Matters—From time to time, the Combined Companies are involved in legal proceedings arising in the ordinary course of business. In the opinion of management the Combined Companies have recorded adequate reserves for these liabilities and there is no individual case or group of related cases pending that is likely to have a material adverse effect on the financial condition, results of operations or cash flows of the Combined Companies. With respect to any claims relating to Horizon which arose prior to November 12, 2002, such claims are subject to an automatic stay of the U.S. Bankruptcy Code. In limited circumstances, the Bankruptcy Court has lifted the stay but only to the extent of insurance coverage relating to Horizon.

Commissions—The Combined Companies have various sales and agency agreements with third parties, whereby they pay a $.10—$2.75 per ton commission on various coal sales agreements. The costs are expensed as the coal is delivered. The Combined Companies incurred commission expense of $303 for the period January 1, 2004 to September 30, 2004 and $1,706 for the year ended December 31, 2003, respectively.

Environmental Matters—Based upon current knowledge, the Combined Companies believe they are in material compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Combined Companies may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

Contract Mining Agreements—The Combined Companies perform contract-mining services for various third parties and utilize contract miners on some of its operations. Terms of the agreements generally allow either party to terminate the agreements on a short-term basis.

In October 2002, Horizon NR, LLC’s subsidiary, Mining Technologies, Inc. (MTI), entered into a five year contract for work beginning in April 2003 to provide mining services for a period of five years or until all mineable coal is removed. MTI is expected to produce and deliver a minimum of 500,000 tons per year up to a maximum of 1,500,000 tons per year. The guaranteed monthly contract tonnage shall be mutually agreed upon. Failure to meet the guaranteed contract tonnage for three consecutive months may result in termination of the contract. All work under the contract must be completed no later than March 31, 2008.

In December 2003, MTI entered into a three year contract for work beginning in January 2004 to provide mining services for a period of three years or until all mineable coal is removed. MTI is expected to produce and deliver a minimum of 50,000 tons of coal per month that has an ash content of less than fifteen percent. Failure to meet the guaranteed contract tonnage and ash requirements for three consecutive months may result in termination of the contract. All work under the contract must be completed no later than January 15, 2007.

On February 1, 2004 MTI and Lauren Land agreed to the assumption and amendment of three highwall mining system lease agreements between them. The three leases ran for various remaining terms ranging from 2004 to 2009. Subject to Bankruptcy Court approval, the agreement called for MTI to assume and amend the leases by accepting prepayment of all rentals due or to become due during the current term, plus extensions, of the three leases, and to grant to Lauren an option to purchase any or all of the leased systems for the price of $200 each. As of February 1, 2004 Lauren’s lease payment obligations for all three leases totaled $9,500. Bankruptcy Court approval was received and the transaction closed on June 18, 2004.

8. Major Customers

The Company and Predecessor Companies have coal sales to the following major customers that in any period equaled or exceeded 10% of revenues:

	2004	2003
	January 1, 2004 to September 30, 2004 Total Revenues	January 1, 2003 to December 31, 2003 Total Revenues
Customer A	$44,788	$119,817
Customer B	58,712	89,459
Customer C	36,244	42,317

9. Writedowns and Other Items

	January 1, 2004 to September 30, 2004	Year Ended December 31, 2003
Sale of mineral rights, equipment and impairment of operating assets	$10,018	$6,416
Inventory writedown and other	—	2,684

Total	$10,018	$9,100

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

After the petition date, the Combined Companies identified certain non-core assets to be sold to generate cash flow. The decision was based on the relative value of these assets to the Combined Companies and the applicability of them to the long-term mine plan. During the period of January 1, 2004 to September 30, 2004 a $13,327 loss was recognized on the sale of coal lands, a $7,736 gain on lease buyout, a loss on retirement of highwall mining system of $6,168 and other gains of $1,741.

SFAS No. 144 addresses the applicable accounting when companies are unable to generate sufficient cash flows to recover the carrying amount of its fixed assets, coal lands, contract costs, development costs and long-term advance royalties. As a result of applying SFAS No. 144 for the year ending December 31, 2003, the Combined Companies wrote down assets aggregating $6,416. These losses resulted from deteriorating market conditions, poor mining conditions and a change in mine plans.

For the year ended December 31, 2003, the Combined Companies wrote down parts inventory of $2,677 as a result of the annual physical inventory at a subsidiary warehouse and incurred other writedowns of $7.

10. Reorganization Items

	January 1, 2004 to September 30, 2004	Year Ended December 31, 2003
Bankruptcy related reorganization expenses, including professional services fees and labor costs	$(12,471)	$(23,064)

Total	$(12,471)	$(23,064)

11. Segment Information

The Company extracts, processes and markets steam and metallurgical coal from deep and surface mines for sale to electric utilities and industrial customers primarily in the eastern United States. The Company operates only in the United States with mines in the Central Appalachian and Illinois basin regions. The Company has two reportable business segments: Central Appalachian (into which four operating segments, ICG Eastern, ICG East Kentucky, ICG Knott County and ICG Hazard have been aggregated), comprised of both surface and underground mines, and ICG Illinois, representing one underground mine located in the Illinois basin. The Ancillary category includes the Company’s brokered coal functions, corporate overhead, contract highwall mining services and land activities.

The difference between segment assets and consolidated assets in the following table is the elimination of intercompany transactions including inter-segment revenues and investment in subsidiaries reflected in the elimination category. Reportable segment results for operations and cash flows for the nine months ended September 30, 2004 were as follows:

	Central Appalachian	Illinois Basin	Ancillary	Eliminations	Consolidated
Revenue	$252,669	$38,306	$83,693	$(1,285)	$373,383
EBITDA	28,376	5,243	476	—	34,095
Depreciation, depletion and amortization	20,348	2,568	4,631	—	27,547
Capital expenditures	4,309	1,263	1,052	—	6,624

Revenue in the Ancillary category consists of $63,265 relating to the Company’s brokered coal sales, $15,971 relating to contract highwall mining activities and $4,457 primarily consisting of royalty and rental income.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES

(PREDECESSOR TO INTERNATIONAL COAL GROUP, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the period January 1, 2004 to September 30, 2004 and the year ended December 31, 2003

(Dollars in thousands )

EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. EBITDA is presented because it is an important supplemental measure of the Company’s performance used by the Company’s chief operating decision maker.

Reportable segment results for operations and cash flows for the twelve months ended December 31, 2003 were as follows:

	Central Appalachian	Illinois Basin	Ancillary	Eliminations	Consolidated
Revenue	$281,488	$49,904	$151,419	$(1,741)	$481,070
EBITDA	2,915	7,438	11,050	—	21,403
Depreciation, depletion and amortization	29,239	3,954	19,061	—	52,254
Capital expenditures	11,252	784	4,901	—	16,937

Revenue in the Ancillary category consists primarily of $123,927 relating to the Company’s brokered coal sales, $13,702 relating to contract highwall mining activities and $13,790 primarily consisting of royalty and rental income.

Reconciliation of net loss to EBITDA is as follows:

	Nine months ended September 30, 2004	Twelve months ended December 31, 2003
Net loss	$(107,663)	$(176,743)
Depreciation, depletion and amortization	27,547	52,254
Interest expense	114,211	145,892

EBITDA	$34,095	$21,403

12. Restatements

Subsequent to its issuance of the Company’s financial statements, the Company’s management determined that information about its reportable segments should be included in the notes to the financial statements. As a result the Company has now included such information in Note 11.

Additionally, subsequent to the issuance of the Company’s financial statements, the Company’s management determined that certain write-offs of amounts due from/due to other Horizon subsidiaries, recorded as reorganization items in connection with preparation of carve-out financial statements (see Note 1), should not have been recorded. The effects of correcting these write-offs are summarized below:

	Period from January 1, 2004 to September 30, 2004	Year Ended December 31, 2003
Reorganization items:
As reported	$727	$(52,784)
Adjustment	(13,198)	29,720

As restated	$(12,471)	$(23,064)

ANKER COAL GROUP, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Boards of Directors and Stockholders

Anker Coal Group, Inc. and Subsidiaries

Morgantown, West Virginia

We have audited the accompanying consolidated balance sheet of Anker Coal Group, Inc. and Subsidiaries (Company) as of December 31, 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche, LLP

Louisville, Kentucky

April 22, 2005

ANKER COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$694,782	$1,165,559
Accounts receivable—trade, net of allowance of $1,612,903 and $1,194,895 at September 30, 2005 and December 31, 2004, respectively	5,981,216	9,050,468
Accounts receivable—other	4,614,437	2,311,255
Coal and supply inventory	3,430,504	4,026,612
Prepaid expenses and other	922,661	1,457,087

Total current assets	15,643,600	18,010,981
Property, plant and equipment, net	67,757,359	54,122,751
Notes receivable, net of allowance of $759,797 at December 31, 2004		500,000
Advance royalties	3,592,581	3,439,379
Other non-current assets:
Bonds and deposits	3,345,150	2,583,082
Investment in joint venture	1,048,108	434,322
Other	4,110,370	4,280,186

Total other non-current assets	8,503,628	7,297,590

Total	$95,497,168	$83,370,701

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$13,389,330	$10,281,124
Accounts payable—ICG, Inc.	2,597,318	—
Accrued expenses	8,381,069	8,253,453
Reclamation—current portion	1,888,687	105,413
Notes payable—current portion	35,185,851	14,848,690

Total current liabilities	61,442,255	33,488,680
Notes payable	10,268,842	9,699,753
Other non-current liabilities:
Reclamation	23,898,681	25,168,633
Deferred gain on sale-leaseback	8,676,425	8,832,792
Other	4,313,585	4,783,509

Total other non-current liabilities	36,888,691	38,784,934

Total liabilities	108,599,788	81,973,367

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, no par value, 1,000,000 shares authorized and issued
Paid-in capital	145,588,000	145,588,000
Accumulated deficit	(158,690,620)	(144,190,666)

Total stockholders’ equity (deficit)	(13,102,620)	1,397,334

Total liabilities and stockholders’ equity (deficit)	$95,497,168	$83,370,701

See notes to consolidated financial statements.

ANKER COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended September 30,		Year ended December 31, 2004
	2005	2004
	(unaudited)	(unaudited)
Revenues:
Coal revenue	$106,662,380	$109,749,091	$146,675,714
Freight and handling	9,071,098	8,110,366	11,415,952
Waste and blended fuel revenue	4,374,867	4,741,743	6,228,786

Total revenues	120,108,345	122,601,200	164,320,452

Costs and expenses:
Cost of coal sold (including $5,579,796 from ICG, Inc.)	114,541,637	109,309,563	145,985,163
Freight and handling costs	9,071,098	8,110,366	11,415,952
Depreciation, depletion and amortization	9,217,708	6,938,146	9,754,467
Selling, general and administrative	4,663,593	2,993,104	4,585,793

Total costs and expenses	137,494,036	127,351,179	171,741,375

Operating loss	(17,385,691)	(4,749,979)	(7,420,923)

Other income (expense):
Interest income	231,668	131,397	181,164
Interest expense	(2,207,852)	(979,190)	(1,485,481)
Other, net	4,248,135	2,898,742	5,555,196

Total other income (expense)	2,271,951	2,050,949	4,250,879

Equity in earnings (loss) of joint venture	613,786	(160,922)	(26,929)

Net loss	$(14,499,954)	$(2,859,952)	$(3,196,973)

See notes to consolidated financial statements.

ANKER COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Paid-in capital	Accumulated deficit	Total
Balances at December 31, 2003, as previously reported	$145,588,000	$(141,925,000)	$3,663,000
Prior period adjustment—see Note 13		931,307	931,307

As restated	145,588,000	(140,993,693)	4,594,307
Net loss		(3,196,973)	(3,196,973)

Balances at December 31, 2004	145,588,000	(144,190,666)	1,397,334
Net loss—September 30, 2005 (unaudited)	—	(14,499,954)	(14,499,954)

Balances at September 30, 2005 (unaudited)	$145,588,000	$(158,690,620)	$(13,102,620)

See notes to consolidated financial statements.

ANKER COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,		Year ended December 31, 2004
	2005	2004
	(unaudited)	(unaudited)
Operating Activities:
Net loss	$(14,499,954)	$(2,859,952)	$(3,196,973)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	9,217,708	6,938,146	9,754,467
Loss on sales of property, plant and equipment	7,751	11,250	105,805
Equity in loss (income) of joint venture	(613,786)	160,922	26,929
Changes in assets and liabilities:
Accounts receivable—trade	3,069,252	(3,227,103)	(1,608,549)
Accounts receivable—other	(2,011,711)	(71,050)	(1,299,892)
Coal and supply inventory	596,108	409,447	(2,023,272)
Other current assets and other assets	589,425	1,032,138	(745,043)
Advance royalties	(153,202)	(669,931)	(1,616,922)
Accounts payable	5,705,524	2,002,986	5,339,644
Accrued expenses	(497,607)	1,051,818	2,086,921
Other current and non-current liabilities	512,253	(601,448)	3,149,579

Net cash provided by operating activities	1,921,761	4,177,223	9,972,694

Investing Activities:
Expenditures for purchases of property, plant and equipment	(23,044,221)	(14,563,794)	(27,238,311)
Proceeds from sales of property, plant and equipment	7,500	151,750	151,750
Proceeds from notes receivable	500,000	—	787,979
(Deposits) withdrawals of/from bonds and deposits	(762,068)	(488,037)	176,707

Net cash used in investing activities	(23,298,789)	(14,900,081)	(26,121,875)

Financing Activities:
Principal payments on debt	(4,007,449)	(1,771,349)	(4,840,717)
Proceeds from debt	24,913,700	10,522,877	18,978,707

Net cash provided by financing activities	20,906,251	8,751,528	14,137,990

Net decrease in cash and cash equivalents	(470,777)	(1,971,330)	(2,011,191)
Cash and cash equivalents, beginning of period	1,165,559	3,176,750	3,176,750

Cash and cash equivalents, end of period	$694,782	$1,205,420	$1,165,559

Cash paid during the period for interest	$756,330	$423,929	$703,417

See notes to consolidated financial statements.

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

1. Description of Business and Significant Accounting Policies

Description of Business—Anker Coal Group, Inc. and Subsidiaries (the “Company”) was formed in August 1996 under the laws of the State of Delaware. The Company was organized in order to effect a recapitalization of its predecessor, Anker Group, Inc., which had been engaged in the production of coal since 1975. The operations of the Company and its subsidiaries, which are principally located in West Virginia and Maryland, consist of mining and selling coal from mineral rights that it owns and/or leases, as well as brokering coal from other producers.

On October 29, 2002, the Company filed petitions under Chapter 11 of the United States Bankruptcy Code (Code). On July 29, 2003, the Company’s Plan of Reorganization (Plan) was approved and the Company emerged from bankruptcy with the approval of the exit financing on October 10, 2003.

Basis of Presentation—The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The consolidated balance sheet as of September 30, 2005, consolidated statements of operations for the nine months ended September 30, 2005 and 2004, and the consolidated statements of cash flows for the nine months ended September 30, 2005 and 2004, are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results of operations for the interim periods are not indicative of the results to be expected for the year or any future period.

Principles of Consolidation—The consolidated financial statements include the accounts of Anker Coal Group, Inc. and its wholly and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents—The Company classifies highly liquid investments with original maturities of three months or less at the time of purchase as cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts—Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance. The Company does not have any off-balance sheet credit exposure related to its customers.

Coal and Supply Inventory—Coal inventory is stated at the lower of average cost or market. As of September 30, 2005 and December 31, 2004, inventories consisted of the following:

	September 30, 2005	December 31, 2004
	(unaudited)
Coal	$3,023,376	$3,673,080
Parts and supplies, net of allowance of $26,015 and $142,996	407,128	353,532

	$3,430,504	$4,026,612

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

Property, Plant and Equipment—Property, plant and equipment, including coal lands and mine development costs are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Coal land costs are depleted using the units-of-production method, based on estimated recoverable reserves. Mine development costs are amortized using the units-of-production method, based on estimated recoverable reserves. Other property, plant and equipment is depreciated using the straight-line method with estimated useful lives substantially as follows:

Years
Buildings and improvements	10 to 30
Machinery and equipment	3 to 15
Vehicles	3 to 5
Furniture and fixtures	3 to 10

Advance Royalties—The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The recoupable minimum royalty payments are capitalized and the deferred costs amortized based on the units-of-production method at a rate defined in the lease agreement once mining activities begin, or the deferred costs are expensed when mining has ceased or a decision is made not to mine on such property.

Investment in Joint Venture—The investment in joint venture, accounted for on the equity method, represents the Company’s 50% ownership in a venture with an unrelated party to mine coal on a specific property.

Coal Mine Reclamation and Mine Closure Costs—Future cost requirements for reclamation of land are estimated where surface and deep mining operations have been conducted, based on the Company’s interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding and related termination/exit costs.

The Company records these reclamation obligations under the provision of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations at fair value when the liability is incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The asset retirement costs are recorded in coal lands.

The Company expenses contemporaneous reclamation which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal lands. Annually, the end of mine reclamation and closure liability is reviewed and necessary adjustments are made, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the SFAS No. 143 year-end calculation. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated and the related accrual is increased accordingly.

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

Income Tax Provision—The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. Income taxes are recorded under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition—Coal revenue includes sales to customers of company-produced coal and coal purchased from third parties. The Company recognizes revenue from the sale of company-produced coal and brokered coal at the time title passes to the customer, which is either upon shipment or upon customer receipt of coal, based on contractual terms. Freight and handling billed to customers is included in revenues. Waste and blended fuel revenue is generated from shipments of waste fuel and blended fuel, and is recognized as revenue as shipments are made.

Asset Impairments—The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated.

Workers’ Compensation and Black Lung Benefits—The Company is liable under federal and state laws to pay workers’ compensation and pneumoconiosis (black lung) benefits to eligible employees, former employees and their dependents. The Company utilizes a state workers’ compensation and black lung fund to secure on-going obligations.

Management’s Use of Estimates—The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; inventories; coal lands; asset retirement obligations; future cash flows associated with assets; useful lives for depreciation, depletion and amortization; and income taxes. Due to the subjective nature of these estimates, actual results could differ from those estimates.

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

2. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30, 2005	December 31, 2004
	(unaudited)
Land	$4,630,028	$4,127,202
Buildings and improvements	20,976,883	19,233,942
Mine development	49,760,057	37,623,860
Machinery and equipment	62,881,873	56,830,387
Vehicles	598,978	579,096
Furniture and fixtures	3,669,350	3,451,851
Construction in progress	3,427,686	2,631,545
Mineral rights	9,567,906	9,567,906

Total property, plant and equipment	155,512,761	134,045,789
Less accumulated depreciation, depletion and amortization	87,755,402	79,923,038

Property, plant and equipment, net	$67,757,359	$54,122,751

3. Notes Payable

For the periods indicated below, notes payable consists of the following:

	September 30, 2005	December 31, 2004
	(unaudited)
Senior notes, interest at 10%	$7,000,000	$7,000,000
Note payable, interest at 8%	585,890	1,592,622
Related party note payable, interest at 8%	28,792,045	7,580,834
Related party revolving credit line, interest at 8%	4,500,000	4,500,000
Equipment notes (fixed rates ranging from 4% to 7.643%)	4,576,758	3,874,987

Total	45,454,693	24,548,443
Less: current portion	35,185,851	14,848,690

Notes payable—long-term portion	$10,268,842	$9,699,753

The senior notes represent bonds that mature in October 2013 with quarterly principal payments of $350,000 beginning in October 2008 and interest payable upon maturity. The senior notes are collateralized by substantially all of the Company’s assets.

The note payable is for worker’s compensation premiums due the state of West Virginia. Interest is fixed at 8%. The note is due in February 2006. The note payable is collateralized by substantially all of the Company’s assets.

The related party note payable is a multi-draw loan with each draw bearing an 8% fixed interest rate. The note payable agreement was amended in September 2005 extending the maturity date from September 30, 2005 to December 31, 2005. The notes are collateralized by substantially all of the Company’s assets.

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

The related party revolving credit line bears interest at 8% annually. The revolving credit line agreement was amended in September 2005 extending the maturity date from September 30, 2005 to December 31, 2005. The credit line is collateralized by substantially all of the Company’s assets.

The equipment notes have maturities ranging from April 2005 to November 2009 and are collateralized by mining equipment with a net book value of $5,202,571 at September 30, 2005 (unaudited).

At December 31, 2004, maturities of long-term debt are as follows:

Year Ending December 31
2005	$14,848,690
2006	1,034,428
2007	596,862
2008	981,121
2009	1,822,478
Thereafter	5,264,864

Total	$24,548,443

4. Deferred Gain on Sale-leaseback

On December 29, 2003, the Company sold specific coal lands to CoalQuest Development LLC (CoalQuest), a related party, for $19,000,000. The Company subsequently leased back specific coal properties and mining rights that represented approximately 8% of the coal lands sold to CoalQuest. The initial lease term is for five years and will automatically renew for additional one-year terms until all coal has been removed. The Company has the option to terminate the lease by providing written notice 90 days prior to the expiration of the then current term. The lease requires a tonnage royalty of the greater of $1.25 per ton or 4% of the average gross sales price with a 2,000,000 ton annual minimum.

For the coal lands leased back, a deferred gain of $9,200,000 was recorded. The gain is being amortized over the lease term under the units-of-production method.

5. Other Income, Net

Other income, net consists of the following for the periods indicated below:

	Nine months ended September 30,		Year ended December 31, 2004
	2005	2004
	(unaudited)	(unaudited)
Ash revenue	$1,609,646	$1,283,611	$1,637,798
Commissions revenue	636,946	526,236	1,434,934
Miscellaneous revenue	1,370,218	537,656	1,703,069
Royalty revenue	631,325	551,239	779,395

Total	$4,248,135	$2,898,742	$5,555,196

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

6. Leases

The Company leases office space under an operating lease. Lease expense related to this lease for the nine months ended September 30, 2005 and 2004 (unaudited) and year ended December 31, 2004 was approximately $180,000, $171,000 and $228,000, respectively. The lease requires minimum annual payments of $240,000 through January 2006.

The Company leases coal lands under agreements that call for royalties to be paid as the coal is mined. Total royalty expense, including related party expense discussed in Note 4, for the nine months ended September 30, 2005 and 2004 (unaudited) and year ended December 31, 2004 was $3,168,638, $3,269,129 and $4,322,000, respectively. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Certain agreements may be cancelable at the Company’s discretion.

Approximate non-cancelable future minimum royalty payments as of December 31, 2004, are as follows:

Total
2005	$1,218,620
2006	1,176,476
2007	824,583
2008	818,567
2009	813,534
Thereafter	813,118

Total	$5,664,898

7. Income Taxes

The Company files a consolidated federal income tax return. The income tax provision (benefit) is composed of the following:

	Nine months ended		Year ended December 31, 2004
	September 30, 2005	September 30, 2004
	(unaudited)	(unaudited)
Current	$	$	$
Deferred	(6,099,230)	(1,145,158)		(1,038,328)
Valuation allowance	6,099,230	1,145,158		1,038,328

Total	$	$	$

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

The following table presents the difference between the actual tax provision (benefit) and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to the income and losses before income taxes.

December 31, 2004
Federal provision (benefit) computed at statutory rate	$(1,118,941)
State income tax provision (benefit) (net of federal tax benefits and apportionment factors) computed at statutory rate	(159,849)
Valuation allowance	1,038,328
Restructuring charges	141,456
Other	99,006

$—

Significant components of the Companies’ deferred tax assets and liabilities as of December 31, 2004 are summarized as follows:

December 31, 2004
Deferred Tax Assets:
Accrued employee benefits	$2,347,632
Accrued reclamation and closure	9,725,829
Deferred income	3,365,676
Other	451,984

15,891,121
Valuation allowance	(2,622,294)

13,268,827

Deferred Tax Liabilities:
Property, mineral reserves and mine development costs	13,268,827
Other	—

13,268,827

Net deferred tax asset/liability	$—

Classified in balance sheet:
Other current assets	$241,052
Non-current liabilities	$241,052

A valuation allowance has been provided for deferred tax assets because the Company believes it is more likely than not that the deferred tax assets will not be realized.

In connection with the emergence from bankruptcy on October 10, 2003 the Company realized a gain from the cancellation of certain indebtedness (COI) of approximately $92,000,000. This gain will not be taxable since the gain resulted from the reorganization under the Bankruptcy Code. However, the Company is required, as of the beginning of its 2004 taxable year, to reduce certain tax attributes including NOL and capital loss carryforwards, credits, and tax basis in assets in an amount not to exceed such COI income.

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

As a result of this requirement the Company’s NOLs for regular tax and alternative minimum tax have been eliminated and capital loss carryforwards and alternative minimum tax credit carryforwards have also been eliminated. In addition the Company reduced the tax basis in its assets by approximately $38,588,000.

8. Benefit Plan

The Company has a contributory defined contribution retirement plan covering all employees who meet certain eligibility requirements. The plan provides for employer contributions representing 5% of compensation. The Company’s contributions amounted to approximately $618,106, $499,037 and $703,000 for the nine months ended September 30, 2005 and 2004 (unaudited) and year ended December 31, 2004, respectively.

The Company also has a 401(k) savings plan for all employees who meet eligibility requirements. The plan provides for mandatory employer contributions to match 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. Thus, the Company’s contribution could be as much as 4% of each participant’s compensation, subject to statutory limits. In addition, the Company may make discretionary contributions of 1% of employee compensation. The Company’s contributions amounted to $334,021, $233,845 and $326,000 for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004, respectively.

9. Related Party

The Company had the following balances and transactions with CoalQuest:

	For the nine months ended September 30, 2004	As of and for the nine months ended September 30, 2005	As of and for the year ended December 31, 2004
		(unaudited)
Advance royalties	$1,038,960	$1,038,960	$1,038,960
Accounts payable		97,787	70,345
Accrued expenses	1,214,617	1,196,316	1,168,384
Royalty expense	1,355,637	894,925	1,769,324

10. Commitments and Contingencies

Coal sales contracts and contingency—As of September 30, 2005 (unaudited), the Company had commitments under nine sales contracts that extend past 2005 to deliver annually scheduled base quantities of coal to seven customers. The contracts expire from 2006 through 2020 with the Company contracted to supply a minimum of approximately 43 million tons of coal over the remaining lives of the contracts (maximum of approximately 4.6 million tons in 2007). The Company also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2010 and provide the Company a minimum of approximately 4.1 million tons of coal through the remaining lives of the contracts (approximately 1.0 million tons per year). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.

As of December 31, 2004, the company had commitments under five sales contracts that extend past 2005 to deliver annually scheduled base quantities of coal to four customers. The contracts expire from 2005 through

ANKER COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

2020 with the Company contracted to supply a minimum of approximately As of December 31, 2004, the company had commitments under five sales contracts that extend past 2005 to deliver annually scheduled base quantities of coal to four customers. The contracts expire from 2005 through 2020 with the Company contracted to supply a minimum of approximately 22 million tons of coal over the remaining lives of the contracts (maximum of approximately 3.4 million tons in 2005). The Company also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2010 and provide the Company a minimum of approximately 3.6 million tons of coal through the remaining lives of the contracts (approximately .6 million tons per year). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.

Legal matters—The Company is named as defendant in various actions in the ordinary course of business. These actions generally involve disputes related to contract performance and property rights. Management is defending these matters vigorously. Management believes the ultimate disposition of these matters will not have a material adverse effect upon the financial position or results of operations of the Company.

Environmental matters—Based upon current knowledge, the Company believes it is in material compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

11. Major Customers

The Company had coal sales to the following major customers that in any period equaled or exceeded 10% of revenues:

	Nine months Ended September 30, 2004	Nine months ended September 30, 2005		Year ended December 31, 2004
	Total Revenues	Total Receivable Balance	Total Revenues	Total Receivable Balance	Total Revenues
	(unaudited)	(unaudited)
Customer A	$22,158,527	$826,691	$22,189,447	$3,253,195	$31,377,653
Customer B	20,283,707	1,699,734	16,633,422	488,537	25,146,998
Customer C	17,747,053	1,613,806	15,542,226	3,037,820	24,324,298
Customer D	13,183,868	1,273,959	13,728,160	563,485	17,734,949

12. Business Combination Agreement

The Company entered into a Business Combination Agreement (Agreement) on March 31, 2005, as amended on May 10, 2005, to become a wholly-owned subsidiary of another company. The Agreement will be affected through issuance of shares of common stock. The Agreement is subject to certain closing conditions.

13. Prior Period Adjustment

Subsequent to the issuance of the Company’s financial statements as of and for the year ended December 31, 2003, management determined income taxes payable at that date were incorrectly reported. Accordingly, a prior period adjustment of $931,307 has been recorded as of December 31, 2003, as a reduction of the previously reported accumulated deficit of $141,925,000 at that date.

COALQUEST DEVELOPMENT LLC

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

CoalQuest Development LLC

New York, New York

We have audited the accompanying balance sheet of CoalQuest Development LLC (Company) as of December 31, 2004, and the related statements of income, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

Louisville, Kentucky

April 22, 2005

COALQUEST DEVELOPMENT LLC

BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,944,691	$1,818,883
Royalties receivable	1,262,619	1,238,729
Prepaid expense	13,130	15,150

Total current assets	3,220,440	3,072,762
Coal lands, net	18,881,862	18,920,896

Total	$22,102,302	$21,993,658

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$183,397	$546,082
Interest payable	981,640	535,200

Total current liabilities	1,165,037	1,081,282
Notes payable	16,250,000	16,250,000
Deferred royalty income	1,038,960	1,038,960

Total liabilities	18,453,997	18,370,242

Members’ equity:
Paid-in capital	3,250,000	3,250,000
Retained earnings	398,305	373,416

Total members’ equity	3,648,305	3,623,416

Total liabilities and members’ equity	$22,102,302	$21,993,658

See notes to financial statements.

COALQUEST DEVELOPMENT LLC

STATEMENTS OF INCOME

	Nine months ended September 30,		Year ended December 31, 2004
	2005	2004
	(unaudited)	(unaudited)
Royalty income	$894,925	$1,355,637	$1,769,324
Operating expenses	342,086	456,444	449,112

Operating income	552,839	899,193	1,320,212
Other income (expense):
Interest income	30,623	3,355	7,934
Interest expense	(446,439)	(387,711)	(535,200)
Other income	—	—	132,607

Total other income (expense)	(415,816)	(384,356)	(394,659)

Net income	$137,023	$514,837	$925,553

See notes to financial statements.

COALQUEST DEVELOPMENT LLC

STATEMENTS OF MEMBERS’ EQUITY

	Paid-in capital	Retained earnings (deficit)	Total
Balance at January 1, 2004	$8,450,890	$(174,491)	$8,276,399
Capital contribution	1,592,243		1,592,243
Net income		925,553	925,553
Distributions	(6,793,133)	(377,646)	(7,170,779)

Balance at December 31, 2004	3,250,000	373,416	3,623,416
Net income (unaudited)		137,023	137,023
Distributions (unaudited)	—	(112,134)	(112,134)

Balance at September 30, 2005 (unaudited)	$3,250,000	$398,305	$3,648,305

See notes to financial statements.

COALQUEST DEVELOPMENT LLC

STATEMENTS OF CASH FLOWS

	Nine months ended September 30,			Year ended December 31, 2004
	2005	2004
	(unaudited)	(unaudited)
Operating activities:
Net income	$137,023		$514,837	$925,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion	39,034		62,358	79,104
Changes in assets and liabilities:
Royalties receivable	(23,890)		(299,781)	(199,769)
Prepaid expense	2,020			(15,150)
Accounts payable and accrued expenses	(362,685)		24,909	(6,835)
Interest payable	446,440		387,711	535,200

Net cash provided by operating activities	237,942		690,034	1,318,103

Financing activities:
Principal payments on debt			(11,049,110)	(11,049,110)
Proceeds from debt			16,250,000	16,250,000
Capital contributions			1,592,243	1,592,243
Distributions	(112,134)		(6,793,133)	(6,793,133)

Net cash used in financing activities	(112,134)		—	—

Net increase in cash and cash equivalents	125,808		690,034	1,318,103
Cash and cash equivalents, beginning of period	1,818,883		500,780	500,780

Cash and cash equivalents, end of period	$1,944,691		$1,190,814	$1,818,883

Supplemental disclosure of non-cash items:
Dividends declared included in accounts payable and accrued expenses	$37,130	$		$377,646

Deferred royalty income included in royalties receivable	$	$		$1,038,960

See notes to financial statements.

COALQUEST DEVELOPMENT LLC

NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

1. Description of Business and Significant Accounting Policies

Description of Business—CoalQuest Development LLC (the “Company”) was formed in December 2003 under the laws of the State of Delaware. The Company is a property holding company which holds and leases land consisting of coal lands. The Company is a related party with its only customer due to certain common ownership.

Basis of Presentation—The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The balance sheet as of September 30, 2005, statements of operations for the nine months ended September 30, 2005 and 2004 and the statements of cash flows for the nine months ended September 30, 2005 and 2004 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results of operations for the interim periods are not indicative of the results to be expected for the year or any future period.

Cash Equivalents—The Company classifies highly liquid investments with original maturities of three months or less at the time of purchase as cash equivalents.

Royalties Receivable—Royalties receivable are recorded at the invoiced amount and do not bear interest. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company does not have any off-balance sheet credit exposure related to its customers.

Coal Lands—Coal lands are recorded at the cost purchased from a related party. These reserves are depleted to the estimated land value using the units-of-production method, based on estimated recoverable reserves.

Coal Mine Reclamation and Mine Closure Costs—Future cost requirements for reclamation of land owned by the Company where surface and deep mining operations have been conducted are the responsibility of the Company’s related party customer as set out in the lease agreement.

Income Taxes—The Company is a limited liability corporation for federal and state income tax purposes. Accordingly, the members report the Company’s taxable income or loss on their individual tax returns.

Deferred Royalty Income—The Company’s related party customer has a minimum royalty tonnage requirement of 2,000,000 tons per year. Any tons short of the annual minimum can be recouped in the subsequent five years. The Company records the royalty on the difference between tons actually mined and the minimum tonnage requirement as deferred royalty income and will amortize the deferred amounts into income when the related party customer exceeds the minimum tonnage requirement.

Revenue Recognition—Royalty income includes contractual obligations of the related party customer to pay for the amount of coal mined during the year, on Company owned property. The royalty revenue rate of the greater of $1.25 per ton or 4% of the average gross sales price was negotiated between the related parties, which royalty rate cannot be presumed to be carried out on an arm’s length basis.

Management’s Use of Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

COALQUEST DEVELOPMENT LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004

financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; coal lands; future cash flows associated with assets; and useful lives for depletion. Due to the subjective nature of these estimates, actual results could differ from those estimates.

2. Coal Lands

Coal lands consist of the following as of:

	September 30, 2005	December 31, 2004
	(unaudited)
Coal lands	$19,000,000	$19,000,000
Less accumulated depletion	(118,138)	(79,104)

Coal lands, net	$18,881,862	$18,920,896

3. Notes Payable

Notes payable consists of notes payable to members of $16,250,000 at September 30, 2005 (unaudited) and December 31, 2004. Interest is fixed at 3.49%. The notes are due on January 29, 2009 with interest due at maturity.

4. Business Combination Agreement

The Company entered into a Business Combination Agreement (Agreement) on March 31, 2005 as amended on May 10, 2005, to become a wholly-owned subsidiary of another company. The Agreement will be affected through issuance of shares of common stock. The Agreement is subject to certain closing conditions.

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware Corporations

Delaware General Corporation Law Indemnification Provisions applicable to International Coal Group, Inc., Anker Coal Group, Inc., Anker Energy Corporation, Anker Group, Inc., ICG, Inc., Marine Coal Sales Company, Simba Group, Inc., Upshur Property, Inc., and Vantrans, Inc.

Pursuant to Section 145(a) of the DGCL, each of International Coal Group, Inc., Anker Coal Group, Inc., Anker Energy Corporation, Anker Group, Inc., ICG, Inc., Marine Coal Sales Company, Simba Group, Inc., Upshur Property, Inc., and Vantrans, Inc. (collectively, the “Delaware Corporations”) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of a Delaware Corporation or is or was serving at the Delaware Corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of each Delaware Corporation, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), no Delaware Corporation shall indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to it unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Delaware Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was lawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Charter and/or Bylaw Indemnification Provisions of International Coal Group, Inc., Anker Coal Group, Inc., Anker Energy Corporation, Anker Group, Inc., ICG, Inc., Marine Coal Sales Company, Simba Group, Inc., Upshur Property, Inc., and Vantrans, Inc.

As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, the certificates of incorporation and bylaws for each Delaware Corporation include provisions eliminating the personal liability of the Delaware Corporations’ officers and directors.

The indemnification provisions contained in each Delaware Corporation’s certificate of incorporation and/or bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise.

International Coal Group, Inc.

As permitted by Sections 102, 145 and 174 of the DGCL, International Coal Group, Inc.’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide for indemnification of its officers and directors and provide that:

•	No director of International Coal Group, Inc. shall be held personally liable to the company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the company, to the fullest extent permitted under Delaware law;

•	International Coal Group, Inc. shall indemnify any person who is made a party or threatened to be made a party to any threatened, pending or completed action, by reason of the fact that he or she is or was a director or an officer of International Coal Group, Inc. or any of its subsidiaries, or is or was serving at the request of International Coal Group, Inc. as a director, officer, employee or agent of another company or of a partnership, joint venture, trust employee benefit program, or other enterprise, to the fullest extent permitted by Delaware law;

•	International Coal Group, Inc. may advance expenses incurred by a director, officer, employee or agent in connection with a legal proceeding to the fullest extent permitted by Delaware law, upon an undertaking by that person to repay promptly such amount if it is determined that the person is not entitled to indemnification;

•	International Coal Group, Inc. will maintain insurance on behalf of International Coal Group, Inc.’s directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status; and

•	International Coal Group, Inc. may indemnify and advance expenses, to the same extent as directors and officers, to any employee or agent of the company.

Anker Coal Group, Inc.

As permitted by Sections 102, 145 and 174 of the DGCL, Anker Coal Group, Inc.’s Fourth Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors and provide that Anker Coal Group, Inc.:

•	Shall indemnify any person who is made a party to or threatened to be made a party to any action by reason of the fact that he is or was a legal representative, is or was a director or officer of the corporation, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at the request of the corporation, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by Delaware law;

•	Shall indemnify any director or officer and his heirs, executors, or estate to the fullest extent permitted by Delaware law;

•	May advance expenses incurred by a director, officer, or other person entitled to indemnification in connection with a legal proceeding to the fullest extent permitted by Delaware law;

•	Shall indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation by reason of the fact that he or she is or was a director officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of, or participant in another corporation partnership, joint venture, trust or other enterprise, except if that person is liable for negligence or misconduct in the performance of his or her duty to the corporation or if the Delaware Court of Chancery determines that the person is entitled to indemnity; and

•	Will maintain insurance on behalf of Anker Coal Group, Inc.’s directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Anker Energy Corporation and Marine Coal Sales Company

As permitted by Sections 102, 145 and 174 of the DGCL, each of Anker Energy Corporation’s Certificate of Incorporation and By-laws and Marine Coal Sales Company’s Certificate of Incorporation and First Amended and Restated By-laws provide for indemnification of their respective officers and directors. Anker Energy Corporation and Marine Coal Sales Company’s respective certificates of incorporation and/or by-laws state that each shall indemnify any person (and his heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives and assigns) who is made a party to or threatened to be made a party to any action, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, to the fullest extent permitted by Delaware law.

Anker Group, Inc. and Simba Group, Inc.

As permitted by Sections 102, 145 and 174 of the DGCL, each of Anker Group, Inc.’s Restated Certificate of Incorporation and Third Amended By-laws and Simba Group, Inc.’s Certificate of Incorporation and By-laws provide for indemnification of their respective officers and directors and state that each:

•	Shall indemnify any person (and his heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives and assigns) who is made a party to or threatened to be made a party to any action, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, to the fullest extent permitted by Delaware law; and

•	May advance expenses incurred by a director or officer in connection with a legal proceeding to the fullest extent permitted by Delaware law, upon an undertaking by that person to pay the expenses back if it is ultimately determined that he was not entitled to indemnification.

ICG, Inc.

As permitted by Sections 102, 145 and 174 of the DGCL, ICG, Inc.’s Second Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors and state that ICG, Inc.:

•	Shall indemnify any person who is made a party to or threatened to be made a party to any action by reason of the fact that he is or was a legal representative, is or was a director or officer of the corporation, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at the request of the corporation, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by Delaware law;

•	Shall indemnify any director or officer and his heirs, executors, or estate to the fullest extent permitted by Delaware law;

•	May advance expenses incurred by a director, officer, or other person entitled to indemnification in connection with a legal proceeding to the fullest extent permitted by Delaware Law;

•

Shall indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of, or participant in another corporation partnership, joint venture, trust or other enterprise, except if that person is liable for negligence or misconduct in the performance of his or her duty to the corporation or if the Delaware Court of Chancery determines that the person is entitled to indemnity; and

•	May maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Upshur Property, Inc.

As permitted by Sections 102, 145 and 174 of the DGCL, Upshur Property, Inc.’s Certificate of Incorporation provides for indemnification of its directors. Upshur Property, Inc.’s Certificate of Incorporation states that a director of Upshur Property, Inc. shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or for liability imposed under Section 174 of the DGCL, or for any transaction from which such director derived an improper personal benefit. Upshur Property, Inc.’s by-laws do not contain any indemnification provisions.

Vantrans, Inc.

As permitted by Sections 102, 145 and 174 of the DGCL, Vantrans, Inc.’s Certificate of Incorporation and By-laws provide for indemnification of its officers and directors. Vantrans Inc.’s Certificate of Incorporation and/or By-laws state that Vantrans, Inc. shall indemnify any person (and his heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives and assigns) who is made a party to or threatened to be made a party to any action (including an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, to the fullest extent permitted by Delaware law.

Delaware Limited Liability Companies

Delaware Limited Liability Company Act Indemnification Provisions for CoalQuest Development LLC, ICG, LLC, ICG ADDCAR Systems, LLC, ICG Beckley, LLC, ICG Eastern, LLC, ICG Eastern Land, LLC, ICG East Kentucky, LLC, ICG Hazard, LLC, ICG Hazard Land, LLC, ICG Illinois, LLC, ICG Knott County, LLC, ICG Natural Resources, LLC and ICG Tygart Valley, LLC

As permitted by the Delaware Limited Liability Company Act, or the DLLCA, the limited liability company agreement of each of CoalQuest Development LLC, ICG, LLC, ICG ADDCAR Systems, LLC, ICG Beckley, LLC, ICG Eastern, LLC, ICG Eastern Land, LLC, ICG East Kentucky, LLC, ICG Hazard, LLC, ICG Hazard Land, LLC, ICG Illinois, LLC, ICG Knott County, LLC, ICG Natural Resources, LLC and ICG Tygart Valley, LLC (collectively the “Delaware LLCs”) include provisions eliminating the personal liability of the Delaware LLC’s directors if it is determined that the director did not act in bad faith, did not involve intentional misconduct, did not knowingly violate the law, and did not knowingly receive a personal financial profit or other advantage to which he or she was not entitled.

The DLLCA also provides that a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands brought against that person, subject only to the provisions included in the company’s limited liability company agreement.

Limited Liability Company Agreement Provisions for CoalQuest Development LLC, ICG, LLC, ICG ADDCAR Systems, LLC, ICG Beckley, LLC, ICG Eastern, LLC, ICG Eastern Land, LLC, ICG East Kentucky, LLC, ICG Hazard, LLC, ICG Hazard Land, LLC, ICG Illinois, LLC, ICG Knott County, LLC, ICG Natural Resources, LLC and ICG Tygart Valley, LLC

ICG, LLC, ICG ADDCAR Systems, LLC, ICG Beckley, LLC, ICG Eastern, LLC, ICG Eastern Land, LLC, ICG East Kentucky, LLC, ICG Hazard, LLC, ICG Hazard Land, LLC, ICG Illinois, LLC, ICG Knott County, LLC, ICG Natural Resources, LLC, ICG Tygart Valley, LLC and CoalQuest Development LLC

As permitted by Section 18-808 of the DLLCA the Limited Liability Company Agreements of each of ICG, LLC, ICG ADDCAR Systems, LLC, ICG Beckley, LLC, ICG Eastern, LLC, ICG Eastern Land, LLC, ICG East Kentucky, LLC, ICG Hazard, LLC, ICG Hazard Land, LLC, ICG Illinois, LLC, ICG Knott County, LLC, ICG Natural Resources, LLC and ICG Tygart Valley, LLC (the “ICG Delaware LLCs”) and CoalQuest Development LLC’s Second Amended and Restated Limited Liability Company Agreement provide for indemnification of the respective officers and directors of each of the ICG Delaware LLCs and CoalQuest Development LLC. Each Limited Liability Company Agreement of each of the ICG Delaware LLCs and CoalQuest Development LLC’s Second Amended and Restated Limited Liability Company Agreement states that:

•	No director, member, officer, employee or agent of each ICG Delaware LLC will be liable for damages for any act performed by them or failure to act, unless it is determined that such person acted in bad faith, involved intentional misconduct, knowingly violated the law, or knowingly gained a personal financial profit or other advantage that such person knew he was not entitled to;

•	Each ICG Delaware LLC and CoalQuest Development LLC shall indemnify its members, directors, officers, employees and agents to the fullest extent permitted under the DLLCA; and

•	Each ICG Delaware LLC and CoalQuest Development LLC shall advance expenses incurred by any member, director, officer, employee or agent upon an undertaking by that person to repay promptly such amount if it is determined that the person is not entitled to indemnification.

Virginia Corporations

Virginia Stock Corporation Act Indemnification Provisions Applicable to White Wolf Energy, Inc.

Articles 697 and 702 of The Virginia Stock Corporation Act, or the VSCA, permit a corporation to indemnify a current or former director or officer against liability incurred as a party to a proceeding arising from his role as an officer or director of the company if the director or officer conducted himself in good faith and believed that his conduct was in the best interests, or not opposed to the best interests, of the corporation, and, in the case of criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. Absent a court order, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if the director or officer has met the aforementioned standards of conduct. A corporation also may not indemnify any director or officer found liable for receiving an improper personal benefit.

Pursuant to Articles 698 and 702 of the VSCA, a corporation must indemnify against reasonable expenses any current or former director or officer who entirely prevails in the defense of any proceeding arising from his role as an officer or director of the company to which he was a party. Article 700.1 of the VSCA permits a director or officer to apply for a court order directing the corporation to make advances or reimbursement for expenses or to provide indemnification.

Article 703 of the VSCA permits a corporation to purchase and maintain insurance against liability on behalf of a current or former officer or director or a person who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other entity.

Articles 698 and 702 of the VSCA require White Wolf Energy, Inc. to indemnify any director or officer who entirely prevails in the defense of any proceeding arising from his role as an officer or director of the company against reasonable expenses incurred by him in connection with the proceeding.

There are no indemnification provisions found in White Wolf Energy, Inc.’s Articles of Incorporation or Bylaws.

West Virginia Corporations

West Virginia Business Corporation Act Indemnification Provisions applicable to Anker Power Services, Inc., Bronco Mining Company, Inc., Hawthorne Coal Company, Inc., Heather Glen Resources, Inc., Juliana Mining Company, Inc., King Knob Coal Company, Inc., Melrose Coal Company, Inc., New Allegheny Land Holding Company, Inc., Patriot Mining Company, Inc., Vindex Energy Corporation and Wolf Run Mining Company, Inc.

Section 31D-8-851 and 31D-8-856 of the WVBCA provides in part that each West Virginia corporation may indemnify any director or officer against liability in an action arising from his role as a director or officer of the company (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if the director or officer has met the aforementioned standards of conduct. Absent a court order, a director or officer may not be indemnified if he is found to have received a financial benefit to which he was not entitled. A West Virginia corporation may provide for additional indemnification in the corporation’s articles of incorporation.

Under Sections 31D-8-852 and 31D-8-856 of the WVBCA, a corporation must indemnify against reasonable expenses a director or officer who was wholly successful on the merits in an action arising from his role as an officer or director of the company. Section 31D-8-853 permits the West Virginia Corporations to advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard. Under Section 31D-8-856(c), an officer may apply to a circuit court pursuant to Section 31D-8-854 for advancement of expenses to the same extent to which a director may be entitled to advancement of expenses.

Section 31D-8-857 permits the West Virginia Corporations to purchase and maintain insurance against liability on behalf of a current officer or director, whether or not the corporation would have power to indemnify or advance expenses against him.

Charter and Bylaw Provisions for Anker Power Services, Inc., Bronco Mining Company, Inc., Hawthorne Coal Company, Inc., Heather Glen Resources, Inc., Juliana Mining Company, Inc., Melrose Coal Company, Inc., New Allegheny Land Holding Company, Inc., Patriot Mining Company, Inc., Vindex Energy Corporation and Wolf Run Mining Company, Inc.

As permitted by Section 31D-8-851 of the West Virginia Business Corporation Act, or the WVBCA, the certificates of incorporation and bylaws for each of Anker Power Services, Inc., Bronco Mining Company, Inc., Hawthorne Coal Company, Inc., Heather Glen Resources, Inc., Juliana Mining Company, Inc., King Knob Coal Company, Inc., Melrose Coal Company, Inc., New Allegheny Land Holding Company, Inc., Patriot Mining Company, Inc., Vindex Energy Corporation and Wolf Run Mining Company, Inc. include provisions eliminating the personal liability of each West Virginia Corporation’s officers and directors.

Anker Power Services, Inc.

As permitted by Article 8, Part 5 of Chapter 31D of the WVBCA, Anker Power Services, Inc.’s By-laws provide for indemnification of its officers and directors and state that Anker Power Services, Inc.:

•	Shall indemnify any person who serves, or has served, as a director, officer, employee or agent or who serves or has served as a director, officer, partner, employee or agent of any other corporation, partnership, joint venture, trust, or enterprise at the request of Anker Power Services, Inc. in connection with any threatened, pending or completed action, to the fullest extent permitted by West Virginia law;

•	May advance expenses incurred by any person entitled to indemnification in connection with a legal proceeding, to the fullest extent permitted by West Virginia law; and

•	May maintain insurance on behalf of any director, officer, partner, employee or agent, insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Anker Power Services, Inc.’s certificate of incorporation does not contain any indemnification provisions.

Bronco Mining Company, Inc., Juliana Mining Company, Inc., Patriot Mining Company, Inc., Wolf Run Mining Company, Inc. and King Knob Coal Company, Inc.

As permitted by Article 8, Part 5 of Chapter 31D of the WVBCA, Bronco Mining Company, Inc., Juliana Mining Company, Inc., Patriot Mining Company, Inc., Wolf Run Mining Company, Inc. and King Knob Coal Company, Inc.’s by-laws provide for indemnification of their respective officers and directors. Bronco Mining Company, Inc., Juliana Mining Company, Inc., Patriot Mining Company, Inc., Wolf Run Mining Company, Inc. and King Knob Coal Company, Inc.’s by-laws state that each shall indemnify any person (and his heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives and assigns) who is made a party to or threatened to be made a party to any action, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, to the fullest extent permitted by West Virginia law.

None of Bronco Mining Company, Inc., Juliana Mining Company, Inc., Patriot Mining Company, Inc., Wolf Run Mining Company, Inc. or King Knob Coal Company, Inc.’s certificates of incorporation contain any indemnification provisions.

Hawthorne Coal Company, Inc., Heather Glen Resources, Inc., and Melrose Coal Company, Inc.

As permitted by Article 8, Part 5 of Chapter 31D of the WVBCA, each of Hawthorne Coal Company, Inc., Heather Glen Resources, Inc. and Melrose Coal Company, Inc.’s bylaws contain provisions that provide for indemnification of their respective officers and directors and state that each:

•	Shall indemnify any person who serves, or has served, as a director, officer, employee or agent or who serves or has served as a director, officer, partner, employee or agent of any other corporation, partnership, joint venture, trust, or enterprise at the request of Hawthorne Coal Company, Inc. in connection with any threatened, pending or completed action, to the fullest extent permitted by West Virginia law;

•	May advance expenses incurred by any person entitled to indemnification in connection with a legal proceeding, to the fullest extent permitted by West Virginia law; and

•	May maintain insurance on behalf of any such director, officer, employee or agent against liability asserted against him or her in his or her capacity as such, whether or not the corporation would have the power to indemnify him or her.

None of Hawthorne Coal Company, Inc., Heather Glen Resources, Inc. or Melrose Coal Company, Inc.’s certificates of incorporation contain any indemnification provisions.

New Allegheny Land Holding Company, Inc.

As permitted by Article 8, Part 5 of Chapter 31D of the WVBCA, New Allegheny Land Holding Company, Inc.’s By-laws provide for indemnification of its officers and directors and state that:

•	New Allegheny Land Holding Company, Inc. shall indemnify any person who is made a party to or threatened to be made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by West Virginia law;

•	New Allegheny Land Holding Company, Inc. shall only grant indemnification to a person if a majority of the Board of Directors votes to indemnify or a court orders indemnification;

•	New Allegheny Land Holding Company, Inc. may advance expenses incurred by any director, officer employee or agent upon an undertaking by that person to repay such amount if it is ultimately determined that he is not entitled to indemnification; and

•	The right of indemnification provided by the bylaws are in addition to any rights to which a director, officer, employee or agent is otherwise entitled to under contract or vote of shareholder.

New Allegheny Land Holding Company, Inc.’s certificate of incorporation does not contain any indemnification provisions.

Vindex Energy Corporation

There are no additional indemnification provisions found in Vindex Energy Corporation’s Articles of Incorporation or the Bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Exhibit	Note

1.1	Purchase Agreement, dated June 20, 2006, by and among ICG, UBS Securities LLC, J.P. Morgan Securities Inc., Goldman, Sachs & Co., Banc of America Securities LLC and Wachovia Capital Markets, LLC	(I	)

2.1	Business Combination Agreement among International Coal Group, Inc. (n/k/a ICG, Inc.), ICG Holdco, Inc. (n/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., dated as of March 31, 2005	(B	)

2.2	First Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., dated as of May 10, 2005	(B	)

2.3	Second Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., effective as of June 29, 2005	(C	)

2.4	Business Combination Agreement among International Coal Group, Inc. (n/k/a ICG, Inc.), ICG Holdco, Inc. (n/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC, dated as of March 31, 2005	(B	)

2.5	First Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC, dated as of May 10, 2005	(B	)

2.6	Second Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC, effective as of June 29, 2005	(C	)

3.1	Form of Second Amended and Restated Certificate of Incorporation of International Coal Group, Inc.	(E	)

3.2	Form of Second Amended and Restated By-laws of International Coal Group, Inc.	(F	)

3.3	Fifth Amended and Restated Certificate of Incorporation of Anker Coal Group, Inc.	(J	)

3.4	Bylaws of Anker Coal Group, Inc.	(J	)

3.5	Restated Certificate of Incorporation of Anker Group, Inc.	(J	)

3.6	Third Amended By-Laws of Anker Group, Inc. (f/k/a Vebe International, Inc.)	(J	)

3.7	Articles of Incorporation of Anker Power Services, Inc. (f/k/a Anker Power Projects, Inc.)	(J	)

3.8	Bylaws of Anker Power Services, Inc. (f/k/a Anker Power Projects, Inc.)	(J	)

3.9	Articles of Incorporation of Bronco Mining Company, Inc.	(J	)

3.10	By-laws of Bronco Mining Company, Inc.	(J	)

3.11	Certificate of Formation of CoalQuest Development LLC	(J	)

Exhibit Number	Description of Exhibit	Note

3.12	Second Amended and Restated Limited Liability Company Agreement of CoalQuest Development LLC	(J	)

3.13	Articles of Incorporation of Hawthorne Coal Company, Inc. (f/k/a Anker Development, Inc.)	(J	)

3.14	Bylaws of Hawthorne Coal Company, Inc. (f/k/a Anker Development, Inc.)	(J	)

3.15	Articles of Incorporation of Heather Glen Resources, Inc.	(J	)

3.16	Bylaws of Heather Glen Resources, Inc.	(J	)

3.17	Certificate of Incorporation of Hunter Ridge Coal Company (f/k/a Vitol-Anker Holding, Inc., Anker Holding, Inc. and Anker Energy Corporation)	(J	)

3.18	By-laws of Hunter Ridge Coal Company (f/k/a Vitol-Anker Holding, Inc., Anker Holding, Inc. and Anker Energy Corporation)	(J	)

3.19	Certificate of Formation of ICG ADDCAR Systems, LLC	(J	)

3.20	Limited Liability Company Agreement of ICG ADDCAR Systems, LLC	(J	)

3.21	Certificate of Formation of ICG Beckley, LLC	(J	)

3.22	Limited Liability Company Agreement of ICG Beckley, LLC	(J	)

3.23	Certificate of Formation of ICG Eastern Land, LLC	(J	)

3.24	Limited Liability Company Agreement of ICG Eastern Land, LLC	(J	)

3.25	Certificate of Formation of ICG Eastern, LLC	(J	)

3.26	Limited Liability Company Agreement of ICG Eastern, LLC	(J	)

3.27	Certificate of Formation of ICG East Kentucky, LLC	(J	)

3.28	Limited Liability Company Agreement of ICG East Kentucky, LLC	(J	)

3.29	Certificate of Formation of ICG Hazard Land, LLC	(J	)

3.30	Limited Liability Company Agreement of ICG Hazard Land, LLC	(J	)

3.31	Certificate of Formation of ICG Hazard, LLC	(J	)

3.32	Limited Liability Company Agreement of ICG Hazard, LLC	(J	)

3.33	Certificate of Formation of ICG Illinois, LLC	(J	)

3.34	Limited Liability Company Agreement of ICG Illinois, LLC	(J	)

3.35	Second Amended and Restated Certificate of Incorporation of ICG, Inc.	(J	)

3.36	Bylaws of ICG, Inc.	(J	)

3.37	Certificate of Formation of ICG Knott County, LLC	(J	)

3.38	Limited Liability Company Agreement of ICG Knott County, LLC	(J	)

3.39	Certificate of Formation of ICG, LLC	(J	)

3.40	Limited Liability Company Agreement of ICG, LLC	(J	)

3.41	Certificate of Formation of ICG Natural Resources, LLC	(J	)

3.42	Limited Liability Company Agreement of ICG Natural Resources, LLC	(J	)

3.43	Certificate of Formation of ICG Tygart Valley, LLC	(J	)

Exhibit Number	Description of Exhibit	Note
3.44	Limited Liability Company Agreement of ICG Tygart Valley, LLC	(J	)

3.45	Articles of Incorporation of Juliana Mining Company, Inc.	(J	)

3.46	By-laws of Juliana Mining Company, Inc.	(J	)

3.47	Agreement of Incorporation of King Knob Coal Co., Inc.	(J	)

3.48	By-laws of King Knob Coal Co., Inc.	(J	)

3.49	Certificate of Incorporation of Marine Coal Sales Company (f/k/a Conas Trading Corporation)	(J	)

3.50	First Amended and Restated By-laws of Marine Coal Sales Company	(J	)

3.51	Articles of Incorporation of Melrose Coal Company, Inc.	(J	)

3.52	Bylaws of Melrose Coal Company, Inc.	(J	)

3.53	Articles of Incorporation of New Allegheny Land Holding Company, Inc.	(J	)

3.54	By-laws of New Allegheny Land Holding Company, Inc.	(J	)

3.55	Agreement of Incorporation of Patriot Mining Company, Inc.	(J	)

3.56	Amended and Restated By-laws of Patriot Mining Company, Inc.	(J	)

3.57	Certificate of Incorporation of Simba Group, Inc.	(J	)

3.58	By-laws of Simba Group, Inc.	(J	)

3.59	Certificate of Incorporation of Upshur Property, Inc.	(J	)

3.60	By-laws of Upshur Property, Inc.	(J	)

3.61	Certificate of Incorporation of Vantrans, Inc.	(J	)

3.62	By-laws of Vantrans, Inc.	(J	)

3.63	Articles of Incorporation of Vindex Energy Corporation	(J	)

3.64	Bylaws of Vindex Energy Corporation	(J	)

3.65	Articles of Incorporation of White Wolf Energy, Inc. (f/k/a Anker-Virginia Mining Company, Inc.)	(J	)

3.66	Bylaws of White Wolf Energy, Inc. (f/k/a Anker-Virginia Mining Company, Inc.)	(J	)

3.67	Articles of Incorporation of Wolf Run Mining Company (f/k/a Philippi Development, Inc. and Anker West Virginia Mining Company, Inc.)	(J	)

3.68	Amended By-laws of Wolf Run Mining Company (f/k/a Philippi Development, Inc. and Anker West Virginia Mining Company, Inc.)	(J	)

4.1	Registration Rights Agreement by and between International Coal Group, Inc., WLR Recovery Fund II, L.P., Contrarian Capital Management LLC, Värde Partners, Inc., Greenlight Capital, Inc., and Stark Trading, Shepherd International Coal Holdings Inc.	(B	)

4.2	Form of Registration Rights Agreement between International Coal Group, Inc. and certain former Anker Stockholders and CoalQuest members	(C	)

4.3	Registration Rights Agreement, dated June 23, 2006, by and among ICG, the guarantors party thereto, UBS Securities LLC, J.P. Morgan Securities Inc., Goldman, Sachs & Co., Banc of America Securities LLC and Wachovia Capital Markets, LLC	(I	)

4.4	Indenture, dated June 23, 2006, by and among ICG, the guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee	(I	)

Exhibit Number	Description of Exhibit	Note
4.5	Form of exchange note (included in Exhibit 4.1)	(I	)

4.6	Form of guarantee (included in Exhibit 4.1)	(I	)

5.1	Legal Opinion of Jones Day	(J	)

5.2	Legal Opinion of Jackson Kelly PLLC	(J	)

5.3	Legal Opinion of Penn, Stuart & Eskridge, P.C.	(J	)

10.1	Second Amended and Restated Credit Agreement, dated June 23, 2006, by and among ICG, LLC, as borrower, the guarantors party thereto, the lenders party thereto, J.P. Morgan Securities Inc. and UBS Securities LLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. and CIT Capital Securities LLC, as co-syndication agents, Bank of America, N.A. and Wachovia Bank, N.A. as codocumentation agents, JPMorgan Chase Bank, N.A. as an issuing bank, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as an issuing bank, administrative agent and collateral agent	(I	)

10.2	Security Agreement dated as of September 30, 2004 among ICG, LLC and the guarantors party thereto and UBS AG, Stamford Branch, as Collateral Agent	(A	)

10.3	Advisory Services Agreement effective as of October 1, 2004 between International Coal Group, LLC and W.L. Ross & Co. LLC	(A	)

10.4	Employment Agreement dated March 14, 2005 by and between Bennett K. Hatfield and International Coal Group, Inc.	(A	)

10.5	Employment Agreement dated April 25, 2005 by and between Roger L. Nicholson and International Coal Group, Inc.	(B	)

10.6	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan	(D	)

10.7	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Incentive Stock Option Agreement	(D	)

10.8	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Non-Qualified Stock Option Agreement	(D	)

10.9	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Restricted Share Agreement	(D	)

10.10	Form of Indemnification Agreement

10.11	Fee Lease between Kentucky Union Company, lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of Flint Ridge Surface Mine, amended by:	(C	)

(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC

10.12	Fee Lease between Pocahontas Development Corp., lessor, and ICG East Kentucky, LLC (assigned from Sunny Ridge Enterprises, Inc.), lessee, of Blackberry Creek Surface Mine, amended by:	(C	)

(a) Supplemental Lease and Agreement, dated May 26, 1998

(b) Supplemental Lease and Agreement, dated October 27, 1998

(c) Supplemental Lease and Agreement, dated November 22, 1999

(d) Supplemental Lease and Agreement, dated May 30, 2001

(e) Partial Lease and Amendment of Lease, dated August 21, 2003

(f) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG East Kentucky, LLC

Exhibit Number	Description of Exhibit	Note
10.13	Coal Lease between N&G Holdings Company, lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of Vicco Surface Mine, amended by:	(C	)

(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC

10.14	Coal Lease between Knight-Ink Heirs, lessor, and ICG Eastern, LLC (assigned from Cherry River Coal and Coke Company), lessee, of Birch River Mine, amended by:	(C	)

(a) Partial Assignment of Lease, dated September 20, 1984, assigning to Twin River Coal Co.

(b) General Conveyance, Assignment and Transfer, dated December 8, 1988, assigning to Island Creek Coal Co.

(c) Assignment, dated December 12, 1990, assigning to Laurel Run Mining Co.

(d) Consent Letter, dated as of October 25, 1995

(e) Partial Assignment, dated October 30, 1995, assigning to East Kentucky Energy Corp.

(f) Assignment, dated October 30, 1995, assigning to East Kentucky Energy Corp.

(g) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC

10.15	Surface Lease between NGHD Lands, et al., lessor, and ICG Eastern, LLC (assigned from Coastal Coal-West Virginia, LLC), lessee, of Birch River Mine, amended by:	(C	)

(a) Lease and Sublease Agreement, dated March 14, 2001

(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001

(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC

10.16	Surface Lease between NGHD Lands, et al., lessor, and ICG Eastern, LLC (assigned from Coastal Coal-West Virginia, LLC), lessee, of Birch River Mine, amended by:	(C	)

(a) Lease and Sublease Agreement, dated March 14, 2001

(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001

(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC

10.17	Fee Lease between M-B, LLC, lessor, and ICG Eastern, LLC (assigned from ANR Coal Development Company), lessee, of Birch River Mine, amended by:	(C	)

(a) Lease and Sublease Agreement, dated March 14, 2001

(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001

(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC

10.18	Fee Lease between ACIN (successor-in-interest to CSTL, LLC), lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of County Line and Rowdy Gap Mines, amended by:	(C	)

(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC

Exhibit Number	Description of Exhibit	Note
10.19	Fee Lease between Kentucky River Properties, LLC, lessor, and ICG Hazard, LLC (assigned from Shamrock Coal Company), lessee, of Rowdy Gap and Thunder Ridge Mines, amended by:	(C	)

(a) Agreement of Assignment, dated July 8, 1992, assigning to Ray Coal Company, Inc.

(b) Assignment and Assumption Agreement, dated June 30, 1994, assigning to Iker-Bandy, Co.

(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC

10.20	Fee Lease between Bach, et al., lessor, and ICG Hazard, LLC (assigned from Ark Land Company), lessee, of the Flint Ridge preparation plant site, amended by:	(C	)

(a) Consent to Sublease, dated and effective October 28, 1982

(b) Sublease Agreement, dated and effective October 28, 1982

(c) Consent to Assignment of Lease, Estoppel Certificate and Amendment of Lease, dated October 26, 1998

(d) Assignment of Lease, dated November 25, 1998, assigning to Leslie Resources, Inc.

10.21	Lease between Allegany Coal and Land Company, lessor, and Patriot Mining Company, Inc., lessee, of Allegany County, Maryland Mine, including:	(C	)

(a) Amendment 1, dated and effective June 7, 1999

(b) Amendment 2, dated and effective August 31, 1999

(c) Amendment 3, dated and effective June 1, 2000

(d) Amendment 4, dated and effective June 1, 2001

(e) Default Letter, dated and effective May 6, 2002

(f) Letter Agreement, dated and effective May 8, 2002

10.21	Lease between The Crab Orchard Coal and Land Company, lessor, and Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company), ICG Beckley LLC (successor-in-interest to Winding Gulf Coals, Inc.), lessee, of Beckley Mine, including:	(C	)

(a) Modification and Amendment, dated and effective December 28, 1970

(b) Second Modification and Amendment, dated and effective August 22, 1974

(c) Agreement and Partial Surrender and Release, dated and effective October 13, 1980

(d) Amendment, dated and effective January 1, 1983

(e) Amendment, dated and effective January 1, 1986

(f) Amendment, dated and effective January 1, 1991

(g) Agreement of Consent, dated and effective October 27, 1994

(h) Acceptance by Pine Valley Coal Company, Inc., dated and effective October 31, 1994

(i) Instrument of Assignment, dated October 28, 1994, effective October 31, 1994

(j) Amendment, dated and effective October 31, 1994

10.22	Lease between Beaver Coal Corporation, lessor, and Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company), ICG Beckley, LLC (successor-in-interest to New River Company), lessee, of Beckley Mine, including:	(C	)

(a) Amendment, dated and effective August 1, 1975

Exhibit Number	Description of Exhibit	Note
(b) Amendment, dated and effective August 1, 1986

(c) Amendment, dated and effective August 1, 1991

(d) Acceptance by Pine Valley Coal Company, Inc., dated and effective October 31, 1994

(e) Agreement of Consent, dated and effective October 28, 1994

(f) Instrument of Assignment, dated October 28, 1994 and effective October 31, 1994

(g) Option to Lease, dated April 1, 1995

10.22	Lease between Douglas Coal Company, lessor, and Vindex Energy Corp. (assigned from Patriot Mining Company, Inc.), lessee, of Island and Douglas Mine, including:	(C	)

(a) Option to Lease, dated May 27, 1994

(b) Guarantee, dated and effective May 1994

(c) Memorandum of Lease, dated and effective September 21, 1995

(d) Assignment, dated June 17, 2005

10.23	Lease between Southern Region Industrial Realty, Inc., lessor, and White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc). (successor-in-interest to Advantage Energy Corp.), lessee, of War Creek Mine, including:	(C	)

(a) Letter Agreement, dated and effective September 9, 1997

(b) Amendment, dated and effective August 1, 2002

10.24	Sublease between Reserve Coal Properties, sublessors, and Patriot Mining Company, sublessee, of Sycamore No. 2 Mine	(C	)

10.25‡	Agreement for Purchase and Sales of Coal dated April 10, 2003 and effective January 1, 2004, between Georgia Power Company and ICG, LLC (assigned from Horizon Natural Resources Company)	(G	)

10.26	Contract for Sale and Purchase of Coal dated July 1, 1980, between City of Springfield, Illinois and ICG, Illinois, LLC (assigned from Turis Coal Company), amended by:	(B	)

(a) Amendment dated March 4, 1986, effective January 1, 1986

(b) Second Amendment dated April 22, 1986, effective January 1, 1986

(c) Modification dated and effective June 8, 1987

(d) Modification dated and effective November 4, 1988

(e) Amendment dated and effective January 1, 1989

(f) Amendment dated March 20, 1992, effective January 1, 1992

(g) Amendment dated March 21, 1995, effective January 1, 1995

(h) Amendment dated May 10, 1996, effective May 1, 1996

(i) Amendment dated August 20, 1998, effective January 1, 1998

(j) Amendment dated May 30, 2001, effective January 1, 2001

(k) Letter dated October 8, 2004 assigning to ICG Illinois, LLC

Exhibit Number	Description of Exhibit	Note
10.27‡	Coal Supply Agreement, dated as of April 1, 1992, between Hunter Ridge Coal Company (f/k/a Anker Energy Corporation) and Logan Generating Company (formerly Keystone Energy Service Company, L.P.), amended by:	(G	)

(a) First Amendment, effective as of September 1, 1995

(b) Second Amendment, effective as of March 15, 2002

(c) Third Amendment, effective as of October 31, 2004

(d) Coal Price Adjustment Agreement, effective as of October 31, 2004

10.28‡	Coal Sales Agreement, date as of February 17, 2005, between Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.) and Allegheny Energy Supply Company, LLC and Monongahela Power Company	(G	)

12.1	Computation of Ratio of Earnings to Fixed Charges	(J	)

21.1	List of Subsidiaries	(H	)

23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto)	(J	)

23.2	Consent of Jackson Kelly PLLC (included as part of its opinion filed as Exhibit 5.2 hereto)	(J	)

23.3	Consent of Penn, Stuart & Eskridge, P.C. (included as part of its opinion filed as Exhibit 5.3 hereto)	(J	)

23.4	Consent of Deloitte & Touche, LLP as to International Coal Group, Inc.	(J	)

23.5	Consent of Deloitte & Touche, LLP as to Horizon, NR LLC	(J	)

23.6	Consent of Deloitte & Touche, LLP as to Anker Coal Group, Inc.	(J	)

23.7	Consent of Deloitte & Touche, LLP as to CoalQuest Development LLC	(J	)

25.1	Statement on Form T-1 as to the eligibility of the trustee	(J	)

99.1	Form of Letter of Transmittal	(J	)

99.2	Form of Notice of Guaranteed Delivery	(J	)

99.3	Form of Letter to Depository Trust Company Participants	(J	)

99.4	Form of Letter to Clients	(J	)

99.5	Form of Instructions to Book Entry Transfer Participants	(J	)

(A)	Previously filed as an exhibit to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on April 28, 2005 and incorporated herein by reference.

(B)	Previously filed as an exhibit to Amendment No. 1 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on June 15, 2005 and incorporated herein by reference.

(C)	Previously filed as an exhibit to Amendment No. 2 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on June 30, 2005 and incorporated herein by reference.

(D)	Previously filed as an exhibit to Amendment No. 3 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on September 28, 2005 and incorporated herein by reference.

(E)	Previously filed as an exhibit to Amendment No. 4 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on October 24, 2005 and incorporated herein by reference.

(F)	Previously filed as an exhibit to Amendment No. 5 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on November 9, 2005 and incorporated herein by reference.

(G)	Previously filed as an exhibit to Amendment No. 6 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on November 14, 2005 and incorporated herein by reference.

(H)	Previously filed as an exhibit to International Coal Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 31, 2006 and incorporated herein by reference.

(I)	Previously filed as an exhibit to International Coal Group, Inc.’s Current Report on Form 8-K, filed on June 26, 2006 and incorporated herein by reference.

(J)	Filed herewith.

‡	Confidential treatment requested as to certain portions that have been omitted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

None.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event of a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

INTERNATIONAL COAL GROUP, INC.

By:	/S/ BENNETT K. HATFIELD
Name: Bennett K. Hatfield Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bennett K. Hatfield and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	President, Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2006

/S/ BRADLEY W. HARRIS Bradley W. Harris	Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Accounting Officer)	September 18, 2006

/S/ WILBUR L. ROSS, JR. Wilbur L. Ross, Jr.	Director	September 18, 2006

/S/ WENDY L. TERAMOTO Wendy L. Teramoto	Director	September 18, 2006

/S/ CYNTHIA BEZIK Cynthia Bezik	Director	September 18, 2006

/S/ WILLIAM CATACOSINOS William Catacosinos	Director	September 18, 2006

/S/ STANLEY N. GAINES Stanley N. Gaines	Director	September 18, 2006

/S/ MAURICE E. CARINO, JR. Maurice E. Carino, Jr.	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG, LLC

By:	/S/ BENNETT K. HATFIELD
Name: Bennett K. Hatfield Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	President, Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2006

/S/ BRADLEY W. HARRIS Bradley W. Harris	Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Purchasing and Risk Management, Treasurer and Assistant Secretary (Principal Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG, INC.

By:	/S/ BENNETT K. HATFIELD
Name: Bennett K. Hatfield Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	President, Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2006

/S/ BRADLEY W. HARRIS Bradley W. Harris	Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Purchasing and Risk Management, Treasurer and Assistant Secretary (Principal Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG ADDCAR SYSTEMS, LLC

By:	/S/ JOHNNY STURGILL
Name: Johnny Sturgill Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHNNY STURGILL Johnny Sturgill	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ ROGER L. NICHOLSON Roger L. Nicholson	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG BECKLEY, LLC

By:	/S/ RICHIE HENDERSON
Name: Richie Henderson Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RICHIE HENDERSON Richie Henderson	President and Director (Principal Executive Officer)	September 18, 2006

/S/ ROGER L. NICHOLSON Roger L. Nicholson	Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG EAST KENTUCKY, LLC

By:	/S/ ROGER MASON
Name: Roger Mason Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROGER MASON Roger Mason	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG EASTERN, LLC

By:	/S/ ART HALE
Name: Art Hale Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ART HALE Art Hale	President and General Manager (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG EASTERN LAND, LLC

By:	/S/ ART HALE
Name: Art Hale Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ART HALE Art Hale	President and General Manager (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

/S/ CHARLES G. SNAVELY Charles G. Snavely	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG HAZARD, LLC

By:	/S/ WILLIAM G. FELTNER
Name: William G. Feltner Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM G. FELTNER William G. Feltner	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG HAZARD LAND, LLC

By:	/S/ WILLIAM G. FELTNER
Name: William G. Feltner Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM G. FELTNER William G. Feltner	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

/S/ CHARLES G. SNAVELY Charles G. Snavely	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG ILLINOIS, LLC

By:	/S/ ROBERT GARDINER
Name: Robert Gardiner Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT GARDINER Robert Gardiner	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG KNOTT COUNTY, LLC

By:	/S/ VERLIN ROBINSON
Name: Verlin Robinson
Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ VERLIN ROBINSON Verlin Robinson	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	September 18, 2006

/S/ WILLIAM SCOTT PERKINS William Scott Perkins	Director	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG NATURAL RESOURCES, LLC

By:	/S/ O. EUGENE KITTS
Name: O. Eugene Kitts Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ O. EUGENE KITTS O. Eugene Kitts	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

/S/ CHARLES G. SNAVELY Charles G. Snavely	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ICG TYGART VALLEY, LLC

By:	/S/ O. EUGENE KITTS
Name: O. Eugene Kitts Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ O. EUGENE KITTS O. Eugene Kitts	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

/S/ ROGER L. NICHOLSON Roger L. Nicholson	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ANKER COAL GROUP, INC.

By:	/S/ SAMUEL R. KITTS
Name: Samuel R. Kitts Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SAMUEL R. KITTS Samuel R. Kitts	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

SIMBA GROUP, INC.

By:	/S/ WILLIAM D. CAMPBELL
Name: William D. Campbell Title: President, Treasurer and Assistant Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM D. CAMPBELL William D. Campbell	President, Treasurer, Assistant Secretary and Director (Principal Executive, Financial and Accounting Officer)	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ANKER GROUP, INC.

By:	/S/ SAMUEL R. KITTS
Name: Samuel R. Kitts Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SAMUEL R. KITTS Samuel R. Kitts	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

ANKER POWER SERVICES, INC.

By:	/S/ O. EUGENE KITTS
Name: O. Eugene Kitts Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ O. EUGENE KITTS O. Eugene Kitts	President and Director (Principal Executive Officer)	September 18, 2006

/S/ ROGER L. NICHOLSON Roger L. Nicholson	Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ P. MICHAEL HARDESTY P. Michael Hardesty	Director	September 18, 2006

/S/ CHARLES G. SNAVELY Charles G. Snavely	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

BRONCO MINING COMPANY, INC.

By:	/S/ O. EUGENE KITTS
Name: O. Eugene Kitts Title: President and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ O. EUGENE KITTS O. Eugene Kitts	President, Treasurer and Director (Principal Executive, Financial and Accounting Officer)	September 18, 2006

/S/ ROGER L. NICHOLSON Roger L. Nicholson	Director	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

HAWTHORNE COAL COMPANY, INC.

By:	/S/ O. EUGENE KITTS
Name: O. Eugene Kitts Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ O. EUGENE KITTS O. Eugene Kitts	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

/S/ CHARLES G. SNAVELY Charles G. Snavely	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

HEATHER GLEN RESOURCES, INC.

By:	/S/ DANNY COX
Name: Danny Cox Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DANNY COX Danny Cox	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

UPSHUR PROPERTY, INC.

By:	/S/ DANNY COX
Name: Danny Cox Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DANNY COX Danny Cox	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

/S/ CHARLES G. SNAVELY Charles G. Snavely	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

HUNTER RIDGE COAL COMPANY

By:	/S/ SAMUEL R. KITTS
Name: Samuel R. Kitts Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SAMUEL R. KITTS Samuel R. Kitts	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

/S/ P. MICHAEL HARDESTY P. Michael Hardesty	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

JULIANA MINING COMPANY, INC.

By:	/s/ PETER J. VULJANIC
Name: Peter J. Vuljanic Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PETER J. VULJANIC Peter J. Vuljanic	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President and Treasurer (Principal Financial and Accounting Officer)	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

/S/ DANNY COX Danny Cox	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

MARINE COAL SALES COMPANY

By:	/S/ P. MICHAEL HARDESTY
Name: P. Michael Hardesty Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ P. MICHAEL HARDESTY P. Michael Hardesty	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

/S/ ROGER L. NICHOLSON Roger L. Nicholson	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

MELROSE COAL COMPANY, INC.

By:	/S/ CHARLES DUNBAR
Name: Charles Dunbar Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES DUNBAR Charles Dunbar	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

PATRIOT MINING COMPANY, INC.

By:	/S/ PETER J. VULJANIC
Name: Peter J. Vuljanic Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PETER J. VULJANIC Peter J. Vuljanic	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

VANTRANS, INC.

By:	/S/ DANNY COX
Name: Danny Cox Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DANNY COX Danny Cox	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

KING KNOB COAL CO., INC.

By:	/S/ DANNY COX
Name: Danny Cox Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DANNY COX Danny Cox	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 18, 2006

/S/ O. EUGENE KITTS O. Eugene Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

VINDEX ENERGY CORPORATION

By:	/S/ PHILLIP BEDDOW
Name: Phillip Beddow Title: President and General Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PHILLIP BEDDOW Phillip Beddow	President, General Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

NEW ALLEGHENY LAND HOLDING COMPANY, INC.

By:	/S/ O. EUGENE KITTS
Name: O. Eugene Kitts Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ O. EUGENE KITTS O. Eugene Kitts	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ SAMUEL R. KITTS Samuel R. Kitts	Director	September 18, 2006

/S/ PHILLIP BEDDOW Phillip Beddow	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

WHITE WOLF ENERGY, INC.

By:	/S/ O. EUGENE KITTS
Name: O. Eugene Kitts Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ O. EUGENE KITTS O. Eugene Kitts	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

/S/ CHARLES G. SNAVELY Charles G. Snavely	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

WOLF RUN MINING COMPANY

By:	/S/ SAMUEL R. KITTS
Name: Samuel R. Kitts Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SAMUEL R. KITTS Samuel R. Kitts	President and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scott Depot, West Virginia, on September 18, 2006.

COALQUEST DEVELOPMENT LLC

By:	/S/ O. EUGENE KITTS
Name: O. Eugene Kitts Title: President and Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Nicholson and William D. Campbell, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 relating to the Company’s offer to exchange all outstanding 10.25% senior notes due 2014 for an equal aggregate principal amount of substantially identical exchange notes registered under the Securities Act of 1933, and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) or 462(d), and generally to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ O. EUGENE KITTS O. Eugene Kitts	President, Manager and Director (Principal Executive Officer)	September 18, 2006

/S/ WILLIAM D. CAMPBELL William D. Campbell	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	September 18, 2006

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	Director	September 18, 2006

/S/ ROGER L. NICHOLSON Roger L. Nicholson	Director	September 18, 2006